     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 22, 1998

                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                               OFFICE DEPOT, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

              DELAWARE                               5943                              59-2663954
  (STATE OR OTHER JURISDICTION OF        (PRIMARY STANDARD INDUSTRIAL               (I.R.S. EMPLOYER
   INCORPORATION OR ORGANIZATION)        CLASSIFICATION CODE NUMBER)             IDENTIFICATION NUMBER)

                            ------------------------

                            2200 OLD GERMANTOWN ROAD
                          DELRAY BEACH, FLORIDA 33445
                                 (561) 438-4800
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                                BARRY GOLDSTEIN
                               OFFICE DEPOT, INC.
                            2200 OLD GERMANTOWN ROAD
                          DELRAY BEACH, FLORIDA 33445
                                 (561) 438-4800
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:

         JOHN W. CARR, ESQ.                    M. BRUCE NELSON                   THOMAS W. DOBSON, ESQ.
     SIMPSON THACHER & BARTLETT          VIKING OFFICE PRODUCTS, INC.               LATHAM & WATKINS
        425 LEXINGTON AVENUE                950 WEST 190TH STREET          633 WEST FIFTH STREET, SUITE 4000
      NEW YORK, NEW YORK 10017            TORRANCE, CALIFORNIA 90502       LOS ANGELES, CALIFORNIA 90071-2005
           (212) 455-2000                       (310) 225-4500                       (213) 891-7916

                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effectiveness of this Registration Statement and the effective time ("Effective Time") of the merger (the "Merger") of VK Acquisition Corp., ("Merger Sub"), a wholly owned subsidiary of Office Depot, Inc. ("Office Depot"), with and into Viking Office Products, Inc. ("Viking"), as described in the Agreement and Plan of Merger dated as of May 18, 1998.

     If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933 as amended (the "Securities Act"), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------------

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------------
                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
                                                                     PROPOSED MAXIMUM     PROPOSED MAXIMUM
           TITLE OF EACH CLASS OF                 AMOUNT TO BE        OFFERING PRICE          AGGREGATE            AMOUNT OF
         SECURITIES TO BE REGISTERED              REGISTERED(1)          PER UNIT         OFFERING PRICE(2)   REGISTRATION FEE(2)
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per share(3)....      91,696,026               N/A            $3,183,686,023          $939,187
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------

(1) Represents the maximum number of shares of common stock of Office Depot, par value $.01 per share (the "Office Depot Common Stock"), issuable on consummation of the Merger based on the exchange ratio of one share of Office Depot Common Stock to be exchanged for each outstanding share of common stock of Viking, no par value ("Viking Common Stock"), and based on the number of shares of Viking Common Stock outstanding at July 20, 1998 (85,329,976) plus the number of shares that could be issued between July 20, 1998 and the effective time of the Merger (6,366,050) upon exercise of stock options or otherwise. Based on the foregoing, the maximum number of shares of Viking Common Stock to be acquired by Office Depot in the Merger would be 91,696,026. The actual number of shares of Viking Common Stock to be received, and of Office Depot Common Stock to be issued, in the Merger will depend on the facts and circumstances as they exist on the effective date of the Merger.

(2) Pursuant to Rules 457(f)(1) and 457(c) under the Securities Act, the registration fee was calculated, based on $34.72, the average of the high and low sale prices for shares of Viking Common Stock on the Nasdaq National Market on July 21, 1998. Pursuant to Rule 457(b) under the Securities Act and Section 14(g)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and Rule O-11 thereunder, $537,024 was previously paid in connection with the filing under the Exchange Act of preliminary copies of the proxy materials included herein and has been credited against the registration fee payable hereunder.

(3) This Registration Statement also relates to an indeterminate number of shares of Office Depot Common Stock that may be issued upon stock splits, stock dividends or similar transactions in accordance with Rule 416 under the Securities Act.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               OFFICE DEPOT, INC.

                                                                   July 24, 1998

To the Stockholders of Office Depot, Inc.:

     On May 17, 1998, the Board of Directors of Office Depot, Inc. ("Office Depot") approved a merger of Viking Office Products, Inc. ("Viking") and a wholly owned subsidiary of Office Depot (the "Merger"). On the following day, May 18, 1998, Office Depot and Viking entered into an Agreement and Plan of Merger among Office Depot, Viking, and VK Acquisition Corp., the wholly owned subsidiary of Office Depot (the "Merger Agreement"). The Board of Directors of Office Depot is seeking your vote for approval of this important transaction.

     If the Merger is effected, Viking will become a wholly owned subsidiary of Office Depot and Viking stockholders will become stockholders of Office Depot. As more fully set forth in the accompanying document, each share of Viking's common stock will be converted into the right to receive one share of Office Depot common stock.

     Office Depot stockholders are being asked, at a special meeting of Office Depot's stockholders, to approve: (i) the issuance of shares of Office Depot common stock to Viking stockholders (the "Share Issuance") pursuant to the Merger Agreement; (ii) a proposal to amend Section 4.1 of Office Depot's certificate of incorporation to increase the number of authorized shares of Office Depot common stock from 400,000,000 to 800,000,000 (the "Charter Amendment"); (iii) a proposal to amend the Office Depot Long-Term Equity Incentive Plan to increase the number of shares of Office Depot common stock reserved for issuance to officers and key employees following the Merger from 15,212,500 to 20,712,500 (the "Incentive Plan Amendment"); and (iv) such other business as may properly come before the meeting or any postponement or adjournment thereof.

     THE BOARD OF DIRECTORS OF OFFICE DEPOT HAS UNANIMOUSLY APPROVED THE SHARE ISSUANCE, THE CHARTER AMENDMENT AND THE INCENTIVE PLAN AMENDMENT AND RECOMMENDS A VOTE FOR APPROVAL OF SUCH PROPOSALS.

     You can find the full text of the Merger Agreement at the back of this document in Annex I.

     Whether or not you plan to attend the special meeting, please take the time to vote on the proposals submitted to Office Depot stockholders by completing and mailing the enclosed proxy card. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote in favor of the Share Issuance and the accompanying proposals. If you fail to return a properly executed proxy card, it will have the same effect as a vote against the Share Issuance and the accompanying proposals. YOUR VOTE IS VERY IMPORTANT.

     The date, time and place of the Office Depot special meeting is August 26, 1998, 11:00 a.m., Eastern time, at Office Depot's executive offices, 2200 Old Germantown Road, Delray Beach, Florida.

     This document provides you with detailed information about the Merger. We encourage you to read this entire document carefully. Stockholders who have questions about the Merger should call Office Depot's Investor Relations Department at (561) 438-4399.

                                          Sincerely,

                                          /s/ David I. Fuente
                                          David I. Fuente
                                          Chairman of the Board and
                                          Chief Executive Officer
                                          Office Depot, Inc.

                          VIKING OFFICE PRODUCTS, INC.

                                                                   July 24, 1998

To the Stockholders of Viking Office Products, Inc.:

     On May 17, 1998, the Board of Directors of Viking Office Products, Inc. ("Viking") approved a merger (the "Merger") of Viking and a wholly owned subsidiary of Office Depot, Inc. ("Office Depot"). On the following day, May 18, 1998, Office Depot and Viking entered into an Agreement and Plan of Merger among Office Depot, Viking, and VK Acquisition Corp., the wholly owned subsidiary of Office Depot (the "Merger Agreement"). The Board of Directors of Viking is seeking your vote for approval of this important transaction.

     If the Merger is effected, Viking will become a wholly owned subsidiary of Office Depot and Viking stockholders will become stockholders of Office Depot. As more fully set forth in the accompanying document, each share of Viking common stock will be converted into the right to receive one share of Office Depot common stock.

     Viking stockholders are being asked, at a special meeting of Viking's stockholders, to approve the terms of the Merger as provided in the Merger Agreement (the "Merger Proposal") and any other business as may properly come before the meeting or any postponement or adjournment thereof.

     THE BOARD OF DIRECTORS OF VIKING HAS UNANIMOUSLY APPROVED THE MERGER PROPOSAL AND RECOMMENDS A VOTE FOR APPROVAL OF SUCH PROPOSAL.

     You can find the full text of the Merger Agreement at the back of this document in Annex I.

     Whether or not you plan to attend the special meeting, please take the time to vote on the proposal submitted to Viking stockholders by completing and mailing the enclosed proxy card. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote in favor of the Merger Proposal. If you fail to return a properly executed proxy card, it will have the same effect as a vote against the Merger Proposal. YOUR VOTE IS VERY IMPORTANT.

     The date, time and place of the Viking special meeting is August 26, 1998, 8:00 a.m., Pacific time (11:00 a.m., Eastern time), at Viking's executive offices, 950 West 190th Street, Torrance, California.

     This document provides you with detailed information about the Merger. We encourage you to read this entire document carefully. Stockholders who have questions about the Merger should call Frank Jarc, Executive Vice President and Chief Financial Officer of Viking, at (310) 225-4466 or Charlotte Wiethoff, Vice President of Administration and Secretary of Viking, at (310) 225-4263.

                                          Sincerely,

                                    /s/ Irwin Helford
                                          Irwin Helford
                                          Chairman of the Board and
                                          Chief Executive Officer
                                          Viking Office Products, Inc.

                               OFFICE DEPOT, INC.

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON AUGUST 26, 1998

     NOTICE IS HEREBY GIVEN, that a special meeting of the stockholders of Office Depot, Inc. ("Office Depot") will be held on August 26, 1998 at 2200 Old Germantown Road, Delray Beach, Florida, commencing at 11:00 a.m., Eastern time, to consider the following in connection with an Agreement and Plan of Merger, dated May 18, 1998 (the "Merger Agreement"), which appears as Annex I to the accompanying Joint Proxy Statement/Prospectus, providing for the merger (the "Merger") of VK Acquisition Corp., a California corporation and a wholly owned subsidiary of Office Depot ("Merger Sub"), with and into Viking Office Products, Inc., a California corporation ("Viking"), which will become the surviving corporation in the Merger and a wholly owned subsidiary of Office Depot:

     1. To approve the issuance of shares (the "Share Issuance") of Office Depot's Common Stock (the "Office Depot Common Stock") in exchange for each outstanding share of common stock of Viking (on the basis of one share of Office Depot Common Stock for each outstanding share of Viking common stock) pursuant to the Merger Agreement.

     2. To approve an amendment (the "Charter Amendment") to Section 4.1 of the certificate of incorporation of Office Depot to increase the number of authorized shares of Office Depot Common Stock from 400,000,000 to 800,000,000.

     3. To approve an amendment (the "Incentive Plan Amendment") to the Office Depot Long-Term Equity Incentive Plan to increase the number of shares of Office Depot Common Stock reserved for issuance to officers and key employees following the Merger from 15,212,500 to 20,712,500.

     4. To transact such other business as may properly come before the special meeting or any adjournments thereof.

     The Board of Directors has fixed the close of business on July 20, 1998 as the record date for determination of the stockholders entitled to notice of and to vote at the special meeting.

     The approval of the Share Issuance and the Incentive Plan Amendment will require the affirmative vote of the holders of a majority of the shares of Office Depot Common Stock represented at the Special Meeting of Office Depot stockholders. The approval of the Charter Amendment will require the affirmative vote of the holders of a majority of the outstanding shares of Office Depot Common Stock. The approval of the Share Issuance and the consummation of the Merger are not conditioned upon the approval of the Charter Amendment or the Incentive Plan Amendment.

     Holders of Office Depot Common Stock will not be entitled to appraisal rights in connection with the Merger.

                                      By Action of the Board of Directors,

                                      /S/ BARRY GOLDSTEIN
                                      Barry J. Goldstein
                                      Secretary
Delray Beach, Florida
July 24, 1998

                                   IMPORTANT

     WHETHER OR NOT YOU EXPECT TO ATTEND THE OFFICE DEPOT SPECIAL MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND PROMPTLY RETURN IT IN THE POSTAGE-PAID ENVELOPE PROVIDED FOR THAT PURPOSE, SO AS TO BE RECEIVED NO LATER THAN AUGUST 25, 1998. TO AVOID ADDITIONAL EXPENSE TO OFFICE DEPOT, WE ASK FOR YOUR COOPERATION IN PROMPTLY MAILING YOUR PROXY CARD.

                          VIKING OFFICE PRODUCTS, INC.

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON AUGUST 26, 1998

        NOTICE IS HEREBY GIVEN that a special meeting of the stockholders of Viking Office Products, Inc. ("Viking") will be held on August 26, 1998, at Viking's executive offices located at 950 West 190th Street, Torrance, California, commencing at 8:00 a.m., Pacific time (11:00 a.m. Eastern time), to consider the following matters:

     1. To approve the merger (the "Merger Proposal") of VK Acquisition Corp., a wholly owned subsidiary of Office Depot, Inc., with and into Viking, which will become the surviving corporation in the Merger and a wholly owned subsidiary of Office Depot, pursuant to the terms of the Agreement and Plan of Merger, dated as of May 18, 1998, among Office Depot, Inc., VK Acquisition Corp. and Viking (the "Merger Agreement").

     2. To transact such other business as may properly come before the special meeting or any adjournments thereof.

     The Board of Directors has fixed the close of business on July 20, 1998 as the record date (the "Record Date") for determination of the stockholders entitled to notice of and to vote at the special meeting.

     The approval of the Merger Proposal will require the affirmative vote of the holders of a majority of the shares of Viking common stock outstanding as of the Record Date.

     Holders of Viking common stock will be entitled to dissenters' rights under the California Corporations Code.

                                          By Action of the Board of Directors,

                                  /s/ Charlotte Wiethoff
                                          CHARLOTTE WIETHOFF
                                          Secretary

Torrance, California
July 24, 1998

                                   IMPORTANT

     WHETHER OR NOT YOU EXPECT TO ATTEND THE VIKING SPECIAL MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND PROMPTLY RETURN IT IN THE POSTAGE-PAID ENVELOPE PROVIDED FOR THAT PURPOSE, SO AS TO BE RECEIVED NO LATER THAN AUGUST 25, 1998. TO AVOID ADDITIONAL EXPENSE TO VIKING, WE ASK FOR YOUR COOPERATION IN PROMPTLY MAILING IN YOUR PROXY CARD.

[OFFICE DEPOT LOGO]                                                [VIKING LOGO]

                               OFFICE DEPOT, INC.
                                      AND
                          VIKING OFFICE PRODUCTS, INC.
                            ------------------------
                             JOINT PROXY STATEMENT
                            ------------------------
                         OFFICE DEPOT, INC. PROSPECTUS

    This Joint Proxy Statement/Prospectus is being furnished to holders, as of July 20, 1998 (the "Record Date"), of Common Stock, par value $.01 per share ("Office Depot Common Stock"), of Office Depot, Inc., a Delaware corporation ("Office Depot"), in connection with the solicitation of proxies by the Board of Directors of Office Depot (the "Office Depot Board") for use at a Special Meeting of Stockholders of Office Depot (the "Office Depot Special Meeting") to be held on August 26, 1998, at Office Depot's executive offices, 2200 Old Germantown Road, Delray Beach, Florida, commencing at 11:00 a.m., Eastern time, and at any adjournment or postponement thereof.

    This Joint Proxy Statement/Prospectus is also being furnished to holders, as of the Record Date, of Common Stock, no par value ("Viking Common Stock"), of Viking Office Products, Inc., a California corporation ("Viking"), in connection with the solicitation of proxies by the Board of Directors of Viking (the "Viking Board") for use at the Special Meeting of Stockholders of Viking (the "Viking Special Meeting") to be held on August 26, 1998, at Viking's executive offices, 950 West 190th Street, Torrance, California, commencing at 8:00 a.m., Pacific time (11:00 a.m., Eastern time), and at any adjournment or postponement thereof.

    The Office Depot Special Meeting has been called to consider and vote upon proposals to approve (i) the issuance of shares of Office Depot Common Stock to Viking stockholders (the "Share Issuance") pursuant to the Agreement and Plan of Merger dated as of May 18, 1998 (the "Merger Agreement"), among Office Depot, VK Acquisition Corp., a California corporation and wholly owned subsidiary of Office Depot ("Merger Sub"), and Viking; (ii) the amendment of Section 4.1 of Office Depot's certificate of incorporation (the "Office Depot Charter") to increase the number of authorized shares of Office Depot Common Stock from 400,000,000 to 800,000,000 (the "Charter Amendment"); (iii) the amendment of the Office Depot Long-Term Equity Incentive Plan (the "Equity Incentive Plan") to increase the number of shares of Office Depot Common Stock reserved for issuance to officers and key employees following the Merger from 15,212,500 to 20,712,500 (the "Incentive Plan Amendment") and (iv) such other matters as may properly be brought before the Office Depot Special Meeting or any adjournment or postponement thereof. A copy of the Merger Agreement is attached to this Joint Proxy Statement/Prospectus as Annex I and is incorporated herein by reference. Pursuant to the Merger Agreement, Merger Sub will be merged with and into Viking (the "Merger"), which will be the surviving corporation in the Merger and become a wholly owned subsidiary of Office Depot. In the Merger, each outstanding share of Viking Common Stock will be converted into one share of Office Depot Common Stock, subject to dissenters' rights. Based upon the number of outstanding shares of Office Depot Common Stock and Viking Common Stock as of the Record Date, the shares of Office Depot Common Stock issued to Viking stockholders in the Merger would represent approximately 35% of the outstanding shares of Office Depot Common Stock immediately following the closing of the Merger. On July 20, 1998, the last reported sale price of the Office Depot Common Stock on the New York Stock Exchange was $36.188 per share, and the last reported sale price of the Viking Common Stock on the Nasdaq National Market was $35.75 per share.

    THE BOARD OF DIRECTORS OF OFFICE DEPOT HAS UNANIMOUSLY APPROVED THE MERGER, THE MERGER AGREEMENT, THE SHARE ISSUANCE, THE CHARTER AMENDMENT AND THE INCENTIVE PLAN AMENDMENT AND RECOMMENDS A VOTE FOR APPROVAL OF THE SHARE ISSUANCE, THE CHARTER AMENDMENT AND THE INCENTIVE PLAN AMENDMENT.

    The Viking Special Meeting has been called to consider and vote upon a proposal to approve the Merger on the terms provided by the Merger Agreement (the "Merger Proposal").

    THE BOARD OF DIRECTORS OF VIKING HAS UNANIMOUSLY APPROVED THE MERGER, THE MERGER AGREEMENT AND THE MERGER PROPOSAL AND RECOMMENDS A VOTE FOR APPROVAL OF THE MERGER PROPOSAL.

    Office Depot has filed a Registration Statement on Form S-4 (File No.
333-         ) (including the exhibits and amendments thereto, the "Registration
Statement") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), covering up to 91,696,026 shares of Office Depot Common Stock which may be issued pursuant to the Merger Agreement in exchange for outstanding shares of Viking Common Stock (including shares that may become outstanding prior to the closing of the Merger upon the exercise of options for the purchase of Viking Common Stock). This Joint Proxy Statement/Prospectus constitutes the Prospectus of Office Depot and comprises a part of the Registration Statement.

    All information contained in this Joint Proxy Statement/Prospectus relating to Office Depot has been supplied by Office Depot management, and all information relating to Viking has been supplied by Viking management.

     SEE "RISK FACTORS" BEGINNING ON PAGE 24 FOR CERTAIN INFORMATION THAT SHOULD BE CONSIDERED BY OFFICE DEPOT AND VIKING STOCKHOLDERS.
                            ------------------------

 THE SHARES OF OFFICE DEPOT COMMON STOCK TO BE ISSUED IN EXCHANGE FOR SHARES OF VIKING COMMON STOCK HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
       ACCURACY OR ADEQUACY OF THIS JOINT PROXY STATEMENT/PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

    This Joint Proxy Statement/Prospectus and the accompanying forms of proxy are first being mailed to Office Depot and Viking stockholders on or about July 24, 1998.

      The date of this Joint Proxy Statement/Prospectus is July 23, 1998.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
AVAILABLE INFORMATION.......................................    1
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.............    1
INFORMATION REGARDING FORWARD-LOOKING STATEMENTS............    3
QUESTIONS AND ANSWERS ABOUT THE MERGER......................    4
SUMMARY.....................................................    7
  The Companies.............................................    7
  The Special Meetings......................................    7
  Stockholders Entitled to Vote.............................    7
  Purposes of the Meetings..................................    7
  The Merger................................................    8
  Risk Factors..............................................    8
  Recommendations...........................................    8
  Opinions of the Financial Advisors........................    9
  Interests of Certain Persons..............................    9
  Effective Time of the Merger..............................   10
  Management and Operations Following the Merger............   10
  Conditions of the Merger..................................   10
  Termination...............................................   11
  Stock Option Agreements...................................   11
  Dissenters' and Appraisal Rights..........................   11
  The Office Depot Charter Amendment........................   11
  The Office Depot Incentive Plan Amendment.................   12
  Certain Legal Proceedings.................................   12
  Certain Federal Income Tax Considerations.................   12
  Accounting Treatment......................................   12
  Surrender of Certificates.................................   13
  Certain Effects of the Merger on the Rights of Holders of
     Viking Common Stock....................................   13
  Selected Historical and Unaudited Pro Forma Combined
     Financial Information..................................   14
  Comparative Per Share Data................................   17
  Comparative Market Price Information......................   18
THE OFFICE DEPOT SPECIAL MEETING............................   19
  Date, Time and Place......................................   19
  Matters To Be Considered at the Office Depot Special
     Meeting................................................   19
  Office Depot Board Recommendations........................   19
  Vote Required.............................................   19
  Voting of Proxies.........................................   19
  Revocability of Proxies...................................   20
  Record Date; Stock Entitled to Vote; Quorum...............   20
  Solicitation of Proxies...................................   20
THE VIKING SPECIAL MEETING..................................   21
  Date, Time and Place......................................   21
  Matters To Be Considered at the Viking Special Meeting....   21
  Viking Board Recommendations..............................   21
  Vote Required.............................................   21
  Voting of Proxies.........................................   21
  Revocability of Proxies...................................   21
  Record Date; Stock Entitled to Vote; Quorum...............   22
  Solicitation of Proxies...................................   22

                                                              PAGE
                                                              ----
RISK FACTORS................................................   23
  Risks Relating to the Merger..............................   23
  Risks Relating to Office Depot and Viking.................   23
THE MERGER..................................................   26
  General...................................................   26
  Background of the Merger..................................   26
  Recommendations of the Office Depot Board; Office Depot's
     Reasons for the Merger.................................   27
  Recommendations of the Viking Board; Viking's Reasons for
     the Merger.............................................   29
  Opinions of the Financial Advisors........................   31
  Interests of Certain Persons in the Merger................   43
  Employment Agreements with Viking Employees...............   45
  Structure of the Merger...................................   47
  Merger Consideration......................................   47
  Conditions to the Consummation of the Merger..............   47
  Regulatory Approval Required..............................   48
  Effective Time of the Merger..............................   48
  Management and Operations Following the Merger............   48
  Accounting Treatment......................................   49
  Certain Federal Income Tax Consequences...................   49
  Dissenters' and Appraisal Rights..........................   50
  Certain Legal Proceedings.................................   52
  Federal Securities Law Consequences.......................   52
THE MERGER AGREEMENT........................................   53
  General...................................................   53
  Conversion of Shares......................................   53
  Representations and Warranties............................   54
  Certain Covenants.........................................   54
  No Solicitation...........................................   55
  Management of the Combined Company Following the Merger...   56
  Stock Options and Employee Benefits.......................   56
  Rights Plans..............................................   57
  Director and Officer Indemnification......................   57
  Conditions to Closing.....................................   58
  Termination; Termination Fees and Expenses................   59
  Amendment and Waiver......................................   61
THE STOCK OPTION AGREEMENTS.................................   63
THE OFFICE DEPOT CHARTER AMENDMENT AND INCENTIVE PLAN
  AMENDMENT.................................................   63
  Reasons for the Charter Amendment.........................   63
  Effects of the Charter Amendment..........................   64
  Vote Required for the Charter Amendment...................   64
  Reasons for the Incentive Plan Amendment..................   64
  Description of the Equity Incentive Plan..................   65
  Certain Federal Income Tax Consequences of the Incentive
     Plan Amendment.........................................   67
  Vote Required for the Incentive Plan Amendment............   69
OFFICE DEPOT, INC. .........................................   69
  Business..................................................   69
  Security Ownership of Certain Beneficial Owners and
     Management.............................................   71
VIKING OFFICE PRODUCTS, INC. ...............................   73
  Business..................................................   73
  Security Ownership of Certain Beneficial Owners and
     Management.............................................   74

                                                              PAGE
                                                              ----
UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS...........   76
DESCRIPTION OF OFFICE DEPOT CAPITAL STOCK...................   84
  General...................................................   84
  Common Stock..............................................   84
  Preferred Stock...........................................   84
  Rights Plan...............................................   84
  Delaware Corporation Law and Certain Charter Provisions...   84
  Transfer Agent............................................   85
COMPARISON OF STOCKHOLDER RIGHTS............................   86
  Directors.................................................   86
  Charter and Bylaw Amendments..............................   86
  Cumulative Voting.........................................   87
  Stockholder Meeting Procedures............................   87
  Voting by Stockholders....................................   88
  Right to Examine Stockholder List.........................   88
  Rights Plans..............................................   89
  Indemnification and Limitation of Liability...............   89
  Dissenters' and Appraisal Rights..........................   91
  Preemptive Rights.........................................   92
  Interested Director and Stockholder Transactions..........   92
LEGAL MATTERS...............................................   93
EXPERTS.....................................................   93
STOCKHOLDERS' PROPOSALS.....................................   94

                                   ANNEXES
Annex I    Agreement and Plan of Merger
Annex II   Opinion of Peter J. Solomon Company Limited
Annex III  Opinion of Merrill Lynch, Pierce, Fenner & Smith
           Incorporated
Annex IV   Opinion of SBC Warburg Dillon Read Inc.
Annex V    Excerpt from the California Corporations Code Regarding
           Dissenters' Rights

                             AVAILABLE INFORMATION

     Office Depot and Viking are each subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith must file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The reports, proxy statements and other information filed by Office Depot and Viking with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at 7 World Trade Center, 13th floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60601. Copies of such material may also be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, Office Depot and Viking are each required to file electronic versions of such material with the Commission through the Commission's Electronic Data Gathering, Analysis and Retrieval (EDGAR) system. The Commission maintains a World Wide Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. Office Depot Common Stock is quoted on the New York Stock Exchange. Reports and other information concerning Office Depot may also be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005. Viking Common Stock is quoted on the Nasdaq National Market. Reports and other information concerning Viking can also be inspected at the offices of the National Association of Securities Dealers, Inc., Market Listing Section, 1735 K Street, N.W., Washington, D.C. 20006.

     Office Depot has filed with the Commission a Registration Statement on Form S-4 under the Securities Act with respect to the shares of Office Depot Common Stock to be issued pursuant to the Merger Agreement. This Joint Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement. For further information with respect to Office Depot, Viking and the Office Depot Common Stock, reference is hereby made to the Registration Statement (including the exhibits and schedules thereto). Statements contained in this Joint Proxy Statement/Prospectus or in any document incorporated by reference in this Joint Proxy Statement/Prospectus as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document (if any) filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following Office Depot documents filed with the Commission are incorporated by reference in this Joint Proxy Statement/Prospectus:

          1. Annual Report on Form 10-K for the fiscal year ended December 27, 1997;

          2. Quarterly Report on Form 10-Q for the quarter ended March 28, 1998; and

          3.  Current Report on Form 8-K dated as of May 18, 1998.

     The following Viking documents filed with the Commission are incorporated by reference in this Joint Proxy Statement/Prospectus:

          1.  Annual Report on Form 10-K for the fiscal year ended June 27,
     1997;

          2. Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998, December 31, 1997 and September 30, 1997; and

          3.  Current Report on Form 8-K dated as of May 18, 1998.

     All documents and reports subsequently filed by Office Depot or Viking pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Joint Proxy Statement/Prospectus and prior to the date of the Office Depot Special Meeting and the Viking Special Meeting shall be deemed to be incorporated by reference in this Joint Proxy Statement/Prospectus and to be part hereof from the date of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Joint Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Joint Proxy Statement/Prospectus.

     This Joint Proxy Statement/Prospectus also incorporates certain documents by reference which are not presented herein or delivered herewith. Such documents (other than exhibits to such documents unless such exhibits are specifically incorporated by reference) are available to any person, including any beneficial owner, to whom this Joint Proxy Statement/Prospectus is delivered, on written or oral request, without charge, in the case of documents relating to Office Depot, directed to Office Depot, Inc., 2200 Old Germantown Road, Delray Beach, Florida 33445 (telephone number (561) 438-4800), Attention:
Secretary; or, in the case of documents relating to Viking, to Viking Office Products, Inc., 950 West 190th Street, Torrance, California 90502 (telephone number (310) 225-4500), Attention: Secretary.

     NO PERSONS HAVE BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS IN CONNECTION WITH THE SOLICITATIONS OF PROXIES OR THE OFFERING OF SECURITIES MADE HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY OFFICE DEPOT, VIKING OR ANY OTHER PERSON. THIS JOINT PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS JOINT PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF OFFICE DEPOT OR VIKING SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

     "Office Depot," "Images," "Office Depot Express," "Furniture at Work" and "Uptime Services" are registered trademarks or service marks of Office Depot. "Viking," "Viking Office Product," "Viking Direct," "Viking Direkt," "VKG," "VKG Direct," "Man Pointing Device," "Page Device I," "Page Device II," "Page Device III" and "We Bring Our Super-Store To You" are registered trademarks of Viking.

                INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

     This Joint Proxy Statement/Prospectus contains or incorporates by reference forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act that include, among others, statements by Office Depot or Viking, as the case may be, concerning the benefits expected to result from the Merger, including, without limitation, synergies in the form of increased revenues, decreased expenses and avoided expenses and expenditures that are expected to be realized by Office Depot and Viking together after the closing of the Merger, and other statements by Office Depot or Viking, as the case may be, of expectations, beliefs, future plans and strategies, anticipated developments and other matters that are not historical facts. The management of Office Depot and Viking, respectively, caution the reader that the actual results or experience could differ materially from the forward-looking statements as a result of many factors, including the accuracy of financial, regulatory and market trend projections. Such risks and uncertainties include those risks, uncertainties and risk factors identified, among other places, under "SUMMARY -- Selected Historical and Unaudited Pro Forma Combined Financial Information," "RISK FACTORS," "THE MERGER -- Recommendations of the Office Depot Board; Office Depot's Reasons for the Merger," "--Recommendations of the Viking Board; Viking's Reasons for the Merger," "-- Opinions of the Financial Advisors," and "UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS."

     The most important factors that could prevent Office Depot or Viking, as the case may be, from achieving its stated goals include, but are not limited to, failure by Office Depot and Viking to consummate the Merger on a timely basis or at all, intense competition in Office Depot's and Viking's markets, the potential for rapid and significant changes in technology and their effect on Office Depot's or Viking's operations, operating and financial risks related to managing rapid growth and integrating acquired businesses, and, if the Merger is consummated, failure by the combined company to integrate the respective operations of Office Depot and Viking or to achieve the synergies expected from the Merger.

     The cautionary statements contained or referred to in this section should be considered in connection with any subsequent written or oral forward-looking statements that may be issued by Office Depot or Viking or persons acting on their behalf. Neither Office Depot nor Viking undertakes any obligation to release publicly any revisions to any forward-looking statements contained herein to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:  WHY HAVE OFFICE DEPOT AND VIKING PROPOSED THAT THE TWO COMPANIES MERGE?

A: Office Depot sells high-quality, brand-name office products at significant discounts through its national chain of high-volume office products stores, provides delivery of its products in the United States and Canada to its store, catalog and Internet customers and is a full-service contract stationer serving businesses throughout the United States. Viking sells office products to small and medium-sized businesses in the United States, Europe and Australia through innovative direct marketing catalogs and aggressive database marketing programs. Viking's target customers are businesses with fewer than 100 employees, and Viking has become one of the largest direct marketers of office products to these businesses. Office Depot and Viking believe that the Merger is an attractive strategic combination because, among other reasons, operating as a combined company Office Depot and Viking can achieve significant synergies, including (i) reduced product costs, (ii) reduced distribution costs, (iii) reduced catalog production and marketing expenses and (iv) reduced general and administrative expenses. In addition, the combined company would be in a position to: (i) more effectively pursue international growth and expansion,
    (ii) benefit from utilizing the best management, operating systems and practices of each of Office Depot and Viking, and (iii) achieve savings as a result of Viking's use of Office Depot's delivery network.

    For holders of Office Depot and Viking Common Stock, the Merger is expected to increase stockholder value by providing greater purchasing power and immediate exposure to additional markets in which neither Office Depot nor Viking, as individual companies, is currently operating. Management of the two companies anticipate that the combined company will have greater revenues and profits and broader market share than either Office Depot or Viking could achieve separately.

    For a more detailed discussion of the reasons for the Merger, see "THE MERGER -- Recommendations of the Office Depot Board; Office Depot's Reasons for the Merger" and "-- Recommendations of the Viking Board; Viking's Reasons for the Merger." Achieving the anticipated benefits of the Merger is subject to certain risks, as discussed under "RISK FACTORS" and "INFORMATION REGARDING FORWARD-LOOKING STATEMENTS."

Q:  WHAT WILL HAPPEN TO THE STOCK OF VIKING IN THE MERGER?

A: In the Merger, each holder of Viking Common Stock will receive one share of Office Depot Common Stock in exchange for each share of Viking Common Stock held by such holder (the "Exchange Ratio"), subject to dissenters' rights.

Q:  HOW WAS THE EXCHANGE RATIO DETERMINED?

A: The Exchange Ratio was determined through negotiations between Office Depot and Viking, and after substantial analysis and consideration was authorized by the Boards of Directors of Office Depot and Viking. For a detailed discussion of the financial analyses performed by the financial advisors, see "THE MERGER -- Opinions of the Financial Advisors."

Q:  WHEN WILL THE MERGER TAKE EFFECT?

A: Office Depot and Viking expect that the Merger will become effective promptly after the holders of Office Depot Common Stock approve the Share Issuance at the Office Depot Special Meeting and the holders of Viking Common Stock approve the Merger Proposal at the Viking Special Meeting. The Special Meetings are each scheduled for August 26, 1998.

Q: WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER FOR THE VIKING STOCKHOLDERS?

A: The receipt of shares of Office Depot Common Stock in the Merger generally will be tax-free to the holders of Viking Common Stock. For a detailed discussion of the tax consequences of the Merger, see "THE MERGER -- Certain Federal Income Tax Consequences."

Q: WILL STOCKHOLDERS OF OFFICE DEPOT OR VIKING HAVE DISSENTERS' OR APPRAISAL RIGHTS?

A: Holders of Viking Common Stock entitled to vote on the Merger Proposal will have dissenters' rights under the California Corporations Code. If holders of 5% or more of the outstanding shares of Viking Common Stock entitled to vote at the Viking Special Meeting vote against the Merger and comply with certain other procedures, Viking stockholders who take such actions will be entitled to exercise dissenters' rights pursuant to the provisions of Chapter 13 of the California Corporations Code. In accordance with these provisions, dissenting Viking stockholders will have the right to be paid the fair market value of their shares of Viking Common Stock as determined by appraisal (excluding any appreciation or depreciation as a consequence of the Merger) by fully complying with the procedures set forth in the California Corporations Code. The failure of a dissenting Viking stockholder to comply timely and properly with such procedures will result in the termination or waiver of such rights. For the text of the applicable provisions of the California Corporations Code, see Annex V.

    The Merger Agreement provides as a condition to closing that holders of more than 7.5% of the outstanding shares of Viking Common Stock shall not have elected to exercise their dissenters' rights pursuant to the California Corporations Code.

    Holders of Office Depot Common Stock will not have dissenters' or appraisal rights.

Q:  WHAT SHOULD STOCKHOLDERS OF OFFICE DEPOT AND VIKING DO NOW?

A: This Joint Proxy Statement/Prospectus contains important information regarding the Merger. It also contains important information that the management and the Boards of Directors of each of Office Depot and Viking considered in evaluating the Merger. The stockholders of Office Depot and Viking are urged to read this Joint Proxy Statement/Prospectus carefully, including its annexes, and to consider how the Merger will affect them as holders of Office Depot Common Stock or Viking Common Stock, respectively.

Q:  HOW DO I VOTE?

A: Office Depot and Viking stockholders should mail their signed and dated proxy card in the enclosed envelope as soon as possible to ensure that their shares will be represented at the Office Depot Special Meeting and the Viking Special Meeting, respectively. After the Merger is completed, Viking stockholders will receive written instructions for exchanging their share certificates. VIKING STOCKHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES AT THIS TIME OR WITH THEIR PROXIES.

Q: CAN OFFICE DEPOT AND VIKING STOCKHOLDERS CHANGE THEIR VOTE AFTER THEY HAVE MAILED IN A SIGNED PROXY CARD?

A: Yes. Office Depot and Viking stockholders can change their vote in one of three ways at any time before their proxies are used at the Office Depot Special Meeting or the Viking Special Meeting, as applicable. First, stockholders can revoke their proxies by written notice. Second, stockholders can complete new, later-dated proxy cards. Third, holders of Office Depot Common Stock and Viking Common Stock can attend the Office Depot Special Meeting and the Viking Special Meeting, respectively, and vote in person.

Q:  HOW ARE SHARES HELD IN A BROKER'S NAME VOTED?

A: Brokers will vote shares nominally held in their name (or in what is commonly called "street name") only if the beneficial holder provides the broker with written instructions on how to vote. Absent such instructions, these shares will not be voted, which will have the same effect as a vote against the approval of the Share Issuance, the Charter Amendment or the Incentive Plan Amendment by an Office Depot stockholder, or the Merger Proposal by a Viking stockholder, as applicable. OFFICE DEPOT STOCKHOLDERS ARE URGED TO INSTRUCT THEIR BROKERS IN WRITING TO VOTE SHARES HELD IN STREET NAME IN FAVOR OF THE APPROVAL OF THE SHARE ISSUANCE, THE CHARTER AMENDMENT AND THE INCENTIVE PLAN AMENDMENT. VIKING STOCKHOLDERS ARE URGED TO INSTRUCT THEIR BROKERS IN WRITING TO VOTE SHARES HELD IN STREET NAME IN FAVOR OF THE APPROVAL OF THE MERGER PROPOSAL.

    Office Depot and Viking stockholders who hold their shares in "street name" can change their vote by providing the broker with alternative voting instructions before their proxy is used at the Office Depot Special Meeting or Viking Special Meeting, as applicable.

Q:  WHOM SHOULD STOCKHOLDERS CALL WITH QUESTIONS?

A: Office Depot stockholders who have questions about the Merger should call Office Depot's Investor Relations Department at (561) 438-4399. Viking stockholders who have questions about the Merger should call Frank Jarc, Executive Vice President and Chief Financial Officer of Viking, at (310) 225-4466 or Charlotte Wiethoff, Vice President of Administration and Secretary of Viking, at (310) 225-4263.

                                    SUMMARY

     The following is a summary of certain information contained elsewhere in this Joint Proxy Statement/ Prospectus. Reference is made to, and this summary is qualified in its entirety by, the more detailed information contained, or incorporated by reference, in this Joint Proxy Statement/Prospectus and the annexes hereto. Unless otherwise defined herein, capitalized terms used in this summary have the respective meanings ascribed to them elsewhere in this Joint Proxy Statement/Prospectus. Stockholders of Office Depot and Viking are urged to read this Joint Proxy Statement/Prospectus and the annexes hereto in their entirety.

THE COMPANIES

     Office Depot. Office Depot sells high-quality, brand-name office products at significant discounts through its national chain of high-volume office products stores, provides delivery of its products in the United States and Canada to its store, catalog and Internet customers and is a full-service contract stationer serving businesses throughout the United States. The principal executive office of Office Depot is located at 2200 Old Germantown Road, Delray Beach, Florida 33445 and its telephone number is (561) 438-4800. As used in this Joint Proxy Statement/Prospectus, the term "Office Depot" refers to Office Depot, Inc. and its subsidiaries, unless the context otherwise requires.

     Viking. Viking sells office products to small and medium-sized businesses in the United States, Europe and Australia through direct marketing catalogs and database marketing programs. The principal executive office of Viking is located at 950 West 190th Street, Torrance, California 90502 and its telephone number is
(310) 225-4500. As used in this Joint Proxy Statement/Prospectus, the term "Viking" refers to Viking Office Products, Inc. and its subsidiaries, unless the context otherwise requires.

THE SPECIAL MEETINGS

     The Office Depot Special Meeting will be held on August 26, 1998, at Office Depot's executive offices, 2200 Old Germantown Road, Delray Beach, Florida, commencing at 11:00 a.m., Eastern time.

     The Viking Special Meeting will be held on August 26, 1998, at Viking's executive offices, 950 West 190th Street, Torrance, California, commencing at 8:00 a.m., Pacific time (11:00 a.m., Eastern time).

STOCKHOLDERS ENTITLED TO VOTE

     Holders of record of shares of Office Depot Common Stock at the close of business on the Record Date are entitled to notice of and to vote at the Office Depot Special Meeting. On the Record Date there were 159,666,751 shares of Office Depot Common Stock outstanding, each of which will be entitled to one vote on each matter acted upon at the Office Depot Special Meeting.

     Holders of record of shares of Viking Common Stock at the close of business on the Record Date are entitled to notice of and to vote at the Viking Special Meeting. On the Record Date there were 85,329,976 shares of Viking Common Stock outstanding, each of which will be entitled to one vote on each matter acted upon at the Viking Special Meeting.

PURPOSES OF THE MEETINGS

     Office Depot Special Meeting. At the Office Depot Special Meeting, holders of Office Depot Common Stock will be asked to consider and vote upon proposals to approve (i) the issuance of up to 91,696,026 shares of Office Depot Common Stock in exchange for shares of Viking Common Stock pursuant to the Merger Agreement (the "Share Issuance"); (ii) the amendment of Section 4.1 of the Office Depot Charter to increase the number of authorized shares of Office Depot Common Stock from 400,000,000 to 800,000,000 (the "Charter Amendment"); (iii) the amendment of the Office Depot Long-Term Equity Incentive Plan (the "Equity Incentive Plan") to increase the number of shares of Office Depot Common Stock reserved for issuance to officers and key employees following the Merger from 15,212,500 to 20,712,500 (the "Incentive Plan Amendment"); and (iv) such other matters as may properly be brought before the Office Depot Special

Meeting, or any adjournment or postponement thereof. Approval of the Share Issuance and consummation of the Merger are not predicated upon approval of the Charter Amendment or the Incentive Plan Amendment.

     Viking Special Meeting. At the Viking Special Meeting, holders of Viking Common Stock will be asked to consider and vote upon: (i) a proposal to approve the terms of the Merger and the Merger Agreement (the "Merger Proposal"); and
(ii) such other matters as may properly be brought before the Viking Special Meeting, or any adjournment or postponement thereof.

THE MERGER

     Upon consummation of the Merger, pursuant to the Merger Agreement, (i) VK Acquisition Corp., a wholly owned subsidiary of Office Depot ("Merger Sub") will be merged with and into Viking, which will be the surviving corporation in the Merger, and Viking will become a wholly owned subsidiary of Office Depot and
(ii) each issued and outstanding share of Viking Common Stock (other than shares owned by Viking as treasury stock, or by its subsidiaries or by Office Depot or its subsidiaries, all of which will be cancelled and retired) will be converted into one share of Office Depot Common Stock (the "Exchange Ratio"), subject to dissenters' rights. Each outstanding share of Office Depot Common Stock will remain outstanding and be unaffected by the Merger.

     Based upon the number of outstanding shares of Office Depot Common Stock and Viking Common Stock as of the Record Date, the stockholders of Viking immediately prior to the consummation of the Merger will own approximately 35% of the outstanding shares of Office Depot Common Stock immediately following consummation of the Merger.

     Upon consummation of the Merger, each outstanding option to purchase Viking Common Stock will be converted into an option to purchase an equal number of shares of Office Depot Common Stock at an exercise price per share equal to the exercise price for the shares of Viking Common Stock immediately prior to the Merger. See "THE MERGER AGREEMENT -- Stock Options and Employee Benefits."

RISK FACTORS

     IN EVALUATING THE SHARE ISSUANCE, OFFICE DEPOT STOCKHOLDERS SHOULD CAREFULLY CONSIDER CERTAIN RISK FACTORS. SEE "RISK FACTORS."

     IN EVALUATING THE MERGER PROPOSAL, VIKING STOCKHOLDERS SHOULD CAREFULLY CONSIDER CERTAIN RISK FACTORS. SEE "RISK FACTORS."

RECOMMENDATIONS

     The Office Depot Board and the Viking Board believe that the Merger represents an attractive strategic fit between two leading companies with similar business strategies, as well as complementary operations and geographical presences. Both Boards of Directors believe that the combined company will have greater financial strength, operating efficiencies, earning power and growth potential than either Office Depot or Viking would have on its own. See "THE MERGER -- Recommendations of the Office Depot Board; Office Depot's Reasons for the Merger" and "-- Recommendations of the Viking Board; Viking's Reasons for the Merger."

     THE OFFICE DEPOT BOARD HAS APPROVED THE MERGER, THE MERGER AGREEMENT, THE SHARE ISSUANCE, THE CHARTER AMENDMENT AND THE INCENTIVE PLAN AMENDMENT AND RECOMMENDS THAT HOLDERS OF OFFICE DEPOT COMMON STOCK VOTE IN FAVOR OF THE SHARE ISSUANCE, THE CHARTER AMENDMENT AND THE INCENTIVE PLAN AMENDMENT.

     THE VIKING BOARD HAS APPROVED THE MERGER, THE MERGER AGREEMENT AND THE MERGER PROPOSAL AND RECOMMENDS THAT HOLDERS OF VIKING COMMON STOCK VOTE IN FAVOR OF THE APPROVAL OF THE MERGER PROPOSAL.

OPINIONS OF THE FINANCIAL ADVISORS

     Office Depot. On May 17, 1998, Peter J. Solomon Company Limited ("PJSC") delivered its oral opinion to the Office Depot Board to the effect that, as of such date, the Exchange Ratio was fair to Office Depot from a financial point of view. On May 18, 1998, PJSC provided its written opinion to the Office Depot Board.

     The full text of the written opinion of PJSC, dated May 18, 1998, which sets forth assumptions made, procedures followed, matters considered, limitations on and scope of the review undertaken by PJSC in connection with its opinion, is attached hereto as Annex II and is incorporated herein by reference. HOLDERS OF OFFICE DEPOT COMMON STOCK ARE URGED TO, AND SHOULD, READ SUCH OPINION IN ITS ENTIRETY. See "THE MERGER -- Opinions of the Financial Advisors" and
"-- Interests of Certain Persons in the Merger."

     Viking. On May 17, 1998, each of Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") and SBC Warburg Dillon Read Inc. ("Warburg Dillon Read") delivered its written opinion to the Viking Board to the effect that, as of such date, the Exchange Ratio was fair to the Viking stockholders from a financial point of view.

     The written opinions of Merrill Lynch and Warburg Dillon Read, each dated May 17, 1998, which set forth assumptions made, matters considered and qualifications and limitations on the review undertaken, are attached hereto as Annex III and Annex IV, respectively, and are incorporated herein by reference. HOLDERS OF VIKING COMMON STOCK ARE URGED TO READ SUCH OPINIONS IN THEIR ENTIRETY. See "THE MERGER -- Opinions of the Financial Advisors" and
"-- Interests of Certain Persons in the Merger."

INTERESTS OF CERTAIN PERSONS

     Stock options for the purchase of Viking Common Stock which were outstanding as of May 18, 1998 were granted pursuant to option agreements that provide that such options will become exercisable in full from and after the date of a change in control (as defined in such option agreements) of Viking. The approval of the Merger Proposal by Viking stockholders will constitute a change in control of Viking within the meaning of such stock option agreements. See "THE MERGER -- Interests of Certain Persons in the Merger." The vesting of additional stock options for up to 1,600,000 shares of Viking Common Stock which may be granted subsequent to May 18, 1998 by Viking to employees consistent with past practices will not accelerate upon a change of control of Viking in the Merger.

     Each of Viking's executive officers has an agreement with Viking that provides for certain severance payments to the executive officer if his or her employment is terminated after a change in control of Viking. The Merger will constitute a change in control of Viking for purposes of these agreements. See "THE MERGER -- Interests of Certain Persons in the Merger."

     Six executive officers of Viking, as well as a number of other executive members of Viking management, have entered into employment agreements with Office Depot, which will take effect upon the closing of the Merger. See "THE MERGER -- Employment Agreements with Viking Employees."

     Pursuant to the Merger Agreement, Office Depot has agreed to indemnify each present and former director and officer of Viking against liabilities and expenses incurred in connection with claims relating to matters prior to the closing of the Merger, and to maintain in effect directors' and officers' liability insurance for their benefit. In addition, Viking has entered into indemnification agreements with each of its directors and executive officers pursuant to which Viking has agreed, among other things, to indemnify such persons to the maximum extent permitted by the California Corporations Code. See "THE MERGER AGREEMENT -- Director and Officer Indemnification."

     Peter J. Solomon, a member of the Office Depot Board, is also Chairman of PJSC. Office Depot has engaged PJSC for a fee to provide financial advisory services in connection with the Merger, including the delivery of a fairness opinion. In the past, PJSC has provided financial advisory services to Office Depot and has received fees for these services. See "THE MERGER -- Background of the Merger" and "-- Interests of Certain Persons in the Merger."

     Warburg Dillon Read acted as co-financial advisor to the Viking Board in connection with the Merger and will receive a fee for its services. In the past, SBC Warburg Dillon Read Inc., a subsidiary of Swiss Bank Corporation, and Dillon Read & Co. Inc., the predecessor firm to SBC Warburg Dillon Read Inc., and their affiliates have provided financial advisory and financing services to Viking and have received fees for these services. In addition, an executive of Warburg Dillon Read serves on the Viking Board. Pursuant to a business combination effective June 29, 1998, SBC Warburg Dillon Read Inc.'s successor became Warburg Dillon Read LLC. See "THE MERGER -- Background of the Merger" and "-- Interests of Certain Persons in the Merger."

EFFECTIVE TIME OF THE MERGER

     The Merger will be consummated upon the filing of an agreement of merger, with an officer's certificate of each of Viking and Merger Sub attached, with the Secretary of State of the State of California (the time of the filing of such Certificate of Merger is referred to herein as the "Effective Time"). The Effective Time will occur as promptly as practicable after the requisite stockholder approvals have been obtained and all other conditions to the Merger have been satisfied or waived.

MANAGEMENT AND OPERATIONS FOLLOWING THE MERGER

     The Board of Directors of Office Depot following the Merger will consist of the following twelve persons: Cynthia R. Cohen, David I. Fuente, W. Scott Hedrick, James L. Heskett, John C. Macatee, Michael J. Myers, Frank P. Scruggs, Jr. and Peter J. Solomon (all of whom are currently directors of Office Depot), and Irwin Helford, M. Bruce Nelson, Lee A. Ault III and Neil R. Austrian (all of whom are currently directors of Viking).

     Upon the closing of the Merger, David I. Fuente, who is currently Chairman of the Board and Chief Executive Officer of Office Depot, will retain such positions at Office Depot; Irwin Helford, who is currently Chairman of the Board and Chief Executive Officer of Viking, will remain as Chairman of the Viking subsidiary of Office Depot and will become Vice Chairman and a corporate executive officer of Office Depot; John Macatee, who is currently President and Chief Operating Officer of Office Depot, will retain such positions at Office Depot; and M. Bruce Nelson, who is currently President and Chief Operating Officer of Viking, will remain as President of the Viking subsidiary and will become Chief Executive Officer of the Viking subsidiary and a corporate executive officer of Office Depot. For additional information regarding the senior management of Office Depot following the Merger, see "THE
MERGER -- Management and Operations Following the Merger."

     The corporate headquarters of the combined company will be located in Delray Beach, Florida, the current headquarters of Office Depot. Certain significant functions will continue to be located in Torrance, California, the current headquarters of Viking.

CONDITIONS OF THE MERGER

     The obligations of Office Depot and Viking to consummate the Merger are subject to the satisfaction of certain conditions, including, but not limited to, obtaining the requisite approvals of the Office Depot and Viking stockholders, obtaining requisite regulatory approvals, the continuing accuracy as of the Effective Time of the representations and warranties made by Office Depot and Viking in the Merger Agreement, the receipt of certain legal opinions with respect to tax matters and the receipt of an accountants' letter with respect to qualification of the Merger as a pooling of interests transaction. Approvals required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and applicable foreign antitrust laws have already been obtained. Each party has the right to waive certain closing conditions referred to above. See "THE MERGER -- Accounting Treatment,"
"-- Certain Federal Income Tax Consequences," "-- Regulatory Approval Required" and "-- Conditions to the Consummation of the Merger."

TERMINATION

     The Merger Agreement is subject to termination: (i) by mutual written consent of Office Depot and Viking; (ii) at the option of either Office Depot or Viking if the Merger is not consummated by November 30, 1998 (although either Office Depot or Viking may unilaterally extend such date to February 28, 1999); and (iii) prior to such time upon the occurrence of certain events. See "THE MERGER AGREEMENT -- Termination; Termination Fees and Expenses."

     Under certain circumstances, either Office Depot or Viking may be required to reimburse the other party for expenses of up to $5,000,000 if the Merger Agreement is terminated, to pay the other party a termination fee of $30,000,000 and, if an acquisition or merger involving Office Depot or Viking, as the case may be, is consummated within twelve months of the termination that results in the ownership by a third party of more than 25% of the outstanding shares of Office Depot Common Stock or Viking Common Stock, or the surviving entity, to pay the other party an additional fee of $50,000,000. See "THE MERGER
AGREEMENT -- Termination; Termination Fees and Expenses" and "THE STOCK OPTION AGREEMENTS."

STOCK OPTION AGREEMENTS

     Office Depot and Viking have entered into Stock Option Agreements, each dated as of May 18, 1998, pursuant to which (i) Office Depot has the right, under certain circumstances, to purchase up to 16,929,500 shares of Viking Common Stock (or approximately 19.9% of the outstanding Viking Common Stock as of May 15, 1998, prior to giving effect to such issuance) at a price of $33.60 per share (the "Viking Stock Option Agreement"), and (ii) Viking has the right, under certain circumstances, to purchase up to 31,669,400 shares of Office Depot Common Stock (or approximately 19.9% of the outstanding Office Depot Common Stock as of May 15, 1998, prior to giving effect to such issuance) at a price of $33.60 per share (the "Office Depot Stock Option Agreement," and with the Viking Stock Option Agreement, the "Stock Option Agreements"). Each Stock Option Agreement contains other features which, among other things, (1) permit the optionholder, under certain circumstances, to receive a cash payment in lieu of stock upon exercise of the option and (2) limit the profit, after accounting for any termination fee payable pursuant to the Merger Agreement, which the optionholder can realize in connection with the option to $125 million. See "THE STOCK OPTION AGREEMENTS."

DISSENTERS' AND APPRAISAL RIGHTS

     If holders of 5% or more of the outstanding shares of Viking Common Stock entitled to vote at the Viking Special Meeting vote against the Merger Proposal and comply with certain other procedures, Viking stockholders who take such actions will be entitled to exercise dissenters' rights pursuant to the provisions of Chapter 13 of the California Corporations Code. In accordance with these provisions, dissenting Viking stockholders will have the right to be paid in cash the fair market value of their shares of Viking Common Stock as determined by appraisal (excluding any appreciation or depreciation as a consequence of the Merger) by fully complying with the procedures set forth in the California Corporations Code. The failure of a dissenting Viking stockholder to comply timely and properly with such procedures will result in the termination or waiver of such rights. See "THE MERGER -- Dissenters' and Appraisal Rights."

     Delaware law does not provide any appraisal rights or the right to receive cash for their shares to holders who object to the Merger and who vote against or abstain from voting in favor of the Share Issuance, and Office Depot does not intend to make available such rights to its stockholders.

THE OFFICE DEPOT CHARTER AMENDMENT

     The approval of the Charter Amendment by the Office Depot stockholders is required by the Delaware General Corporation Law (the "Delaware Corporation Law") to increase the number of authorized shares of Office Depot Common Stock from 400,000,000 shares to 800,000,000 shares. Although there are presently enough authorized shares of Office Depot Common Stock to issue shares to Viking stockholders in connection with the Merger, the Charter Amendment is recommended to ensure that additional shares of Office Depot Common Stock will be available, if and when needed, for issuance from time to time for any proper purpose approved by the Office Depot Board, including issuances to raise capital or effect acquisitions, and for other corporate purposes. Approval of the Charter Amendment is not necessary to approve the Share Issuance or consummate the Merger. See "THE OFFICE DEPOT CHARTER AMENDMENT AND INCENTIVE PLAN
AMENDMENT -- Reasons for the Charter Amendment."

THE OFFICE DEPOT INCENTIVE PLAN AMENDMENT

     The Incentive Plan Amendment would increase the total number of shares of Office Depot Common Stock reserved for issuance to officers and key employees of the combined company from 15,212,500 to 20,712,500. As of June 27, 1998, 6,450,498 shares of Office Depot Common Stock were available for issuance under the plan. Following the Merger, the Office Depot Board intends to cancel the unused portion of the Viking stock plans. As of the Record Date, options to purchase approximately 5,800,000 additional shares of Viking Common Stock were available for issuance under the Viking stock plans pursuant to prior authorization by the Viking stockholders. The Incentive Plan Amendment is recommended to increase the number of shares of Office Depot Common Stock reserved for issuance by approximately the same number as the shares of Viking Common Stock reserved and unissued under the Viking stock plans. This will enable Office Depot to issue shares of Office Depot Common Stock in amounts sufficient to provide for awards to employees of the combined company. Approval of the Incentive Plan Amendment is not necessary to approve the Share Issuance or consummate the Merger. See "THE OFFICE DEPOT CHARTER AMENDMENT AND INCENTIVE PLAN AMENDMENT -- Reasons for the Incentive Plan Amendment."

CERTAIN LEGAL PROCEEDINGS

     On May 21, 1998, a Viking stockholder, Thaddeus Szymczak, filed a purported class action complaint in Superior Court, State of California, County of Los Angeles for breaches of fiduciary duties against Viking and the Viking Board. The complaint seeks an injunction against the Merger and the certification as a class of all Viking stockholders. It alleges that Viking and its directors breached their fiduciary duties to Viking's stockholders by, among other things, agreeing to an Exchange Ratio that fails to protect Viking stockholders against a decline in the value of Office Depot stock, and failing to conduct an auction for Viking or otherwise procuring a market assessment of the value of Viking in an acquisition. The complaint also names Office Depot as a defendant, alleging that it aided and abetted the Viking Board's breach of its fiduciary duties.

     Office Depot and Viking believe that this complaint is without merit and will aggressively defend against the suit and pursue the Merger.

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     The Merger is intended to be a tax-free reorganization in which no gain or loss will be recognized by Office Depot or Viking and no gain or loss will be recognized by Viking stockholders. A condition to the Merger is that Office Depot and Viking each receive an opinion of counsel to the effect that the Merger will constitute a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). For a further discussion of the federal income tax consequences of the Merger, see "THE MERGER -- Certain Federal Income Tax Consequences." See also "THE MERGER AGREEMENT -- Conditions to Closing."

ACCOUNTING TREATMENT

     The Merger is expected to qualify as a pooling of interests for accounting and financial reporting purposes. Office Depot's management believes that the Merger will qualify as a pooling of interests under generally accepted accounting principles. Under this method of accounting, the recorded assets and liabilities of Office Depot and Viking will be carried forward in the combined company at their recorded amounts, the operating results of the combined company will include the operating results of Office Depot and Viking for the entire fiscal year in which the combination occurs, and the reported operating results of the separate companies for prior periods will be combined and restated as the operating results of the combined company. A condition to the Merger is that Office Depot and Viking shall have each received a letter as of the Effective

Time from Deloitte & Touche LLP, Office Depot's independent accountants, regarding its concurrence with the conclusions of Office Depot's management as to the appropriateness of pooling of interests accounting, under Accounting Principles Board Opinion No. 16, for the Merger. See "THE MERGER -- Accounting Treatment" and "THE MERGER AGREEMENT -- Conditions to Closing."

SURRENDER OF CERTIFICATES

     Following the Effective Time, Office Depot will mail a letter of transmittal to all holders of record of Viking Common Stock immediately prior to the Merger, which contains instructions for surrendering their stock certificates in exchange for certificates representing shares of Office Depot Common Stock. CERTIFICATES SHOULD NOT BE SURRENDERED UNTIL THE LETTER OF TRANSMITTAL IS RECEIVED. See "THE MERGER AGREEMENT -- Conversion of Shares."

CERTAIN EFFECTS OF THE MERGER ON THE RIGHTS OF HOLDERS OF VIKING COMMON STOCK

     Upon consummation of the Merger, holders of Viking Common Stock will become stockholders of Office Depot, subject to dissenters' rights. The internal affairs of Office Depot are governed by the Delaware Corporation Law and Office Depot's Certificate of Incorporation and By-Laws. The Merger will result in certain differences in the rights of holders of Viking Common Stock. See "DESCRIPTION OF OFFICE DEPOT CAPITAL STOCK" and "COMPARISON OF STOCKHOLDER RIGHTS."

                  SELECTED HISTORICAL AND UNAUDITED PRO FORMA
                         COMBINED FINANCIAL INFORMATION

     The following selected historical financial information of Office Depot and Viking has been derived from their respective historical financial statements and should be read in conjunction with such consolidated financial statements and the notes thereto, which are incorporated by reference herein. See "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE." In the opinion of management of the respective companies, the quarterly financial information includes all adjustments, consisting of normal recurring accruals, necessary for a fair presentation of the financial position and results of operations of the respective companies as of such dates and for such periods. Results of operations for interim periods are not necessarily indicative of results for the full year.

     The selected unaudited pro forma combined financial information is derived from the unaudited pro forma combined financial statements, appearing elsewhere herein, which give effect to the Merger as a pooling of interests, and should be read in conjunction with such unaudited pro forma combined statements and the notes thereto. For the purpose of the unaudited pro forma combined statement of earnings data, Office Depot's results of operations for the thirteen weeks ended March 28, 1998 (unaudited) and March 29, 1997 (unaudited) and the fiscal years ended December 27, 1997, December 28, 1996 and December 30, 1995 have been combined with corresponding unaudited Viking operating results for the quarters ended March 31, 1998 and March 31, 1997 and the years ended December 31, 1997, December 31, 1996 and December 31, 1995, respectively. Viking utilizes a 52- or 53-week fiscal year ending on the last Friday in June. For clarity of presentation, Viking has described all periods presented as if the year ended June 30. In order to conform Viking's financial statements to Office Depot's fiscal years, Viking's historical quarterly results were realigned according to Office Depot's fiscal year, which is a 52- or 53-week fiscal year ending on the last Saturday in December. For the purpose of the unaudited pro forma combined balance sheet, Office Depot's unaudited consolidated balance sheet as of March 28, 1998 has been combined with Viking's unaudited consolidated balance sheet as of March 31, 1998, giving effect to the Merger as if it had occurred on March 28, 1998.

     The unaudited pro forma combined financial information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have been achieved if the Merger had been consummated as of the beginning of the periods presented, nor is it necessarily indicative of the future operating results or financial position of the combined company. The unaudited pro forma combined financial information does not give effect to any cost savings which may result from the integration of Office Depot's and Viking's operations. Additionally, the unaudited pro forma combined statements of earnings do not include the merger-related expenses and integration costs associated with the Merger (which are currently estimated to be approximately $107.5 million, excluding the deferred tax benefit of $28 million relating to these expenses). No material adjustments were required to conform the accounting policies of the two companies.

                       SELECTED HISTORICAL FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                         FISCAL YEAR ENDED                                 THIRTEEN WEEKS ENDED
                              ------------------------------------------------------------------------    -----------------------
                              DECEMBER 25,   DECEMBER 31,   DECEMBER 30,   DECEMBER 28,   DECEMBER 27,    MARCH 29,    MARCH 28,
                                1993(1)          1994           1995           1996         1997(2)          1997         1998
                              ------------   ------------   ------------   ------------   ------------    ----------   ----------
OFFICE DEPOT -- STATEMENT OF
  EARNINGS DATA
Sales.......................   $2,836,787     $4,266,199     $5,313,192     $6,068,598     $6,717,514     $1,772,444   $1,981,096
Operating profit............      122,538        192,829        244,077        239,381        302,968         76,755       97,797
Net earnings................       70,832        104,957        132,399        129,042        159,676         38,787       55,823
Earnings per common share:
    Basic...................   $     0.50     $     0.71     $     0.87     $     0.82     $     1.01     $     0.25   $     0.35
    Diluted.................   $     0.48     $     0.68     $     0.83     $     0.80     $     0.97     $     0.24   $     0.33
OFFICE DEPOT -- BALANCE
  SHEET DATA
Working capital.............   $  471,114     $  487,333     $  708,984     $  693,795     $  882,805     $  743,419   $  963,990
Total assets................    1,531,092      1,903,983      2,531,217      2,740,317      2,981,089      2,656,126    3,056,784
Long-term debt, less current
  maturities................      367,602        393,800        494,910        416,757        447,020        420,524      450,959
Common stockholders'
  equity....................      590,284        715,271      1,002,995      1,155,945      1,328,905      1,197,813    1,394,944

                                                          FISCAL YEAR ENDED                                  NINE MONTHS ENDED
                               ------------------------------------------------------------------------    ----------------------
                                 JUNE 30,       JUNE 30,       JUNE 30,       JUNE 30,       JUNE 30,      MARCH 31,   MARCH 31,
                                   1993           1994         1995(3)          1996           1997          1997         1998
                               ------------   ------------   ------------   ------------   ------------    ---------   ----------
VIKING -- INCOME STATEMENT
  DATA
Revenues.....................   $  449,687     $  565,055     $  811,899     $1,055,754     $1,286,289     $960,109    $1,121,123
Operating income(4)..........       29,358         47,672         64,499         81,860         94,015       72,500        81,482
Net income...................       17,157         31,780         46,106         60,471         70,120       53,565        63,153
Net income per common
  share:(5)
    Basic....................   $     0.22     $     0.40     $     0.57     $     0.73     $     0.84     $   0.64    $     0.75
    Diluted..................   $     0.21     $     0.38     $     0.54     $     0.70     $     0.81     $   0.62    $     0.73
VIKING -- BALANCE SHEET DATA
Working capital..............   $   68,699     $   95,223     $  127,580     $  146,756     $  197,656     $176,454    $  231,849
Total assets.................      165,345        227,220        308,344        399,641        474,508      491,699       583,440
Stockholders' equity.........      112,660        150,232        208,526        275,029        352,638      322,834       414,006

---------------

(1) Fiscal year consisted of 53 weeks. All other Office Depot fiscal years consisted of 52 weeks.
(2) Net earnings and earnings per common share include costs of approximately $16 million incurred in connection with a September 1996 merger plan which was terminated in July 1997.
(3) Fiscal year consisted of 53 weeks. All other Viking fiscal years consisted of 52 weeks.
(4) Represents operating income as reported in Viking's historical financial statements. In order to conform to Office Depot's presentations, certain reclassifications were made to Viking's financial statements included in the Unaudited Pro Forma Combined Statements of Earnings.
(5) Restated for 2-for-1 stock splits in May 1996 and May 1994.

              SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                  FISCAL YEAR ENDED                 THIRTEEN WEEKS ENDED
                                      ------------------------------------------   -----------------------
                                      DECEMBER 30,   DECEMBER 28,   DECEMBER 27,   MARCH 29,    MARCH 28,
                                        1995(1)          1996           1997          1997         1998
                                      ------------   ------------   ------------   ----------   ----------
PRO FORMA COMBINED STATEMENT OF
  EARNINGS DATA(2):
Sales...............................   $6,233,985     $7,250,931     $8,100,319    $2,125,527   $2,398,677
Net earnings........................      185,060        196,218        234,861        59,535       81,094
Earnings per common share(3):
     Basic..........................   $     0.79     $     0.82     $     0.97    $     0.25   $     0.33
     Diluted........................   $     0.75     $     0.79     $     0.93    $     0.24   $     0.32
Number of shares used in computing
  earnings per common share --
  basic(3)..........................      233,567        239,828        241,755       241,159      243,352
Number of shares used in computing
  earnings per common share --
  diluted(3)........................      258,974        262,570        263,286       262,861      266,372

                                                              MARCH 28,
                                                               1998(4)
                                                              ----------
PRO FORMA COMBINED BALANCE SHEET DATA (2):
Working capital.............................................  $1,132,839
Total assets................................................   3,645,724
Long-term debt, less current maturities.....................     450,959
Common stockholders' equity.................................   1,729,450

---------------

(1) Viking's fiscal year consisted of 53 weeks, Office Depot's fiscal year consisted of 52 weeks.
(2) See Notes to Unaudited Pro Forma Combined Financial Statements.
(3) Viking's share and per share data has been restated for a 2-for-1 stock split in May 1996.
(4) The pro forma combined balance sheet as of March 28, 1998 includes an accrual of $107.5 million for the estimated merger-related and integration expenses and the deferred tax benefit of $28 million relating to those expenses.

COMPARATIVE PER SHARE DATA

     The following table sets forth certain unaudited historical per share data of Office Depot and Viking and combined per share data on an unaudited pro forma basis after giving effect to the Merger on a pooling of interests basis (and assuming the issuance of one share of Office Depot Common Stock in the Merger in exchange for each outstanding share of Viking Common Stock). Viking utilizes a 52- or 53-week fiscal year ending on the last Friday of June; consequently, for the purposes of the preparation of the unaudited pro forma combined per share data, Viking's historical quarterly results were realigned to conform with Office Depot's fiscal year. Viking's per share data also has been restated for a 2-for-1 stock split in May 1996. This data should be read in conjunction with the selected historical financial data and the unaudited pro forma combined financial statements included elsewhere in this Joint Proxy Statement/Prospectus and the separate historical financial statements of Office Depot and Viking incorporated by reference herein. The pro forma consolidated financial data is not necessarily indicative of the operating results or financial position that would have been achieved if the Merger had been consummated as of the beginning of the periods presented, nor is it necessarily indicative of the future operating results or financial position of the combined company. Neither Office Depot nor Viking has ever paid any cash dividends on its Common Stock.

                           COMPARATIVE PER SHARE DATA

                                                      FISCAL YEAR ENDED                   THIRTEEN WEEKS ENDED
                                         --------------------------------------------    ----------------------
                                         DECEMBER 30,    DECEMBER 28,    DECEMBER 27,    MARCH 29,    MARCH 28,
                                             1995            1996            1997          1997         1998
                                         ------------    ------------    ------------    ---------    ---------
HISTORICAL -- OFFICE DEPOT:
Net earnings -- basic..................    $   0.87      $       0.82    $       1.01    $    0.25    $    0.35
Net earnings -- diluted................    $   0.83      $       0.80    $       0.97    $    0.24    $    0.33
Book value.............................    $   6.44      $       7.35    $       8.39    $    7.61    $    8.79

                                                      FISCAL YEAR ENDED                    NINE MONTHS ENDED
                                         --------------------------------------------    ----------------------
                                           JUNE 30,        JUNE 30,        JUNE 30,      MARCH 31,    MARCH 31,
                                           1995(1)           1996            1997          1997         1998
                                         ------------    ------------    ------------    ---------    ---------
HISTORICAL -- VIKING:
Net income -- basic....................    $   0.57      $       0.73    $       0.84    $    0.64    $    0.75
Net income -- diluted..................    $   0.54      $       0.70    $       0.81    $    0.62    $    0.73
Book value.............................    $   2.55      $       3.32    $       4.21    $    3.86    $    4.87

                                                      FISCAL YEAR ENDED                   THIRTEEN WEEKS ENDED
                                         --------------------------------------------    ----------------------
                                         DECEMBER 30,    DECEMBER 28,    DECEMBER 27,    MARCH 29,    MARCH 28,
                                           1995(2)           1996            1997          1997        1998(3)
                                         ------------    ------------    ------------    ---------    ---------
PRO FORMA COMBINED --
  PER OFFICE DEPOT/VIKING SHARE:
Net earnings -- basic..................    $   0.79      $       0.82    $       0.97    $    0.25    $    0.33
Net earnings -- diluted................    $   0.75      $       0.79    $       0.93    $    0.24    $    0.32
Book value.............................    $   5.23      $       6.10    $       7.07    $    6.30    $    7.42
EQUIVALENT PRO FORMA COMBINED --
  PER VIKING SHARE(4):
Net earnings -- basic..................    $   0.79      $       0.82    $       0.97    $    0.25    $    0.33
Net earnings -- diluted................    $   0.75      $       0.79    $       0.93    $    0.24    $    0.32
Book value.............................    $   5.23      $       6.10    $       7.07    $    6.30    $    7.42

---------------
(1) Viking fiscal year consisted of 53 weeks. All other Viking fiscal years consisted of 52 weeks.
(2) Fiscal year consists of 52 weeks for Office Depot and 53 weeks for Viking.
(3) The unaudited pro forma combined balance sheet as of March 28, 1998 includes an accrual of $107.5 million for the estimated merger-related and integration expenses and the deferred tax benefit of $28 million relating to these expenses. See Notes to Unaudited Pro Forma Combined Financial Statements.
(4) The equivalents of Viking's unaudited pro forma per share amounts are the same as the combined pro forma per share amounts per Office Depot/Viking share since the Exchange Ratio is one share of Office Depot Common Stock for each share of Viking Common Stock.

COMPARATIVE MARKET PRICE INFORMATION

     Office Depot Common Stock is quoted on the New York Stock Exchange under the symbol "ODP." Viking Common Stock is listed on the Nasdaq National Market under the symbol "VKNG."

     The table below sets forth, for the fiscal quarters indicated, the reported high and low sale prices of Office Depot Common Stock and Viking Common Stock on the New York Stock Exchange and the Nasdaq National Market, respectively. For purposes of comparison, the Viking Common Stock price information is presented for the fiscal periods of Office Depot rather than for Viking's historical fiscal periods. The Viking Common Stock Price Information also reflects a 2-for-1 stock split in May 1996.

                                                         OFFICE DEPOT
                                                         COMMON STOCK       VIKING COMMON STOCK
                                                      ------------------    --------------------
                                                       HIGH        LOW        HIGH        LOW
                                                      -------    -------    --------    --------
FISCAL YEAR ENDED DECEMBER 30, 1995:
  First Quarter.....................................  $26.500    $22.750    $15.500     $12.500
  Second Quarter....................................   29.500     20.875     18.500      12.500
  Third Quarter.....................................   32.125     27.000     21.125      15.750
  Fourth Quarter....................................   31.750     19.000     24.313      18.625
FISCAL YEAR ENDED DECEMBER 28, 1996:
  First Quarter.....................................   23.875     16.875     29.188      20.875
  Second Quarter....................................   25.625     19.375     34.000      25.750
  Third Quarter.....................................   23.500     12.875     31.750      22.125
  Fourth Quarter....................................   23.750     17.250     30.875      25.000
FISCAL YEAR ENDED DECEMBER 27, 1997:
  First Quarter.....................................   23.250     16.375     29.125      19.125
  Second Quarter....................................   21.250     12.000     21.375      13.500
  Third Quarter.....................................   21.563     14.500     25.000      17.500
  Fourth Quarter....................................   23.688     18.750     25.250      19.750
FISCAL YEAR ENDING DECEMBER 26, 1998:
  First Quarter.....................................   30.063     21.750     25.500      19.500
  Second Quarter....................................   34.750     28.063     32.750      20.050
  Third Quarter (through July 21, 1998).............   37.250     31.500     36.750      31.375

     On May 15, 1998, the last full trading day prior to the execution and delivery of the Merger Agreement and the public announcement thereof, the last reported sale price of Office Depot Common Stock on the New York Stock Exchange was $34.4375 per share, and the last reported sale price of Viking Common Stock on the Nasdaq National Market was $23.938 per share.

     On the Record Date, the most recent practicable date prior to the printing of this Joint Proxy Statement/ Prospectus, the last reported sale price of Office Depot Common Stock on the New York Stock Exchange was $36.188 per share, and the last reported sales price of Viking Common Stock on the Nasdaq National Market was $35.75 per share.

     Because the market price of Office Depot Common Stock is subject to fluctuation, the market value of the shares of Office Depot Common Stock that holders of Viking Common Stock will receive in the Merger may increase or decrease prior to the Merger.

     OFFICE DEPOT AND VIKING STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR OFFICE DEPOT COMMON STOCK AND VIKING COMMON STOCK.

                        THE OFFICE DEPOT SPECIAL MEETING

DATE, TIME AND PLACE

     This Joint Proxy Statement/Prospectus is being furnished to holders of Office Depot Common Stock in connection with the solicitation of proxies by the Office Depot Board of Directors for use at the Office Depot Special Meeting to be held on August 26, 1998, at Office Depot's executive offices, 2200 Old Germantown Road, Delray Beach, Florida, commencing at 11:00 a.m., Eastern time, and at any adjournment or postponement thereof.

     This Joint Proxy Statement/Prospectus and the accompanying forms of proxy are first being mailed to stockholders of Office Depot on or about July 24, 1998.

MATTERS TO BE CONSIDERED AT THE OFFICE DEPOT SPECIAL MEETING

     At the Office Depot Special Meeting, holders of Office Depot Common Stock will be asked to consider and vote upon proposals to approve: (i) the issuance of up to 91,696,026 shares of Office Depot Common Stock in exchange for shares of Viking Common Stock pursuant to the Merger Agreement; (ii) the amendment of
Section 4.1 of the Office Depot Charter to increase the number of authorized shares of Office Depot Common Stock from 400,000,000 to 800,000,000; (iii) the amendment of the Office Depot Long-Term Equity Incentive Plan to increase the number of shares of Office Depot Common Stock reserved for issuance to officers and key employees following the Merger from 15,212,500 to 20,712,500; and (iv) such other matters as may properly be brought before the Office Depot Special Meeting, or any adjournment or postponement thereof.

OFFICE DEPOT BOARD RECOMMENDATIONS

     THE OFFICE DEPOT BOARD HAS UNANIMOUSLY APPROVED THE MERGER, THE MERGER AGREEMENT, THE SHARE ISSUANCE, THE CHARTER AMENDMENT AND THE INCENTIVE PLAN AMENDMENT AND RECOMMENDS THAT HOLDERS OF OFFICE DEPOT COMMON STOCK VOTE IN FAVOR OF THE SHARE ISSUANCE, THE CHARTER AMENDMENT AND THE INCENTIVE PLAN AMENDMENT.

VOTE REQUIRED

     The approval of the Share Issuance and the Incentive Plan Amendment will require the affirmative vote of the holders of a majority of the shares of Office Depot Common Stock represented at the Office Depot Special Meeting. The approval of the Charter Amendment will require the affirmative vote of the holders of a majority of the outstanding shares of Office Depot Common Stock. The approval of the Share Issuance and the consummation of the Merger is not predicated upon the approval of the Charter Amendment or the Incentive Plan Amendment.

VOTING OF PROXIES

     This Joint Proxy Statement/Prospectus is being furnished to Office Depot stockholders in connection with the solicitation of proxies by and on behalf of the Office Depot Board for use at the Office Depot Special Meeting, and is accompanied by a form of proxy.

     All shares of Office Depot Common Stock which are entitled to vote and are represented at the Office Depot Special Meeting by properly executed proxies received prior to or at the Special Meeting, and not revoked, will be voted at the Office Depot Special Meeting in accordance with the instructions indicated on such proxies. If no instructions are indicated, such proxies will be voted for approval of the Share Issuance, the Charter Amendment and the Incentive Plan Amendment.

     If any other matters are properly presented at the Office Depot Special Meeting for consideration, including, among other things, consideration of a motion to adjourn the Office Depot Special Meeting to another time and/or place (including, without limitation, for the purposes of soliciting additional proxies or allowing additional time for the satisfaction of conditions to the Merger), the persons named in the enclosed forms of proxy and acting thereunder will have discretion to vote on such matters in accordance with their best judgment. Proxies voted against the Share Issuance, the Charter Amendment or the Incentive Plan Amendment will not be voted in favor of adjournment for the purpose of the continued solicitation of proxies.

REVOCABILITY OF PROXIES

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with the Secretary of Office Depot, at or before the taking of the vote at the Office Depot Special Meeting, a written notice of revocation bearing a later date than the proxy, (ii) duly executing a later dated proxy relating to the same shares and delivering it to the Secretary of Office Depot before the taking of the vote at the Office Depot Special Meeting or (iii) attending the Office Depot Special Meeting and voting in person (although attendance at the Meeting will not in and of itself constitute a revocation of a proxy). Any written notice of revocation or subsequent proxy should be sent to Office Depot, Inc., 2200 Old Germantown Road, Delray Beach, Florida 33445, Attention: Secretary, or hand delivered to the Secretary of Office Depot at or before the taking of the vote at the Office Depot Special Meeting.

RECORD DATE; STOCK ENTITLED TO VOTE; QUORUM

     The Office Depot Board of Directors has fixed July 20, 1998 as the Record Date for the determination of the Office Depot stockholders entitled to notice of and to vote at the Office Depot Special Meeting. Accordingly, only Office Depot stockholders of record on the Record Date will be entitled to notice of and to vote at the Office Depot Special Meeting. As of the Record Date, there were outstanding and entitled to vote 159,666,751 shares of Office Depot Common Stock (constituting all of the voting stock of Office Depot), which shares were held by approximately 2,741 holders of record. Each holder of record of shares of Office Depot Common Stock on the Record Date is entitled to one vote per share, which may be cast either in person or by properly executed proxy, at the Office Depot Special Meeting.

     The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Office Depot Common Stock entitled to vote at the Office Depot Special Meeting is necessary to constitute a quorum at the Office Depot Special Meeting. Shares of Office Depot Common Stock represented in person or by proxy will be counted for the purpose of determining whether a quorum is present at the Office Depot Special Meeting. Shares that are present and entitled to vote which abstain from voting as to a particular matter will be treated as shares that are present and entitled to vote at the Office Depot Special Meeting for purposes of determining whether a quorum exists. The Share Issuance and the Incentive Plan Amendment must be approved by the holders of a majority of the shares of Office Depot Common Stock represented at the Office Depot Special Meeting. The approval of the Charter Amendment will require the affirmative vote of the holders of a majority of the shares of Office Depot Common Stock. Abstentions will have the same effect as a vote against the Share Issuance, the Charter Amendment and the Incentive Plan Amendment.

     As of the Record Date, directors and executive officers of Office Depot and their affiliates may be deemed to have or share beneficial ownership of approximately 2.1% of the outstanding shares of Office Depot Common Stock. Each of the directors and executive officers of Office Depot has advised Office Depot that he or she intends to vote or direct the vote of all shares of Office Depot Common Stock over which he or she has or shares voting control for approval of the Merger Agreement. See "OFFICE DEPOT, INC. -- Security Ownership of Certain Beneficial Owners and Management."

SOLICITATION OF PROXIES

     All expenses of Office Depot's solicitation of proxies, including the cost of mailing this Joint Proxy Statement/Prospectus to Office Depot stockholders, will be borne by Office Depot. In addition to solicitation by use of the mails, proxies may be solicited from Office Depot stockholders by directors, officers and employees of Office Depot in person or by telephone or other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. Office Depot has retained Corporate Investor Communications, Inc., a proxy solicitation firm, for assistance in connection with the solicitation of proxies for the Office Depot Special Meeting at a cost of approximately $6,500 plus reimbursement of reasonable out-of-pocket expenses. Arrangements will also be made with brokerage houses, custodians, nominees and fiduciaries for the forwarding of proxy solicitation materials to beneficial owners of shares held of record by such brokerage houses, custodians, nominees and fiduciaries, and Office Depot will reimburse such brokerage houses, custodians, nominees and fiduciaries for their reasonable expenses incurred in connection therewith.

                           THE VIKING SPECIAL MEETING

DATE, TIME AND PLACE

     This Joint Proxy Statement/Prospectus is being furnished to holders of Viking Common Stock in connection with the solicitation of proxies by the Viking Board of Directors for use at the Viking Special Meeting to be held on August 26, 1998, at Viking's executive offices, 950 West 190th Street, Torrance, California, commencing at 8:00 a.m., Pacific time (11:00 a.m., Eastern time), and at any adjournment or postponement thereof.

     This Joint Proxy Statement/Prospectus and the accompanying forms of proxy are first being mailed to stockholders of Viking on or about July 24, 1998.

MATTERS TO BE CONSIDERED AT THE VIKING SPECIAL MEETING

     At the Viking Special Meeting, holders of Viking Common Stock will be asked to consider and vote upon: (i) the Merger Proposal; and (ii) such other matters as may properly be brought before the Viking Special Meeting, or any adjournment or postponement thereof.

VIKING BOARD RECOMMENDATIONS

     THE VIKING BOARD HAS UNANIMOUSLY APPROVED THE MERGER AND THE MERGER AGREEMENT AND RECOMMENDS THAT HOLDERS OF VIKING COMMON STOCK VOTE IN FAVOR OF THE APPROVAL OF THE MERGER PROPOSAL.

VOTE REQUIRED

     The approval of the Merger Proposal will require the affirmative vote of the holders of a majority of the shares of Viking Common Stock outstanding as of the Record Date.

VOTING OF PROXIES

     This Joint Proxy Statement/Prospectus is being furnished to Viking stockholders in connection with the solicitation of proxies by and on behalf of the Viking Board for use at the Viking Special Meeting, and is accompanied by a form of proxy.

     All shares of Viking Common Stock which are entitled to vote and are represented at the Viking Special Meeting by properly executed proxies received prior to or at the Viking Special Meeting, and not revoked, will be voted at such Meeting in accordance with the instructions indicated on such proxies. If no instructions are indicated, such proxies will be voted for approval of the Merger Proposal.

     If any other matters are properly presented at the Viking Special Meeting for consideration, including, among other things, consideration of a motion to adjourn such Meeting to another time and/or place (including, without limitation, for the purposes of soliciting additional proxies or allowing additional time for the satisfaction of conditions to the Merger), the persons named in the enclosed forms of proxy and acting thereunder will have discretion to vote on such matters in accordance with their best judgment. Proxies voted against the Merger Proposal will not be voted in favor of adjournment for the purpose of the continued solicitation of proxies.

REVOCABILITY OF PROXIES

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by: (i) filing with the Secretary of Viking, at or before the taking of the vote at the Viking Special Meeting, a written notice of revocation bearing a later date than the proxy; (ii) duly executing a later dated proxy relating to the same shares and delivering it to the Secretary of Viking before the taking of the vote at the Viking Special Meeting; or (iii) attending the Viking Special Meeting and voting in person (although attendance at the Special Meeting will not in and of itself constitute a revocation of a proxy). Any written notice of revocation or subsequent proxy should be sent to Viking Office Products, Inc.,

950 West 190th Street, Torrance, California 90502, Attention: Secretary, or hand delivered to the Secretary of Viking at or before the taking of the vote at the Viking Special Meeting.

RECORD DATE; STOCK ENTITLED TO VOTE; QUORUM

     The Viking Board of Directors has fixed July 20, 1998 as the Record Date for the determination of the Viking stockholders entitled to notice of and to vote at the Viking Special Meeting. Accordingly, only Viking stockholders of record on the Record Date will be entitled to notice of and to vote at the Viking Special Meeting. As of the Record Date, there were outstanding and entitled to vote 85,329,976 shares of Viking Common Stock (constituting all of the voting stock of Viking), which shares were held by approximately 1,480 holders of record. Each holder of record of shares of Viking Common Stock on the Record Date is entitled to one vote per share, which may be cast either in person or by properly executed proxy, at the Viking Special Meeting.

     The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Viking Common Stock entitled to vote at the Viking Special Meeting is necessary to constitute a quorum at the Viking Special Meeting. Shares of Viking Common Stock represented in person or by proxy will be counted for the purpose of determining whether a quorum is present at the Viking Special Meeting. Shares which abstain from voting as to a particular matter will be treated as shares that are present and entitled to vote at the Viking Special Meeting for purposes of determining whether a quorum exists. The Merger Proposal must be approved by the holders of a majority of the shares of Viking Common Stock outstanding on the Record Date; consequently, abstentions will have the same effect as a vote against the Merger Proposal.

     As of the Record Date, directors and executive officers of Viking and their affiliates may be deemed to have or share beneficial ownership of approximately 6.1% of the outstanding shares of Viking Common Stock. Each of the directors and executive officers of Viking has advised Viking that he or she intends to vote or direct the vote of all shares of Viking Common Stock over which he or she has or shares voting control for approval of the Merger Proposal. See "VIKING OFFICE PRODUCTS, INC. -- Security Ownership of Certain Beneficial Owners and Management."

SOLICITATION OF PROXIES

     All expenses of Viking's solicitation of proxies, including the cost of mailing this Joint Proxy Statement/ Prospectus to Viking stockholders, will be borne by Viking. In addition to solicitation by use of the mails, proxies may be solicited from Viking stockholders by directors, officers and employees of Viking in person or by telephone or other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. Viking has retained Corporate Investor Communications, Inc., a proxy solicitation firm, for assistance in connection with the solicitation of proxies for the Viking Special Meeting at a cost of approximately $6,500 plus reimbursement of reasonable out-of-pocket expenses. Arrangements will also be made with brokerage houses, custodians, nominees and fiduciaries for forwarding of proxy solicitation materials to beneficial owners of shares held of record by such brokerage houses, custodians, nominees and fiduciaries, and Viking will reimburse such brokerage houses, custodians, nominees and fiduciaries for their reasonable expenses incurred in connection therewith.

     VIKING STOCKHOLDERS SHOULD NOT SEND ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS.

                                  RISK FACTORS

     The following risk factors, in addition to the other information contained or incorporated by reference in this Joint Proxy Statement/Prospectus, should be considered by holders of the Office Depot Common Stock in evaluating whether to approve the Share Issuance, Charter Amendment and Incentive Plan Amendment and by holders of Viking Common Stock in evaluating whether to approve the Merger Proposal and thereby become holders of Office Depot Common Stock.

RISKS RELATING TO THE MERGER

     Integration of Operations. Office Depot, headquartered in Florida, operates more than 600 office products superstores in various markets across the United States and Canada, operates a Business Services Division providing delivery and contract stationer services to businesses throughout the United States and operates internationally through joint ventures or licensed operations in Colombia, France, Hungary, Israel, Japan, Mexico, Poland and Thailand. Viking sells office products to small and medium-sized businesses in the United States, Europe and Australia through direct marketing catalogs and database marketing programs. Integrating the operations and management of Office Depot and Viking will be a complex process, and there can be no assurance that this integration will be completed rapidly or will result in the achievement of all of the anticipated synergies and other benefits expected to be realized from the Merger. Moreover, the integration of Office Depot and Viking will require significant management attention, which may temporarily distract management from its usual focus on the daily operations of the combined company. The inability of management to integrate successfully the operations of Office Depot and Viking, or any significant delay in achieving such integration, could have a material adverse effect on the business and operating results of the combined company. See "THE MERGER -- Recommendations of the Office Depot Board; Office Depot's Reasons for the Merger" and "-- Recommendations of the Viking Board; Viking's Reasons for the Merger."

     Merger-Related Charges. Office Depot and Viking estimate that, as a result of the Merger, the combined company will incur consolidation and integration expenses of approximately $72.5 million. In addition, it is expected that Office Depot and Viking will incur merger-related expenses of approximately $35 million, consisting of investment banking, legal and accounting fees and financial printing and other related charges. The combined company expects to expense the majority of the $107.5 million charge relating to the above-referenced expenses in fiscal 1998. The amount of these charges is a preliminary estimate and is subject to change. Moreover, additional unanticipated expenses may be incurred in connection with the integration of the businesses of Office Depot and Viking.

     Fixed Conversion Ratio Does Not Reflect Changes in Stock Prices. The number of shares of Office Depot Common Stock into which each share of Viking Common Stock is to be converted in the Merger is fixed. The market value of Office Depot Common Stock and/or Viking Common Stock at the Effective Time of the Merger may vary significantly from the price as of the date of execution of the Merger Agreement, the date hereof or the date on which Office Depot and Viking stockholders vote on the Merger due to, among other factors, market perception of the synergies expected to be achieved by the Merger, changes in the business, operations or prospects of Office Depot or Viking, market assessments of the likelihood that the Merger will be consummated and the timing thereof, and general market and economic conditions. Because the Exchange Ratio will not be adjusted to reflect changes in the market value of Office Depot Common Stock or Viking Common Stock, the market value of the Office Depot Common Stock issued in the Merger, and the market value of the Viking Common Stock surrendered in the Merger, may be higher or lower than the value of such shares at the time the Merger was negotiated or approved by the Office Depot Board and the Viking Board.

RISKS RELATING TO OFFICE DEPOT AND VIKING

     Competition. Both Office Depot and Viking operate in highly competitive marketplaces in which they compete with a variety of retailers, direct-mail marketers, dealers and distributors. Office Depot competes in many of its geographic markets with office products superstores including OfficeMax and Staples, as well as Corporate Express, Boise Cascade, U.S. Office Products and other high-volume office products retailers, independent dealers, contract stationers, mail order stationers, wholesale clubs, mass merchandisers, consumer electronics retailers, computer superstores and manufacturers. Viking competes with numerous companies including Quill, Reliable, OfficeMax and Staples in the United States; Bruneau and JPG, in France; Overtoom in Belgium; Neat Ideas in the United Kingdom; and Printus and others in Germany -- all of which are high-volume direct-mail marketers of office products. Some of the current and potential competitors of Office Depot and Viking in the office products industry are larger and have greater financial resources than Office Depot and Viking, even as a combined company. No assurance can be given that this competition will not have an adverse effect on the combined business of Office Depot and Viking.

     Growth Strategy. An aggressive store growth strategy is an integral part of the business plan of Office Depot. Office Depot opened 41 new office supply stores in the United States and Canada in fiscal 1997 and opened 60 new office supply stores in fiscal 1996. Viking has opened five distribution centers in Europe and Australia and three distribution centers in the United States since the beginning of fiscal 1996. Viking has based its expansion strategy in part upon entering new countries, and continued growth in existing markets, including the addition of distribution centers as required by customer demand. Management of both companies anticipate that the combined company will continue to pursue this aggressive growth strategy following the Merger. There can be no assurance that the combined company will be able to identify and lease favorable sites, hire, train and integrate employees and adapt its management and operational systems to the extent necessary to fulfill its expansion plans. The failure to open new stores, retain existing customers and attract new customers in accordance with Office Depot's and Viking's growth plans could have a material adverse effect upon future sales and profits. Moreover, the expansion strategy of Office Depot is based in part on the continued addition of new stores to its suburban store network in existing markets to take advantage of economies of scale in marketing, distribution and supervision costs; this can result in the "cannibalization" of sales of existing stores. In addition, there can be no assurance that the new stores opened will achieve sales or profit levels commensurate with those of existing stores.

     Fluctuations in Quarterly Operating Results. Both Office Depot and Viking have experienced in the past, and either company (or, following the Merger, the combined company) may experience in the future, fluctuations in its quarterly operating results. There can be no assurance that the combined company will continue to realize the earnings growth experienced by the two companies over recent years, or that earnings in any particular quarter will not fall short of either a prior fiscal quarter or investors' expectations. Factors such as the number of new store openings (pre-opening costs are expensed as incurred, and newer stores are less profitable than mature stores), the extent to which new stores cannibalize sales of existing stores, the ability to reach new consumers via direct-mail catalogs, the mix of products sold, pricing actions of competitors, the level of advertising and promotional expenses, seasonality, and one-time charges associated with acquisitions, new country openings or other events could contribute to variability in quarterly operating results. In addition, both companies' expense levels are based in part on expectations of future sales levels, and a shortfall in expected sales could therefore result in a disproportionate decrease in net income.

     Management of Growth. The businesses of both Office Depot and Viking, including the number of stores and distribution centers and the number of employees, have grown significantly over the past several years. Office Depot has consummated a number of significant acquisitions in the last few years, and may make additional acquisitions in the future. This growth has resulted in integration and expansion costs and placed significant demands on the management and operational systems of both companies. To manage the anticipated growth effectively, each of Office Depot and Viking (and, following the Merger, the combined company) will be required to continue to upgrade its operational and financial systems, expand its management teams and increase and effectively manage its employees.

     International Operations. Both Office Depot and Viking have a presence in international markets, primarily through joint venture or licensing arrangements for Office Depot and through subsidiaries for Viking. Viking has an extensive network of distribution centers and call centers in Europe and Australia. Office Depot may enter additional international markets in the future. Operations in foreign markets are subject to risks similar to those affecting domestic operations described above, as well as a number of risks inherent in foreign operations, including local customs and competitive conditions, foreign currency fluctuations and changes in foreign tax rates. Viking's and Office Depot's operations around the world are dependent on the performance and costs of each country's postal system and telecommunications network. Office Depot's foreign operations are at an early stage of development and are currently unprofitable in the aggregate, and there can be no assurance that they will become profitable. Viking's foreign operations are more mature and accounted for over 50% of its operating profit in fiscal 1997, though there can be no assurance that the foreign operations will continue to be profitable.

     Future Cash Needs. Office Depot and Viking each currently expects that the cash and cash equivalents of the combined company, together with the funds available under Office Depot's and Viking's existing credit agreements and credit lines expected to be obtained in the future, will be sufficient to fund the planned store openings and other operating cash needs of Office Depot and Viking for at least the next twelve months. There can be no assurance, however, that the combined company will not require additional sources of financing prior to such time as a result of unanticipated cash needs or opportunities, an expanded growth strategy or lower than expected operating results. There also can be no assurance that the additional funds required, whether within the next twelve months or thereafter, will be available on satisfactory terms, if at all.

                                   THE MERGER

GENERAL

     The Merger Agreement provides that the Merger will be consummated if the approvals of the Office Depot and Viking stockholders required therefor are obtained and all other conditions to the Merger are satisfied or waived. Upon consummation of the Merger, Merger Sub will be merged with and into Viking, the separate corporate existence of Merger Sub will cease, and Viking will continue as the surviving corporation and a wholly owned subsidiary of Office Depot. Pursuant to the Merger, each outstanding share of Viking Common Stock (other than shares owned by Viking as treasury stock or by its subsidiaries or by Office Depot or its subsidiaries, all of which will be canceled and retired) will be converted into one share of Office Depot Common Stock, subject to dissenters' rights.

     Based upon the outstanding shares of Office Depot and Viking as of the Record Date, the stockholders of Viking immediately prior to the consummation of the Merger would own approximately 35% of the outstanding Office Depot Common Stock immediately following consummation of the Merger. Such percentage could change depending upon whether shares of Office Depot Common Stock and Viking Common Stock, issuable upon exercise of outstanding Office Depot and Viking stock options or other rights, are issued, and whether and to what extent Viking stockholders exercise dissenters' rights.

BACKGROUND OF THE MERGER

     In light of continuing consolidation in the office products industry, Viking retained Merrill Lynch and Warburg Dillon Read on May 8, 1997 to explore strategic alternatives. Subsequently, in accordance with discussions with Merrill Lynch, Warburg Dillon Read and Viking's directors, management explored numerous strategic alliances, alternatives and options.

     In January 1998, Office Depot asked Merrill Lynch, which had previously represented Office Depot, to contact Viking about the possibility of a strategic transaction. In late January 1998, senior management of Office Depot and Viking met in Los Angeles to conduct preliminary discussions regarding the possibility of some type of business combination. These conversations were exploratory in nature and did not progress beyond the preliminary stage.

     During February 1998, Viking's management consulted with its advisors to consider the strategic rationale for a business combination involving Office Depot and decided to proceed with further discussions.

     A confidentiality agreement was entered into by Office Depot and Viking and certain information was exchanged in March 1998. Later that month, representatives of Office Depot and Viking met.

     Beginning in early April 1998, management of Viking had discussions with its outside directors to consider the potential benefits of a business combination with Office Depot.

     During late April and early May 1998, Viking's representatives and advisors and Office Depot's representatives and advisors had various meetings to further discuss the potential benefits and opportunities which could accrue from a merger, possible exchange ratios, and other terms. By May 11, 1998, the managements of both Viking and Office Depot believed that it was advisable to inform their respective Boards of Directors of the progress of discussions and instruct their respective counsels to begin preparing documentation for a strategic business combination.

     From May 12, 1998 through May 17, 1998, Viking and Office Depot and their respective advisors proceeded to work on, and hold a series of meetings and discussions regarding, the Merger Agreement, Stock Option Agreements and related documents and the financial, legal and accounting "due diligence" investigation of the respective companies. During this period, management of each of Office Depot and Viking held internal discussions and meetings with their respective advisors to evaluate the potential benefits of a business combination of the two companies and continued discussions with their respective directors regarding the potential benefits of such a transaction. Representatives and advisors of Viking and Office Depot also held several meetings to negotiate the principal business terms of the Merger during that week.

     At meetings of the Viking Board held on May 11 and 12, 1998, the Viking directors discussed with Viking's management, and representatives of Latham & Watkins and Ervin, Cohen & Jessup LLP, the status of the merger discussions with Office Depot as well as the proposed terms of the Merger and the effects of the Merger on Viking and the combined companies. See "-- Recommendations of the Office Depot Board; Office Depot's Reasons for the Merger" and
"-- Recommendation of the Viking Board; Viking's Reasons for the Merger."

     At the meeting of the Office Depot Board held on May 14, 1998, the Office Depot directors discussed the status of merger negotiations. In addition, the directors discussed the strategic justification for the Merger and prospective financial and legal terms. These items were discussed with various members of Office Depot's management and with representatives of PJSC and Simpson Thacher & Bartlett. See "-- Recommendations of the Office Depot Board; Office Depot's Reasons for the Merger" and "-- Recommendation of the Viking Board; Viking's Reasons for the Merger."

     The Viking Board met again on the morning of May 16, 1998, at which meeting the proposed terms of the Merger Agreement were discussed, and Viking's management and advisors made presentations concerning the Merger. Merrill Lynch and Warburg Dillon Read each delivered their respective oral opinion that, as of such date and based upon and subject to certain factors and assumptions, the Exchange Ratio was fair to the holders of Viking Common Stock from a financial point of view. At that meeting, the Viking Board unanimously approved the Merger Agreement and unanimously recommended that the holders of Viking Common Stock vote in favor of the approval and adoption of the Merger Proposal.

     The Office Depot Board reconvened on May 17, 1998 and discussed the terms of the Merger Agreement with representatives of PJSC and Simpson Thacher & Bartlett. They also discussed certain aspects of Viking's operations and revisited strategic concerns relating to the Merger. Simpson Thacher & Bartlett provided a description of the Merger Agreement and Stock Option Agreements. PJSC delivered its oral opinion that, as of such date and based upon and subject to certain factors and assumptions, the Exchange Ratio was fair to Office Depot from a financial point of view. This opinion was subsequently confirmed in a written opinion dated May 18, 1998. The Office Depot Board, with one director absent, unanimously approved the Merger Agreement and unanimously recommended that the holders of Office Depot Common Stock vote in favor of the Share Issuance pursuant to the Merger Agreement.

     On May 17, 1998, the Viking Board reconvened. Merrill Lynch and Warburg Dillon Read each delivered their respective written opinion that, as of such date and based upon and subject to the factors and assumptions set forth therein, the Exchange Ratio was fair to the holders of Viking Common Stock from a financial point of view. The Viking Board unanimously reaffirmed its approval and recommendation of the Merger Proposal.

     On May 18, 1998, following the amendment of the Viking Rights Plan to render such plan inapplicable to the Merger, Viking and Office Depot executed and delivered the Merger Agreement and related documents and made a joint public announcement regarding the Merger Agreement.

RECOMMENDATIONS OF THE OFFICE DEPOT BOARD; OFFICE DEPOT'S REASONS FOR THE MERGER

     THE OFFICE DEPOT BOARD BELIEVES THAT THE CONSUMMATION OF THE MERGER IS IN THE BEST INTERESTS OF OFFICE DEPOT AND ITS STOCKHOLDERS, AND UNANIMOUSLY RECOMMENDS THAT THE OFFICE DEPOT STOCKHOLDERS VOTE FOR APPROVAL OF THE SHARE ISSUANCE AT THE OFFICE DEPOT SPECIAL MEETING.

     The Office Depot Board believes that the Merger represents an attractive strategic fit between two leading companies with similar business strategies, as well as complementary operations and geographic presences. The Office Depot Board believes that the combined company will have greater financial strength, operational efficiencies, earning power and growth potential than either Office Depot or Viking would have on its own. In particular, the Office Depot Board believes that significant strategic benefit will come from the combination of Office Depot's leading position in store, delivery and contract operations in North America with Viking's leading position in mail order operations in North America and internationally. In this regard, the Office Depot Board reviewed a number of potential benefits of the Merger which it believed would contribute to the success of the combined company and thus inure to the benefit of stockholders of both companies, including the following:

          Synergies of the Combined Company. On a pro forma basis, giving effect to the Merger, the combined company would have had revenues in 1997 in excess of $8 billion, more than 600 stores in the United States and Canada, and direct-mail catalog customers in 19 countries. The Office Depot Board believes that the Merger will produce a number of important synergies, including (i) reduced product costs as a result of greater purchasing volume; (ii) reduced advertising and marketing expenses as a percentage of revenues of the combined company as a result of the elimination of redundant advertising and lower catalog production costs;
     (iii) reduced distribution costs as a percentage of revenues of the combined company resulting from the combination of distribution networks; and (iv) reduced general and administrative expenses as a result of the opportunity to leverage certain financial and administrative functions over a larger operation and the elimination of duplicate costs.

          Combination of the Most Favorable Attributes of the Companies. The combined company will be able to take advantage of the best personnel and the best operating systems and practices currently employed by Office Depot and Viking. For example, the management team will be expanded to include highly skilled executive officers of both Office Depot and Viking, and the computer and information systems of the combined company will utilize the best attributes of the systems currently used by each of Office Depot and Viking.

          Complementary Distribution Centers and Delivery Networks. The combined company will have distribution centers and delivery operations that service customers throughout the United States, Europe and Australia. Savings will be realized as a result of the combined company's ability to consolidate its delivery systems and networks and eliminate duplicate facilities.

     In reaching its decision to approve the Merger Agreement and the Share Issuance, the Office Depot Board also considered the following factors:

          (i) The recent historical performance of Office Depot Common Stock and Viking Common Stock. See "SUMMARY -- Comparative Market Price Information."

          (ii) Certain historical and prospective financial information regarding Office Depot and Viking; in particular, the impact of Viking's operations on the combined company's results of operations and future cash flow. See "UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS."

          (iii) Information concerning Office Depot's and Viking's respective businesses, assets, management, competitive position and prospects.

          (iv) The potential accretive impact on earnings per share for the stockholders of both companies in 1999 and 2000. See "-- Opinions of the Financial Advisors."

          (v) Enhanced ability to expand into Europe, Australia and other foreign markets.

          (vi) Current industry, economic and market conditions, including recent acquisitions and combinations in the industry.

          (vii) The long-term growth potential of the combined company.

          (viii) Viking's absence of debt and its beneficial impact on the ability of the combined company to continue to grow and make future acquisitions and capital investments utilizing its existing capital resources. See "UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS."

          (ix) The likelihood that the Merger could be consummated.

          (x) The expectation that the Merger will be accounted for as a pooling of interests. See "-- Accounting Treatment."

          (xi) The structure of the transaction and the terms of the Merger Agreement.

          (xii) The opinion of PJSC as to the fairness to Office Depot from a financial point of view of the Exchange Ratio, as described below. See "-- Opinions of the Financial Advisors" and "-- Interests of Certain Persons in the Merger."

          (xiii) The compatibility of the corporate cultures and operating philosophies of the companies.

     Prior to taking action on the Merger Agreement, the Office Depot Board received presentations from, and reviewed the terms and conditions of the Merger Agreement with, Office Depot's management, outside financial advisor and legal counsel. The Office Depot Board also considered a number of potential risks relating to the Merger discussed in "RISK FACTORS."

     The foregoing discussion of the information and factors considered and given weight by the Office Depot Board is not intended to be exhaustive. In view of the variety of factors considered in connection with its evaluation of the Merger, the Office Depot Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual members of the Office Depot Board may have given different weights to different factors.

RECOMMENDATIONS OF THE VIKING BOARD; VIKING'S REASONS FOR THE MERGER

     THE VIKING BOARD BELIEVES THAT THE CONSUMMATION OF THE MERGER IS IN THE BEST INTERESTS OF VIKING AND ITS STOCKHOLDERS, AND UNANIMOUSLY RECOMMENDS THAT THE VIKING STOCKHOLDERS VOTE FOR APPROVAL OF THE MERGER PROPOSAL AT THE VIKING SPECIAL MEETING.

     The Viking Board believes that the Merger represents an attractive strategic fit between the two companies. The Merger will leverage the unique geographical strength of each company as well as provide the opportunity to service all sizes and segments of the office products business worldwide. The Viking Board believes that the combined company, following the Merger, will have greater financial strength, operational efficiencies, purchasing and earning power, as well as faster growth potential, than either company would have on its own. The Viking Board has identified a number of potential benefits of the Merger which it believes will contribute to the success of the combined company and thus inure to the benefit of stockholders of both companies. Such benefits include the following:

          Synergies of the Combined Company. Office Depot and Viking, as a combined company, would have had over $8 billion in revenues for fiscal 1997, and operated in 19 countries around the world. The Viking Board believes that the Merger should result in a number of important synergies, including (i) reduced product costs for Viking in the United States because of Office Depot's size in North America, and lower product costs in Europe for Office Depot because of Viking's expansive operations in Europe, which account for approximately 60% of its revenues; (ii) reduced distribution costs (as a percentage of revenues of the combined company) as a result of combining the overlapping distribution networks of the two companies; (iii) reduced advertising and marketing expenses (as a percentage of revenues of the combined company), primarily through the consolidation of catalog production processes and the application of Viking's database marketing techniques to Office Depot; (iv) reduced general and administrative expenses (as a percentage of revenues of the combined company) resulting from the opportunity to leverage certain financial and administrative functions over a larger operations and the elimination of certain duplicative costs.

          International Growth and Expansion. Following the Merger, the combined company intends to utilize Viking's extensive international infrastructure to grow sales of office products to all businesses, small, medium and large, through all channels, including superstores, mail order, contract, telemarketing and electronic commerce. Management of Office Depot and Viking expect to enter additional countries utilizing a jointly developed strategic plan, management team and infrastructure, and further expect to secure new customers more quickly and at a lower cost.

          Combination of the Most Favorable Attributes of the Companies. The combined company will be able to take advantage of the best personnel, operating systems and practices currently employed by each company. For example, the management team of the combined company following the Merger will include highly skilled executive officers of both Office Depot and Viking, and the computer and information systems of the combined company will utilize the strongest attributes of the systems currently used by each company.

          Complementary Delivery Network. Both Office Depot and Viking have delivery operations that service customers throughout the United States. The consolidation of delivery networks and the concurrent elimination of duplicate delivery truck routes will achieve cost savings.

          Expand Viking's Service Levels. Utilizing Office Depot's distribution network will result in same-day service to more U.S. markets than Viking is currently providing.

     In reaching its conclusion to approve the Merger Agreement, the Viking Board consulted with management of Viking and its financial and legal advisors and considered factors which include the following:

          (i) The effectiveness of the Merger in implementing and accelerating Viking's basic long-term growth strategy.

          (ii) The financial performance and condition, and businesses and prospects of Viking and Office Depot, including, but not limited to, information with respect to their respective recent and historic stock prices and earnings performance. The Viking Board considered the detailed financial analyses presented by Warburg Dillon Read and Merrill Lynch, using the pro forma financial information provided by the respective managements of Viking and Office Depot, as well as the Viking Board's own knowledge of Viking, Office Depot and their respective businesses.

          (iii) The oral opinion of each of Warburg Dillon Read and Merrill Lynch that, as of May 17, 1998, the Exchange Ratio was fair to the holders of the Viking Common Stock from a financial point of view. See "-- Opinions of the Financial Advisors."

          (iv) The terms of the Merger Agreement and the Stock Option Agreements, which are reciprocal in nature. The Viking Board also considered certain other information regarding the Merger, including the terms and structure of the Merger and the proposed arrangements with respect to the Board of Directors and management structure and operations of the combined company following the Merger. See "-- Management and Operations Following the Merger."

          (v) The effect on Viking stockholders of Viking's continuing as a stand-alone entity compared to the effect of Viking's combining with Office Depot, in light of the factors summarized above with respect to the financial condition and prospects of the two companies on a stand-alone basis and as a combined company, and the current economic, financial and business environment.

          (vi) The likelihood of the Merger being approved by the appropriate regulatory authorities. See "-- Regulatory Approvals Required."

          (vii) The expectation that the Merger will be a tax-free transaction to Viking and its stockholders and will be accounted for as a pooling of interests transaction. See "-- Certain Federal Income Tax Consequences" and "-- Accounting Treatment."

          (viii) The effect of the Merger on Viking's other constituencies, including its senior management and other employees, customers and the communities served by Viking. See "-- Interests of Certain Persons in the Merger."

     The Viking Board also considered a number of potential risks relating to the Merger, including (i) the difficulty and management distraction inherent in integrating two large and geographically dispersed operations and the risk that the synergies and benefits sought in the Merger would not be fully achieved,
(ii) the risk that the Merger would not be consummated, (iii) the effect of the public announcement of the Merger on the market price of Viking's and Office Depot's Common Stock and (iv) the substantial charges expected to be incurred by Office Depot and Viking in connection with the Merger. See "RISK FACTORS." The Viking Board reached the conclusion that these risks were outweighed by the potential benefits to be realized from the Merger.

     The foregoing discussion of the information and factors considered by the Viking Board is not intended to be exhaustive. In view of the wide variety of information and factors considered, the Viking Board did not find it practical to, and did not, assign any relative or specific weights to the foregoing factors, and individual directors may have given differing weights to different factors.

OPINIONS OF THE FINANCIAL ADVISORS

  Office Depot

     PJSC has acted as financial advisor to Office Depot in connection with the Merger. At the May 17, 1998 meeting of the Office Depot Board, PJSC delivered its oral opinion to the Office Depot Board, subsequently confirmed in a written opinion dated May 18, 1998 (the "PJSC Opinion"), to the effect that, based upon and subject to various considerations set forth in such opinion, as of May 18, 1998, the Exchange Ratio is fair to Office Depot from a financial point of view. No limitations were imposed by the Office Depot Board upon PJSC with respect to investigations made or procedures followed by PJSC in rendering the PJSC Opinion.

     THE FULL TEXT OF THE PJSC OPINION, WHICH SETS FORTH ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED, LIMITATIONS ON AND SCOPE OF THE REVIEW BY PJSC IN RENDERING THE PJSC OPINION, IS ATTACHED TO THIS JOINT PROXY STATEMENT/PROSPECTUS AS ANNEX II AND IS INCORPORATED BY REFERENCE HEREIN. THE PJSC OPINION IS DIRECTED ONLY TO THE FAIRNESS OF THE EXCHANGE RATIO TO OFFICE DEPOT FROM A FINANCIAL POINT OF VIEW, HAS BEEN PROVIDED TO THE OFFICE DEPOT BOARD IN CONNECTION WITH ITS EVALUATION OF THE MERGER, DOES NOT ADDRESS ANY OTHER ASPECT OF THE MERGER AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY HOLDER OF OFFICE DEPOT COMMON STOCK AS TO HOW TO VOTE AT THE OFFICE DEPOT SPECIAL MEETING. THE SUMMARY OF THE PJSC OPINION SET FORTH IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION. HOLDERS OF OFFICE DEPOT COMMON STOCK ARE URGED TO READ THE PJSC OPINION CAREFULLY AND IN ITS ENTIRETY.

     In connection with the PJSC Opinion, PJSC: (i) reviewed certain publicly available financial statements and other information of Office Depot and Viking, respectively; (ii) reviewed certain internal financial statements and other financial and operating data concerning Office Depot and Viking prepared by the management of Office Depot and Viking, respectively; (iii) reviewed certain financial projections for Office Depot and Viking, including estimates of certain potential benefits of the proposed Merger, prepared by the management of Office Depot and Viking, respectively; (iv) discussed the past and current operations, financial condition and prospects of Office Depot and Viking with management of Office Depot and Viking, respectively; (v) reviewed the reported prices and trading activity of Office Depot Common Stock and Viking Common Stock; (vi) compared the financial performance and condition of Office Depot and Viking and the reported prices and trading activity of Office Depot Common Stock and Viking Common Stock with that of certain other companies the equity securities of which are publicly traded; (vii) reviewed publicly available information regarding the financial terms of certain recent transactions in the office supply industry and in other industries generally; (viii) participated in certain discussions among representatives of each of Office Depot and Viking;
(ix) reviewed the Merger Agreement; and (x) performed such other analyses as PJSC deemed appropriate for purposes of arriving at and preparing the PJSC Opinion.

     In rendering the PJSC Opinion, PJSC assumed and relied upon the accuracy and completeness of the information reviewed by PJSC for the purposes of the PJSC Opinion and PJSC did not assume any responsibility for independent verification of such information. With respect to the financial projections, including the estimates made by Office Depot's and Viking's management of certain potential benefits of the proposed Merger, PJSC assumed that the financial projections were reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of Office Depot and Viking, respectively. PJSC expressed no view as to, and assumed no responsibility for, such projections or the assumptions on which they are based. PJSC did not make an independent valuation or appraisal of the assets or liabilities of Office Depot or Viking, nor was PJSC furnished with any such valuation or appraisal. PJSC assumed that the Merger will be accounted for as a pooling of interests for accounting purposes. The PJSC Opinion was necessarily prepared and delivered based on economic, market and other conditions as in effect on, and the information made available to PJSC as of, May 15, 1998. Although subsequent developments may affect the PJSC Opinion, PJSC does not have any obligation to update, revise or reaffirm its opinion.

     The forecasts or projections furnished to PJSC for Office Depot and Viking were prepared by the management of Office Depot and Viking. As a matter of policy, Office Depot and Viking do not publicly disclose internal management forecasts, projections or estimates of the type furnished to PJSC in connection with its analysis of the Merger, and such forecasts, projections and estimates were not prepared with a view towards public disclosure. These forecasts, projections and estimates were based on numerous variables and assumptions which are inherently uncertain and which may not be within the control of the management of Office Depot and Viking, including, without limitation, general economic, regulatory and competitive conditions. Accordingly, actual results could vary materially from those set forth in such forecasts, projections and estimates. See "INFORMATION REGARDING FORWARD-LOOKING STATEMENTS."

     The following summarizes the significant financial analyses performed by PJSC and reviewed with the Office Depot Board on May 17, 1998 in connection with the delivery of the PJSC Opinion:

     Viking Common Stock Performance. PJSC reviewed the closing prices and trading volumes of Viking Common Stock from May 15, 1995 to May 14, 1998. During the period from May 15, 1995 to May 14, 1998, the high closing price for Viking Common Stock was $33.25 per share and the low closing price was $12.88 per share. During the twelve months ended May 14, 1998, the high closing price for Viking Common Stock was $25.25 per share and the low closing price was $16.63 per share. The price per share of Viking Common Stock to be paid pursuant to the Merger Agreement (based on the Exchange Ratio of 1.00 and the closing price of Office Depot Common Stock on May 14, 1998 of $34.00 per share) of $34.00 per share (the "Implied Price") represented a premium of 40.2% based on the May 14, 1998 closing price of $24.25 per share of Viking Common Stock.

     Office Depot Common Stock Performance. PJSC reviewed the closing prices and trading volumes of Office Depot Common Stock from May 15, 1995 to May 14, 1998 and Office Depot's indexed price performance from July 14, 1995 to May 14, 1998 relative to the S&P 400 Index, the Contract Service Stationer Index and Viking's indexed price performance. During the period from May 15, 1995 to May 14, 1998, the high closing price for Office Depot Common Stock was $34.50 per share and the low closing price was $13.00 per share. During the twelve months ended May 14, 1998, the high closing price for Office Depot Common Stock was $34.50 per share and the low closing price was $15.25 per share.

     Historical Stock Price Ratio Analysis. PJSC reviewed the ratios determined by dividing the closing prices of Viking Common Stock by the closing prices of Office Depot Common Stock (the "Stock Price Ratio") for a range of periods prior to and including May 14, 1998. Such analysis indicated that for the 30 days ending May 14, 1998 the average Stock Price Ratio was 0.711, for the 60 days ending May 14, 1998 the average Stock Price Ratio was 0.741, for the 90 days ending May 14, 1998 the average Stock Price Ratio was 0.765, for the 180 days ending May 14, 1998 the average Stock Price Ratio was 0.881 and for the 365 days ending on May 14, 1998 the average Stock Price Ratio was 0.989.

     Analysis of Selected Publicly Traded Comparable Companies. Using publicly available information, PJSC reviewed and compared selected financial data of Viking and Office Depot with similar data of the following group of publicly traded companies engaged in the office products industry: Boise Cascade Office Products ("Boise"); BT Office Products, Inc. ("BT"); Corporate Express, Inc.; U.S. Office Products Company; Office Max, Inc. and Staples, Inc. (collectively, "PJSC Comparable Companies").

     PJSC calculated and compared various financial multiples and ratios, including, among other things, the stock price per share as a multiple of earnings per share ("EPS") for the latest twelve months ("LTM") period and for calendar years 1998 and 1999, based upon EPS estimates from First Call Investment Research as of May 14, 1998, and enterprise value (which represents total equity value plus book values of total debt, preferred stock and minority interests, less cash) ("Enterprise Value") as a multiple of LTM revenues, earnings before interest and taxes ("EBIT") and earnings before interest, taxes, depreciation and amortization ("EBITDA"). As of May 14, 1998, this analysis resulted in (i) a range of closing stock prices to LTM EPS of 20.3x to 42.0x for the PJSC Comparable Companies compared to 37.1x for Viking at the Implied Price;
(ii) a range of closing stock prices to 1998 estimated EPS of 15.3x to 34.4x for the PJSC Comparable Companies compared to 32.0x for Viking at the Implied Price;
(iii) a range of closing stock prices to 1999 estimated EPS of 11.3x to 26.7x for the PJSC Comparable Companies compared to 26.6x for Viking at the Implied Price; (iv) a range of Enterprise Value to LTM net sales of 35.2% to 137.4% for the PJSC Comparable Companies compared to 198.8% for Viking at the Implied Price; (v) a range of Enterprise Value to LTM EBIT of 12.3x to 26.8x for the PJSC Comparable Companies compared to 25.8x for Viking at the Implied Price; and
(vi) a range of Enterprise Value to LTM EBITDA of 7.9x to 20.4x for the PJSC Comparable Companies compared to 21.3x for Viking at the Implied Price. The multiples were based on closing stock prices as of May 14, 1998 for all of the PJSC Comparable Companies except for BT, which was based on a closing stock price on January 21, 1998, the trading day prior to the announcement of the merger between NV Koninklijke KNP BT and BT.

     Analysis of Selected Comparable Transactions. Using publicly available information, PJSC reviewed certain mergers and acquisitions transactions in the Office Products Industry. PJSC calculated the equity value paid by selected acquirors in the transactions since 1990 as a multiple of LTM net income and the Enterprise Value paid by selected acquirors as a multiple of LTM sales, EBIT and EBITDA. This analysis resulted in: (i) a range of LTM net income multiples of 15.5x to 78.5x compared to 37.1x for Viking at the Implied Price; (ii) a range of Enterprise Value to LTM sales multiples of 18.9% to 124.5% compared to 198.8% for Viking at the Implied Price; (iii) a range of Enterprise Value to LTM EBIT multiples of 7.9x to 58.5x compared to 25.8x for Viking at the Implied Price; and (iv) a range of an Enterprise Value to LTM EBITDA multiples of 4.1x to 35.6x compared to 21.3x for Viking at the Implied Price.

     Discounted Cash Flow Analysis. PJSC performed a discounted cash flow analysis to calculate the net present value per share of Viking Common Stock based on three cases of financial projections for Viking as prepared by the management of Office Depot for the fiscal years (ended June) 1999 to 2002 (the "Base Case," "Downside Case" and "Upside Case" collectively, the "Three Cases"). In performing its discounted cash flow analysis, PJSC considered various assumptions that it deemed appropriate based on a review with the management of Office Depot of Viking's prospects and risks. PJSC believed it appropriate to utilize various discount rates ranging from 11.0% to 13.0% and EBITDA terminal value multiples ranging from 10.0x to 16.0x to apply to forecasted EBITDA for the fiscal year 2002.

     Based on the foregoing, this analysis yielded a range of net present values from $21.10 to $50.56 per share for Viking if Viking were to perform on a stand-alone basis, without giving effect to any cost savings or synergies and integration or one-time costs as estimated by the management of Office Depot to be realized in the Merger (the "Cost Savings and One-Time Costs"). The analysis showed a range of net present values from $25.41 to $57.62 per share for Viking including the Cost Savings and One-Time Costs.

     Contribution Analysis. PJSC reviewed the relative contributions of Office Depot and Viking with respect to revenues, EBIT, EBITDA and diluted net income on a pro forma basis assuming the companies had been combined for the twelve months ended December 31, 1997 and for each of the projected twelve months ended December 31, 1998, 1999, 2000 and 2001, based on the financial projections for Office Depot and the Three Cases for Viking as prepared by the management of Office Depot, and assuming no Cost Savings and One-Time Costs. This analysis showed that Office Depot would have contributed 82.8% to pro forma combined revenues for the twelve months ended December 31, 1997 and between 79.8% and 82.3% to pro forma combined revenues on a projected basis, 73.0% to pro forma combined EBIT for the twelve months ended December 31, 1997 and between 66.9% and 76.1% to pro forma combined EBIT on a projected basis, 74.9% to pro forma combined EBITDA for the twelve months ended December 31, 1997 and between 69.2% and 76.8% to pro forma combined EBITDA on a projected basis, and 69.9% to pro forma combined diluted net income for the twelve months ended December 31, 1997 and between 65.1% and 74.6% to pro forma combined diluted net income on a projected basis. PJSC noted that, based on the Exchange Ratio, Office Depot's total equity value would represent 67.3% of the combined equity value and Office Depot's Enterprise Value would represent 66.6% of the combined Enterprise Value.

     Pro Forma Merger Analysis. PJSC analyzed certain pro forma effects of the Merger on Office Depot's EPS for the fiscal years ended December 31, 1999, 2000 and 2001 assuming the Merger had been completed on December 31, 1998. Such analysis was based upon the stand alone financial projections for Office Depot and the Three Cases for Viking. PJSC analyzed the impact of the Merger both with and without giving effect to the Cost Savings and One-Time Costs. Using the Base Case, the Merger would be dilutive by 4.1%, 3.6% and 3.1% to Office Depot's 1999, 2000 and 2001 EPS, respectively, without the Cost Savings and One-Time Costs and the Merger would be accretive by 1.3%, 3.4% and 3.4% to Office Depot's 1999, 2000 and 2001 EPS, respectively, with the Cost Savings and One-Time Costs. Using the Downside Case, the Merger would be dilutive by 7.8%, 8.6% and 9.3% without the Cost Savings and One-Time Costs and dilutive by 2.5%, 1.6% and 2.9%, with the Cost Savings and One-Time Costs in 1999, 2000 and 2001, respectively. Using the Upside Case, the Merger would be (dilutive)/accretive by (1.4%), 1.6% and 3.9%, without the Cost Savings and One-Time Costs and accretive by 4.0%, 8.6% and 10.3% with the Cost Savings and One-Time Costs in 1999, 2000 and 2001, respectively.

     In arriving at the Fairness Opinion, PJSC performed a variety of financial analyses, the material portions of which are summarized above. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, PJSC did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to significance and relevance of each analysis and factor. Accordingly, PJSC believes that its analysis must be considered as a whole and that selecting portions of its analysis, without considering all such analyses, could create an incomplete view of the process underlying the PJSC Opinion.

     In performing its analyses, PJSC relied on numerous assumptions made by the management of Office Depot and Viking and made numerous judgments of its own with regard to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Office Depot and Viking. Actual values will depend upon several factors, including changes in interest rates, dividend rates, market conditions, general economic conditions and other factors that generally influence the price of securities. The analyses performed by PJSC are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as a part of PJSC's analysis of the fairness of the Exchange Ratio to Office Depot from a financial point of view and were provided to the Office Depot Board in connection with the delivery of the PJSC Opinion. The analyses do not purport to be appraisals or necessarily reflect the prices at which businesses or securities might actually be sold, which are inherently subject to uncertainty. Since such estimates are inherently subject to uncertainty, none of Office Depot, Viking, PJSC or any other person assumes responsibility for their accuracy. With regard to the comparable public company analysis and the comparable transactions analysis summarized above, PJSC selected comparable public companies on the basis of various factors; however, no public company or transaction utilized as a comparison is identical to Office Depot, Viking or the Merger. Accordingly, an analysis of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the acquisition or public trading value of the comparable companies and transactions to which Viking and the Merger are being compared. In addition, as described above, the PJSC Opinion and the information provided by PJSC to the Office Depot Board were two of many factors taken into consideration by the Office Depot Board in making its determination to approve the Merger. Consequently, the PJSC analyses described above should not be viewed as determinative of the opinion of the Office Depot Board or the view of Office Depot management with respect to the value of Viking.

     As part of its investment banking activities, PJSC is regularly engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, restructurings and valuations for corporate or other purposes. In the past, PJSC has provided investment banking services to Office Depot for which services PJSC has received customary fees. Peter J. Solomon, a member of the Office Depot Board, is also the majority stockholder and Chairman of PJSC. See "-- Interests of Certain Persons."

     Pursuant to the terms of a letter agreement dated May 14, 1998 (the "PJSC Engagement Letter"), PJSC was retained by Office Depot as its exclusive financial advisor and to render an opinion to the Office Depot Board with respect to the Merger. Under the PJSC Engagement Letter, Office Depot has paid PJSC a fairness opinion fee of $2,000,000. Upon consummation of the Merger, Office Depot has agreed to pay PJSC a transaction fee (the "Transaction Fee") equal to 0.50% of the aggregate consideration paid in the Merger. For purposes of the PJSC Engagement Letter, "aggregate consideration" includes the total consideration paid (including amounts paid to holders of options, warrants and convertible securities), plus the principal amount of all indebtedness as set forth on the most recent consolidated balance sheet of Viking prior to the consummation of the Merger. Such Transaction Fee will be reduced by the $2,000,000 already paid by Office Depot to PJSC. In the event that the Merger is not consummated, Office Depot will pay PJSC an amount equal to 10% of any termination or break-up fees paid to Office Depot. Office Depot has also agreed to reimburse PJSC for reasonable expenses incurred by PJSC if the Merger is not consummated and to indemnify PJSC and its affiliates, counsel and other professional advisors, and their respective directors, officers, controlling persons, agents and employees against certain liabilities and expenses, including certain liabilities under the Federal securities laws, relating to or arising out of such engagement.

  Viking

     Opinion of Merrill Lynch.

     Viking retained Merrill Lynch to act as its financial advisor in connection with the Merger. On May 16, 1998, Merrill Lynch rendered its oral opinion, which was subsequently confirmed in writing on May 17, 1998 (the "Merrill Lynch Opinion"), that, as of the date of such opinion and based upon and subject to the factors and assumptions set forth therein, the Exchange Ratio was fair from a financial point of view to the holders of Viking Common Stock.

     THE FULL TEXT OF THE MERRILL LYNCH OPINION, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND QUALIFICATIONS AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY MERRILL LYNCH, IS ATTACHED HERETO AS ANNEX III AND IS INCORPORATED HEREIN BY REFERENCE. THE MERRILL LYNCH OPINION IS NECESSARILY BASED ON MARKET, ECONOMIC AND OTHER CONDITIONS IN EFFECT ON, AND THE INFORMATION MADE AVAILABLE TO IT AS OF, THE DATE THEREOF. SUBSEQUENT DEVELOPMENTS MAY AFFECT SUCH OPINION. HOLDERS OF VIKING COMMON STOCK ARE URGED TO READ THE MERRILL LYNCH OPINION IN ITS ENTIRETY AND CONSIDER IT CAREFULLY. THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE MERRILL LYNCH OPINION. THE MERRILL LYNCH OPINION WAS PROVIDED TO THE VIKING BOARD FOR ITS INFORMATION AND IS DIRECTED ONLY TO THE FAIRNESS FROM A FINANCIAL POINT OF VIEW OF THE EXCHANGE RATIO TO THE HOLDERS OF VIKING COMMON STOCK. THE MERRILL LYNCH OPINION DOES NOT ADDRESS THE MERITS OF THE UNDERLYING DECISION OF VIKING TO ENGAGE IN THE MERGER AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY HOLDER OF VIKING COMMON STOCK AS TO HOW SUCH HOLDER SHOULD VOTE ON THE MERGER OR AS TO ANY OTHER MATTER IN CONNECTION WITH THE MERGER.

     The Exchange Ratio was determined through negotiations between Viking and Office Depot, and after substantial analysis and consideration was authorized by the Viking Board. In connection with the preparation of the Merrill Lynch Opinion, Merrill Lynch was not authorized by Viking or the Viking Board to solicit, nor did Merrill Lynch solicit, third-party indications of interest for the acquisition of all or any part of Viking.

     The summary set forth below does not purport to be a complete description of the analyses underlying the Merrill Lynch Opinion or the presentation made by Merrill Lynch to the Viking Board. The preparation of a fairness opinion is a complex and analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Merrill Lynch did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Merrill Lynch believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all of its analyses, would create an incomplete view of the process underlying the Merrill Lynch Opinion.

     In performing its analyses, Merrill Lynch made numerous assumptions with respect to industry performance, general business and economic conditions, and other matters, many of which are beyond the control of Viking and Office Depot. The analysis performed by Merrill Lynch is not necessarily indicative of actual values, trading values or actual future results that might be achieved, all of which may be significantly more or less favorable than suggested by such analysis. No public company utilized as a comparison is identical to Viking or Office Depot, and none of the comparable acquisition transactions or other business combinations utilized as a comparison are identical to the transactions contemplated by the Merger Agreement. Accordingly, an analysis of publicly traded comparable companies and comparable business combinations resulting from the transactions is not mathematical; rather such analysis involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies, or transaction, and other factors that could affect the public trading values of the comparable companies to which they are being compared. In connection with its analyses, Merrill Lynch utilized estimates and forecasts of future operating results and estimated synergies provided by the respective management of Viking and Office Depot. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of Viking and Office Depot, none of Merrill Lynch, Viking or Office Depot assumes responsibility if future results or actual values are materially different from these forecasts or assumptions. Such analyses were prepared solely as part of Merrill Lynch's analysis of the fairness of the Exchange Ratio, from a financial point of view, to the stockholders of Viking, and were provided to the Viking Board in connection with the delivery of the Merrill Lynch Opinion. Merrill Lynch's analysis does not purport to be an appraisal or to reflect the prices at which a company might actually be sold or the prices at which any securities may be traded in the future. In addition, as described above, the Merrill Lynch Opinion was one of many factors taken into consideration by the Viking Board in making its determination to approve the Merger. Consequently, the analysis described above should not be viewed as determinative of the opinion of either the Viking Board or management of Viking with respect to the value of Viking or a combination of Viking with Office Depot or whether either the Viking Board or management of Viking would have been willing to agree to a different exchange ratio.

     In arriving at the Merrill Lynch Opinion, Merrill Lynch, among other things: (i) reviewed certain publicly available business and financial information relating to Viking and Office Depot that Merrill Lynch deemed to be relevant; (ii) reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of Viking and Office Depot as well as the amount and timing of the cost savings and related expenses and synergies expected to result from the Merger (the "Expected Synergies"), furnished to Merrill Lynch by Viking and Office Depot;
(iii) conducted discussions with members of senior management of Viking and Office Depot concerning the matters described in clauses (i) and (ii) above as well as their respective business and prospects, before and after giving effect to the Merger and the Expected Synergies; (iv) reviewed the market prices and valuation multiples for shares of Viking Common Stock and shares of Office Depot Common Stock and compared them with those of certain publicly traded companies that Merrill Lynch deemed to be relevant; (v) compared the results of operations of Viking and Office Depot with those of certain publicly traded companies that Merrill Lynch deemed to be relevant; (vi) compared the proposed financial terms of the Merger with the financial terms of certain other mergers and acquisitions that Merrill Lynch deemed to be relevant; (vii) reviewed the potential pro forma impact of the Merger; (viii) reviewed a draft of the Merger Agreement; (ix) reviewed drafts of the Stock Option Agreements; and (x) reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as Merrill Lynch deemed necessary, including Merrill Lynch's assessment of general economic, market and monetary conditions.

     In preparing its opinion, Merrill Lynch relied on the accuracy and completeness of all information supplied or otherwise made available to Merrill Lynch, discussed with Merrill Lynch or reviewed by or for

Merrill Lynch, or publicly available, and Merrill Lynch did not assume any responsibility for independently verifying such information or undertake an independent appraisal of the assets or liabilities of Viking or Office Depot, nor was Merrill Lynch furnished with any such appraisals. In addition, Merrill Lynch did not assume any obligation to conduct, nor did Merrill Lynch conduct, any physical inspection of the properties or facilities of Viking or Office Depot. With respect to the financial forecasts and Expected Synergies furnished to or discussed with Merrill Lynch by Viking and Office Depot, Merrill Lynch assumed that they had been reasonably prepared and reflected the best currently available estimates and judgments of Viking's or Office Depot's management as to the expected future financial performance of Viking or Office Depot, as the case may be, and the Expected Synergies. Merrill Lynch further assumed that the Merger will qualify as a tax-free reorganization for United States federal income tax purposes and will be accounted for as a pooling of interests under generally accepted accounting principles. Merrill Lynch also assumed that the final terms of the Merger Agreement and the Stock Option Agreement would be substantially similar to the last drafts thereof reviewed by Merrill Lynch.

     Summary of Material Analyses. Set forth below is a summary setting forth the material analyses presented by Merrill Lynch to the Viking Board on May 17, 1998 in connection with the Merrill Lynch Opinion.

     Comparable Public Company Trading Analysis. Merrill Lynch compared certain financial and operating information and ratios of both Viking and Office Depot with the corresponding financial and operating information of certain publicly traded companies that Merrill Lynch deemed to be relevant. For the purpose of this analysis, the following companies were used: Boise Office Products, Corporate Express, Inc., Global DirectMail, Office Depot, OfficeMax, Inc., Staples, Inc. and U.S. Office Products (the "Comparable Companies"). Merrill Lynch calculated multiples for such Comparable Companies of market value to 1998 estimated net income, 1999 estimated net income and enterprise value to LTM EBITDA. Based on this analysis and publicly available Wall Street research analyst estimates for Viking and Office Depot, Merrill Lynch calculated per share equity values of Viking ranging from $21 to $27 and per share equity values of Office Depot ranging from $31 to $38. Merrill Lynch derived implied exchange ratios based on this analysis by dividing the low, midpoint, high, low and high per share equity values of Viking by the low, midpoint, high, high and low per share equity values of Office Depot, respectively. Based on this analysis, Merrill Lynch calculated implied exchange ratios of 0.68x, 0.70x, 0.71x, 0.55x and 0.87x, respectively.

     Comparable Acquisition Analysis. Using publicly available information, Merrill Lynch reviewed selected mergers and acquisitions that Merrill Lynch deemed to be relevant (the "Acquisition Comparables"). The Acquisition Comparables included: Staples, Inc./Quill Corporation (April 7, 1998); N.V. Koniklijke KNP BT/BT Office Products International (January 22, 1998); Boise Cascade Office Products/Jean-Paul Guissett SA (July 2, 1997); Staples, Inc./Office Depot, Inc. (September 4, 1996); Guilbert SA/WH Smith Business Supplies Ltd (April 18, 1996); Micro Warehouse Inc./Inmac Corp. (November 30,
1995); Investor Group/United Stationers Inc. (March 6, 1995); Corporate Express Inc./Siekert & Bank Inc. (January 16, 1995); Corporate Express Inc./Joyce International Inc. (January 13, 1995); Associated Stationers Inc./ United Stationers Inc. (January 9, 1995); Staples Inc./National Office Supply Co. Inc. (January 24, 1994); Office Depot Inc./Eastman Office Products Corp. (July 13,
1993); Eastman Acquisition Corp./Eastman Corp. (November 20, 1992); OfficeMax Inc./BizMart Inc. (November 2, 1992); United Stationers Inc./ SDC Distributing Corp. (June 1, 1992); OfficeMax Inc. (K Mart Corp.)/OW Office Warehouse, Inc. (March 25, 1992); Staples Inc./Office Mart Holdings Corp. (February 24, 1992); Intelligent Electronics/ BizMart Inc. (May 13, 1991); and Office Depot/Office Club (December 20, 1990). Merrill Lynch compared, among other things, the premiums paid in the Acquisition Comparables over the public equity closing sale price one day and one month prior to the announcement of the transactions and the multiples of transaction value (offer value plus debt plus preferred equity at liquidation value plus minority interest less cash and marketable securities less option proceeds) to LTM EBITDA and net income. Based on its analysis of such premiums and multiples, Merrill Lynch calculated a summary reference range of implied per share values of Viking Common Stock of $19 to $34.

     Discounted Cash Flow Analysis. Merrill Lynch calculated ranges of equity value for Viking based upon the value discounted to the present of its annualized five-year stream of projected unlevered free cash flow and its projected calendar year 2002 terminal values based upon a range of multiples of its projected calendar year 2002 EBITDA. In conducting its analysis, Merrill Lynch relied upon two sets of assumptions and financial projections provided by the management of Viking: the "Viking Base Case" and a second case that assumed a higher revenue growth (the "Viking Upside Case"). Merrill Lynch applied discount rates ranging from 12.0% to 14.0% and multiples of terminal EBITDA ranging from 9.0x to 13.0x. Based on this analysis, Merrill Lynch calculated per share equity values of Viking ranging from $23 to $34 for the Viking Base Case, and from $30 to $43 for the Viking Upside Case.

     Merrill Lynch calculated ranges of equity value for Office Depot based upon the value discounted to the present of its five year stream of projected unlevered free cash flow and its projected fiscal year 2002 terminal value based upon a range of multiples of its projected fiscal year 2002 EBITDA. In conducting its analysis, Merrill Lynch relied upon a set of management projections provided by Office Depot. Merrill Lynch applied discount rates reflecting a weighted average cost of capital ranging from 12.0% to 14.0% and multiples of terminal EBITDA ranging from 9.0x to 13.0x. Based on this analysis, Merrill Lynch calculated per share equity values of Office Depot ranging from $33 to $49.

     Merrill Lynch derived implied exchange ratios by dividing the low, midpoint, high, low and high per share equity values of Viking by the low, midpoint, high, high and low per share equity values of Office Depot, respectively. Based on this analysis, Merrill Lynch calculated implied exchange ratios of (i) 0.70x, 0.70x, 0.69x, 0.47x and 1.03x, respectively, in the case of the Viking Base Case and (ii) 0.91x, 0.89x, 0.88x, 0.61x and 1.30x, respectively, in the case of the Viking Upside Case.

     Pro Forma EPS Analysis. Merrill Lynch analyzed the estimated pro forma effect of the Merger, with and without Estimated Synergies, on the earnings per share of the combined company. Based upon the Exchange Ratio and publicly available Wall Street research analyst forecasts for Viking and Office Depot, Merrill Lynch estimated that the Merger would be approximately 4.7% and 3.9% dilutive in 1999 and 2000, respectively, without Estimated Synergies, and approximately 1.2% and 3.0% accretive in 1999 and 2000, respectively, with Estimated Synergies.

     Pro Forma Contribution Analysis. Merrill Lynch analyzed and compared the respective contribution of LTM revenue, EBITDA, EBIT, net income, estimated 1998 net income and estimated 1999 net income of Viking and Office Depot to the combined company following consummation of the proposed Merger based upon publicly available Wall Street research analyst forecasts for Viking and Office Depot, in each case without taking into account any potential synergies resulting from the Merger. This analysis showed that Viking would contribute 17.3% of the combined company's LTM revenue, 23.5% of the combined company's LTM EBITDA, 24.7% of the combined company's LTM EBIT, 29.2% of the combined company's LTM net income, 30.0% of the combined company's estimated 1998 net income and 29.7% of the combined company's estimated 1999 net income, in each case compared to the 34.9% pro forma ownership of the combined company by Viking's stockholders (excluding convertible debt).

     Pursuant to a letter agreement dated December 15, 1997, between Viking and Merrill Lynch, Viking has agreed to pay Merrill Lynch for its financial advisory services in connection with the Merger as follows: (i) a fee of $1,500,000, payable upon the earlier of (a) the public announcement of the Merger and (b) the date on which Merrill Lynch renders its opinion orally or in writing; and
(ii) a fee in an amount equal to 0.25% of the sum of the aggregate purchase price paid in the Merger, against which the fee described in clause (i) will be credited. Viking has also agreed to reimburse Merrill Lynch for its reasonable out-of-pocket expenses, including reasonable fees and disbursements of its legal counsel. Additionally, Viking has agreed to indemnify Merrill Lynch and certain related persons for certain liabilities related to or arising out of its engagement, including certain liabilities under federal securities laws.

     Viking retained Merrill Lynch based upon Merrill Lynch's experience and expertise. Merrill Lynch is an internationally recognized investment banking and advisory firm. Merrill Lynch, as part of its investment banking business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Merrill Lynch has in the past provided financial advisory services to Viking and financial advisory and financing services to Office

Depot and may continue to do so and has received, and may receive, fees for such services. In the ordinary course of its business, Merrill Lynch and its affiliates may actively trade the debt and equity securities of Viking and Office Depot for their own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

     Opinion of Warburg Dillon Read.

     Viking retained Warburg Dillon Read to act as its financial advisor in connection with the Merger. On May 17, 1998, Warburg Dillon Read rendered its oral opinion to the Viking Board, which was subsequently confirmed in writing (the "Warburg Dillon Read Opinion"), that as of such date and based upon and subject to the factors and assumptions, limitations and qualifications set forth therein, the Exchange Ratio was fair from a financial point of view to the holders of Viking Common Stock.

     THE FULL TEXT OF THE WARBURG DILLON READ OPINION, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND QUALIFICATIONS AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY WARBURG DILLON READ, IS ATTACHED HERETO AS ANNEX IV AND IS INCORPORATED HEREIN BY REFERENCE. THE WARBURG DILLON READ OPINION IS NECESSARILY BASED ON MARKET, ECONOMIC AND OTHER CONDITIONS IN EFFECT ON, AND THE INFORMATION MADE AVAILABLE TO IT AS OF, THE DATE THEREOF. SUBSEQUENT DEVELOPMENTS MAY AFFECT SUCH OPINION. HOLDERS OF VIKING COMMON STOCK ARE URGED TO READ THE WARBURG DILLON READ OPINION IN ITS ENTIRETY AND CONSIDER IT CAREFULLY. THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE WARBURG DILLON READ OPINION. THE WARBURG DILLON READ OPINION WAS PROVIDED TO THE VIKING BOARD FOR ITS INFORMATION AND IS DIRECTED ONLY TO THE FAIRNESS FROM A FINANCIAL POINT OF VIEW OF THE EXCHANGE RATIO TO THE HOLDERS OF VIKING COMMON STOCK. THE WARBURG DILLON READ OPINION DOES NOT ADDRESS THE MERITS OF THE UNDERLYING DECISION OF VIKING TO ENGAGE IN THE MERGER AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY HOLDER OF VIKING COMMON STOCK AS TO HOW SUCH HOLDER SHOULD VOTE ON THE MERGER OR AS TO ANY OTHER MATTER IN CONNECTION WITH THE MERGER.

     The Exchange Ratio was determined through negotiations between Viking and Office Depot and after substantial analysis and consideration was authorized by the Viking Board. In connection with the preparation of the Warburg Dillon Read Opinion, Warburg Dillon Read was not authorized by Viking or the Viking Board to solicit, nor did Warburg Dillon Read solicit, third party indications of interest for the acquisition of all or any part of Viking.

     The summary set forth below does not purport to be a complete description of the analyses underlying the Warburg Dillon Read Opinion or the presentation made by Warburg Dillon Read to the Viking Board. The preparation of a fairness opinion is a complex and analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Warburg Dillon Read did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Warburg Dillon Read believes that its analysis must be considered as a whole and that selecting a portion of its analysis, without considering all of its analysis, would create an incomplete view of the process underlying the Warburg Dillon Read Opinion.

     In performing its analysis, Warburg Dillon Read made numerous assumptions with respect to industry performance, general business and economic conditions, and other matters, many of which are beyond the control of Viking and Office Depot. The analysis performed by Warburg Dillon Read is not necessarily indicative of actual values, trading values or actual future results that might be achieved, all of which may be significantly more or less favorable than suggested by such analysis. No public company utilized as a comparison is identical to Viking or Office Depot, and none of the comparable acquisition transactions or other business combinations utilized as a comparison are identical to the transactions contemplated by the Merger Agreement. Accordingly, an analysis of publicly traded comparable companies and comparable business combinations resulting from the transactions is not mathematical; rather such analysis involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies or transaction, and other factors that could affect the public trading values of the comparable companies to which they are being compared. In connection with its analyses, Warburg Dillon Read utilized estimates and forecasts of future operating results and estimated synergies provided by the respective managements of Viking and Office Depot. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of Viking and Office Depot, none of Warburg Dillon Read, Viking or Office Depot assumes responsibility if future results or actual values are materially different from these forecasts or assumptions. Such analyses were prepared solely as part of Warburg Dillon Read's analysis of the fairness of the Exchange Ratio, from a financial point of view, to the stockholders of Viking, and were provided to the Viking Board in connection with the delivery of the Warburg Dillon Read Opinion. Warburg Dillon Read's analysis does not purport to be an appraisal or to reflect the prices at which a company might actually be sold or the prices at which any securities may be traded in the future. In addition, as described above, the Warburg Dillon Read Opinion was one of many factors taken into consideration by the Viking Board in making its determination to approve the Merger. Consequently, the analysis described above should not be viewed as determinative of the opinion of either the Viking Board or management of Viking with respect to the value of Viking or a combination of Viking with Office Depot or whether either the Viking Board or management of Viking would have been willing to agree to a different exchange ratio.

     In arriving at its opinion, Warburg Dillon Read, among other things: (i) reviewed certain publicly available financial statements and other information of Viking, and of Office Depot; (ii) reviewed certain internal financial and operating data concerning Viking prepared by the management of Viking, which were not publicly available; (iii) reviewed certain financial projections prepared by the management of Viking, which were not publicly available; (iv) discussed the past and current operations and financial condition and the prospects of Viking with senior executives of Viking; (v) reviewed certain financial projections prepared by the management of Office Depot, which were not publicly available; (vi) discussed the past and current operations and financial condition and the prospects of Office Depot with senior executives of Office Depot; (vii) reviewed the reported prices and trading activity for the Viking Common Stock and the Office Depot Common Stock; (viii) reviewed the prices and trading activity of the securities of certain other publicly traded companies considered by it to be generally comparable; (ix) discussed with the senior managements of Viking and Office Depot their respective views of the strategic rationale for the Merger and the benefits of the Merger to Viking; (x) reviewed the amount and timing of the cost savings and related expenses and synergies expected to result from the Merger (the "Expected Synergies") furnished to it by Viking and Office Depot; (xi) reviewed the financial terms, to the extent publicly available, of certain acquisition transactions considered by it to be generally comparable; (xii) participated in discussions and negotiations among representatives of Viking and Office Depot and reviewed the Merger Agreement and the Stock Option Agreements; and (xiii) conducted such other financial studies, analyses and other investigations and considered such other information as it deemed necessary or appropriate.

     In preparing its opinion, Warburg Dillon Read relied on the accuracy and completeness of all information supplied or otherwise made available to Warburg Dillon Read, discussed with Warburg Dillon Read or reviewed by or for Warburg Dillon Read, or publicly available, and Warburg Dillon Read did not assume any responsibility for independently verifying such information or undertake an independent appraisal of the assets or liabilities of Viking or Office Depot, nor was Warburg Dillon Read furnished with any such appraisals. In addition, Warburg Dillon Read did not assume any obligation to conduct, nor did Warburg Dillon Read conduct, any physical inspection of the properties or facilities of Viking or Office Depot. With respect to the financial forecasts and Expected Synergies furnished to or discussed with Warburg Dillon Read by Viking and Office Depot, Warburg Dillon Read assumed that they had been reasonably prepared and reflected the best currently available estimates and judgment of Viking's or Office Depot's management as to the expected future financial performance of Viking or Office Depot, as the case may be, and the Expected Synergies.

Warburg Dillon Read further assumed that the Merger will qualify as a tax-free reorganization for United States federal income tax purposes and will be accounted for as a pooling of interests under generally accepted accounting principles.

     Summary of Material Analyses. Set forth below is a summary setting forth the material analyses presented by Warburg Dillon Read to the Viking Board on May 17, 1998 in connection with the Warburg Dillon Read Opinion.

     Generally Comparable Public Company Trading Analysis. Warburg Dillon Read compared certain financial and operating information and ratios of both Viking and Office Depot with the corresponding financial and operating information of certain publicly traded companies that Warburg Dillon Read, in its judgment, deemed to be relevant. For the purpose of this analysis, the following companies were used: Boise Office Products, Corporate Express, Inc., Global DirectMail, Office Depot, OfficeMax Inc., Staples, Inc. and U.S. Office Products (the "Comparable Companies"). Warburg Dillon Read calculated multiples for such Comparable Companies of market value to 1998 estimated net income, 1999 estimated net income and enterprise value to LTM EBITDA. Based on this analysis and publicly available Wall Street research analyst estimates for Viking and Office Depot, Warburg Dillon Read calculated per share equity values of Viking ranging from $21 to $27 and per share equity values of Office Depot ranging from $31 to $38. Warburg Dillon Read derived implied exchange ratios based on this analysis by dividing the low, midpoint, high, low and high per share equity values of Viking by the low, midpoint, high, high and low per share equity values of Office Depot, respectively. Based on this analysis, Warburg Dillon Read calculated implied exchange ratios of 0.68x, 0.70x, 0.71x, 0.55x and 0.87x, respectively.

     Generally Comparable Acquisition Analysis. Using publicly available information, Warburg Dillon Read reviewed selected mergers and acquisitions that Warburg Dillon Read, in its judgment, deemed to be relevant (the "Acquisition Comparables"). The Acquisition Comparables included: Staples, Inc./Quill Corporation (April 7, 1998); N.V. Koniklijke KNP BT/BT Office Products International (January 22, 1998); Boise Cascade Office Products/Jean-Paul Guisset SA (July 2, 1997); Staples, Inc./Office Depot, Inc. (September 4, 1996); Guilbert SA/WH Smith Business Supplies Ltd. (April 18, 1996); Micro Warehouse Inc./Inmac Corp. (November 30, 1995); Investor Group/United Stationers Inc. (March 6, 1995); Corporate Express Inc./Siekert & Baum Inc. (January 16, 1995); Corporate Express Inc./Joyce International Inc. (January 13, 1995); Associated Stationers Inc./United Stationers Inc. (January 9, 1995); Staples Inc./ National Office Supply Co. Inc. (January 24, 1994); Office Depot Inc./Eastman Office Products Corp. (July 13, 1993); Eastman Acquisition Corp./Eastman Corp. (November 20, 1992); OfficeMax Inc./BizMart Inc. (November 2, 1992); United Stationers Inc./SDC Distributing Corp. (June 1, 1992); OfficeMax Inc. (K Mart Corp.)/OW Office Warehouse, Inc. (March 25, 1992); Staples Inc./Office Mart Holdings Corp. (February 24, 1992); Intelligent Electronics/BizMart Inc. (May 13, 1991); and Office Depot/Office Club (December 20, 1990). Warburg Dillon Read compared, among other things, the premiums paid in the Acquisition Comparables over the public equity closing sale price one day and one month prior to the announcement of the transactions and the multiples of transaction value (offer value plus debt plus preferred equity at liquidation value plus minority interest less cash and marketable securities less option proceeds) to LTM EBITDA and net income. Based on its analysis of such premiums and multiples, Warburg Dillon Read calculated a summary reference range of implied per share values of Viking Common Stock of $19 to $34.

     Discounted Cash Flow Analysis. Warburg Dillon Read calculated ranges of equity value for Viking based upon the value discounted to the present of its annualized five-year stream of projected unlevered free cash flow and its projected calendar year 2002 terminal values based upon a range of multiples of its projected calendar year 2002 EBITDA. In conducting its analysis, Warburg Dillon Read relied upon two sets of assumptions and financial projections provided by the management of Viking: the "Viking Base Case" and a second case that assumed a higher revenue growth (the "Viking Upside Case"). Warburg Dillon Read applied discount rates ranging from 12.0% to 14.0% and multiples of terminal EBITDA ranging from 9.0x to 13.0x. Based on this analysis, Warburg Dillon Read calculated per share equity values of Viking ranging from $23 to $34, for the Viking Base Case, and from $30 to $43, for the Viking Upside Case.

     Warburg Dillon Read calculated ranges of equity value for Office Depot based upon the value discounted to the present of its five year stream of projected unlevered free cash flow and its projected fiscal year 2002 terminal value based upon a range of multiples of its projected fiscal year 2002 EBITDA. In conducting its analysis, Warburg Dillon Read relied upon a set of management projections provided by Office Depot. Warburg Dillon Read applied discount rates reflecting a weighted average cost of capital ranging from 12.0% to 14.0% and multiples of terminal EBITDA ranging from 9.0x to 13.0x. Based on this analysis, Warburg Dillon Read calculated per share equity values of Office Depot ranging from $33 to $49.

     Warburg Dillon Read derived implied exchange ratios by dividing the low, midpoint, high, low and high per share equity values of Viking by the low, midpoint, high, high and low per share equity values of Office Depot, respectively. Based on this analysis, Warburg Dillon Read calculated implied exchange ratios of (i) 0.70x, 0.70x, 0.69x, 0.47x and 1.03x, respectively, in the case of the Viking Base Case and (ii) 0.91x, 0.89x, 0.88x, 0.61x and 1.30x, respectively, in the case of the Viking Upside Case.

     Pro Forma EPS Analysis. Warburg Dillon Read analyzed the estimated pro forma effect of the Merger, with and without Estimated Synergies, on the earnings per share of the combined company. Based upon the Exchange Ratio and publicly available Wall Street research analyst forecasts for Viking and Office Depot, Warburg Dillon Read estimated that the Merger would be approximately 4.7% and 3.9% dilutive in 1999 and 2000, respectively, without Estimated Synergies, and approximately 1.2% and 3.0% accretive in 1999 and 2000, respectively, with Estimated Synergies.

     Pro Forma Contribution Analysis. Warburg Dillon Read analyzed and compared the respective contribution of LTM revenue, EBITDA, EBIT, net income, estimated 1998 net income and estimated 1999 net income of Viking and Office Depot to the combined company following consummation of the proposed Merger based upon publicly available Wall Street research analyst forecasts for Viking and Office Depot, in each case without taking into account any potential synergies resulting from the Merger. This analysis showed that Viking would contribute 17.3% of the combined company's LTM revenue, 23.5% of the combined company's LTM EBITDA, 24.7% of the combined company's LTM EBIT, 29.2% of the combined company's LTM net income, 30.0% of the combined company's estimated 1998 net income and 29.7% of the combined company's estimated 1999 net income, in each case compared to the 34.9% pro forma ownership of the combined company by Viking's stockholders (excluding convertible debt).

     Pursuant to a letter agreement dated December 15, 1997, between Viking and Warburg Dillon Read, Viking has agreed to pay Warburg Dillon Read an advisory fee equal to 0.25% of the sum of the aggregate fair market value of any securities issued and any other non-cash consideration delivered, and any cash consideration paid, to Viking or its security holders in connection with the Merger and the amount of all indebtedness of Viking or any subsidiary of Viking, which is assumed, acquired, retired or defeased in connection with the Merger. Viking has previously paid Warburg Dillon Read $1,500,000 for rendering its fairness opinion, and this amount will be credited to the advisory fee. Viking has also agreed to reimburse Warburg Dillon Read for its reasonable out-of-pocket expenses, including reasonable fees and disbursements of its legal counsel. Additionally, Viking has agreed to indemnify Warburg Dillon Read and its officers, directors, employees, agents and controlling persons against certain expenses, losses, claims, damages or liabilities in connection with its services, including those arising under the federal securities laws.

     Warburg Dillon Read is an internationally recognized investment banking firm which, as a part of its investment banking business, regularly engages in the evaluation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. The Viking Board selected Warburg Dillon Read on the basis of its experience and independence. In the past, SBC Warburg Dillon Read Inc., a subsidiary of Swiss Bank Corporation, and Dillon, Read & Co. Inc., the predecessor firm to SBC Warburg Dillon Read Inc., and their affiliates have provided financial advisory and financing services to Viking and have received fees for these services. In addition, an executive of Warburg Dillon Read serves on the Viking Board. Warburg Dillon Read and its affiliates may actively trade or hold the equity securities of Viking and Office Depot for their own account or the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  Office Depot

     PJSC, of which Peter J. Solomon, a director of Office Depot, is the majority stockholder and Chairman, was retained by Office Depot as its exclusive financial advisor and to render an opinion to the Office Depot Board with respect to the fairness of the Merger. Under the PJSC Engagement Letter, upon consummation of the Merger, Office Depot has agreed to pay PJSC the Transaction Fee, equal to 0.50% of the aggregate consideration paid in the Merger. For purposes of the PJSC Engagement Letter, "aggregate consideration" includes the total consideration paid (including amounts paid to holders of options, warrants and convertible securities), plus the principal amount of all indebtedness as set forth on the most recent consolidated balance sheet of Viking prior to the consummation of the Merger. In the event that the Merger is not consummated, Office Depot will pay PJSC an amount equal to 10% of any termination or break-up fees paid to Office Depot. Office Depot has also agreed to reimburse PJSC for reasonable expenses incurred by PJSC in the event that the Merger is not consummated and to indemnify PJSC and its affiliates, counsel and other professional advisors, and their respective directors, officers, controlling persons, agents and employees against certain liabilities and expenses, including certain liabilities under the Federal securities laws, relating to or arising out of such engagement. Office Depot has previously paid PJSC $2,000,000 for rendering its fairness opinion, and this amount will be credited to the Transaction Fee.

     In the past PJSC has provided financial advisory services to Office Depot and received fees for such services.

  Viking

     Relationship with Co-Financial Advisor. Warburg Dillon Read acted as co-financial advisor to the Viking Board in connection with the Merger. Viking has agreed to pay Warburg Dillon Read an advisory fee equal to 0.25% of the sum of the aggregate fair market value of any securities issued and any other non-cash consideration delivered, and any cash consideration paid, to Viking or its security holders in connection with the Merger and the amount of all indebtedness of Viking or any subsidiary of Viking, which is assumed, acquired, retired or defeased in connection with the Merger. Viking has previously paid Warburg Dillon Read $1,500,000 for rendering its fairness opinion, and this amount will be credited to the advisory fee. Viking has also agreed to reimburse Warburg Dillon Read for its reasonable out-of-pocket expenses, including reasonable fees and disbursements of its legal counsel. Additionally, Viking has agreed to indemnify Warburg Dillon Read and its officers, directors, employees, agents and controlling persons against certain expenses, losses, claims, damages or liabilities in connection with its services, including those arising under the federal securities laws. In the past, SBC Warburg Dillon Read Inc., a subsidiary of Swiss Bank Corporation, and Dillon, Read & Co. Inc., the predecessor firm to SBC Warburg Dillon Read Inc., and their affiliates have provided financial advisory and financing services for Viking and have received fees for these services. In addition, an executive of Warburg Dillon Read serves on the Viking Board. Pursuant to a business combination effective June 29, 1998, SBC Warburg Dillon Read Inc.'s successor became Warburg Dillon Read LLC.

     Change In Control Agreements. Each of Viking's executive officers currently has an agreement with Viking that provides for certain severance payments to the executive officer if his or her employment is terminated after a change in control of Viking. Under such agreements, if the executive's employment is terminated within 24 months following a change in control of Viking, the executive will receive a severance payment equal to a specified multiple of the executive officer's "Total Compensation" (as defined in the agreement), unless such termination is (i) because of the executive's death or disability, (ii) by Viking for "Cause" (as defined in the agreement) or (iii) by the executive's resignation other than for "Good Reason" (as defined in the Agreement, and which would include a diminution of duties following the Merger). To the extent the executive officer incurs any tax liability as a result of payments under the agreements being treated as excess parachute payments under
Section 280G of the Code, the executive will be entitled to receive an additional payment necessary to assure that the executive receives the same net after tax amount the executive would have received under the agreement had the payments not been treated as excess parachute payments.

Under the terms of such agreements, each of Messrs. Helford, Nelson and Jarc would be entitled to receive severance payments equal to three times his Total Compensation, while each other executive officer would be entitled to receive an amount equal to one and one-half times his or her Total Compensation. Each of Messrs. Helford and Nelson also has the right under his agreement to resign without Good Reason during a thirty-day period commencing one year after a change in control of Viking and receive severance payments equal to the severance payments to which he would be entitled if his resignation were for Good Reason. The Merger will constitute a change in control of Viking within the meaning of the foregoing agreements, and Office Depot has acknowledged the continued effect of such agreements following the Merger.

     In connection with the Merger, Office Depot and Mr. Nelson have agreed that, although Mr. Nelson will have Good Reason to terminate his employment as a result of a diminution of his duties resulting from the Merger, he will not submit his voluntary resignation under his change in control agreement prior to the second anniversary of the Merger. However, for a thirty-day period beginning on the second anniversary of the Merger (the "Election Period"), Mr. Nelson may resign for any reason and such resignation will be treated under his change in control agreement as if he resigned for Good Reason immediately prior to the second anniversary of the Merger. In addition, Mr. Nelson will be entitled to resign prior to the second anniversary of the Merger if another event occurs that would give him Good Reason under his change in control agreement, including a change in control of Office Depot (determined using the same definition of Change in Control as applied to Viking). In the event of such resignation, or if Mr. Nelson dies or becomes disabled prior to the expiration of the Election Period, Mr. Nelson will be entitled to receive the full benefits provided under his change in control agreement. In addition, upon any change in control of Office Depot following the Merger, Mr. Nelson will receive the same treatment as the other executive officers of Office Depot with respect to accelerated vesting of options and deferred bonus awards. See "-- Employment Agreements with Viking Employees" for additional information.

     Viking Stock Options. As of the Record Date, Viking's directors and executive officers held stock options to purchase an aggregate of 2,316,595 shares of Viking Common Stock, of which options to purchase 1,401,494 shares were currently exercisable. All stock options for the purchase of Viking Common Stock outstanding on May 18, 1998 that remained outstanding on the Record Date (6,366,050), including the options granted to Viking's directors and executive officers (2,066,595), were granted pursuant to option agreements that provide that such options shall become exercisable in full from and after the date of a change in control of Viking. The approval of the Merger Proposal by the stockholders of Viking will constitute a change in control of Viking within the meaning of such option agreements. As a result, all of the unvested options outstanding as of May 18, 1998 under Viking's stock option plans will become fully vested and immediately exercisable upon stockholder approval of the Merger. See also "THE MERGER AGREEMENT -- Stock Options and Employee Benefits" and "VIKING OFFICE PRODUCTS, INC. -- Security Ownership of Certain Beneficial Owners and Management." The Merger will not, however, constitute a change in control under the terms of additional stock options to purchase 1,437,000 shares of Viking Common Stock which were granted on July 16, 1998 by Viking to employees consistent with past practices, although any changes in control of Office Depot following the Merger would result in the acceleration of the vesting of these options. See "THE MERGER AGREEMENT -- Certain Covenants."

     Viking Restricted Stock. As of the Record Date, the executive officers of Viking held an aggregate of 530,000 shares of Viking Common Stock issued under Viking's Long-Term Stock Incentive Plan (the "Incentive Plan"), which are subject to transfer restrictions and to forfeiture until June 30, 2007. However, if following a change in control of Viking, an executive's employment is terminated by Office Depot without "Cause" (as defined in the Incentive Plan) or by the executive for "Good Reason" (as defined in the Incentive Plan), the restriction period will be deemed to have expired with respect to the number of shares determined by multiplying the total number of restricted shares held by the executive by a fraction, the numerator of which is the number of whole months from June 30, 1992 (August 31, 1994 for Mr. Weissman) (the "Start Date") until such termination, and the denominator of which is the number of whole months from the Start Date until June 30, 2007 (154 for Mr. Weissman and 180 for each of the other executive officers). The approval of the Merger by the stockholders of Viking will constitute a change in control of Viking for purposes of the Incentive Plan. See also "THE MERGER AGREEMENT -- Stock Options and Employee

Benefits" and "VIKING OFFICE PRODUCTS, INC. -- Security Ownership of Certain Beneficial Owners and Management."

     Indemnification Agreements. Pursuant to the Merger Agreement, Office Depot has agreed to indemnify each present and former director and officer of Viking against all liabilities or expenses incurred in connection with claims relating to matters occurring prior to the closing of the Merger, and to maintain in effect directors' and officers' liability insurance for their benefit. See "THE MERGER AGREEMENT -- Director and Officer Indemnification." In addition, Viking has entered into indemnification agreements with each of its directors and executive officers pursuant to which Viking has agreed, among other things, to indemnify such persons to the maximum extent permitted by the California Corporations Code.

     Ownership and Voting of Stock. As of the Record Date, directors and executive officers of Viking and their affiliates may be deemed to have or share the beneficial ownership of approximately 6.1% of Viking Common Stock. Each of the directors and executive officers of Viking has advised Viking that he or she intends to vote or direct the vote of all the outstanding shares of Viking Common Stock over which he or she has or shares voting control in favor of the approval of the Merger Proposal. See "VIKING OFFICE PRODUCTS, INC. -- Security Ownership of Certain Beneficial Owners and Management."

     Director Charitable Award Program. Viking has established a directors' charitable award program which is funded by insurance policies on the life of each of the directors. Under the program, each director, including employee and non-employee directors, who has served at least five years as a director of Viking, is eligible to recommend up to five charitable organizations that would share in a $1 million contribution to be made by Viking, with $100,000 paid out upon the directors' retirement and the remaining $900,000 paid out in nine equal annual installments commencing after the death of the director. Viking's payment of the contributions will ultimately be recovered from the proceeds of life insurance policies which are being maintained by Viking for this purpose, so that the overall program will not result in a material cost to Viking or, after the Merger, the combined company. Individual directors derive no financial benefit from this program because all charitable deductions accrue solely to Viking. Five of Viking's directors (all except Mr. Nelson, who first became a director of Viking on November 14, 1996) have served the requisite five years and participate in the program. However, Mr. Nelson will become immediately vested in the program upon a change in control of Viking, which will occur upon the approval of the Merger Proposal by Viking stockholders. In addition, following a change in control, the program may not be amended or terminated with respect to any director (or vested former director) participating at the time of the change in control without the consent of such director. Under the terms of the program, Office Depot is obligated to continue the directors' charitable award program following the Merger, including the insurance policies associated therewith. Mr. Durkin and Ms. Manley will retire as directors of Viking upon consummation of the Merger, and, upon such retirement, a $100,000 charitable contribution will be made by the combined company to charities designated by each of them.

EMPLOYMENT AGREEMENTS WITH VIKING EMPLOYEES

     Irwin Helford serves as Chairman and Chief Executive Officer of Viking pursuant to the terms of an employment agreement entered into in July 1997, which continues in effect until June 30, 2002, and automatically renews for successive twelve-month periods thereafter unless terminated by either party. Under the terms of the employment agreement, Mr. Helford receives an annual salary of $800,000 and a bonus determined in accordance with Viking's Chief Executive Officer Performance Based Bonus Plan (the "CEO Bonus Plan"), which provides for the payment of a bonus to Mr. Helford equal to the sum of specified percentages of his salary for each fiscal year in which Viking meets or exceeds 90% of the target amounts contained in Viking's business plan for that fiscal year for one or more of the following: consolidated revenues, gross profit, pretax profit and net income. A separate percentage of salary applies to each such target, with a maximum annual bonus payable under the CEO Bonus Plan set at $1,500,000. In addition to salary and bonus, Mr. Helford is entitled to receive an automobile allowance at the rate of $31,200 per year, and Viking is required to maintain insurance on Mr. Helford's life in the amount of $500,000, payable to beneficiaries designated by Mr. Helford. In connection with the Merger, Office Depot has agreed to assume the obligations of Viking under Mr. Helford's employment agreement, except that Mr. Helford's bonus commencing in 1999 will be determined as a function of Office Depot's earnings and return on assets.

     In accordance with a split dollar life insurance arrangement between Viking and a trust for beneficiaries named by Mr. Helford, Viking pays premiums on life insurance policies on Mr. Helford's life. At the death of Mr. Helford or, if certain assumptions as to life expectancy, policy dividends and other factors are realized, at the surrender of the policies, Viking will recover the full amount of premiums it paid.

     M. Bruce Nelson, who serves as President of Viking, is entitled to a bonus for fiscal 1998 determined in accordance with Viking's President's Performance Based Bonus Plan (the "President's Plan") which is similar to the CEO Bonus Plan. The maximum annual bonus payable to Mr. Nelson under the President's Plan is $800,000. Following the Merger, the President's Plan will be replaced by the arrangements discussed below for Mr. Nelson.

     Each of M. Bruce Nelson, Ron Weissman, Graham Cundick, Doug Ramsdale and Mark Brown, who are currently executives of Viking (the "Executives"), has entered into a Letter Agreement and an Employment Agreement with Office Depot, which will take effect upon the consummation of the Merger. The base salary of the five highest paid Executives will be as follows: (i) M. Bruce
Nelson -- $600,000; (ii) Graham Cundick -- L168,125 (pounds sterling); (iii) Doug Ramsdale -- $300,000; and (iv) Ron Weissman -- $285,000. To induce the Executives to continue under the employ of Office Depot after the Merger, each Letter Agreement provides that the Executive will receive a matching deferred retention bonus calculated as follows: (i) for 1998, the combined company will make a deferred bonus contribution equal to one half of the amount the Executives earned under the Viking annual bonus plan (including the President's
Plan) for the Viking 1998 fiscal year plus the amount of any bonus earned under the applicable bonus plan in effect from June 27, 1998 to December 26, 1998, provided that Viking meets or exceeds its budgeted earnings goal for that period; and (ii) for 1999 and 2000, the combined company will make a deferred bonus contribution equal to the amount earned under the Office Depot annual bonus plan, provided that Office Depot's earnings per share target is achieved or exceeded. All deferred matching bonus contributions will vest on December 31, 2001, provided that the Executive is still actively employed by Office Depot or its subsidiaries on such date. Prior to vesting, the matching deferred bonus amounts will be maintained in individual accounts with a trustee and invested as directed by the executive from an approved list of investment vehicles. Each of the Letter Agreements further provides that Office Depot, on the Effective Date, will grant the Executive a nonqualified stock option to purchase shares of Office Depot Common Stock at an option price equal to the market price of Office Depot's Common Stock on such date. The number of shares subject to each option will be as follows: (i) M. Bruce Nelson -- 100,000 shares; (ii) Doug
Ramsdale -- 50,000 shares; (iii) Graham Cundick -- 50,000 shares; and (iv) Mark Brown -- 25,000 shares. Each stock option will become exercisable on the third anniversary of the date of grant, provided that the Executive is still actively employed by Office Depot or its subsidiaries on such date, except that the option granted to M. Bruce Nelson will become immediately exercisable if he is terminated without "Cause" (as defined in his Employment Agreement described below), if he resigns for "Good Reason" (as defined in his change in control agreement) or if he dies or becomes disabled after the Election Period. In the Letter Agreements, Office Depot acknowledges the continued effect of each Executive's change in control agreement; provided that if the Executive receives benefits under such change of control agreement, the Letter Agreement and the Employment Agreement will become null and void.

     Each Employment Agreement has a two-year term (the "Initial Term"), provided that such term will be extended for one year if written notice of termination of such Agreement is not given by one party to the other at least six months prior to the end of the Initial Term. Each Employment Agreement provides that if the Executive's employment is terminated (i) without Cause (as defined in the Employment Agreement) or (ii) by the Executive for Good Reason (as defined in the Employment Agreement), then the Executive will be entitled to receive: (a) base salary for one year and six months (two years in the case of M. Bruce Nelson) after such termination and the Executive's pro rata bonus (calculated as if any target amounts had been reached); (b) vested and earned but unpaid amounts under incentive plans, health and welfare plans, deferred compensation plans, and other programs of Office Depot in which the Executive participates (calculated as if any target amounts had been reached); and (c) life insurance and medical insurance for one year and six months (two years in the case of M. Bruce Nelson) after such termination, reduced by the amount of any such insurance the Executive is entitled to receive as a result of any other employment. Each Employment Agreement also contains a covenant by the Executive that he will not, while employed by Office Depot and for one year after the termination of his employment with Office Depot (the "Noncompete Period"), directly or indirectly, own any interest in, manage, control, participate in, consult with, render services for, or in any manner engage in any business competing with the businesses of Office Depot or its subsidiaries within a geographical area in which Office Depot or its subsidiaries engage or plan to engage in such businesses. In addition, each Employment Agreement provides that during the Noncompete Period, the Executive will not directly or indirectly through another entity: (i) induce or attempt to induce any employee of Office Depot or any subsidiary to leave the employ of Office Depot or such subsidiary, or in any way interfere with the relationship between Office Depot or any subsidiary and any employee thereof; (ii) hire any person who was an employee of Office Depot or any subsidiary at any time during the Executive's term of employment; or (iii) induce or attempt to induce any customer, supplier, licensee, licensor, franchisee or other business relation of Office Depot or any subsidiary to cease doing business with Office Depot or such subsidiary, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and Office Depot or any subsidiary.

STRUCTURE OF THE MERGER

     Subject to the terms and conditions of the Merger Agreement and subject to the terms of the California Corporations Code, at the Effective Time of the Merger, VK Acquisition Corp., a newly formed and wholly owned subsidiary of Office Depot (the "Merger Sub"), will merge with and into Viking. Viking will continue its corporate existence following the Merger in accordance with the California Corporations Code as a wholly owned subsidiary of Office Depot. At the Effective Time of the Merger, the separate corporate existence of Merger Sub will terminate.

MERGER CONSIDERATION

     Upon consummation of the Merger, except as described below, each outstanding share of Viking Common Stock, other than shares held in Viking's treasury or held by Office Depot, Merger Sub or any subsidiary of Office Depot or Viking (all of which will be cancelled) or any shares with respect to which dissenters' rights have been exercised, will be automatically converted into one share of Office Depot Common Stock. Following the Merger, there will be no shares of Viking Common Stock outstanding, except for the 1,000 shares of common stock of Merger Sub which, in the Merger, will be converted into all the capital stock of Viking and Viking will become wholly owned by Office Depot.

     The Exchange Ratio was determined through arm's-length negotiations between Office Depot and Viking.

CONDITIONS TO THE CONSUMMATION OF THE MERGER

     Each party's obligation to effect the Merger is subject to the following conditions:

          (a) The Office Depot stockholders shall have approved the Share Issuance, and the Viking stockholders shall have approved the Merger Proposal.

          (b) All authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any court, administrative agency or commission or other governmental authority or instrumentality ("Governmental Entity"), the failure of which to file, obtain or occur is reasonably likely to have a material adverse effect on either Office Depot or Viking, shall have been filed, been obtained or occurred.

          (c) The Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

          (d) No Governmental Entity or federal, state or foreign court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any decree, judgment, injunction or other order

     (whether temporary, preliminary or permanent) or statute, rule, regulation which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

          (e) Each of Office Depot and Viking shall have received a letter as of the Effective Time from Deloitte & Touche LLP, Office Depot's independent accountants, regarding its concurrence with the conclusions of Office Depot's management, as to the appropriateness of pooling of interests accounting, under Accounting Principles Board Opinion No. 16, for the Merger.

          (f) The shares of Office Depot Common Stock to be issued pursuant to the Merger shall have been approved for listing on the New York Stock Exchange, subject to official notice of issuance.

          (g) Effective demands for payment under Chapter 13 of the California Corporations Code shall not have been received by Viking with respect to more than 7.5% of the outstanding shares of Viking Common Stock.

          The obligation of Office Depot, Merger Sub and Viking, respectively, to effect the Merger is subject to the satisfaction of the following additional conditions by the other party:

          (a) The representations and warranties of Office Depot, Merger Sub and Viking shall be true and correct, except (i) for changes contemplated by the Merger Agreement and (ii) where the failures to be true and correct, individually or in the aggregate, have not had and are not reasonably likely to have a material adverse effect on Office Depot or Viking or a material adverse effect upon the consummation of the transactions contemplated in the Merger Agreement.

          (b) Each party shall have performed, in all material respects, all obligations required to be performed by it under the Merger Agreement, and each of Office Depot and Viking shall have received an officers' certificate to such effect from the other.

          (c) Each party shall have received a written opinion from its counsel to the effect that the Merger will be treated for Federal income tax purposes as a tax-free reorganization within the meaning of Section 368(a) of the Code.

REGULATORY APPROVAL REQUIRED

     Antitrust. Under the HSR Act and the rules promulgated thereunder by the Federal Trade Commission (the "FTC"), the Merger may not be consummated until notifications have been given and certain information has been furnished to the FTC and the Antitrust Division of the Department of Justice (the "Antitrust Division") and specified waiting period requirements have been satisfied. Office Depot and Viking filed notification and report forms under the HSR Act with the FTC and the Antitrust Division on May 28, 1998. The initial waiting period for each of these filings expired on June 29, 1998. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

     European and Australian Regulatory Approvals. Because Office Depot has operations in Europe and Viking has operations in Europe and Australia, the Merger may be subject to review by certain European and Australian governments and agencies.

EFFECTIVE TIME OF THE MERGER

     The Merger will be consummated upon the filing of an agreement of merger with an officers' certificate of each of Viking and Merger Sub attached with the Secretary of State of the State of California (the time of the filing of such Certificate of Merger is referred to herein as the "Effective Time"). The Effective Time will occur as promptly as practicable after the requisite stockholder approvals have been obtained and all other conditions to the Merger have been satisfied or waived.

MANAGEMENT AND OPERATIONS FOLLOWING THE MERGER

     The Board of Directors of Office Depot following the Merger will consist of the following twelve persons: Cynthia R. Cohen, David I. Fuente, W. Scott Hedrick, James L. Heskett, John C. Macatee, Michael J.

Myers, Frank P. Scruggs, Jr. and Peter J. Solomon (all of whom are currently directors of Office Depot), and Irwin Helford, M. Bruce Nelson, Lee A. Ault III and Neil R. Austrian (all of whom are currently directors of Viking).

     Upon the closing of the Merger, David I. Fuente, who is currently Chairman of the Board and Chief Executive Officer of Office Depot, will retain such positions at Office Depot; Irwin Helford, who is currently Chairman of the Board and Chief Executive Officer of Viking, will remain as Chairman of the Viking subsidiary of Office Depot and will become Vice Chairman and a corporate executive officer of Office Depot; John Macatee, who is currently President and Chief Operating Officer of Office Depot, will retain such positions at Office Depot; and M. Bruce Nelson, who is currently President and Chief Operating Officer of Viking, will remain as President of the Viking subsidiary and will become Chief Executive Officer of the Viking subsidiary and a corporate executive officer of Office Depot.

     It is currently anticipated that the following additional members of the senior management of Viking will join the existing management team of Office
Depot: Doug Ramsdale -- Executive Vice President, Europe; Joseph
Murphy -- Senior Vice President, Information Technology; Mark Brown -- Vice President, Management Information Systems; Graham Cundick -- Senior Vice President, Marketing; Fred Abt -- Vice President, Merchandising (U.S. and Australia); and Ron Weissman -- Senior Vice President, Logistics.

     The corporate headquarters of the combined company will be located in Delray Beach, Florida, the current headquarters of Office Depot. Certain significant functions will continue to be located in Torrance, California, the current headquarters of Viking.

ACCOUNTING TREATMENT

     The Merger is expected to qualify as a pooling of interests for accounting and financial reporting purposes. Under this method of accounting, the recorded assets and liabilities of Office Depot and Viking will be carried forward in the combined company at their recorded amounts, the operating results of the combined company will include the operating results of Office Depot and Viking for the entire fiscal year in which the combination occurs, and the reported operating results of the separate companies for prior periods will be combined and restated as the operating results of the combined company. As a condition to the Merger, Office Depot and Viking each are to receive a letter as of the Effective Time from Deloitte & Touche LLP, Office Depot's independent accountants, regarding its concurrence with the conclusions of Office Depot's management as to the appropriateness of pooling of interests accounting, under Accounting Principles Board Opinion No. 16, for the Merger. See "THE MERGER AGREEMENT -- Conditions to Closing" and "UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS."

     Certain of the affiliates of Office Depot and Viking have executed written agreements to the effect that they will not transfer shares of common stock of either Office Depot or Viking during the period beginning 30 days prior to the Effective Time and ending on the date that Office Depot publishes financial statements which reflect at least 30 days of operations of the combined company (which agreements relate to the ability of Office Depot to account for the Merger as a pooling of interests).

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following discussion addresses the material United States Federal income tax considerations of the Merger that are applicable to Office Depot, Viking and the Viking stockholders. This discussion reflects the opinions of Simpson Thacher & Bartlett, counsel to Office Depot, and Latham & Watkins, counsel to Viking, attached as Exhibits 8.1 and 8.2, respectively, to the Registration Statement of which this Joint Proxy Statement/Prospectus is a part (the "Exhibit Opinions"). The Exhibit Opinions each include an opinion to the effect that the Merger will constitute a reorganization (a "Reorganization") for United States federal income tax purposes within the meaning of Section 368(a) of the Code and that Office Depot, Merger Sub and Viking will all be parties to the Reorganization within the meaning of Code Section 368(b). The Exhibit Opinions are based on certain assumptions and representations and are subject to the limitations and qualifications noted therein.

     Viking stockholders should be aware that this discussion does not deal with all of the United States federal income tax considerations that may be relevant to particular Viking stockholders in light of their particular circumstances, such as stockholders who are dealers in securities or foreign persons or who acquired their Viking Common Stock through an exercise of stock options or other compensatory transactions. In addition, the following discussion does not address the tax consequences of any transactions effectuated prior to or after the Merger (whether or not such transactions were effectuated in connection with the Merger) including, without limitation, the exercise of options or rights to purchase Viking Common Stock in anticipation of the Merger. Finally, no foreign, state or local tax considerations are addressed herein. ACCORDINGLY, VIKING STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE MERGER THAT MAY BE APPLICABLE TO THEM.

     The following discussion is based on the interpretation, by each company's respective counsel, of the Code, applicable Treasury Regulations, judicial authority and administrative rulings and practice, all as of the date hereof. The Internal Revenue Service (the "IRS") is not bound by such discussions and is not precluded from adopting a contrary position. In addition, there can be no assurance that future legislative, judicial or administrative changes or interpretations will not adversely affect the accuracy of the statements and conclusions set forth herein. Any such changes or interpretations could be applied retroactively and could affect the tax consequences of the Merger to Office Depot and Viking stockholders.

     Subject to the limitations and qualifications referred to herein, and as a result of the Merger's qualifying as a Reorganization, the respective counsel of Office Depot and Viking are of the opinion that, for United States federal income tax purposes:

          (a) No gain or loss will be recognized by Viking stockholders who exchange their Viking Common Stock solely for shares of Office Depot Common Stock pursuant to the Merger.

          (b) The aggregate tax basis of the Office Depot Common Stock received by a Viking stockholder in the Merger will be the same as the aggregate tax basis of the Viking Common Stock surrendered in exchange therefor.

          (c) The holding period of the Office Depot Common Stock received by a Viking stockholder in the Merger will include the holding period for the Viking Common Stock surrendered in exchange therefor, provided that the Viking Common Stock so surrendered is held as a capital asset by such Viking stockholder at the Effective Time.

          (d) No gain or loss will be recognized by Office Depot, Merger Sub or Viking solely as a result of the Merger.

          (e) The Merger will not have any tax consequences for the Office Depot stockholders.

     Neither Office Depot nor Viking has requested a ruling from the IRS in connection with the Merger. However, it is a condition of the respective obligations of Office Depot and Viking to consummate the Merger that both parties receive tax opinions to the effect that, for United States Federal income tax purposes, the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code. The Exhibit Opinions are not intended to satisfy these closing conditions. These closing opinions, which are collectively referred to herein as the "Tax Opinions," neither bind the IRS nor preclude the IRS from adopting a contrary position. As with the Exhibit Opinions, the Tax Opinions will be subject to the assumptions and qualifications set forth in such Tax Opinions and will be based on the accuracy of certain representations of Office Depot, Merger Sub and Viking.

DISSENTERS' AND APPRAISAL RIGHTS

     If holders of 5% or more of the outstanding shares of Viking Common Stock entitled to vote at the Viking Special Meeting vote against the Merger Proposal and comply with certain other procedures, Viking stockholders of record who take such actions will be entitled to exercise dissenters' rights pursuant to the provisions of Chapter 13 of the California Corporations Code. In accordance with these provisions, dissenting Viking stockholders will have the right to be paid in cash the fair market value of their shares of Viking

Common Stock as determined by appraisal (excluding any appreciation or depreciation as a consequence of the Merger) by fully complying with the procedures set forth under California Corporations Code. The failure of a dissenting Viking stockholder to timely and properly comply with such procedures will result in the termination or waiver of such rights. In addition, the Merger Agreement provides that a condition to closing is that holders of more than 7.5% of the outstanding shares of Viking Common Stock shall not have elected to exercise their dissenters' rights pursuant to the California Corporations Code. See "THE MERGER AGREEMENT -- Conditions to the Consummation of the Merger."

     DISSENTERS' RIGHTS CANNOT BE VALIDLY EXERCISED BY PERSONS OTHER THAN STOCKHOLDERS OF RECORD REGARDLESS OF THE BENEFICIAL OWNERSHIP OF THE SHARES. Persons who are beneficial owners of shares held of record by another person, such as brokers, banks or nominees, should instruct the record holder to follow the procedures outlined below if they wish to dissent from the Merger with respect to any or all of their shares.

     Dissenting stockholders must submit to Viking at its principal office, 950 West 190th Street, Torrance, California 90502, Attention: Secretary, a written demand that Viking purchase for cash some or all of their shares. The notice must state the number of shares held of record which the stockholder demands to be purchased and the amount claimed to be the "fair market value" of those shares. That statement of fair market value will constitute an offer by the dissenting stockholder to sell such shares at that price. SUCH DEMAND WILL NOT BE EFFECTIVE UNLESS IT IS RECEIVED NOT LATER THAN THE DATE OF THE VIKING SPECIAL MEETING.

     If Viking stockholders have a right to require Viking to purchase their shares for cash under the dissenters' rights provisions of the California Corporations Code, Viking will mail to each such stockholder a notice of approval of the Merger within ten days after the date of stockholder approval, stating the price determined by it to represent the "fair market value" of the dissenting shares, and a brief description of the procedure to be followed if the stockholder desires to exercise such dissenters' rights. The statement of price will constitute an offer to purchase any dissenting shares at that price.

     To perfect their dissenters' rights, stockholders of record must: (i) make written demand for the purchase of their dissenting shares upon Viking on or before the date of the Viking Special Meeting; (ii) vote their shares against adoption and approval of the Merger Agreement; and (iii) within 30 days after the mailing to stockholders by Viking of the notice of approval of the principal terms of the Merger, submit the certificate(s) representing their dissenting shares to Viking or its transfer agent for notation thereon that they represent dissenting shares. The notice of approval of the Merger will specify the date by which the submission of certificates for endorsement must be made and a submission made after that date will not be effective for any purpose. Failure to follow any of these procedures may result in the loss of statutory dissenters' rights.

     If a dissenting stockholder and Viking agree that shares are dissenting shares and agree upon the price of the shares, Viking, upon surrender of the certificates, will make payment of that amount (plus interest thereon at the legal rate on judgments from the date of such agreement) within 30 days after such agreement. Any agreement between dissenting stockholders and Viking fixing the "fair market value" of any dissenting shares must be filed with the Secretary of Viking.

     If Viking denies that the shares are dissenting shares, or Viking and a dissenting stockholder fail to agree upon the "fair market value" of the shares, the dissenting stockholder may, within six months after the date on which notice of approval of the Merger was mailed to the stockholder, but not thereafter, file a complaint (or intervene in a pending action, if any) in the Superior Court for the County of Los Angeles, State of California, requesting that the Superior Court determine whether the shares are dissenting shares and the "fair market value" of such dissenting shares. The Superior Court may appoint one or more impartial appraisers to determine the "fair market value" per share of the dissenting shares. The costs of the action will be assessed or apportioned as the Superior Court considers equitable, but if the "fair market value" is determined by the Superior Court to exceed 125% of the price offered in the Merger, Viking will be required to pay such costs including, in the discretion of the Superior Court, attorneys' fees, fees of expert witnesses and interest at the legal rate on judgments. A dissenting stockholder must bring such an action within six months after the date on which the notice of approval of the Merger Agreement was mailed to the stockholder, whether or not

Viking responds within such time to the stockholder's written demand that Viking purchase for cash shares voted against the Merger Agreement.

     Delaware law does not require that holders of Office Depot Common Stock who object to the Merger and who vote against or abstain from voting in favor of the Merger and the Merger Agreement be afforded any dissenters' or appraisal rights or the right to receive cash for their shares of Office Depot Common Stock, and Office Depot does not intend to make available such rights to its stockholders.

CERTAIN LEGAL PROCEEDINGS

     On May 21, 1998, a Viking stockholder, Thaddeus Szymczak, filed a purported class action complaint in Superior Court, State of California, County of Los Angeles, for breaches of fiduciary duties against Viking and the Viking Board. The complaint seeks an injunction against the Merger and the certification as a class of all Viking stockholders. It alleges that Viking and its directors breached their fiduciary duties to Viking stockholders by, among other things, agreeing to an Exchange Ratio that fails to protect Viking stockholders against a decline in the value of Office Depot stock, and failing to conduct an auction for Viking or otherwise procuring a market assessment of the value of Viking in an acquisition. The complaint also names Office Depot as a defendant, alleging that it aided and abetted the Viking Board's breach of its fiduciary duties.

     Office Depot and Viking believe that this complaint is without merit and will aggressively defend against the suit and pursue the Merger.

FEDERAL SECURITIES LAW CONSEQUENCES

     All shares of Office Depot Common Stock received by Viking stockholders in the Merger will be freely transferable, except that shares of Office Depot Common Stock received by persons who are deemed to be affiliates of Viking prior to the Merger may be resold by them only in transactions permitted by the resale provisions of Rule 145 promulgated under the Securities Act (or Rule 144 in the case of such persons who become affiliates of Office Depot) or otherwise in compliance with (or pursuant to an exemption from) the registration requirements of the Securities Act. Persons deemed to be affiliates of Office Depot or Viking are those individuals or entities that control, are controlled by, or are under common control with, such party and generally include executive officers and directors of such party as well as certain principal stockholders of such party. This Joint Proxy Statement/Prospectus does not cover any resales of Office Depot Common Stock received by affiliates of Viking in the Merger.

                              THE MERGER AGREEMENT

     The following is a summary of certain provisions of the Merger Agreement, a copy of which is attached as Annex I to this Joint Proxy Statement/Prospectus and is incorporated herein by reference. This summary is qualified in its entirety by reference to the Merger Agreement. Stockholders of Office Depot and Viking are urged to read the Merger Agreement in its entirety for a more complete description of the terms and conditions of the Merger.

GENERAL

     The Merger Agreement provides that, following the approval of the Share Issuance by the stockholders of Office Depot, the approval of the Merger Proposal by the stockholders of Viking, and the satisfaction or waiver of the other conditions to the Merger, Merger Sub will be merged with and into Viking, with Viking continuing as the Surviving Corporation and a wholly owned subsidiary of Office Depot.

     If all conditions to the Merger are satisfied or waived, the Merger will become effective at the Effective Time. See "THE MERGER -- Effective Time of the Merger."

CONVERSION OF SHARES

     Consideration/Exchange Ratio. Upon consummation of the Merger, pursuant to the Merger Agreement, each issued and outstanding share of Viking Common Stock (other than shares, if any, as to which dissenters' rights are perfected and shares owned by Viking as treasury stock or by Office Depot, Merger Sub or any other wholly owned subsidiary of Office Depot, all of which will be cancelled), together with any rights under the Viking Rights Plan (as defined below) associated therewith, will be converted into one share (the "Exchange Ratio") of Office Depot Common Stock. Pursuant to the Rights Agreement, dated as of September 4, 1996, between Office Depot and ChaseMellon Shareholder Services, L.L.C. ("Office Depot Rights Plan") one right issued under the Office Depot Rights Plan will be attached to each share of Office Depot Common Stock. Each share of the common stock of Merger Sub ("Merger Sub Common Stock") issued and outstanding immediately prior to the Effective Time will be converted into one share of common stock of the Surviving Corporation. Notwithstanding the foregoing, if prior to the Effective Time, the outstanding shares of Office Depot Common Stock are changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split combination or exchange of shares, then the Exchange Ratio will be adjusted accordingly.

     Dissenting Shares. Shares of Viking Common Stock which are dissenting shares (as defined by the California Corporations Code), if any, will not be converted into or represent a right to receive any shares of Office Depot Common Stock, but the holders of dissenting shares will be entitled only to such rights as are granted by the California Corporations Code.

     Exchange Procedure. As soon as reasonably practicable after the Effective Time, a bank or trust company designated by Office Depot and Viking (the "Exchange Agent") will mail transmittal forms and exchange instructions to each holder of record of Viking Common Stock to be used to surrender and exchange certificates formerly evidencing shares of Viking Common Stock for certificates evidencing the shares of Office Depot Common Stock to which such holder has become entitled. After receipt of such transmittal forms, each holder of certificates formerly representing Viking Common Stock will be able to surrender such certificates to the Exchange Agent, and each such holder will receive in exchange therefor certificates evidencing the number of whole shares of Office Depot Common Stock to which such holder is entitled.

     After the Effective Time, each certificate formerly representing Viking Common Stock (other than shares as to which dissenters' rights have been perfected), until so surrendered and exchanged, will be deemed, for all purposes, to evidence only the right to receive the number of whole shares of Office Depot Common Stock which the holder of such certificate is entitled to receive in the Merger. The holder of such unexchanged certificate will not be entitled to receive any dividends or other distributions payable by Office Depot until the certificate has been exchanged. Subject to applicable laws, following surrender of such certificates, such dividends and distributions will be paid without interest.

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

REPRESENTATIONS AND WARRANTIES

     The Merger Agreement contains various customary representations and warranties relating to, among other things: (a) due organization, valid existence and good standing of each of Office Depot, Viking and each of their respective subsidiaries and certain similar corporate matters; (b) the capital structure of each of Office Depot and Viking; (c) the authorization, execution, delivery and enforceability of the Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement and related matters; (d) conflicts under articles of incorporation or by-laws, required consents or approvals and violations of any instruments or law; (e) documents and financial statements filed by each of Office Depot and Viking with the Commission and the accuracy of information contained therein; (f) undisclosed liabilities; (g) the absence of certain material adverse events or changes; (h) taxes and tax returns; (i) properties; (j) intellectual property; (k) agreements, contracts and commitments; (l) litigation; (m) environmental matters and hazardous materials; (n) employee benefit plans; (o) compliance with laws; (p) accounting and tax matters relating to the Merger; (q) the accuracy of information supplied by each of Office Depot and Viking in connection with the Registration Statement and this Joint Proxy Statement/Prospectus; (r) labor matters; (s) insurance; (t) the absence of existing discussions with other parties; (u) opinions of financial advisors; (v) inapplicability to the Merger of anti-takeover laws; (w) the Viking Rights Plan (as defined below) and the Office Depot Rights Plan; and
(x) the interim operations of Merger Sub.

CERTAIN COVENANTS

     Covenants of Office Depot and Viking. Pursuant to the Merger Agreement, each of Office Depot and Viking has agreed that, during the period from the date of the Merger Agreement until the Effective Time, except as otherwise consented to in writing by the other party or as contemplated by the Merger Agreement, it and each of its respective subsidiaries will: (a) carry on its business in substantially the same manner as previously conducted; (b) pay its debts and taxes when due, subject to good faith disputes over such debts or taxes, and pay or perform other obligations when due; (c) use reasonable efforts to preserve intact its present business organization, management team and business relationships; (d) refrain from accelerating, amending or changing the period of exercisability of options or restricted stock granted under any employee stock plan or authorizing cash payments in exchange for any options granted under any employee stock plan, except as required pursuant to the plan or any related agreement; (e) not declare or pay any dividends on or make other distributions in respect of any of its capital stock, not effect certain other changes in its capitalization (except with respect to a stock split of the Office Depot Common Stock, as a result of which the Exchange Ratio is adjusted), and not purchase or otherwise acquire any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with the termination of service; (f) not issue, sell, authorize or propose the issuance or sale of any shares of its capital stock or securities convertible into shares of its capital stock, or any subscriptions, rights, warrants or options to acquire or other agreements obligating it to issue any such shares or other convertible securities, subject to certain exceptions (including, (i) in the case of Viking, (A) the issuance of shares upon the exercise of stock options outstanding on the date of the Merger Agreement and pursuant to awards granted under the 1994 Viking Employee Stock Purchase Plan, or (B) the grant of options consistent with past practices to employees, which options represent in the aggregate the right to acquire no more than 1,600,000 shares of Viking Common Stock (net of cancellations) and (ii) in the case of Office Depot (A) the grant of options pursuant to Office Depot's Long Term Equity Incentive Plan, (B) the issuance of shares of Office Depot Common Stock pursuant to the exercise of options or convertible securities outstanding on the date of the Merger Agreement or (C) the issuance of shares of capital stock having a market value upon issuance of not more than $750,000,000 (other than in mergers, consolidations or other acquisitions of a substantial equity interest in or substantial portion of the assets of, or by any business or any corporation, partnership or other business organization as to which such limitation shall not apply)); (g) not sell, lease, license or otherwise dispose of material properties or assets outside the ordinary course of business (except, in the case of Office Depot, for sales or dispositions to subsidiaries or in connection with sale-leaseback transactions); and (h) not amend its charter or bylaws, except as contemplated by the Merger Agreement.

     Additional Covenants of Office Depot. Office Depot has agreed in the Merger Agreement that, during the period from the date of the Merger Agreement until the Effective Time, except as otherwise consented to in writing by Viking or as contemplated by the Merger Agreement, it and each of its respective subsidiaries will not increase or agree to increase the compensation payable to officers, enter into any additional severance agreements with any officers, establish, adopt or enter into any plan for the benefit of any directors or officers except as provided in clause (f)(ii)(A) of the paragraph "Covenants of Office Depot and Viking" above or as disclosed prior to the date of the Merger Agreement.

     Additional Covenants of Viking. In addition, Viking has agreed in the Merger Agreement that, during the period from the date of the Merger Agreement until the Effective Time, except as otherwise consented to in writing by Office Depot or as contemplated by the Merger Agreement, it and each of its respective subsidiaries will: (a) not make any acquisitions involving aggregate consideration of more than $7,500,000; (b) not increase the compensation payable to its officers or employees (except for increases to employees consistent with past practices (including bonuses)), grant additional severance or termination pay or enter into employment or severance agreements with any employees or officers, other than payments or agreements paid to or entered into with employees (other than officers) in the ordinary course of business in accordance with past practices or the performance of agreements in effect on the date of the Merger Agreement; (c) not enter into any collective bargaining agreement (other than as required by law or extensions to existing agreements in the ordinary course of business) or establish, adopt, enter into or amend any plan for the benefit of its directors, officers, or employees; (d) not incur indebtedness for money borrowed other than pursuant to credit agreements in effect as of the date of the Merger Agreement or up to $50,000,000 in borrowings under loan agreements entered into thereafter; (e) not initiate, compromise, or settle any material litigation or arbitration proceeding; (f) except in the ordinary course of business, not modify, amend or terminate any Viking Material Contract (as defined in the Merger Agreement) or waive, release or assign any material rights or claims; and (g) not make or commit to make any capital expenditures that would cause the aggregate capital budget furnished by Viking to Office Depot to be exceeded.

     Certain Additional Agreements. Pursuant to the Merger Agreement, Office Depot and Viking have each agreed to use its best efforts to: (i) take all appropriate action to consummate the transactions contemplated by the Merger Agreement as promptly as practicable; (ii) obtain any consents, licenses, permits, waivers, approvals, authorizations or orders from governmental entities or other third parties required in connection with the transactions contemplated by the Merger Agreement; and (iii) make all necessary filings and submissions with respect to the transactions contemplated by the Merger Agreement under federal, state and foreign securities laws, antitrust laws and other applicable laws. Office Depot and Viking have also agreed to use their best efforts to obtain any governmental clearances required for the closing of the Merger, to respond to any government requests for information, and to contest and resist any government action which would prohibit the Merger. Notwithstanding the foregoing, neither Office Depot nor any of its subsidiaries will be required to divest any of their respective businesses, product lines or assets, or to take or agree to take any other action or agree to any limitation, that could reasonably be expected to have a material adverse effect on Office Depot or on Office Depot combined with Viking.

NO SOLICITATION

     The Merger Agreement provides that Office Depot and Viking each will not, directly or indirectly, through any officer, director, employee, financial advisor, representative or agent of such party: (i) solicit, initiate, or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for an Alternative Transaction (as defined below) involving such party or any of its subsidiaries (any of the foregoing inquiries or proposals being referred to in the Merger Agreement as an "Acquisition Proposal"); (ii) engage in negotiations or discussions concerning, or provide any non-public information to any person or entity relating to, any Acquisition Proposal; or (iii) agree to or recommend any Acquisition Proposal. However, nothing contained in the Merger Agreement prevents Office Depot or Viking, or their respective Boards of Directors, from: (A) furnishing non-public information to, or entering into discussions or negotiations with, any person or entity in connection with an unsolicited bona fide written Acquisition Proposal by such person or entity or recommending an unsolicited bona fide written Acquisition

Proposal to the stockholders of such party, if and only to the extent that: (1) the Board of Directors of such party believes in good faith (after consultation with its financial advisor) that such Acquisition Proposal is reasonably capable of being completed on the terms proposed and, after taking into account the strategic benefits anticipated to be derived from the Merger and the long-term prospects of Viking and Office Depot as a combined company, would, if consummated, result in a transaction more favorable than the transaction contemplated by the Merger Agreement (any such more favorable Acquisition Proposal being referred to in the Merger Agreement as a "Superior Proposal") and the Board of Directors of such party determines in good faith after consultation with outside legal counsel that failure to take such action would be reasonably likely to constitute a breach of the fiduciary duties of such Board of Directors to stockholders under applicable law; (2) prior to furnishing such non-public information to, or entering into discussions or negotiations with, such person or entity, such Board of Directors receives from such person or entity an executed confidentiality agreement with terms no less favorable to such party than those contained in the Agreement dated as of March 9, 1998 between Office Depot and Viking (the "Confidentiality Agreement"); and (3) prior to furnishing such non-public information or providing access to the properties, books or records of such party, such party has notified the other party of such Acquisition Proposal in the manner described in the following paragraph; or (B) complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal.

     Office Depot and Viking are each required by the Merger Agreement to promptly notify the other party (orally and in writing) upon receipt of any Acquisition Proposal or request for non-public information or access to its properties, books or records in connection with an Acquisition Proposal.

MANAGEMENT OF THE COMBINED COMPANY FOLLOWING THE MERGER

     Board of Directors. The Merger Agreement provides that subsequent to the Effective Time, the number of members of the combined company's board of directors will be increased to twelve. Irwin Helford, M. Bruce Nelson, Lee A. Ault III and Neil R. Austrian will become members of the Office Depot Board.

     Officers. The Merger Agreement further provides that, upon the closing of the Merger, Irwin Helford and M. Bruce Nelson will become corporate executive officers of Office Depot, and Mark Brown, Graham Cundick, Ron Weissman, Charlotte Wiethoff, Doug Ramsdale and Fred Abt will become operating officers of Office Depot. See "THE MERGER -- Interests of Certain Persons in the Merger."

STOCK OPTIONS AND EMPLOYEE BENEFITS

     Stock Options. Pursuant to the terms of the Merger Agreement, at the Effective Time, each outstanding option to purchase shares of Viking Common Stock (a "Viking Stock Option") under the Viking Stock Plans (as defined in the Merger Agreement), whether vested or unvested, will constitute an option to acquire, on the same terms and conditions as were applicable under such Viking Stock Plan, the same number of shares of Office Depot Common Stock as the holder of such Viking Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Time at a price per share equal to (x) the aggregate exercise price for the shares of Viking Common Stock purchasable pursuant to such Viking Stock Option immediately prior to the Effective Time divided by (y) the number of full shares of Office Depot Common Stock deemed purchasable pursuant to such Viking Stock Option in accordance with the foregoing. As of the Record Date, options to acquire 7,803,050 shares of Viking Common Stock were outstanding.

     Office Depot agreed in the Merger Agreement to reserve for issuance a sufficient number of shares of Office Depot Common Stock for delivery upon exercise of the Viking Stock Options described above. As soon as practicable after the Effective Time, Office Depot has agreed to file a registration statement on Form S-8 with respect to the shares of Office Depot Common Stock subject to such options and has agreed to use its best efforts to maintain the effectiveness of such registration statement for so long as such options remain outstanding. See also "THE OFFICE DEPOT CHARTER AMENDMENT AND INCENTIVE PLAN AMENDMENT -- Reasons for the Incentive Plan Amendment."

     The Viking Board has agreed to take, prior to the Effective Time, all necessary actions to provide for the conversion of the Viking Stock Options into options to acquire Office Depot Common Stock as described above. No consent of the holders of the Viking Stock Options will be required in connection with such conversion.

     The Merger Agreement provides that the shares of Viking Common Stock awarded, issued and outstanding under the Viking Long Term Stock Incentive Plan will be converted into Office Depot Common Stock at the Effective Time. Such agreements will remain in full force and effect in accordance with the foregoing terms after the Effective Time. See "THE MERGER -- Interests of Certain Persons in the Merger."

     Employee Benefits. Office Depot has agreed that, during the period commencing at the Effective Time and ending on December 31, 1999, the employees of Viking and its subsidiaries will continue to be provided with benefits which are no less favorable than those currently provided by Viking and its subsidiaries to such employees.

RIGHTS PLANS

     In the Merger Agreement, the Viking Board agreed to take all further actions reasonably requested by Office Depot in order to render the Viking Rights Plan, dated January 20, 1997, between Viking and American Stock Transfer and Trust Company, as amended (the "Viking Rights Plan") inapplicable to the Merger. The Viking Board has amended the Viking Rights Plan to exclude Office Depot from the definition of "Acquiring Person" therein, provided that Office Depot will not be excepted from such definition if Office Depot acquires beneficial ownership of Viking other than pursuant to the Viking Stock Option Agreement or the Merger Agreement. Except as described above, the Viking Board will not, without the consent of Office Depot, (a) amend the Viking Rights Plan or (b) take any action with respect to, or make any determination under, the Viking Rights Plan, including a redemption of the Viking Rights or any action to facilitate an Acquisition Proposal (except as otherwise permitted by the Merger Agreement).

DIRECTOR AND OFFICER INDEMNIFICATION

     Indemnification. The Merger Agreement provides that, from and after the Effective Time, Office Depot and Viking, as its wholly owned subsidiary after the Merger (the "Surviving Corporation") will indemnify and hold harmless each present and former director and officer of Viking against all costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities or amounts paid in settlement incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to any matter existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that Viking would have been permitted under the California Corporations Code and its articles of incorporation or bylaws in effect on the date of the Merger Agreement to indemnify such person. Office Depot and the Surviving Corporation shall also be obligated to advance expenses as incurred to the fullest extent permitted under applicable law, provided the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

     Insurance. For a period of six years after the Effective Time, Office Depot has agreed to cause the Surviving Corporation to maintain (to the extent available in the market) in effect a directors' and officers' liability insurance policy covering those persons who were covered as of the date of the Merger Agreement by Viking's directors' and officers' liability insurance policy, with coverage in an amount and scope at least as favorable as Viking's then existing coverage; provided that neither Office Depot nor the Surviving Corporation is required to expend in excess of 250% of the annual premium paid by Viking as of the date of the Merger Agreement for such coverage (the "Current Premium") (which did not exceed $135,000), and if the premium would at any time exceed 250% of the Current Premium, the Surviving Corporation is required to maintain insurance policies which provide the maximum coverage available at an annual premium equal to 250% of the Current Premium.

CONDITIONS TO CLOSING

     The Merger Agreement provides that the respective obligations of Office Depot and Viking to effect the Merger are subject to the satisfaction (or waiver) of the following conditions: (a) the Share Issuance is approved by the Office Depot stockholders, and the Merger Proposal is approved by the Viking stockholders; (b) the waiting period applicable to the consummation of the Merger under the HSR Act has expired or been terminated, and approvals and/or clearances have been obtained from (or decisions indicating no objections to the Merger or other indications to that effect satisfactory to Office Depot have been made by) the European Commission and under any other antitrust or competition law applicable to any significant operations; (c) all material governmental authorizations, consents, orders or approvals have been obtained and all waiting periods imposed by any Governmental Entity have expired, unless the failure to file or obtain approval of any of the foregoing is not reasonably likely to have a material adverse effect; (d) the Registration Statement has become effective and is not the subject of a stop order or proceedings seeking a stop order; (e) no order, injunction or judgment, or statute, rule or regulation, is in effect that makes the Merger illegal or otherwise prohibits the consummation of the Merger; (f) Office Depot and Viking have each received a letter as of the Effective Time from Deloitte & Touche LLP, Office Depot's independent accountants, regarding its concurrence with the conclusions of Office Depot's management as to the appropriateness of accounting for the Merger as a pooling of interests under Accounting Principles Board Opinion No. 16 (see "THE MERGER -- Accounting Treatment"); (g) the shares of Office Depot Common Stock to be issued in the Merger have been approved for listing on the New York Stock Exchange; and (h) effective demands for payment under Chapter 13 of the California Corporations Code have not been received by Viking with respect to more than 7.5% of the outstanding shares of Viking Common Stock.

     Office Depot/Merger Sub. In addition, the Merger Agreement provides that the obligations of Office Depot and Merger Sub to effect the Merger are subject to the satisfaction (or waiver) of the following conditions: (i) the representations and warranties of Viking in the Merger Agreement are true and correct as of the date of the Merger Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of two days after the date on which the closing of the Merger takes place (the "Closing Date") as though made on and as of the Closing Date, except for changes contemplated by the Merger Agreement and breaches which, individually or in the aggregate, have not had and are not reasonably likely to have a material adverse effect upon either Viking or the consummation of the transactions contemplated by the Merger Agreement (the "Viking Representation Bringdown Condition"); (ii) Viking has performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the Closing Date; and (iii) Office Depot has received a written legal opinion to the effect that the Merger will be treated for federal income tax purposes as a tax-free reorganization within the meaning of Section 368(a) of the Code (see "THE MERGER -- Certain Federal Income Tax Consequences").

     Viking. In addition, the obligations of Viking to effect the Merger are subject to the satisfaction or waiver of the following conditions: (i) the representations and warranties of Office Depot and Merger Sub in the Merger Agreement are true and correct as of the date of the Merger Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except for changes contemplated by the Merger Agreement and breaches which, individually or in the aggregate, have not had and are not reasonably likely to have a material adverse effect upon either Office Depot or the consummation of the transactions contemplated by the Merger Agreement (the "Office Depot Representation Bringdown Condition"); (ii) Office Depot has performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the Closing Date; and (iii) Viking has received a written legal opinion to the effect that the Merger will be treated for federal income tax purposes as a tax-free reorganization within the meaning of
Section 368(a) of the Code. See "THE MERGER -- Certain Federal Income Tax Consequences."

TERMINATION; TERMINATION FEES AND EXPENSES

     The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the Office Depot and Viking stockholders:

          (a) by mutual written consent of Office Depot and Viking; or

          (b) by either Office Depot or Viking if the Merger is not consummated by November 30, 1998 (provided that (i) either Office Depot or Viking may extend such date to February 28, 1999, by providing written notice thereof on or prior to November 30, 1998 (November 30, 1998, or February 28, 1999, if such date is so extended, is referred to as the "Outside Date"), and
     (ii) the right to terminate the Merger Agreement under this clause is not available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date); or

          (c) by either Office Depot or Viking if a court of competent jurisdiction or other Governmental Entity has issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; or

          (d) by Office Depot if, at the Viking Special Meeting (including any adjournment or postponement), the requisite vote of the stockholders of Viking in favor of the Merger Proposal is not obtained; or by Viking if, at the Office Depot Special meeting (including any adjournment or postponement), the requisite vote of the stockholders of Office Depot in favor of the Share Issuance is not obtained; or

          (e) by Office Depot, if: (i) the Viking Board withdraws or modifies its recommendation of the Merger Proposal or resolves to do so; (ii) after the receipt by Viking of an Acquisition Proposal, Office Depot requests in writing that the Viking Board reconfirm its recommendation of the Merger Agreement or the Merger and the Viking Board fails to do so within ten business days after its receipt of Office Depot's request; (iii) the Viking Board recommends to the stockholders of Viking an Alternative Transaction (as defined below) or the Viking Board resolves to do so; (iv) a tender offer or exchange offer for 25% or more of the outstanding shares of Viking Common Stock is commenced (other than by Office Depot or an affiliate of Office Depot) and the Viking Board recommends that the stockholders of Viking tender their shares in such tender or exchange offer or the Viking Board fails to recommend that stockholders reject such tender or exchange offer within ten business days after receipt of Office Depot's request to do so; or (v) for any reason Viking fails to call and hold the Viking Special Meeting by the Outside Date (provided that Office Depot's right to terminate the Merger Agreement under such clause (v) is not available if at such time Viking would be entitled to terminate the Merger Agreement by reason of a Section 8.01(g) Breach (as defined below) by Office Depot); or

          (f) by Viking, if: (i) the Office Depot Board withdraws or modifies its recommendation of the Merger Agreement or the Merger or resolves to do so; (ii) after the receipt by Office Depot of an Acquisition Proposal, Viking requests in writing that the Office Depot Board reconfirms its recommendation of the Share Issuance and the Office Depot Board fails to do so within ten business days after its receipt of Viking's request; (iii) the Office Depot Board recommends to the stockholders of Office Depot an Alternative Transaction or the Office Depot Board resolves to do so; (iv) a tender offer or exchange offer for 25% or more of the outstanding shares of Office Depot Common Stock is commenced (other than by Viking or an affiliate of Viking) and the Office Depot Board recommends that the stockholders of Office Depot tender their shares in such tender or exchange offer or the Office Depot Board fails to recommend that the stockholders reject such tender or exchange offer within ten business days after receipt of Viking's request to do so; or (v) for any reason Office Depot fails to call and hold the Office Depot Special Meeting by the Outside Date (provided that Viking's right to terminate the Merger Agreement under such clause (v) is not available if at such time Office Depot would be entitled to terminate the Merger Agreement by reason of a Section 8.01(g) Breach (as defined below) by Viking; or

          (g) by Office Depot or Viking, if there has been a breach of any representation, warranty, covenant or agreement on the part of the other party set forth in the Merger Agreement, which breach (i) causes the Viking Representation Bringdown Condition (in the case of a termination by Office Depot) or the Office Depot Representation Bringdown Condition (in the case of a termination by Viking) not to be satisfied and (ii) has not been cured within 20 business days following receipt by the breaching party of written notice of such breach from the other party (such a breach is referred to herein as a "Section 8.01(g) Breach").

     In the event of any termination of the Merger Agreement by either Office Depot or Viking as provided above, the Merger Agreement will become void and there will be no liability or obligation (with limited exceptions) on the part of Office Depot, Viking, Merger Sub or their respective officers, directors, stockholders or affiliates, except as provided below with respect to expense reimbursements and termination fees, provided that any such termination will not limit liability for any willful breach of the Merger Agreement and provided further that the obligations with respect to the expense reimbursements and termination fees described below, the Stock Option Agreements and the Confidentiality Agreement will remain in full force and effect and survive any termination of the Merger Agreement.

     "Alternative Transaction" means: (i) a transaction pursuant to which any person (or group of persons) other than Office Depot or Viking or their respective affiliates (a "Third Party") acquires more than 25% of the outstanding shares of Viking Common Stock or Office Depot Common Stock, as the case may be, pursuant to a tender offer or exchange offer or otherwise; (ii) a merger or other business combination involving Office Depot or Viking pursuant to which any Third Party acquires more than 25% of the outstanding shares of Viking Common Stock or Office Depot Common Stock, as the case may be, or the entity surviving such merger or business combination; (iii) any other transaction pursuant to which any Third Party acquires control of assets (including for this purpose the outstanding equity securities of subsidiaries of Office Depot or Viking, and the entity surviving any merger or business combination including any of them) of Office Depot or Viking having a fair market value (as determined by the Board of Directors of Office Depot or Viking, as the case may be, in good faith) equal to more than 25% of the fair market value of all the assets of Office Depot or Viking, as the case may be, and its subsidiaries, taken as a whole, immediately prior to such transaction; or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

     Fees and Expenses. The Merger Agreement provides that, except as set forth below, whether or not the Merger is consummated, all fees, costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby are to be paid by the party incurring such expenses, except that each of Office Depot and Viking will bear and pay one-half of the costs and expenses incurred in connection with the filing, printing and mailing of this Joint Proxy Statement.

     Viking has agreed to pay Office Depot up to $5,000,000 as reimbursement for expenses that Office Depot actually incurs relating to the transactions contemplated by the Merger Agreement prior to termination (including fees and expenses of Office Depot's counsel, accountants and financial advisors, but excluding any discretionary fees paid to such financial advisors), upon the termination of the Merger Agreement by Office Depot: (i) under the circumstances described in paragraph (d) above (other than in the circumstances set forth in clause (i) of the following paragraph); or (ii) under the circumstances described in paragraph (b) or (g) above as a result of the failure to satisfy the Viking Representation Bringdown Condition.

     In addition, Viking has agreed to pay Office Depot a termination fee of $30,000,000 (the "Office Depot Termination Fee") upon the earliest to occur of the following events: (i) the termination of the Merger Agreement by Office Depot under the circumstances described in paragraph (d) above, if a proposal for an Alternative Transaction involving Viking has been made prior to the Viking Special Meeting; or (ii) the termination of the Merger Agreement by Office Depot under the circumstances described in paragraph (e) above. Thereafter, if an Alternative Transaction involving Viking is consummated within twelve months after such termination, Viking has agreed to pay Office Depot an additional fee of $50,000,000. Viking's payment of the Office Depot Termination Fee as described in this paragraph is to be the sole and exclusive remedy of Office Depot against Viking and any of its subsidiaries and their respective directors, officers,

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

employees, agents, advisors or other representatives with respect to the occurrences giving rise to such payment (other than as set forth in the Viking Stock Option Agreement); provided that this limitation will not limit liability for a willful breach of the Merger Agreement by Viking.

     Office Depot has agreed to pay Viking up to $5,000,000 as reimbursement for expenses that Viking actually incurs relating to the transactions contemplated by the Merger Agreement prior to termination (including fees and expenses of Viking's counsel, accountants and financial advisors, but excluding any discretionary fees paid to such financial advisors), upon the termination of the Merger Agreement by Viking (i) under the circumstances described in paragraph
(d) above (other than in the circumstances set forth in clause (i) of the following paragraph) or (ii) under the circumstances described in paragraph (b) or (g) above as a result of the failure to satisfy the Office Depot Representation Bringdown Condition.

     In addition, Office Depot has agreed to pay Viking a termination fee of $30,000,000 (the "Viking Termination Fee," together with the Office Depot Termination Fee, the "Termination Fee") upon the earlier to occur of the following events: (i) the termination of the Merger Agreement by Viking under the circumstances described in paragraph (d) above, if a proposal for an Alternative Transaction involving Office Depot has been made prior to the Office Depot Special Meeting; or (ii) the termination of the Merger Agreement by Viking under the circumstances described in paragraph (f) above. Thereafter, if an Alternative Transaction involving Office Depot is consummated within twelve months after such termination, Office Depot has agreed to pay to Viking an additional fee of $50,000,000. Office Depot's payment of the Viking Termination Fee as described in this paragraph is to be the sole and exclusive remedy of Viking against Office Depot and any of its subsidiaries and their respective directors, officers, employees, agents, advisors or other representatives with respect to the occurrences giving rise to such payment (other than as set forth in the Office Depot Stock Option Agreement); provided that this limitation will not limit liability in the event of a willful breach of the Merger Agreement by Office Depot.

     The Merger Agreement provides that, if applicable, any expenses and fees payable as described above must be paid within one business day after the first to occur of the relevant termination events.

AMENDMENT AND WAIVER

     The Merger Agreement may be amended at any time by action taken or authorized by the respective Boards of Directors of Office Depot and Viking; but after approval of the Share Issuance by the Office Depot stockholders or the Merger Proposal by the Viking stockholders, no amendment may be made which by law requires further approval by such Office Depot or Viking stockholders without such further approval. Office Depot and Viking, by action taken or authorized by their respective Boards of Directors, may extend the time for performance of the obligations or other acts of the other parties to the Merger Agreement, may waive inaccuracies in the representations or warranties contained in the Merger Agreement and may waive compliance with any agreements or conditions contained in the Merger Agreement.

                          THE STOCK OPTION AGREEMENTS

     The following is a brief summary of the terms of the Office Depot and Viking Stock Option Agreements (collectively, the "Stock Option Agreements"), copies of which are filed as exhibits to Office Depot's current report on Form 8-K, dated May 18, 1998, which is incorporated herein by reference. This summary is qualified in its entirety by reference to the Stock Option Agreements.

     Pursuant to the Office Depot Stock Option Agreement, Viking has the right (the "Office Depot Option"), under the circumstances described below, to acquire up to 31,669,400 shares of Office Depot Common Stock (the "Office Depot Option Shares") (or approximately 19.9% of the outstanding shares of Office Depot Common Stock as of May 18, 1998, prior to giving effect to the exercise of such option), including the associated rights under the Office Depot Rights Plan, at a cash purchase price of $33.60 per share (the "Office Depot Option Price"). Pursuant to the Viking Stock Option Agreement, Office Depot has the right (the "Viking Option," collectively with the Office Depot Option, the "Options"), under the circumstances described below, to acquire up to 16,929,500 shares of Viking Common Stock (the "Viking

Option Shares," collectively with the Office Depot Option Shares, the "Option Shares") (or approximately 19.9% of the outstanding shares of Viking Common Stock as of May 18, 1998, prior to giving effect to the exercise of such option), including the associated rights under the Viking Rights Plan, at a cash purchase price of $33.60 per share (the "Viking Option Price," collectively with the Office Depot Option Price, the "Option Price"). The Stock Option Agreements would have the effect of making an acquisition of either Viking or Office Depot by a third party more costly because of the need to acquire in any such transaction the Option Shares that would be issued under the Stock Option Agreements, and would also jeopardize the ability of a third party to acquire Viking or Office Depot in a transaction accounted for as a pooling of interests.

     The Options may be exercised by Viking, in the case of the Office Depot Option or Office Depot in the case of the Viking Option (such party in each case, the "Grantee," and, such party granting the Option, the "Grantor"), in whole or in part, at any time or from time to time after the occurrence of an event which would entitle the Grantee, upon termination of the Merger Agreement, to payment of some or all of the Termination Fee and prior to the termination of the Option in accordance with the terms of the applicable Stock Option Agreement.

     If an Alternative Transaction involving the Grantor is consummated within twelve months after termination of the Merger Agreement such that the $50,000,000 fee (as described in "THE MERGER AGREEMENT -- Termination; Termination Fees and Expenses") is payable pursuant to the Merger Agreement, then the Grantee may: (i) at any time the Option is then exercisable as described in the preceding paragraph, elect, in lieu of exercising the Option, to have the Grantor pay the Grantee (the "Cash Exercise") an amount in cash equal to the Spread (as defined below) multiplied by all or a portion of the Option Shares subject to the Option; or (ii) prior to 30 days after the first anniversary of the Merger Termination Date (as defined in the Merger Agreement), if Grantee has exercised the Option and purchased the Option Shares, Grantee may sell to the Grantor (the "Grantee Put") the Option Shares for an amount in cash equal to the higher of (A) the Alternative Purchase Price (as defined below) or
(B) the average of the closing sales prices of (x) the shares of Office Depot Common Stock on the NYSE Composite Tape, in the case of the Office Depot Option; and (y) the shares of the Viking Common Stock on the Nasdaq National Market, in the case of the Viking Option; in each case, for the five trading days ending five days prior to the date notice of the intent to exercise the Grantee Put is given to the Grantor, multiplied by the number of such Option Shares sold by Grantee on such date. "Spread" means the excess, if any, over the Purchase Price of the higher of (i) if applicable, the highest price per share of Office Depot Common Stock or Viking Common Stock, as the case may be (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by any person in an Alternative Transaction (the "Alternative Purchase Price") or (ii) the average of the closing sales prices of the shares of (A) in the case of the Office Depot Option, Office Depot Common Stock on the NYSE Composite Tape; or
(B) in the case of the Viking Option, Viking Common Stock on the Nasdaq National Market, for the five trading days ending five days prior to the date of the Office Depot Cash Exercise Notice. If the Alternative Purchase Price includes any property other than cash, the Alternative Purchase Price shall be the sum of
(A) the fixed cash amount, if any, included in the Alternative Purchase Price plus (B) the fair market value of such other property determined in accordance with the applicable Stock Option Agreement (but using the date notice is given by the Grantee with respect to the Cash Exercise or the Grantee Put, as the case may be).

     Conditions. The Grantor's obligation to deliver the Option Shares upon exercise of the Option is subject to the condition that: (i) no preliminary or permanent injunction or other order issued by any federal or state court of competent jurisdiction in the United States prohibiting the delivery of the Option Shares is in effect; (ii) any applicable waiting periods under the HSR Act shall have expired or been terminated; and (iii) the Grantee has become entitled to terminate the Merger Agreement under circumstances that would entitle Grantee to receive some or all of the Termination Fee.

     First Refusal Right. If Grantee exercises the Grantee Option in whole or in part, Grantor has a right of first refusal ("First Refusal Right") with respect to certain sales by the Grantee of the Option Shares prior to the earlier of: (i) 30 days after the first anniversary of the termination of the Merger Agreement; or (ii) the occurrence of a Change in Control Event (as defined in the applicable Stock Option Agreement) with respect to Grantor.

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

     Repurchase Right. In addition, if a Change in Control Event with respect to Grantor has not occurred prior to the first anniversary of the termination of the Merger Agreement, Grantor has the right (the "Repurchase Right"), during the 30-day period beginning on such anniversary, to purchase all (but not less than all) of the Option Shares at a purchase price equal to the greater of: (i) the Option Price or; (ii) the average of the closing prices for (A) in the case of the Office Depot Option, Office Depot Common Stock on the NYSE; or (B) in the case of the Viking Option, Viking Common Stock on the Nasdaq National Market for the five trading days ending five days prior to the date Grantor gives notice of its exercise of such repurchase right.

     Registration Rights. The Stock Option Agreements further provide that if the Grantee desires to sell any of the Option Shares within three years after the purchase of such shares and such sale requires the registration of such shares under the Securities Act, the Grantor will cooperate with the Grantee and any underwriters in registering the Option Shares, including, among other things, promptly filing a registration statement under the Securities Act. The Grantor is not required to have declared effective more than two such registration statements.

     Total Profit.  Notwithstanding any other provisions of the Stock Option
Agreements: (i) in no event may the Grantee's Total Profit (as defined below) exceed $125,000,000 ("the Profit Limit") and (ii) the Option may not be exercised for a number of Option Shares that would result in a Notional Total Profit (as defined below) of more than the Profit Limit. "Total Profit" means the aggregate amount (before taxes) of (i) the Termination Fee received by the Grantee; plus (ii) (x) the amount received by Grantee for the repurchase of the Option Shares by Grantor pursuant to the Grantee Put, the Repurchase Right or the First Refusal Right, less (y) the purchase price paid by Grantee for such shares; plus (iii) the amount received by Grantee in respect of a Cash Exercise; and (iv) (x) the net cash amounts received by the Grantee pursuant to the sale of Option Shares to an unaffiliated party, less (y) the purchase price paid by Grantee for such shares. "Notional Total Profit" means, with respect to such number of Option Shares as to which Grantee proposes to exercise the Option, the Total Profit determined as of the date on which the Grantee gives its option exercise notice, assuming that the Option was exercised on such date for the designated number of Option Shares and assuming that such shares, together with all other Option Shares held by Grantee and its affiliates as of such date, were sold for cash at the closing market price for the Option Shares as of the close of business on the preceding trading day (less customary brokerage commissions).

     Termination. The Option terminates upon the earlier of: (i) the Effective Time; (ii) the termination of the Merger Agreement pursuant to circumstances under which the Grantee is not entitled to receive the Termination Fee; (iii) the date on which the Grantee realizes a Total Profit in excess of the Profit Limit; and (iv) 180 days after the date of termination of the Merger Agreement; provided that if the Option cannot be exercised or the Option Shares cannot be delivered to Grantee upon such exercise because of a preliminary or permanent injunction or other court order or because the applicable waiting period under the HSR Act has not expired or been terminated, the date referred to in clause
(iv) above shall be extended until 30 days after such impediment to exercise has been removed.

        THE OFFICE DEPOT CHARTER AMENDMENT AND INCENTIVE PLAN AMENDMENT

REASONS FOR THE CHARTER AMENDMENT

     Office Depot is authorized to issue a maximum of 400,000,000 shares of Office Depot Common Stock pursuant to the Office Depot Charter. The approval of the Charter Amendment by the Office Depot stockholders is required by the Delaware Corporation Law to increase the number of authorized shares of Office Depot Common Stock from 400,000,000 shares to 800,000,000 shares. Although there are presently enough authorized shares of Office Depot Common Stock to issue shares to Viking stockholders in connection with the Merger, the purpose of the Charter Amendment is to provide that additional shares of Office Depot Common Stock will be available, if and when needed, for issuance from time to time for any proper purpose approved by the Office Depot Board, including issuances to raise capital or effect corporate mergers, acquisitions, or other business combinations, stock dividends or splits and issuances under stock option and

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

other employee incentive plans, and for other corporate purposes. Although there are no present arrangements, agreements or understandings for the issuance of additional shares of Office Depot Common Stock (other than the shares to be issued pursuant to the Merger, the Office Depot Long-Term Equity Incentive Plan and in connection with acquisitions in the ordinary course of business), the Office Depot Board believes that the availability of the additional authorized shares for issuance upon approval of the Office Depot Board without the necessity for, or the delay inherent in, a meeting of the Office Depot stockholders will be beneficial to Office Depot and the Office Depot stockholders by providing Office Depot with the flexibility required to promptly consider and respond to future business opportunities and needs as they arise.

EFFECTS OF THE CHARTER AMENDMENT

     Stockholders should note that certain disadvantages may result from the adoption of the Charter Amendment. The Charter Amendment will increase the total number of authorized shares of Office Depot Common Stock, and Office Depot stockholders could therefore experience a significantly greater reduction in their interest in Office Depot with respect to earnings per share, voting, liquidation value and book and market value per share if the additional authorized shares are issued.

     The availability for issuance of additional shares of Office Depot Common Stock could also enable the Office Depot Board to render more difficult or discourage an attempt to obtain control of Office Depot. For example, the issuance of shares in a public or private sale, merger or similar transaction would increase the number of outstanding shares, thereby possibly diluting the interest of a party attempting to obtain control of Office Depot. Office Depot is not aware of any pending or threatened efforts to obtain control of Office Depot.

     Each additional share of Office Depot Common Stock authorized by the Charter Amendment would have the same rights and privileges as each share of Office Depot Common Stock currently authorized or outstanding. The number of authorized shares of Preferred Stock would remain unchanged at 1,000,000 shares.

VOTE REQUIRED FOR THE CHARTER AMENDMENT

     The approval of the Charter Amendment will require the affirmative vote of the holders of a majority of the outstanding shares of Office Depot Common Stock. See "THE OFFICE DEPOT SPECIAL MEETING -- Vote Required."

REASONS FOR THE INCENTIVE PLAN AMENDMENT

     In June 1998, the Office Depot Board amended the Office Depot Long-Term Equity Incentive Plan (the "Equity Incentive Plan"), subject to stockholder approval. The Office Depot Board determined that it was necessary to increase the size of the Equity Incentive Plan in connection with the Merger. The amendment increased the total number of shares of Office Depot Common Stock with respect to which awards may be granted under the Equity Incentive Plan from 15,212,500 shares to 20,712,500 shares. As of June 27, 1998, 6,450,498 shares of
Office Depot Common Stock were available for issuance under the Equity Incentive Plan. On May 26, 1998, the stockholders of Office Depot approved an amendment to the Equity Incentive Plan (the "Prior Amendment") which, among other things, increased the maximum number of shares of Common Stock that were reserved for issuance under the Equity Incentive Plan from 10,212,500 shares to 15,212,500 shares. The Prior Amendment was approved by the Office Depot Board prior to entering into the Merger Agreement and without taking into account the impact of the Merger.

     The Incentive Plan Amendment would approve the increase in the number of shares of Office Depot Common Stock authorized for issuance to officers and key employees of the combined company from 15,212,500 to 20,712,500. As of the Record Date, approximately 5,800,000 shares of Viking Common Stock were available for future grants or awards under the Viking stock plans. Following the Merger, grants will no longer be made under the Viking stock plans. Pursuant to the terms of the Merger Agreement, in the Merger each outstanding stock option under the Viking stock plans will constitute an option to acquire, on the same terms and conditions as were applicable under such Viking stock plan, the same number of shares of Office Depot Common Stock as the holder of such Viking Stock Option would have been entitled to receive pursuant
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

to the Merger had such holder exercised such option in full immediately prior to the Effective Time. In connection with the Merger, Office Depot has agreed to issue to certain executive officers of Viking nonqualified stock options to purchase Office Depot Common Stock. See "THE MERGER -- Interests of Certain Persons in the Merger;" "-- Employment Agreements with Viking Employees;" and "THE MERGER AGREEMENT -- Stock Options and Employee Benefits.

     The Incentive Plan Amendment is recommended to increase the number of shares of Office Depot Common Stock reserved for issuance by approximately the same number of shares anticipated to be available for issuance under the Viking stock plans as of the Effective Time. The Office Depot Board believes that stockholder approval of the Incentive Plan Amendment is necessary to ensure that an adequate number of shares of Office Depot Common Stock will be available for future grants to provide sufficient incentives to employees of Office Depot and Viking after consummation of the Merger. Approval of the Incentive Plan Amendment is not necessary for approval of the Share Issuance or consummation of the Merger. However, the Incentive Plan Amendment will only become effective if the Merger is consummated.

     For information on stock prices relating to the Office Depot Common Stock, see "SUMMARY -- Comparative Market Price Information."

DESCRIPTION OF THE EQUITY INCENTIVE PLAN

     General. The Equity Incentive Plan, which the Office Depot Board adopted and the stockholders of Office Depot approved effective October 1, 1997, as amended, provides for grants of stock options, stock appreciation rights ("SARs") in tandem with options, restricted stock, performance awards and any combination of the foregoing to certain directors, officers, key employees of, and certain other key individuals who perform services for, Office Depot and its subsidiaries. The purpose of adopting the Equity Incentive Plan was to (i) put in place an equity incentive plan that would allow Office Depot to provide such individuals with incentives to maximize stockholder value and otherwise contribute to the success of Office Depot and to enable Office Depot to attract, retain and reward the best available persons for positions of substantial responsibility and (ii) bring Office Depot's equity incentive programs in compliance with the amendments to the Securities and Exchange Commission Rules promulgated under Section 16 of the Securities Exchange Act of 1934 which became effective August 15, 1996.

     The Equity Incentive Plan is administered by the Compensation Committee of the Office Depot Board (the "Compensation Committee"). As grants to be awarded under the Equity Incentive Plan are made entirely in the discretion of the Compensation Committee, the recipients, amounts and values of future benefits to be received pursuant to the Equity Incentive Plan are not determinable.

     The shares of Office Depot Common Stock reserved for issuance pursuant to the Equity Incentive Plan are subject to adjustment in the event of a reorganization, recapitalization, stock split, stock dividend or similar change in the corporate structure of Office Depot or the outstanding shares of Office Depot Common Stock. Such shares may be, in whole or in part, authorized and unissued or reacquired and held as treasury shares.

     Eligibility. Directors (whether or not employees), officers and key employees of Office Depot and its subsidiaries selected by the Compensation Committee are eligible to receive grants pursuant to the Equity Incentive Plan, except that only employees may receive grants of incentive stock options pursuant to the Equity Incentive Plan. As of the Record Date, approximately 1,300 employees were eligible to participate in the Equity Incentive Plan. After the Merger, approximately 1,800 employees of the combined company would be eligible to participate in the Equity Incentive Plan.

     Stock Options. Pursuant to the Equity Incentive Plan, the Compensation Committee may award grants of incentive stock options conforming to the provisions of Section 422 of the Code ("incentive options"), and other stock options ("non-qualified options"); provided, however, that (i) the number of shares of Common Stock underlying grants of options and/or SARs made to any participant in any one year shall not exceed 1,000,000 shares and (ii) the Office Depot Common Stock underlying grants of incentive options first exercisable by any person in any one year shall not have an aggregate fair market value (determined as of the

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

date such options are granted) in excess of $100,000. The exercise price of any option will be determined by the Compensation Committee in its discretion, provided that the exercise price of an incentive option may not be less than 100% of the fair market value of a share of Office Depot Common Stock on the date of grant of the option, and the exercise price of an incentive option awarded to a person who owns stock constituting more than 10% of the voting power of Office Depot may not be less than 110% of such fair market value on such date. As currently amended, the Equity Incentive Plan provides that no option or SAR may be granted in substitution for a previously granted option or SAR if the new award would have a lower option exercise price or SAR appreciation base than the award it replaces.

     The term of each option is established by the Compensation Committee, subject to a maximum term of ten years from the date of grant in the case of a non-qualified option or an incentive option and five years from the date of grant in the case of an incentive option granted to a person who owns stock constituting more than 10% of the voting power of Office Depot. In addition, the Equity Incentive Plan provides generally that all options cease vesting on, and terminate 90 days after, the date on which a grantee ceases to be a director, officer or employee of, or to otherwise perform services for, Office Depot or its subsidiaries, although the Equity Incentive Plan provides for certain exceptions. Except as may otherwise be provided for by the Committee: (a) in the case of the grantee's death while still an employee, all of the grantee's options become fully vested and exercisable and remain so for 18 months after the date of death, provided that all incentive options must be exercised within twelve months of the grantee's death or they will be treated as non-qualified stock options under the plan; (b) in the event of retirement as an employee, only the options vested as of the date of retirement will remain exercisable for a period of 18 months after retirement, provided that all incentive options must be exercised within 90 days of retirement or they will be treated as non-qualified stock options; (c) upon termination for cause, all options terminate immediately; and (d) upon a change in control of Office Depot, all options become fully vested and exercisable.

     Upon exercise of an SAR, the grantee will receive an amount in cash and/or shares of Common Stock equal to the difference between the fair market value of a share of Common Stock on the date of exercise and the exercise price of the option to which it relates, multiplied by the number of shares as to which the SAR is exercised.

     Restricted Stock. Under the Equity Incentive Plan, the Compensation Committee may award restricted stock subject to such conditions and restrictions, and for such duration (which shall be at least twelve months except as otherwise described below), as it determines in its discretion. A grantee will be required to pay Office Depot at least the aggregate par value of any shares of restricted stock within ten days of the date of grant, unless such shares are treasury shares, except as otherwise provided by the Compensation Committee. Except as may be otherwise provided by the Compensation Committee, all restrictions on a grantee's restricted stock will lapse immediately prior to a change in control of Office Depot or at such time as the grantee ceases to be a director, officer or employee of, or otherwise perform services for, Office Depot or its subsidiaries due to death or retirement. Except as may be otherwise provided by the Compensation Committee, if a grantee ceases to serve as such a director, officer or employee of, or otherwise perform services for, Office Depot or its subsidiaries for any other reason, all of his or her restricted stock as to which the applicable restrictions have not lapsed will be forfeited immediately.

     Performance Awards. Pursuant to the Equity Incentive Plan, the Compensation Committee may grant performance awards contingent upon achievement of set goals and objectives with respect to specified performance criteria, such as return on equity, over a specified performance cycle, all as designated by the Compensation Committee. Performance awards may include specific dollar-value target awards, performance units, the value of which is established by the Compensation Committee at the time of grant, and/or performance shares, the value of which is equal to the fair market value of a share of Common Stock on the date of grant. The value of a performance award may be fixed or may fluctuate on the basis of specified performance criteria. The number of shares of Office Depot Common Stock or the amount of cash that can be granted to a participant to satisfy a performance award in any one year cannot exceed 100,000 shares or $2.0 million, respectively.

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

     Except as otherwise provided by the Compensation Committee, in the event of a change in control of Office Depot, or if a grantee ceases to be a director, officer or employee of, or otherwise perform services for, Office Depot or its subsidiaries due to death, disability or retirement, prior to completion of a performance cycle, the grantee will receive the portion of the performance award payable to him or her based upon the achievement of the applicable performance criteria over the elapsed portion of the performance cycle. If a grantee ceases to be a director, officer or employee of, or otherwise perform services for, Office Depot or its subsidiaries for any other reason prior to completion of a performance cycle, the grantee will become ineligible to receive any portion of a performance award.

     Vesting. The terms and conditions of each award made under the Equity Incentive Plan, including vesting requirements, will be set forth, consistent with the Equity Incentive Plan, in a written agreement with the grantee. Unless the Compensation Committee determines otherwise, no award under the Equity Incentive Plan may vest and become exercisable within twelve months of the date of grant; provided that all awards will vest immediately prior to a change in control of Office Depot and in certain other circumstances upon a participant's termination of employment or performance of services for Office Depot as described above except as may be otherwise provided by the Compensation Committee.

     Transferability. Unless the Compensation Committee determines otherwise, no award made pursuant to the Equity Incentive Plan will be transferable otherwise than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order, and each award may be exercised only by the grantee or his or her guardian or legal representative.

     Amendment and Termination of the Equity Incentive Plan. No options may be granted under the Equity Incentive Plan after the close of business on September 30, 2007 and the plan may be earlier terminated by the Office Depot Board at any time. The Office Depot Board may amend the Equity Incentive Plan in its discretion, except that no amendment will become effective without the approval of Office Depot's stockholders if such approval is necessary for continued compliance with the performance-based compensation exception of Section 162(m) of the Code or any stock exchange listing requirements.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE INCENTIVE PLAN AMENDMENT

     The following discussion is intended only as a brief summary of the federal income tax rules relevant to options or shares issued under the Equity Incentive Plan, as based upon the Code as currently in effect. These rules are highly technical and subject to change in the future. Because federal income tax consequences will vary as a result of individual circumstances, grantees should consult their personal tax advisors with respect to the tax consequences associated with stock options. Moreover, the following summary relates only to grantees' federal income tax treatment, and the state, local and foreign tax consequences may be substantially different.

     Non-Qualified Options. A grantee does not recognize any taxable income, and Office Depot is not entitled to a deduction, upon the grant of a non-qualified option. Upon the exercise of a non-qualified option, the grantee recognizes ordinary income (subject to wage and employment tax withholding) equal to the excess of the fair market value of the Office Depot Common Stock acquired over the option exercise price. However, in the case of a person subject to the short swing trading restrictions of Section 16(b) of the Securities Exchange Act of 1934, as amended, whose grant is exempted from matching thereunder pursuant to the six-month holding provision of Rule 16b-3(d)(3) (a "16b-3(d)(3) Person"), income is recognized, and such excess is determined by using the fair market value on the later of the date of exercise and the date six months after the option grant date unless such grantee elects to be taxed based on the fair market value of the Office Depot Common Stock on the date of exercise by filing an election with the Internal Revenue Service within 30 days after the exercise date to recognize income on the exercise date (a "Section 83(b) Election"). A grantee's basis in the stock received is equal to such stock's fair market value on the date of exercise (or on the date six months after the option grant date, if later, in the case of a grantee who is a (16b-3(d)(3) Person and who makes no such Section 83(b) Election). Office Depot is entitled to a deduction equal to the compensation taxable to the grantee.

     If a grantee sells Office Depot Common Stock acquired pursuant to the exercise of a non-qualified option, such grantee will recognize capital gain or loss equal to the difference between the selling price of the stock

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

and the grantee's basis in the stock. Capital gains are currently taxed at a maximum rate of 20% in the case of stock held for more than 18 months, 28% in the case of stock held for more than twelve months and not more than 18 months and 39.6% in the case of stock held for not more than twelve months. The capital gain holding period will begin on the exercise date (or, in the case of a grantee who is a 16b-3(d)(3) Person and who does not make a Section 83(b) Election, the later of the exercise date or the date six months after the option grant date). Office Depot is not entitled to any deduction with respect to any capital gain recognized by the grantee.

     Capital losses on the sale of such stock may be used to offset capital gains. If capital losses exceed capital gains, then up to $3,000 of the excess losses may be deducted from ordinary income. Remaining capital losses may be carried forward to future tax years.

     Incentive Options. An optionee does not recognize taxable income on the grant or exercise of an incentive option. However, the excess of the stock's fair market value on the exercise date (the fair market value on the exercise date or six months after the option grant date, whichever is later, is likely to govern in the case of a 16b-3(d)(3) Person) over the option exercise price will be included in the grantee's alternative minimum taxable income and thereby may subject the grantee to an alternative minimum tax. Such alternative minimum tax may be payable even though the grantee receives no cash upon the exercise of his or her incentive option with which to pay such tax. Upon the disposition of shares of Office Depot Common Stock acquired pursuant to the exercise of an incentive option (i) more than one year after the date of exercise, and (ii) more than two years after the grant date (the "Required Holding Periods"), the grantee recognizes capital gain or loss, as the case may be, measured by the difference between the stock's selling price and the exercise price. Office Depot is not entitled to any tax deduction by reason of the grant or exercise of an incentive option, or a disposition of stock received upon the exercise of an incentive option after the Required Holding Periods have been satisfied.

     If a grantee disposes of the shares of Office Depot Common Stock acquired pursuant to the exercise of an incentive option before the expiration of the Required Holding Periods (a "Disqualifying Disposition"), the difference between the exercise price of such shares and the lesser of (i) the fair market value of such shares upon the date of exercise (the fair market value on the exercise date or six months after the option grant date, whichever is later, is likely to govern in the case of a 16b-3(d)(3) Person) or (ii) the selling price, will constitute compensation taxable to the grantee as ordinary income. Office Depot is allowed a corresponding tax deduction equal to the amount of compensation taxable to the grantee. If the selling price of the stock exceeds the fair market value on the exercise date (or six months after the option grant date, if later, in the case of a 16b-3(d) (3) Person), the excess will be taxable to the grantee as capital gain. Office Depot is not allowed a deduction with respect to any such capital gain recognized by the grantee.

     Use of Shares to Pay Option Price. If a grantee delivers previously acquired shares of Office Depot Common Stock, however acquired, in payment of all or any part of the exercise price of a non-qualified option, the grantee will not, as a result of such delivery, be required to recognize as taxable income or loss any appreciation or depreciation in the value of the previously acquired shares after their acquisition date. The grantee's tax basis in, and holding period for, the previously acquired shares surrendered carries over to an equal number of the option shares received on a share-for-share basis. The fair market value of the shares received in excess of the shares surrendered constitutes compensation taxable to the grantee as ordinary income (reduced by any portion of the option price paid other than by delivering previously acquired shares). Such income is recognized and such fair market value is determined on the date of exercise, except in the case of 16b-3(d)(3) Persons as discussed above. The tax basis for such shares is equal to their fair market value as so determined, and such shares' holding period begins on the date on which the fair market value of such shares is determined. Office Depot is entitled to a tax deduction equal to the compensation recognized by the grantee.

     If a grantee delivers previously acquired Office Depot Common Stock (other than stock acquired upon exercise of an incentive option and not held for the Required Holding Persons) in payment of all or part of the option price of an incentive option, the grantee will not be required to recognize as taxable income or loss any appreciation or depreciation in the value of the previously acquired Common Stock after its acquisition date. The grantee's tax basis in, and holding period for (for capital gain, but not Disqualifying Disposition,

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

purposes), the previously acquired surrendered stock carries over to an equal number of the option shares received on a share-for-share basis. Shares received in excess of the shares surrendered have a tax basis equal to the amount paid (if any) in excess of the previously acquired shares used to pay the exercise price, and such shares' holding period will begin on the date of exercise (with the possible exception of 16b-3(d)(3) Persons). Proposed regulations provide that when an incentive option is exercised using previously acquired stock, a later Disqualifying Disposition of the shares received will be deemed to have been a disposition of the shares having the lowest basis first.

     If a grantee pays the exercise price of an incentive option in whole or in part with previously acquired Common Stock that was acquired upon the exercise of an incentive option and that has not been held for the Required Holding Periods, the grantee will recognize ordinary income (but not capital gain) under the rules applicable to Disqualifying Dispositions. Office Depot will be entitled to a corresponding deduction. The grantee's basis in the shares received in exchange for the shares surrendered will be increased by the amount of ordinary income the grantee recognizes.

     One Million Dollar Compensation Limit. If a covered employee's total compensation from Office Depot (including compensation related to options) exceeds $1 million in any given year, such compensation in excess of $1 million may not be tax deductible by Office Depot under Section 162(m) of the Code. The "covered employees" for any given taxable year of Office Depot are Office Depot's Chief Executive Officer and the four other most highly compensated executive officers at the end of the taxable year. Excluded from the calculation of total compensation for this purpose is compensation that is "performance-based" within the meaning of Section 162(m) of the Code. Office Depot intends that compensation realized upon the exercise of an option, SAR or a performance award granted under the Equity Incentive Plan be regarded as "performance-based" under Section 162(m) of the Code and that such compensation be deductible without regard to the limits of Section 162(m) of the Code.

VOTE REQUIRED FOR THE INCENTIVE PLAN AMENDMENT

     The affirmative vote of a majority of the votes cast by the holders of shares of Office Depot Common Stock represented in person or by proxy at the Office Depot Special Meeting is required for approval of the Incentive Plan Amendment. Approval of the Incentive Plan Amendment is required for shares of Office Depot Common Stock issued pursuant thereto to be listed for trading on the New York Stock Exchange, for grants of options and SARs made pursuant thereto to qualify as performance-based compensation deductible by Office Depot without limitation under Section 162(m) of the Code, and to enable Office Depot to grant options that qualify as incentive options.

     THE OFFICE DEPOT BOARD RECOMMENDS A VOTE FOR APPROVAL OF THE INCENTIVE PLAN AMENDMENT.

                               OFFICE DEPOT, INC.

BUSINESS

     The information in this section pertains to the business of Office Depot as it is currently conducted without giving effect to the Merger.

     Office Depot sells high-quality, brand-name office products at significant discounts through its national chain of high-volume office products stores, provides delivery of its products in the United States and Canada to its store, catalog and Internet customers and is a full-service contract stationer serving businesses throughout the United States.

     Office Depot, organized as a Delaware corporation, began its operations in 1986 with its first retail office supply store. As of June 27, 1998, Office Depot operated 619 office supply stores in 39 states, the District of Columbia and five Canadian provinces. Through its 21 customer service centers and certain retail stores, Office Depot delivers office products and provides value-added services to its customers.

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

     Office Depot's office supply stores carry a wide selection of merchandise, including general office supplies, business machines and computers, office furniture and other business-related products for sale. In addition to its office supply stores, as of June 27, 1998, Office Depot operated three Images(TM), two Office Depot Express(TM) and five Furniture At Work(TM) stores. Office Depot's business strategy for its office products stores has been to enhance the sales and profitability of its existing stores and to add new stores in locations where Office Depot can establish a significant market presence. During 1996, Office Depot opened 60 new office supply stores, and during 1997, Office Depot opened 42 new office supply stores, closing one store. Office Depot currently believes it will open approximately 80 to 100 stores during 1998, 18 of which have been opened through June 27, 1998.

     Office Depot's delivery business provides delivery services of office products and a full range of contract stationer services to small, medium and large businesses, schools and other educational institutions and governmental agencies. Office Depot's delivery sales exceeded $2 billion in 1997. Office Depot provides its delivery customers access to a broad selection of office products and office furniture, including the approximately 7,000 items available at Office Depot's retail stores and approximately 4,000 additional items which are stocked only at Office Depot's customer service centers. In addition, Office Depot provides its contract stationer customers with specialized resources and services designed to aid them in achieving improved efficiencies and significant reductions in their overall office products and office furniture costs. Office Depot's nationwide full service contract stationer business was built primarily through the acquisition of eight contract stationers in 1993 and 1994, and by subsequently opening new facilities, expanding existing facilities and replacing old facilities.

     Marketing. Office Depot's marketing programs are designed to attract new customers and to provide information to existing customers. Office Depot places advertisements with the major local newspapers in each of its markets. These newspaper advertisements are supplemented with local radio and television advertising and direct marketing efforts. All print advertisements, as well as catalog layouts, are created by Office Depot's in-house graphics department. Office Depot periodically issues catalogs featuring merchandise offered in its stores. Catalogs are distributed through direct-mail programs and Office Depot's sales force and are available in each store. Upon entering a new market, Office Depot purchases a list of businesses for an initial mailing of catalogs. This list is continually refined and updated by incorporating the names of private label credit card holders and store purchasing card holders and forms the basis of a highly targeted proprietary mailing list for updated catalogs and other promotional mailings.

     Sales. In addition to the sales associates at each of its stores, Office Depot has a direct sales force serving its contract stationer customers. In early 1998, Office Depot expanded its Internet-based marketing and ordering capabilities, previously available to its contract customers, to all other market segments. The direct sales force operates out of 21 regional customer service centers and 70 additional sales offices. All members of the sales force are employees of Office Depot.

     Services. Each Office Depot store contains a multipurpose business center offering a wide range of printing, copying and other services. These services include business cards, letterhead stationery and envelopes, personalized checks and business forms, full- or self-service copies, color copies, custom stamps and labels, signs and banners. Each store also has business machine specialists, specially trained associates available to answer customers' questions regarding a wide variety of technically sophisticated products.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information with respect to the beneficial ownership of Office Depot Common Stock as of the Record Date (except as otherwise noted in footnotes) by: (i) each stockholder known by Office Depot to own beneficially 5% or more of the outstanding shares of Office Depot Common Stock; (ii) each director of Office Depot; (iii) each of the named Office Depot executive officers as of the end of the most recent fiscal year; and (iv) all executive officers and directors of Office Depot as a group.

                                                                   PRO FORMA NUMBER OF      PRO FORMA PERCENTAGE
                             NUMBER OF SHARES   PERCENTAGE OF      SHARES BENEFICIALLY     OF SHARES BENEFICIALLY
                               BENEFICIALLY         CLASS          OWNED AFTER GIVING        OWNED AFTER GIVING
BENEFICIAL OWNER                 OWNED(1)       OUTSTANDING(2)    EFFECT TO THE MERGER     EFFECT TO THE MERGER(3)
----------------             ----------------   --------------   -----------------------   -----------------------
FMR Corp.(4)...............     10,258,800            6.4%             19,275,950                     7.9%
  82 Devonshire Street
  Boston, Massachusetts
  02109
Friess Associates,
  Inc.(5)..................      8,088,000            5.1%              8,088,000                     3.3%
  115 E. Snow King
  Jackson, Wyoming 83001
Massachusetts Financial
  Services Company(6)......     17,430,414           10.9%             17,430,414                     7.1%
  500 Boylston Street
  Boston, Massachusetts
  02116
F. Terry Bean(7)...........         62,379              *                  62,379                       *
Richard M. Bennington(8)...        311,199              *                 311,199                       *
Cynthia R. Cohen(9)........         21,408              *                  21,408                       *
David I. Fuente(10)........      1,638,710            1.0%              1,638,710                       *
Barry J. Goldstein(11).....        532,082              *                 532,082                       *
W. Scott Hedrick(12).......         66,161              *                  66,161                       *
James L. Heskett (13)......          6,000              *                   6,000                       *
John C. Macatee............        100,200              *                 100,200                       *
Michael J. Myers(14).......         48,786              *                  48,786                       *
Frank P. Scruggs, Jr.......             --             --                      --                      --
William P. Seltzer(15).....        410,399              *                 410,399                       *
Peter J. Solomon(16).......        118,314              *                 118,314                       *
All executive officers and
  directors as a group (14
  persons)(17).............      3,333,304            2.1%              3,333,304                     1.4%

---------------
  *  Less than 1%.

(1) Each person has sole investment and voting power with respect to the shares indicated, except as otherwise noted. The address of each of the persons named in the table other than FMR Corp., Friess Associates, Inc., and Massachusetts Financial Services Company ("MFSC") is Office Depot's corporate headquarters' address. No effect has been given to shares reserved for issuance under outstanding stock options except where otherwise indicated.
(2) Based on 159,666,751 shares of Office Depot Common Stock outstanding as of the Record Date. Shares subject to options exercisable within 60 days of the Record Date are considered for the purpose of determining the percent of the class held by the holder of such option, but not for the purpose of computing the percentage held by others.
(3) Based on 244,996,727 shares of Office Depot Common Stock anticipated to be outstanding after the Merger.
(4) Based solely upon a Schedule 13G dated February 14, 1998. Of the 10,258,800 shares shown as beneficially owned by FMR Corp., FMR Corp. has sole voting power with respect to 20,700 of such shares and sole dispositive power with respect to all 10,258,800 of such shares. The pro forma number of shares beneficially owned after giving effect to the Merger includes 9,017,150 shares of Office Depot

     Common Stock to be issued to FMR Corp. in exchange for the shares of Viking Common Stock beneficially owned by it as of the Record Date.
(5)  Based solely upon a Schedule 13G dated January 29, 1998.

(6) Based solely upon a Schedule 13G dated February 14, 1998. Of the 17,430,414 shares shown as beneficially owned by MFSC, MFSC has sole voting power with respect to 17,400,314 of such shares and sole dispositive power with respect to all 17,430,414 of such shares.

(7) Includes options to purchase 56,667 shares issued to Mr. Bean pursuant to the Office Depot, Inc. Omnibus Equity Plan (the "Omnibus Equity Plan") and the Equity Incentive Plan.

(8) Includes options to purchase 303,754 shares issued to Mr. Bennington pursuant to the Omnibus Equity Plan and the Equity Incentive Plan.

(9) Includes options to purchase 19,054 shares issued to Ms. Cohen as a director of Office Depot.

(10) Includes options to purchase 1,280,157 shares issued to Mr. Fuente pursuant to the Omnibus Equity Plan and the Equity Incentive Plan, 1,890 shares held of record by his spouse, 3,990 shares held of record by his step-daughter, and 3,050 shares held of record by an irrevocable trust for the benefit of his step-daughter. Mr. Goldstein is the trustee of such trust. Mr. Fuente disclaims beneficial ownership of the shares held by his spouse, his step-daughter, and Mr. Goldstein, as trustee.

(11) Includes options to purchase 415,034 shares issued to Mr. Goldstein pursuant to the Omnibus Equity Plan and the Equity Incentive Plan and 3,050 shares held of record by an irrevocable trust for the benefit of Mr. Fuente's step-daughter, of which Mr. Goldstein is the trustee. As the trustee, Mr. Goldstein has investment and voting power with respect to the shares held by the trust.

(12) Includes options to purchase 33,394 shares issued to Mr. Hedrick as a director of Office Depot.

(13) Includes options to purchase 5,000 shares issued to Mr. Heskett as a director of Office Depot.

(14) Includes options to purchase 45,786 shares issued to Mr. Myers as a director of Office Depot.

(15) Includes options to purchase 382,499 shares issued to Mr. Seltzer pursuant to the Omnibus Equity Plan and the Equity Incentive Plan.

(16) Includes options to purchase 23,750 shares granted to Mr. Solomon as a director of Office Depot.

(17) Includes options to purchase 2,681,761 shares.

                          VIKING OFFICE PRODUCTS, INC.

BUSINESS

     The information in this section pertains to the business of Viking as it is currently conducted without giving effect to the Merger.

     Viking sells office products to small and medium-sized businesses in the United States, Europe and Australia through innovative direct marketing catalogs and aggressive database marketing programs. Viking's target customers are businesses with fewer than 100 employees, and Viking has become one of the largest direct marketers of office products to these businesses. Viking offers a comprehensive selection of over 10,000 office products, including general office supplies, computer supplies, paper products, office furniture, selected business machines, janitorial and safety supplies and presentation supplies. Viking's strategy emphasizes frequent mailings of a variety of distinctive full color catalogs, "fanatical customer service," prompt order fulfillment and discounted prices.

     Catalogs. Viking uses its various catalogs to market directly to both existing and prospective customers. Each catalog is printed in full color with an effective selling presentation, including pictures and narrative descriptions that emphasize key product benefits and features. Viking's regular catalog mailings include a monthly sale catalog, which is mailed to all active customers and contains Viking's most popular items, and specialty catalogs which are delivered to selected customers monthly. Viking's regular mailings include a semi-annual, full-line catalog with over 500 pages, monthly customer sale catalogs and periodic prospect mailings. In addition, Viking currently has 12 different specialty catalogs, including catalogs dedicated to office furniture, computer supplies, custom printed business forms and stationery, paper products, shipping and warehouse supplies (including cleaning and janitorial products) and presentation supplies (including transparencies and overhead slides). Other specialty catalogs are being considered and may be introduced in the future. During fiscal 1997, Viking mailed approximately 191 million copies of over 100 different catalogs, with approximately 55% mailed to existing customers.

     Marketing. Viking's marketing programs are designed to attract new customers and to stimulate purchases from existing customers. Viking continuously acquires new customers by selectively mailing specially designed catalogs to prospective customers. Viking obtains the names of prospective customers through the rental of selected mailing lists from outside marketing information services and other sources. These lists include business buyers of noncompeting direct mail companies, subscribers to business publications and compiled business names.

     Distribution Centers. Viking currently maintains ten distribution centers in the United States, nine in Europe and two in Australia. Viking believes that, as a result of its network of distribution centers, it can deliver orders to customers the same day they call, or overnight, or within two business days to virtually anywhere in the continental United States, United Kingdom, Ireland, France, Belgium, Luxembourg, The Netherlands, Germany, Austria, Italy and Australia. Viking also believes that its use of regional distribution centers enhances Viking's domestic marketing efforts due to a preference on the part of customers to obtain products from local or regional sources.

     Customer Service. Viking believes that exceptional customer service and customer relations are key elements of its marketing program. Viking trains its order entry and customer relations representatives to provide prompt, efficient and courteous service to all customers. In addition to providing toll-free ordering, Viking maintains a separate toll-free customer service telephone number. As part of its commitment to customer service, Viking allows a product to be returned for any reason whatsoever, free of charge, within 30 days after the date of purchase, and Viking provides a one-year guarantee on all products.

     Competition. Viking operates in a highly competitive environment. In its targeted market of small and medium-sized businesses, Viking believes that its principal competitors are other direct marketing companies, traditional office products dealers and office products superstores. To a lesser extent, Viking also competes with contract stationers, which traditionally serve larger businesses, mass merchandisers and warehouse clubs. Some of Viking's competitors are larger and have greater financial resources and buying power than Viking.

Viking believes that its competitive position is enhanced by its ability to satisfy its customers' office products needs with a wide variety of quality, brand name merchandise, its discount prices and its strong commitment to customer service.

     Strategy. Viking's strategy is to earn its customers' loyalty and increase its proportion of business by:

          1. Performing exceptional services, such as same-day delivery, driver in-office services, complete and error-free order fulfillment, unconditional extended guarantees and free pick-up of all returns, plus other benefits;

          2. Unique, targeted, personalized catalogs that are database designed for individual customers, offering specific products targeted to that customer, at individual prices, generating positive and exceptional response, as well as a significant reduction in unproductive catalog expense; and

          3. Applying all such efforts and programs in the United States, nine European countries and Australia.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information with respect to the beneficial ownership of Viking Common Stock as of the Record Date (except as otherwise noted in the footnotes) and of Office Depot Common Stock after giving effect to the Merger by: (i) each stockholder known by Viking to beneficially own 5% or more of the outstanding shares of Viking Common Stock; (ii) each director of Viking; (iii) the named Viking executive officers; and (iv) all directors and executive officers of Viking as a group.

                                                                           PRO FORMA NUMBER       PRO FORMA PERCENTAGE
                                          NUMBER OF     PERCENTAGE OF   OF SHARES BENEFICIALLY   OF SHARES BENEFICIALLY
                                            SHARES       OUTSTANDING      OWNED AFTER GIVING       OWNED AFTER GIVING
                                         BENEFICIALLY      COMMON           EFFECT TO THE            EFFECT TO THE
BENEFICIAL OWNER                           OWNED(1)       STOCK(2)            MERGER(3)                MERGER(4)
----------------                         ------------   -------------   ----------------------   ----------------------
The Capital Group Companies, Inc.(5)...   5,856,100             6.9%           5,856,100                     2.4%
  333 South Hope Street
  Los Angeles, California 90071
The Kaufman Fund, Inc.(6)..............   5,764,100             6.8%           5,764,100                     2.4%
  140 E. 45th Street, 43rd Floor
  New York, New York 10017
FMR Corp.(7)...........................   9,017,150            10.6%          19,275,950                     7.9%
  82 Devonshire Street
  Boston, Massachusetts 02109
Putnam Investments, Inc.(8)............   9,956,983            11.7%           9,956,983                     4.1%
  One Post Office Square
  Boston, Massachusetts 02109
William Blair & Company, L.L.C.(9).....   4,350,407             5.1%           4,350,407                     1.8%
Lee A. Ault III........................      52,800               *               68,800                       *
Neil R. Austrian.......................     146,848               *              158,848                       *
Charles P. Durkin, Jr..................     124,368               *              124,368                       *
Irwin Helford(10)......................   3,298,414             3.9%           3,330,414                     1.4%
Frank R. Jarc..........................      70,201               *              163,201                       *
Joan D. Manley(11).....................      84,500               *               96,500                       *
Mark Muir(10)..........................     288,649               *              326,649                       *
M. Bruce Nelson........................     198,808               *              449,808                       *
Ronald Weissman(12)....................      67,901               *              105,901                       *
All directors and executive officers as
  a group (14 persons)(13).............   5,297,685             6.1%           5,910,285                     2.4%

---------------
 *   Less than 1%.

(1) Each person has sole investment and voting power with respect to the shares indicated, except as otherwise noted. The inclusion herein of any shares does not constitute an admission of beneficial ownership. Includes shares which may be purchased upon the exercise of options which are exercisable as of the Record Date, or become exercisable within 60 days thereafter, for the following: Mr. Ault -- 44,000 shares; Mr. Austrian -- 48,000 shares; Mr. Helford -- 136,026 shares; Mr. Jarc -- 67,000 shares; Ms.
     Manley -- 28,000 shares; Mr. Muir -- 160,907 shares; Mr. Nelson -- 196,000 shares; Mr. Weissman -- 47,480 shares; and all directors and executive officers as a group -- 1,401,495 shares. This column does not give effect to the acceleration of Viking options that will occur upon the approval of the Merger Proposal by Viking stockholders. See "The Merger -- Conditions to the Consummation of the Merger." Unless otherwise indicated, the address of each of the persons named in the table is Viking's address.

(2) Based on 85,329,976 shares of Viking Common Stock outstanding as of the Record Date. Shares subject to presently exercisable options are considered for the purpose of determining the percent of the class held by the holder of such option, but not for the purpose of computing the percentage held by others.

(3) Gives effect to the acceleration of Viking options that will occur upon the approval of the Merger Proposal by Viking stockholders. As a result of such acceleration, the share numbers listed include shares which may be purchased upon the exercise of options for the following persons: Mr.
     Ault -- 60,000; Mr. Austrian -- 60,000; Mr. Helford -- 168,026; Mr.
     Jarc -- 160,000; Ms. Manley -- 40,000; Mr. Muir -- 198,907, Mr.
     Nelson -- 447,000; Mr. Weissman -- 85,480; and all directors and executive officers as a group -- 2,066,595.

(4) Based on 244,996,727 shares of Office Depot Common Stock anticipated to be outstanding after the Merger.

(5)  Based solely upon a Schedule 13G dated February 10, 1998.

(6)  Based solely upon a Schedule 13G dated February 3, 1998.

(7) Based solely upon a Schedule 13G dated May 10, 1998. Of the 9,017,150 shares shown as beneficially owned by FMR Corp., FMR Corp. has sole voting power with respect to 1,450 of such shares and sole dispositive power with respect to all 9,017,150 of such shares. The pro forma number of shares beneficially owned after giving effect to the Merger includes 10,258,800 shares of Office Depot Common Stock beneficially owned by FMR Corp. as of the Record Date.

(8) Based solely upon a Schedule 13G dated January 16, 1998. Of the 9,956,983 shares shown as beneficially owned by Putnam Investments, Inc. ("PII"), PII has neither sole voting power nor sole dispositive power with respect to any of such shares.

(9) Based solely upon a Schedule 13G dated February 14, 1998. Of the 4,350,407 shares shown as beneficially owned by William Blair & Company, L.L.C. ("William Blair"), William Blair has sole voting power with respect to 1,591,738 of such shares and sole dispositive power with respect to all 4,350,407 of such shares.

(10) Includes 100,000 shares issued under the Incentive Plan which are subject to transfer restrictions and to forfeiture until June 30, 2007. Also includes 2,480 shares held of record by his spouse.

(11) Includes 16,700 shares held of record by the Daniels Houlton Family Foundation, of which Ms. Manley is Chairman of the Board. Ms. Manley has investment and voting power with respect to the shares held by this foundation.

(12) Includes 20,000 shares issued under the Incentive Plan which are subject to transfer restrictions and to forfeiture until June 30, 2007.

(13) Includes 530,000 shares issued under the Incentive Plan which are subject to transfer restrictions and to forfeiture until June 30, 2007.

                              UNAUDITED PRO FORMA
                         COMBINED FINANCIAL STATEMENTS

     The following unaudited pro forma combined financial statements assume a business combination between Office Depot and Viking accounted for on a pooling of interests basis and are based on the respective historical financial statements and the notes thereto of Office Depot and Viking, which are incorporated by reference in this Joint Proxy Statement/Prospectus. The unaudited pro forma combined balance sheet combines Office Depot's March 28, 1998 unaudited consolidated balance sheet with Viking's March 31, 1998 unaudited consolidated balance sheet. The unaudited pro forma statements of earnings combine Office Depot's historical operating results for the fiscal quarters ended March 29, 1998 (unaudited) and March 29, 1997 (unaudited) and the fiscal years ended December 27, 1997, December 28, 1996 and December 30, 1995 with the corresponding unaudited Viking operating results for the quarters ended March 31, 1998 and March 31, 1997 and the years ended December 31, 1997, December 31, 1996 and December 31, 1995, respectively. Viking historically utilizes a 52- or 53-week fiscal year ending on the last Friday in June. To conform Viking's financial statements to Office Depot's fiscal years, Viking's historical quarterly results were realigned according to Office Depot's fiscal year, which is a 52- or 53-week fiscal year ending on the last Saturday in December. As a result, all Viking periods are unaudited.

     For purposes of the preparation of the unaudited pro forma combined balance sheet, an estimate of $107.5 million is used for merger-related and integration expenses, and the deferred tax benefit of $28 million relating to these expenses is also included.

     The unaudited pro forma combined financial statements are presented for illustrative purposes only and are not necessarily indicative of the operating results or financial position that would have been achieved if the Merger had been consummated as of the beginning of the periods presented, nor are they necessarily indicative of the future operating results or financial position of the combined company. The unaudited pro forma combined financial statements do not give effect to any cost savings or other operational efficiencies or synergistic benefits which may result from the integration of Office Depot's and Viking's operations.

     These unaudited pro forma combined financial statements are based on, and should be read in conjunction with, the historical consolidated financial statements and the related notes thereto of Office Depot and Viking, which are incorporated by reference in this Joint Proxy Statement/Prospectus. See "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                              AS OF MARCH 28, 1998
                                 (IN THOUSANDS)

                                                                                PRO FORMA
                                                                        --------------------------
                                            OFFICE DEPOT     VIKING     ADJUSTMENTS      COMBINED
                                            ------------    --------    -----------     ----------
ASSETS
Current Assets:
  Cash and cash equivalents...............   $  390,019     $ 41,109                    $  431,128
  Short-term investments..................           --       48,674                        48,674
  Receivables.............................      422,514      178,821                       601,335
  Merchandise inventories.................    1,228,658      110,559    $    (6,000)(A)  1,333,217
  Deferred income taxes...................       37,129           --         28,000(A)      65,129
  Prepaid expenses........................       16,357       20,957                        37,314
                                             ----------     --------    -----------     ----------
          Total current assets............    2,094,677      400,120         22,000      2,516,797
Property and Equipment, net...............      688,726      149,284        (16,500)(A)    821,510
Goodwill, net of Amortization.............      183,430       27,407                       210,837
Other Assets..............................       89,951        6,629                        96,580
                                             ----------     --------    -----------     ----------
                                             $3,056,784     $583,440    $     5,500     $3,645,724
                                             ==========     ========    ===========     ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Accounts payable and accrued expenses...   $1,075,207     $147,944    $    85,000(A)  $1,308,151
  Income taxes............................       52,993       20,327                        73,320
  Short-term borrowings and current
     maturities of long-term debt.........        2,487           --                         2,487
                                             ----------     --------    -----------     ----------
          Total current liabilities.......    1,130,687      168,271         85,000      1,383,958
Long-term Debt, less Current Maturities...       28,761           --                        28,761
Deferred Taxes and Other Credits..........       80,194        1,163                        81,357
Zero coupon, Convertible Subordinated
  Notes...................................      422,198           --                       422,198
Common Stockholders' Equity:
  Common stock............................        1,609      118,063       (117,213)(C)      2,459
  Additional paid-in capital..............      656,498           --        117,213(C)     773,711
  Foreign currency translation
     adjustment...........................       (4,037)     (15,926)                      (19,963)
  Retained earnings.......................      742,624      314,995        (79,500)(A)    978,119
  Unamortized value of long-term incentive
     stock grant..........................           --       (3,126)                       (3,126)
  Less: treasury stock....................       (1,750)          --                        (1,750)
                                             ----------     --------    -----------     ----------
                                              1,394,944      414,006        (79,500)     1,729,450
                                             ----------     --------    -----------     ----------
                                             $3,056,784     $583,440    $     5,500     $3,645,724
                                             ==========     ========    ===========     ==========

  See accompanying Notes to Unaudited Pro Forma Combined Financial Statements.

               UNAUDITED PRO FORMA COMBINED STATEMENT OF EARNINGS
                      FOR THE QUARTER ENDED MARCH 28, 1998

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                   PRO FORMA
                                                                           -------------------------
                                               OFFICE DEPOT     VIKING     ADJUSTMENTS     COMBINED
                                               ------------    --------    -----------    ----------
Sales........................................   $1,981,096     $417,581                   $2,398,677
Cost of goods sold and occupancy costs.......    1,518,638      245,101                    1,763,739
                                                ----------     --------                   ----------
Gross profit.................................      462,458      172,480                      634,938
Store and warehouse operating and selling
  expenses...................................      306,711      117,692                      424,403
Pre-opening expenses.........................        1,174           --                        1,174
General and administrative expenses..........       55,465       19,455                       74,920
Amortization of goodwill.....................        1,311          225                        1,536
                                                ----------     --------                   ----------
                                                   364,661      137,372                      502,033
                                                ----------     --------                   ----------
Operating profit.............................       97,797       35,108                      132,905
Other income (expense):
  Interest income............................        4,466        1,011                        5,477
  Interest expense...........................       (5,407)         (25)                      (5,432)
  Equity in (losses) earnings of investees,
     net.....................................       (4,507)          --                       (4,507)
  Merger costs...............................           --           --                           --
                                                ----------     --------                   ----------
Earnings before income taxes.................       92,349       36,094                      128,443
Income taxes.................................       36,526       10,823                       47,349
                                                ----------     --------                   ----------
Net earnings.................................   $   55,823     $ 25,271                   $   81,094
                                                ==========     ========                   ==========
Earnings per common share(B):
  Basic......................................   $     0.35     $   0.30                   $     0.33
  Diluted....................................   $     0.33     $   0.29                   $     0.32
Number of shares used in computing earnings
  per common share -- basic..................      158,502       84,850                      243,352
Number of shares used in computing earnings
  per common share -- diluted................      179,272       87,100                      266,372

     See accompanying Notes to Unaudited Pro Forma Combined Financial
Statements.

               UNAUDITED PRO FORMA COMBINED STATEMENT OF EARNINGS
                      FOR THE QUARTER ENDED MARCH 29, 1997

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                  PRO FORMA
                                                                          -------------------------
                                              OFFICE DEPOT     VIKING     ADJUSTMENTS     COMBINED
                                              ------------    --------    -----------    ----------
Sales.......................................   $1,772,444     $353,083                   $2,125,527
Cost of goods sold and occupancy costs......    1,372,903      204,146                    1,577,049
                                               ----------     --------                   ----------
Gross profit................................      399,541      148,937                      548,478
Store and warehouse operating and selling
  expenses..................................      274,617      102,451                      377,068
Pre-opening expenses........................          791           --                          791
General and administrative expenses.........       46,066       17,250                       63,316
Amortization of goodwill....................        1,312          225                        1,537
                                               ----------     --------                   ----------
                                                  322,786      119,926                      442,712
                                               ----------     --------                   ----------
Operating profit............................       76,755       29,011                      105,766
Other income (expense):
  Interest income...........................          751          662                        1,413
  Interest expense..........................       (5,504)         (41)                      (5,545)
  Equity in (losses) earnings of investees,
     net....................................       (1,245)          --                       (1,245)
  Merger costs..............................       (6,611)          --                       (6,611)
                                               ----------     --------                   ----------
Earnings before income taxes................       64,146       29,632                       93,778
Income taxes................................       25,359        8,884                       34,243
                                               ----------     --------                   ----------
Net earnings................................   $   38,787     $ 20,748                   $   59,535
                                               ==========     ========                   ==========
Earnings per common share(B):
  Basic.....................................   $     0.25     $   0.25                   $     0.25
  Diluted...................................   $     0.24     $   0.24                   $     0.24
Number of shares used in computing earnings
  per common share -- basic.................      157,359       83,800                      241,159
Number of shares used in computing earnings
  per common share -- diluted...............      175,861       87,000                      262,861

     See accompanying Notes to Unaudited Pro Forma Combined Financial
Statements.

               UNAUDITED PRO FORMA COMBINED STATEMENT OF EARNINGS
                  FOR THE FISCAL YEAR ENDED DECEMBER 27, 1997

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                  PRO FORMA
                                                                          -------------------------
                                            OFFICE DEPOT      VIKING      ADJUSTMENTS     COMBINED
                                            ------------    ----------    -----------    ----------
Sales.....................................   $6,717,514     $1,382,805                   $8,100,319
Cost of goods sold and occupancy costs....    5,143,311        803,906                    5,947,217
                                             ----------     ----------                   ----------
Gross profit..............................    1,574,203        578,899                    2,153,102
Store and warehouse operating and selling
  expenses................................    1,062,877        396,983                    1,459,860
Pre-opening expenses......................        6,609             --                        6,609
General and administrative expenses.......      196,503         75,174                      271,677
Amortization of goodwill..................        5,246            900                        6,146
                                             ----------     ----------                   ----------
                                              1,271,235        473,057                    1,744,292
                                             ----------     ----------                   ----------
Operating profit..........................      302,968        105,842                      408,810
Other income (expense):
  Interest income.........................        5,157          2,418                        7,575
  Interest expense........................      (21,583)           (82)                     (21,665)
  Equity in (losses) earnings of
     investees, net.......................       (7,034)            --                       (7,034)
  Merger costs............................      (16,094)            --                      (16,094)
                                             ----------     ----------                   ----------
Earnings before income taxes..............      263,414        108,178                      371,592
Income taxes..............................      103,738         32,993                      136,731
                                             ----------     ----------                   ----------
Net earnings..............................   $  159,676     $   75,185                   $  234,861
                                             ==========     ==========                   ==========
Earnings per common share(B):
  Basic...................................   $     1.01     $     0.90                   $     0.97
  Diluted.................................   $     0.97     $     0.87                   $     0.93
Number of shares used in computing
  earnings per common share -- basic......      157,755         84,000                      241,755
Number of shares used in computing
  earnings per common share -- diluted....      176,386         86,900                      263,286

     See accompanying Notes to Unaudited Pro Forma Combined Financial
Statements.

               UNAUDITED PRO FORMA COMBINED STATEMENT OF EARNINGS
                  FOR THE FISCAL YEAR ENDED DECEMBER 28, 1996

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                  PRO FORMA
                                                                          -------------------------
                                            OFFICE DEPOT      VIKING      ADJUSTMENTS     COMBINED
                                            ------------    ----------    -----------    ----------
Sales.....................................   $6,068,598     $1,182,333                   $7,250,931
Cost of goods sold and occupancy costs....    4,700,910        681,431                    5,382,341
                                             ----------     ----------                   ----------
Gross profit..............................    1,367,688        500,902                    1,868,590
Store and warehouse operating and selling
  expenses................................      951,084        341,874                    1,292,958
Pre-opening expenses......................        9,827             --                        9,827
General and administrative expenses.......      162,149         60,605                      222,754
Amortization of goodwill..................        5,247            900                        6,147
                                             ----------     ----------                   ----------
                                              1,128,307        403,379                    1,531,686
                                             ----------     ----------                   ----------
Operating profit..........................      239,381         97,523                      336,904
Other income (expense):
  Interest income.........................        1,593          2,129                        3,722
  Interest expense........................      (26,078)          (286)                     (26,364)
  Equity in (losses) earnings of
     investees, net.......................       (2,178)            --                       (2,178)
  Merger costs............................           --             --                           --
                                             ----------     ----------                   ----------
Earnings before income taxes..............      212,718         99,366                      312,084
Income taxes..............................       83,676         32,190                      115,866
                                             ----------     ----------                   ----------
Net earnings..............................   $  129,042     $   67,176                   $  196,218
                                             ==========     ==========                   ==========
Earnings per common share(B):
  Basic...................................   $     0.82     $     0.81                   $     0.82
  Diluted.................................   $     0.80     $     0.77                   $     0.79
Number of shares used in computing
  earnings per common share -- basic......      156,828         83,000                      239,828
Number of shares used in computing
  earnings per common share -- diluted....      175,220         87,350                      262,570

     See accompanying Notes to Unaudited Pro Forma Combined Financial
Statements.

               UNAUDITED PRO FORMA COMBINED STATEMENT OF EARNINGS
                  FOR THE FISCAL YEAR ENDED DECEMBER 30, 1995

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                  PRO FORMA
                                                                          -------------------------
                                              OFFICE DEPOT     VIKING     ADJUSTMENTS     COMBINED
                                              ------------    --------    -----------    ----------
Sales.......................................   $5,313,192     $920,793                   $6,233,985
Cost of goods sold and occupancy costs......    4,110,334      530,558                    4,640,892
                                               ----------     --------                   ----------
Gross profit................................    1,202,858      390,235                    1,593,093
Store and warehouse operating and selling
  expenses..................................      782,478      268,486                    1,050,964
Pre-opening expenses........................       17,746           --                       17,746
General and administrative expenses.........      153,344       42,370                      195,714
Amortization of goodwill....................        5,213          900                        6,113
                                               ----------     --------                   ----------
                                                  958,781      311,756                    1,270,537
                                               ----------     --------                   ----------
Operating profit............................      244,077       78,479                      322,556
Other income (expense):
  Interest income...........................        1,357        2,647                        4,004
  Interest expense..........................      (22,551)        (190)                     (22,741)
  Equity in (losses) earnings of investees,
     net....................................         (962)          --                         (962)
  Merger costs..............................           --           --                           --
                                               ----------     --------                   ----------
Earnings before income taxes................      221,921       80,936                      302,857
Income taxes................................       89,522       28,275                      117,797
                                               ----------     --------                   ----------
Net earnings................................   $  132,399     $ 52,661                   $  185,060
                                               ==========     ========                   ==========
Earnings per common share(B):
  Basic.....................................   $     0.87     $   0.65                   $     0.79
  Diluted...................................   $     0.83     $   0.61                   $     0.75
Number of shares used in computing earnings
  per common share -- basic.................      151,867       81,700                      233,567
Number of shares used in computing earnings
  per common share -- diluted...............      172,124       86,850                      258,974

  See accompanying Notes to Unaudited Pro Forma Combined Financial Statements.

           NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

NOTE A.  MERGER-RELATED EXPENSES

     Office Depot and Viking estimate they will incur merger-related costs of approximately $35 million, consisting of transaction fees for investment bankers, attorneys, accountants, financial printing and other related charges.

     In addition, it is expected that as a result of the Merger, the combined company will incur merger-related consolidation and integration expenses estimated to be $72.5 million. For the purposes of the preparation of the unaudited pro forma combined financial statements, an estimate of $107.5 million is used for the sum of merger-related and integration expenses. In addition to the transaction fees, these expenses are expected to include:

     - Warehouse consolidations in overlapping markets;

     - Write-offs of warehouse assets as a result of integration efforts;

     - Costs associated with the elimination of certain products from the combined merchandise assortment, including the sale below cost or other disposition of products to be discontinued;

     - Retention, relocation, severance and other personnel-related costs;

     - Costs associated with integrating management information systems; and

     - Other related charges.

     The deferred tax benefit of $28 million relating to these expenses has also been reflected as a pro forma adjustment in the unaudited pro forma combined balance sheet as of March 28, 1998.

     The respective managements of Office Depot and Viking anticipate that plans and decisions will be completed and the majority of the $107.5 million will be recorded during fiscal 1998. The unaudited pro forma combined balance sheet gives effect to such expenses as if they had been incurred as of March 28, 1998, but the effects of these costs have not been reflected in the unaudited pro forma combined statements of earnings.

NOTE B.  PRO FORMA EARNINGS PER COMMON SHARE

     The pro forma combined basic net earnings per common share is based on the combined weighted average number of common shares outstanding during each period. The pro forma combined diluted net earnings per common share is determined on the assumption that the Office Depot zero coupon, convertible subordinated notes were converted as of the beginning of the periods and that dilutive Office Depot and Viking stock options were exercised. Net earnings under this assumption are adjusted for interest on the notes, net of its income tax effect. All per share amounts reflect the 2-for-1 stock split of Viking Common Stock in May 1996.

NOTE C.  RECLASSIFICATIONS AND CONFORMING ADJUSTMENTS

     Certain reclassifications were made to Viking's financial statements to conform to Office Depot's presentations. Since Viking Common Stock has no par value, a pro forma reclassification between common stock and additional paid-in capital was made to conform with Office Depot's capital structure. No material adjustments were required to conform the accounting policies of Office Depot and Viking.

                   DESCRIPTION OF OFFICE DEPOT CAPITAL STOCK

GENERAL

     Prior to the proposed Charter Amendment, Office Depot's authorized capital stock consists of 400,000,000 shares of Common Stock, $.01 par value per share, and 1,000,000 shares of Preferred Stock, $.01 par value per share. After giving effect to the proposed Charter Amendment, Office Depot's authorized capital stock will consist of 800,000,000 shares of Common Stock, $.01 par value per share, and 1,000,000 shares of Preferred Stock, $.01 par value per share.

COMMON STOCK

     As of the Record Date, there were 159,666,751 shares of Office Depot Common Stock outstanding held by approximately 2,741 holders of record. As of June 27, 1998, Office Depot had reserved 16,548,709 shares of unissued Office Depot Common Stock for conversion of its zero coupon, convertible subordinated notes, of which $426,552,000 was outstanding. As of June 27, 1998, Office Depot had authorized 19,172,109 shares of Office Depot Common Stock for issuance to officers and key employees in connection with options and other grants under its stock plans. Each holder of Office Depot Common Stock is entitled to one vote for each share on all matters voted upon by the stockholders. Office Depot has never paid cash dividends on its Common Stock and does not anticipate paying any cash dividends in the foreseeable future. Rather, Office Depot intends to retain earnings and other cash resources for use in the operation and expansion of its business.

PREFERRED STOCK

     Preferred Stock may be issued from time to time in one or more series and the Office Depot Board is authorized to fix the designations, voting powers, preferences, rights and qualifications, limitations or restrictions of the shares of the Preferred Stock of each such series. As of the Record Date, there were no outstanding shares of Office Depot Preferred Stock and, other than the Junior Participating Preferred Stock, Series A, discussed below under "-- Rights Plan," no designated series of Preferred Stock.

RIGHTS PLAN

     Effective September 4, 1996, Office Depot's Board adopted a Stockholder Rights Plan. The Rights Plan provides for the issuance to stockholders of one right for each outstanding share of Office Depot Common Stock. The rights will become exercisable only if a person or group acquires 20% or more of Office Depot Common Stock or announces a tender or exchange offer that would result in ownership of 20% or more of Office Depot Common Stock. Each right, should it become exercisable, will entitle the holder to purchase one one-thousandth of a share of Junior Participating Preferred Stock, Series A of the Company at an exercise price of $95.00, subject to adjustment.

     In the event of an acquisition, each right will entitle the holder, other than an acquiror, to receive a number of shares of Office Depot Common Stock with a market value equal to twice the exercise price of the right. In addition, in the event that Office Depot is involved in a merger or other business combination wherein Office Depot is not the surviving corporation, or wherein Office Depot Common Stock is changed or exchanged, or in a transaction with any entity in which 50% or more of Office Depot's assets or earning power is sold, each holder of a right, other than an acquiror, will have the right to receive, at the exercise price of the right, a number of shares of common stock of the acquiring company with a market value equal to twice the exercise price of the right.

     Office Depot's Board of Directors may redeem the rights for $0.01 per right at any time prior to an acquisition.

DELAWARE CORPORATION LAW AND CERTAIN CHARTER PROVISIONS

     Office Depot has expressly elected in its Certificate of Incorporation not to be governed by the provisions of Section 203 of the Delaware General Corporation Law (the "Delaware Corporation Law"), an anti-takeover law that prohibits stockholders having a threshold equity interest from engaging in certain business combinations with the corporation. See "COMPARISON OF STOCKHOLDER RIGHTS -- Interested Director and Stockholder Transactions."

     The Office Depot Bylaws permit stockholder action by written consent and provide that special meetings of stockholders may be called by the Chairman of the Board of Directors, the Chief Executive Officer or, if directed by resolutions of the Board of Directors, the Secretary.

     Office Depot has included in its Certificate of Incorporation a provision to eliminate the personal liability of its directors for monetary damages resulting from breaches of their fiduciary duty to the fullest extent permitted by Delaware Corporation Law. The Office Depot Bylaws include a provision to indemnify its directors and officers to the fullest extent permitted by Delaware Corporation Law.

TRANSFER AGENT

     The transfer agent for the Office Depot Common Stock is ChaseMellon Shareholder Services, L.L.C.

                        COMPARISON OF STOCKHOLDER RIGHTS

     The following is a summary of certain of the material differences between the rights of holders of Office Depot Common Stock and the rights of holders of Viking Common Stock. Office Depot is organized under the laws of the State of Delaware and Viking is organized under the laws of the State of California. The rights of stockholders of the two corporations arise from both state law and the certificate of incorporation and bylaws of Office Depot (the "Office Depot Charter" and the "Office Depot Bylaws," respectively) and the articles of incorporation and bylaws of Viking (the "Viking Charter" and the "Viking Bylaws," respectively), as applicable.

     The following summary does not purport to be a complete statement of the rights of holders of Office Depot Common Stock or holders of Viking Common Stock and is qualified in its entirety by reference to the Delaware Corporation Law and the California Corporations Code and the respective charter and bylaw documents of Office Depot and Viking.

DIRECTORS

     Office Depot. Office Depot's Bylaws provide that the number of directors is fixed by the Board of Directors, and the Office Depot Charter does not provide for the classification of the Board of Directors. Directors are elected at the annual meeting of stockholders by a plurality of the votes of the shares present in person or represented by proxy. Any director or the entire Board of Directors may be removed from office at any time, with or without cause, by the holders of at least a majority of the shares then entitled to vote in an election of directors.

     Viking. Under the California Corporations Code, the board of directors of a California corporation may fix the number of directors within a stated range set forth in the corporation's articles of incorporation or bylaws, if the stated range has been approved by the stockholders. Viking's Bylaws provide that the number of directors shall be not less than four nor more than seven, do not provide for the classification of the Board of Directors and provide that a director may be removed if he or she has been declared of unsound mind by an order of court or convicted of a felony. The Viking Bylaws provide that the Viking Board shall be elected at the annual meeting of stockholders. The candidates who receive the highest number of votes of shares up to the number of directors to be elected by such shares will be elected. Any or all of the directors may be removed from office without cause pursuant to Section 303(a) of the California Corporations Code, which provides that any director or the entire board of directors may be removed, with or without cause, with the approval of a majority of the outstanding shares entitled to vote. No director, however, may be removed (unless the entire board is removed) if the number of shares voted against the removal would be sufficient to elect the director under cumulative voting.

CHARTER AND BYLAW AMENDMENTS

     The Office Depot Charter may be amended by the holders of a majority of the outstanding shares of Office Depot Common Stock entitled to vote, provided that any amendment that adversely affects the relative rights of holders, if any, of the Junior Participating Preferred Stock, Series A, of Office Depot requires the approval of two-thirds of such holders. The Office Depot Bylaws may be amended by a majority vote of the Office Depot Board.

     The Viking Charter may be amended by the holders of a majority of the outstanding shares of Viking Common Stock, and the Viking Bylaws may be amended by the affirmative vote or written consent of holders of a majority of the outstanding shares of Viking Common Stock entitled to vote or by the Viking Board. The Viking Charter may not be amended in any manner which would materially and adversely alter or change the powers, preferences or special rights of the Series A Preferred Stock of Viking if any is outstanding, without the affirmative vote of the holders of a majority of such shares.

CUMULATIVE VOTING

     In an election of directors under cumulative voting, each share of stock normally having one vote is entitled to a number of votes equal to the number of directors to be elected. A stockholder may then cast all such votes for a single candidate or may allocate them among as many candidates as the stockholders may choose. Without cumulative voting, the holders of a majority of the shares present at an annual meeting or any special meeting held to elect directors would have the power to elect all the directors to be elected at that meeting, and no person could be elected without the support of holders of a majority of the shares voting at such meeting.

     Under the Delaware Corporation Law, there is no right to cumulative voting unless the charter documents provide for it, and the Office Depot Charter and Bylaws do not provide for such rights.

     Under the California Corporations Code, stockholders have a right to cumulate their votes in the election of directors so long as at least one stockholder has given notice of such stockholder's intent to cumulate his or her votes at the meeting prior to the voting unless a corporation meets the requirements for a listed company and its charter documents eliminate it. However, Viking's Bylaws provide that if Viking meets the requirements for a listed corporation within the meaning of the California Corporation Code cumulative voting will not be available to the stockholders, and since Viking meets these requirements, stockholders of Viking do not have cumulative voting rights in connection with the election of directors.

STOCKHOLDER MEETING PROCEDURES

     Annual Meetings. The Office Depot Bylaws provide for an annual meeting of stockholders to elect directors and conduct such other business as may come before the meeting. The annual meeting is held within 160 days after the close of the immediately preceding fiscal year. Notice of any meeting of the stockholders must be given not less than ten days nor more than 60 days before the noticed date of the meeting and must specify the place, date and time of the meeting. A special meeting of the stockholders of Office Depot may be called by the Office Depot Board, the Chairman of the Board or the President.

     As required by the California Corporations Code, the Viking Bylaws provide for an annual meeting of stockholders to elect directors and approve such other matters as may be submitted for a vote by the stockholders. Viking has chosen to hold its annual meeting the second week of November for the past several years. Notice of any meeting of the stockholders must be given not less than ten days nor more than 60 days before the noticed date of the meeting and must specify the place, date and time of the meeting. A special meeting of the stockholders of Viking may be called by the Viking Board, the Chairman of the Board, the President or the holders of shares entitled to cast not less than 10% of the votes at such meeting. The date of a special meeting is established by the person or persons calling the meeting. A meeting called by stockholder request must be held not less than 35 nor more than 60 days after the receipt of the request for the meeting. Written notice of the meeting must be given promptly by the Company and must state the general nature of the meeting. If notice is not provided within 20 days of the receipt of the request, the person or persons requesting the meeting may provide the notice.

     Stockholder Proposals. The Office Depot Bylaws provide that a stockholder must give advance written notice to the company if the stockholder intends to bring any business before a meeting of stockholders or to make nominations for the board of directors. For business to be properly brought by a stockholder at an annual meeting, notice must be received by the secretary of Office Depot not less than 90 days prior to the date of the previous year's annual meeting; provided that if the date of an annual meeting differs from that of the previous year by more than 30 days, notices by the stockholder must be so received not later than seven days after notice of such meeting has been given (or such greater period of time as is set forth in such notice). To be timely in connection with a special meeting, a stockholder's notice must be received at the principal executive offices of Office Depot not less than seven days after notice of such meeting has been given (or such greater period of time as is set forth in such notice).

     For business to be properly brought before a Viking annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of Viking. To be timely, a stockholder's notice must be delivered to or mailed and received at the principal executive offices of Viking not less than 60 days nor more than 90 days prior to the meeting, provided if less than 70 days' notice or prior public disclosure of the date of the annual meeting is given or made to stockholders, notice by a stockholder, to be timely, must be received no later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made, whichever first occurs. A stockholder's notice to the secretary of Viking must set forth (a) as to each matter the stockholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, and
(ii) any material interest of the stockholder in such business, and (b) as to the stockholder giving the notice (i) the name and record address of the stockholder and (ii) the class, series and number of shares of capital stock of the corporation which are beneficially owned by the stockholder.

VOTING BY STOCKHOLDERS

     The respective Bylaws of Office Depot and Viking provide that at any meeting of stockholders, the holders of a majority of the outstanding shares of stock then issued, outstanding and entitled to vote, represented in person or by proxy, shall constitute a quorum for the transaction of any business.

     The Office Depot Bylaws provide that when a quorum is present, any election of directors by stockholders shall be by a plurality of votes cast. With respect to all other matters, the affirmative vote of the holders of shares of stock representing a majority of the votes cast thereon is required, provided that when a stockholder approval requirement is applicable under the stockholder approval policy of the New York Stock Exchange, the requirements of Rule 16b-3 under the Exchange Act, any provision of the Code, or as otherwise required by law, the vote required for approval shall be the vote specified in such stockholder approval policy, Rule 16b-3, Code provision or other law, as the case may be (or the highest such requirement if more than one is applicable).

     The Viking Bylaws provide that when a quorum is present, the affirmative vote of the holders of a majority of the shares represented at the meeting (which shares voting affirmatively also constitute a majority of the required quorum) shall be the act of the stockholders, unless the vote of a great number or voting by classes is required by the California Corporations Code.

     Pursuant to the Office Depot Bylaws, any action which may be taken at any annual or special meeting of stockholders may be taken without a meeting, and without prior notice and without a vote, if a consent in writing setting forth the action so taken and bearing the dates of signature of the stockholders who signed the consent or consents, is signed by the holders of the outstanding shares of Office Depot having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and is delivered to Office Depot at its registered office in the state of Delaware or its principal place of business.

     Pursuant to the Viking Bylaws, any action which may be taken at any annual or special meeting of stockholders may be taken without a meeting, and without prior notice (except in certain circumstances), if a consent in writing setting forth the action so taken, is signed by the holders of the outstanding shares of Viking having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted; provided, however, that directors may not be elected by written consent except by unanimous written consent of all shares entitled to vote for the election of directors.

RIGHT TO EXAMINE STOCKHOLDER LIST

     Both the Delaware Corporation Law and the California Corporations Code allow any stockholder to inspect the stockholders list for a purpose reasonably related to such person's interest as a stockholder. The California Corporations Code also provides for an absolute right to inspect and copy the corporation's stockholder list by a person or persons holding at least 5% in the aggregate of the corporation's outstanding voting shares or any stockholder or stockholders holding 1% or more of such shares who have filed a

Schedule 14A with the Commission relating to the election of directors. The Delaware Corporation Law does not provide for any such absolute right of inspection.

     The Office Depot Bylaws provide that the record of stockholders shall be open to the examination of any stockholder, for any purpose germane to a meeting of the stockholders, for a period of at least ten days prior to a stockholder meeting, either at a place within the city where the meeting is held or at another place specified in the notice of the meeting.

     The Viking Bylaws provide that the record of stockholders and other books and records of Viking shall be open to inspection upon the written demand on Viking of any stockholder at any reasonable time during business hours, for a purpose reasonably related to such holder's interest as a stockholder. The right of inspection includes the right to copy.

RIGHTS PLANS

     The effectiveness and enforceability of stockholder rights plans under Delaware law have been established in numerous reported cases. The Office Depot rights plan is described under "DESCRIPTION OF OFFICE DEPOT CAPITAL
STOCK -- Rights Plan."

     The effectiveness and enforceability of stockholder rights plans under California law remains uncertain. The Viking Board adopted a Shareholder Rights Agreement in January 1997, as amended, under which one Preferred Share Purchase Right ("Viking Right") is issued in respect of each outstanding share of Viking Common Stock. Each Viking Right entitles its holder to buy one two-hundredths of a share of Series A Junior Participating Preferred Stock at an exercise price of $150 per Right (subject to adjustment). The Viking Rights become exercisable if a person or a group acquires 15% or more of Viking Common Stock. Viking's Board will be entitled to redeem the Rights for consideration valued at $0.01 per Viking Right at any time before the earlier of (i) the tenth day after a person has acquired 15% or more of the outstanding Common Stock, or (ii) the final expiration date.

     If a person other than Office Depot pursuant to the terms of the Merger Agreement or the Viking Stock Option Agreement acquires 15% or more of the outstanding Viking Common Stock (except pursuant to certain cash offers for all outstanding Common Stock) in a merger or other business combination transaction which has not been approved by the Viking Board, each Viking Right will entitle its holder to purchase, at the Viking Right's then-current exercise price, a number of Viking common shares having a market value at that time of twice the Viking Right's exercise price. Rights held by the 15% holder will become void and will not be exercisable to purchase shares at the discounted purchase price.

     Each Preferred Share purchased upon exercise of the Viking Rights will be entitled to a minimum preferential quarterly dividend payment of $1.00 per share, but will be entitled to an aggregate dividend of 200 times the dividend, if any, declared per share of Viking Common Stock. In the event of liquidation, the holders of Preferred Shares will be entitled to a minimum preferential liquidation payment of $200 per share, but will be entitled to an aggregate payment of 200 times the payment made per share of Viking Common Stock. Each Preferred Share will have 200 votes and will vote together with shares of Viking Common Stock. In the event of any merger, consolidation or other transaction in which shares of Viking Common Stock are exchanged, each Preferred Share will be entitled to receive 200 times the amount received per share of Viking Common Stock. The rights are protected by customary antidilution provisions.

     Unless Viking extends the expiration date, or redeems, exchanges or terminates the Viking Rights before the expiration date, the Viking Rights expire on February 3, 2007.

INDEMNIFICATION AND LIMITATION OF LIABILITY

     Office Depot. The Delaware Corporation Law authorizes a Delaware corporation to indemnify any person who is, or is threatened to be made, a party in any civil, criminal, administrative or investigative, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another entity, against expenses (including attorneys' fees) judgments, fines, amounts paid in settlement, actually and reasonably incurred by such person in connection with any threatened, pending or completed action, suit or proceeding. With respect to actions by or in the right of the corporation, the Delaware Corporation Law authorizes indemnification of such person against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action, suit or proceeding. To be entitled to indemnification, a person must have acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. With respect to actions by or in the right of the corporation, court approval is required as a prerequisite to indemnification of expenses in respect of any claim as to which a person has been adjudged liable to the corporation.

     The Delaware Corporation Law requires indemnification against expenses (including attorneys' fees) actually and reasonably incurred by any director, officer, employee or agent of a corporation in connection with an action, suit or proceeding or in defense of any claim, issue or matter therein against such person for actions in such capacity to the extent that the person has been successful on the merits or otherwise. Advancement of expenses (i.e., payment prior to a determination on the merits) is permitted, but not required by the Delaware Corporation Law, which further requires that any director or officer must undertake to repay such expenses if it is ultimately determined that he or she is not entitled to indemnification. The disinterested members of the board of directors (or independent legal counsel or the stockholders) must determine, in each instance where indemnification is not required by the Delaware Corporation Law, that such director, officer, employee or agent is entitled to indemnification. The Delaware Corporation Law provides that the indemnification provided by statute is not exclusive.

     The Office Depot Bylaws provide that each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, in connection with his or her position as a present or past director or officer of Office Depot, shall be indemnified and held harmless by Office Depot to the fullest extent authorized by the Delaware Corporation Law against all expense, liability and loss (including attorneys' fees, judgments and fines) reasonably incurred by such indemnitee. The right to indemnification includes the right to be paid the expenses incurred in defending any such proceeding in advance of its final disposition. Any indemnification of a director or officer of Office Depot or advance of expenses shall be made within 30 days of the written request of the director or officer.

     The Office Depot Bylaws provide that if Office Depot denies a written request for indemnification or advancing of expenses, the right to indemnification or advances is enforceable by the director or officer in court, and the costs associated with successfully establishing his or her right to indemnification is also indemnified by Office Depot. It is a defense to any such action that the claimant has not met the standards of conduct which make it permissible to indemnify the claimant for the amount claimed, but the burden of such defense is on Office Depot.

     Viking. The California Corporations Code provides that a corporation (i) has the power to indemnify a director against expenses, judgments, fines and settlements if that person acted in good faith and in a manner the person reasonably believed to be in the best interest of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of the person was unlawful, and (ii) has the power to indemnify, with certain exceptions, any person who is a party to any action by or in the right of the corporation, against expenses actually and reasonably incurred by the person in connection with the defense or settlement of the action if the person acted in good faith and in a manner the person believed to be in the best interests of the corporation and its stockholders. The indemnification authorized by the California Corporations Code is not exclusive and the Viking Bylaws provide that liability of the directors for monetary damages is indemnified to the fullest extent permissible under the California Corporations Code. The Viking Bylaws further provide that Viking is to advance to such director or officer expenses incurred in defending any such proceeding to the maximum extent permissible under the California Corporations Code. Viking also has entered into indemnification agreements with each of its directors and executive officers pursuant to which Viking has agreed, among other things to indemnify such persons to the maximum extent permitted by the California Corporations Code.

DISSENTERS' AND APPRAISAL RIGHTS

     Office Depot. Under the Delaware Corporation Law, a stockholder of a corporation who does not vote in favor of or consent in writing to certain merger transactions and who demands appraisal of his or her shares in connection therewith may, under varying circumstances, be entitled to dissenters' rights pursuant to which such stockholder may receive cash in the amount of the fair value of his or her shares (as determined by a Delaware court) together with a fair rate of interest, if any, in lieu of the consideration he or she would otherwise receive in the transaction. Unless the corporation's certificate of incorporation provides otherwise (and the Office Depot Charter contains no such provision), such appraisal rights are not available in certain circumstances, including without limitation (a) the sale, lease or exchange of all or substantially all of the assets of a corporation, (b) the merger or consolidation of a corporation the shares of which are either listed on a national securities exchange or on the Nasdaq National Market or are held of record by more than 2,000 holders if such stockholders receive only shares of the surviving corporation or shares of any other corporation which are either listed on a national securities exchange or on Nasdaq or held of record by more than 2,000 holders, or (c) to stockholders of a corporation surviving a merger if no vote of the stockholders of the surviving corporation is required to approve the merger because the merger agreement does not amend the existing certificate of incorporation, each share of the surviving corporation outstanding prior to the merger is an identical outstanding or treasury share after the merger, and the number of shares to be issued in the merger does not exceed 20% of the shares of the surviving corporation outstanding immediately prior to the merger and if certain other conditions are met. Under the Delaware Corporation Law, "fair value" must be determined exclusive of any element of value arising from the accomplishment or expectation of the relevant transaction.

     Since Office Depot is not itself undergoing a merger or consolidation under the Delaware Corporation Law, holders of Office Depot Common Stock are not entitled to dissenters', appraisal or other similar rights under the Delaware Corporation Law in connection with the Merger.

     Viking. Rights of Viking stockholders to dissent from the Merger and to demand payment for their shares are governed by Chapter 13 of the California Corporations Code, the full text of which is attached hereto as Annex V. The summary of these rights set forth below is not intended to be complete and is qualified in its entirety by reference to Annex V.

     If holders of 5% or more of the outstanding shares of Viking Common Stock entitled to vote at the Viking Special Meeting vote against the approval of the Merger and comply with certain other procedures, Viking stockholders will be entitled to exercise dissenters' rights pursuant to the provisions of Chapter 13 of the California Corporations Code. In accordance with these provisions, dissenting Viking stockholders will have the right to be paid the "fair market value" of their shares of Viking Common Stock by fully complying with the procedures specified in Chapter 13 of the California Corporations Code. Under the California Corporations Code, "fair market value" is determined as of the day before the first announcement of the terms of the Merger, excluding any appreciation or depreciation in consequence of the Merger, but adjusted for any stock split, reverse stock split or share dividend which becomes effective thereafter.

     Dissenting stockholders may not withdraw their demand for payment without the consent of the Viking Board. The rights of dissenting stockholders to demand payment terminate if (i) the Merger is abandoned (although dissenting stockholders are entitled upon demand to reimbursement of expenses incurred in a good faith assertion of their dissenters' rights); (ii) the shares are transferred prior to submission for endorsement as dissenting shares; (iii) the dissenting stockholder withdraws, with the consent of Viking, his or her demand for purchase of the dissenting shares; or (iv) the dissenting stockholder and Viking do not agree as to the fair market value of such shares and a complaint is not filed within six months of the date on which the notice of approval was mailed.

     No stockholder who has a right to demand payment for cash for such stockholder's shares and who in fact makes such a demand will have any right to attack the validity of the Merger or have the Merger set aside or rescinded, except in an action to test whether the number of shares required to approve the Merger have been legally voted in favor thereof. Any stockholder who does not demand payment of cash for such stockholder's shares and who institutes an action to attack the validity of the Merger or to have the Merger set aside or rescinded would not thereafter have any right to demand payment of cash pursuant to the exercise of dissenters' rights.

     Dissenting stockholders must vote their dissenting shares against the Merger Agreement. Record stockholders may vote part of the shares which they are entitled to vote in favor of the Merger Agreement or abstain from voting a part of such shares without jeopardizing their dissenters' rights as to other shares; however, if record stockholders vote part of the shares they are entitled to vote in favor of the Merger Agreement and fail to specify the number of shares they are so voting, it is conclusively presumed under California law that their approving vote is with respect to all shares which they are entitled to vote. Voting against the Merger Agreement will not, of itself, absent compliance with the provisions summarized herein, satisfy the requirements of the California Corporations Code for exercise and perfection of dissenters' rights. However, any Viking stockholder desiring to exercise dissenters' rights must vote against the Merger Agreement.

PREEMPTIVE RIGHTS

     Under the Delaware Corporation Law and the California Corporations Code, the stockholders of a corporation have preemptive rights with respect to new share issuances only as and to the extent provided in the certificate or articles of incorporation. Neither the Office Depot Charter nor the Viking Charter grant preemptive rights to stockholders.

INTERESTED DIRECTOR AND STOCKHOLDER TRANSACTIONS

     Office Depot. Office Depot has expressly elected in its Charter not to be governed by the provisions of Section 203 of the Delaware Corporation Law.
Section 203 prevents an "Interested Stockholder" of a corporation (generally defined to mean any beneficial owner of more than 15% of the corporation's voting stock) from engaging in any "business combination" (as defined in Section
203) with the corporation for a period of three years following the date on which such Interested Stockholder became an Interested Stockholder, unless: (i) before such person became an Interested Stockholder, the Office Depot Board approved either the business combination in question or the transaction which resulted in the Interested Stockholder becoming an Interested Stockholder; (ii) upon consummation of the transaction which resulted in the Interested Stockholder becoming an Interested Stockholder, the Interested Stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding (for purposes of determining the number of shares outstanding) shares held by directors who are also officers and employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (iii) following the transaction which resulted in the Interested Stockholder becoming an Interested Stockholder, the business combination is (x) approved by the Board of Directors of the corporation and (y) authorized at a meeting of stockholders by the affirmative vote of the holders of at least 66 2/3% of the outstanding voting stock of the corporation not owned by the Interested Stockholder. As used in Section 203, a "business combination" includes, among others, mergers, asset sales and other transactions resulting in a financial benefit to the Interested Stockholder.

     A Delaware corporation may lend money to, or guarantee any obligation incurred by, its officers or directors if, in the judgment of the board of directors, such loan or guarantee may reasonably be expected to benefit the corporation. With respect to any other contract or transaction between the corporation and one or more of its directors or officers, such transactions are neither void nor voidable if either (i) the director's or officer's interest is made known to the disinterested directors or the stockholders of the corporation, who thereafter approve the transaction in good faith, or (ii) the contract or transaction is fair to the corporation as of the time it is approved or ratified by either the board of directors, a committee thereof, or the stockholders. Office Depot does not make special provision in this regard.

     Viking. Under the California Corporations Code, for certain transactions by an interested party involving a corporation with more than 100 stockholders, the Interested Party (as defined below with respect to the term's use under the California Corporations Code) must provide a fairness opinion to the stockholders as required by Section 1203 of the California Corporations Code. The California Corporations Code provides that, except where the fairness of the terms and conditions of the transaction has been approved by the California Commissioner of Corporations and except in a "short-form" merger of a parent corporation with a subsidiary in which the parent owns at least 90% of the outstanding shares of each class of the subsidiary's stock, if the surviving corporation or its parent corporation owns, directly or indirectly, shares of the target corporation representing more than 50% of the voting power of the target corporation prior to the merger, the nonredeemable common stock of a target corporation may be converted only into nonredeemable common stock of the surviving corporation or its parent corporation, unless all of the stockholders of the class consent. The effect of this provision is to prohibit a cash-out merger of minority stockholders, except where the majority stockholder already owns 90% or more of the voting power of the target corporation and could, therefore, effect a short-form merger to accomplish such a cash-out of minority stockholders.

     An "Interested Party" for purposes of the California Corporations Code means a person who is a party to the transaction and (i) directly or indirectly controls the corporation, (ii) is, or is directly or indirectly controlled by, an officer or director of the corporation or (iii) is an entity in which a material financial interest is held by any director or executive officer of the corporation.

     The California Corporations Code permits stockholders of a corporation with 100 or more stockholders of record to approve a bylaw authorizing the board of directors alone to approve a loan or guarantee to or on behalf of an officer (whether or not a director) if the board determines that such a loan or guarantee may reasonably be expected to benefit the corporation. The Viking Bylaws do not contain such a provision to allow its Board of Directors to authorize Viking to make a loan to or guarantee the obligation of any officer of the corporation without obtaining stockholder approval.

     The California Corporations Code also provides that contracts or transactions between a corporation and (i) any of its directors or (ii) a company in which a director has a material financial interest are not void or voidable if the material facts as to the transaction and as to the director's interest are fully disclosed and the disinterested directors or a majority of the disinterested stockholders represented and voting at a duly held meeting approve or ratify the transaction in good faith, or the person asserting the validity of the contract or transaction sustains the burden of proving that the contract or transaction was just and reasonable as to the corporation at the time it was authorized, approved or ratified.

                                 LEGAL MATTERS

     The validity of the shares of Office Depot Common Stock to be issued in connection with the Merger will be passed upon for Office Depot by Simpson Thacher & Bartlett. Certain of the tax consequences of the Merger will be passed upon for Office Depot by Simpson Thacher & Bartlett and for Viking by Latham & Watkins.

                                    EXPERTS

     The consolidated financial statements and the related financial statement schedule incorporated in this Joint Proxy Statement/Prospectus by reference to Office Depot's Annual Report on Form 10-K for the fiscal year ended December 27, 1997 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

     The consolidated financial statements and the related financial statement schedule incorporated in this Joint Proxy Statement/Prospectus by reference to Viking's Annual Report on Form 10-K for the fiscal year ended June 27, 1997 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

     Representatives of Deloitte & Touche LLP are expected to be present at the Office Depot Special Meeting and the Viking Special Meeting, will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from Office Depot and Viking stockholders.

                            STOCKHOLDERS' PROPOSALS

     Stockholder proposals for inclusion in proxy materials for Office Depot's 1999 Annual Meeting of Stockholders should be addressed to the Corporate Secretary at the Company's principal executive offices, 2200 Old Germantown Road, Delray Beach, Florida, 33445, and must be received by the Company on or before December 24, 1998.

     Due to the contemplated consummation of the Merger, Viking does not currently expect to hold a 1998 Annual Meeting of Stockholders, as Viking voting shares will not be publicly traded after the Merger. If the Merger is not consummated and such a meeting is held, proposals of stockholders intended for the 1998 Annual Meeting of Stockholders must have been received by Viking no later than June 5, 1998 for inclusion in Viking's proxy statement and proxy relating to that meeting.

                                                                         ANNEX I

                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                               OFFICE DEPOT, INC.

                              VK ACQUISITION CORP.

                                      AND

                          VIKING OFFICE PRODUCTS, INC.

                                  MAY 18, 1998

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
ARTICLE I. THE MERGER.......................................   I-1

          Section 1.01. Effective Time of the Merger........   I-1
          Section 1.02. Closing.............................   I-1
          Section 1.03. Effects of the Merger...............   I-1
          Section 1.04 Directors and Officers...............   I-2

ARTICLE II. CONVERSION OF SECURITIES........................   I-2

          Section 2.01. Conversion of Capital Stock.........   I-2
          Section 2.02. Exchange of Certificates............   I-3

ARTICLE III. REPRESENTATIONS AND WARRANTIES OF VIKING.......   I-5

          Section 3.01. Organization of Viking..............   I-5
          Section 3.02. Viking Capital Structure............   I-5
          Section 3.03. Authority; No Conflict; Required       I-6
         Filings and Consents...............................
          Section 3.04. SEC Filings; Financial Statements...   I-7
          Section 3.05. No Undisclosed Liabilities..........   I-7
          Section 3.06. Absence of Certain Changes or          I-7
         Events.............................................
          Section 3.07. Taxes...............................   I-8
          Section 3.08. Properties..........................   I-8
          Section 3.09. Intellectual Property...............   I-8
          Section 3.10. Agreements, Contracts and              I-9
         Commitments........................................
          Section 3.11. Litigation..........................   I-9
          Section 3.12. Environmental Matters...............   I-9
          Section 3.13. Employee Benefit Plans..............   I-9
          Section 3.14. Compliance With Laws................  I-10
          Section 3.15. Accounting and Tax Matters..........  I-10
          Section 3.16. Registration Statement; Proxy         I-10
         Statement/Prospectus...............................
          Section 3.17. Labor Matters.......................  I-11
          Section 3.18. Insurance...........................  I-11
          Section 3.19. No Existing Discussions.............  I-11
          Section 3.20. Opinions of Financial Advisors......  I-11
          Section 3.21. Anti-Takeover Laws..................  I-11
          Section 3.22. Rights Plan.........................  I-11

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF DEPOT AND       I-11
  SUB.......................................................

          Section 4.01. Organization of Depot and Sub.......  I-11
          Section 4.02. Depot Capital Structure.............  I-12
          Section 4.03. Authority; No Conflict; Required      I-12
         Filings and Consents...............................
          Section 4.04. SEC Filings; Financial Statements...  I-13
          Section 4.05. No Undisclosed Liabilities..........  I-13
          Section 4.06. Absence of Certain Changes or         I-14
         Events.............................................
          Section 4.07. Taxes...............................  I-14
          Section 4.08. Properties..........................  I-14
          Section 4.09. Intellectual Property...............  I-14
          Section 4.10. Agreements, Contracts and             I-15
         Commitments........................................
          Section 4.11. Litigation..........................  I-15
          Section 4.12. Environmental Matters...............  I-15
          Section 4.13. Employee Benefit Plans..............  I-15

                                                              PAGE
                                                              ----
          Section 4.14. Compliance With Laws................  I-16
          Section 4.15. Accounting and Tax Matters..........  I-16
          Section 4.16. Registration Statement; Proxy         I-16
         Statement/Prospectus...............................
          Section 4.17. Labor Matters.......................  I-16
          Section 4.18. Insurance...........................  I-17
          Section 4.19. Opinion of Financial Advisor........  I-17
          Section 4.20. Rights Plan.........................  I-17
          Section 4.21. Interim Operations of Sub...........  I-17

ARTICLE V. CONDUCT OF BUSINESS..............................  I-17

          Section 5.01. Covenants of Viking.................  I-17
          Section 5.02. Covenants of Depot..................  I-18
          Section 5.03. Cooperation.........................  I-19

ARTICLE VI. ADDITIONAL AGREEMENTS...........................  I-19

          Section 6.01. No Solicitation.....................  I-19
          Section 6.02. Proxy Statement/Prospectus;           I-20
         Registration Statement.............................
          Section 6.03. NYSE Listing and Nasdaq Quotation...  I-20
          Section 6.04. Access to Information...............  I-21
          Section 6.05. Stockholders Meetings...............  I-21
          Section 6.06. Legal Conditions to Merger..........  I-21
          Section 6.07. Public Disclosure...................  I-22
          Section 6.08. Tax-Free Reorganization.............  I-22
          Section 6.09. Pooling Accounting..................  I-22
          Section 6.10. Affiliate Agreements................  I-22
          Section 6.11. NYSE Listing........................  I-23
          Section 6.12. Stock Plans.........................  I-23
          Section 6.13. Brokers or Finders..................  I-23
          Section 6.14. Indemnification.....................  I-23
          Section 6.15. Letter of Depot's Accountants.......  I-24
          Section 6.16. Letter of Viking's Accountants......  I-24
          Section 6.17. Stock Option Agreements.............  I-24
          Section 6.18. Benefit Plans.......................  I-24
          Section 6.19. Rights Plan.........................  I-24

ARTICLE VII. CONDITIONS TO MERGER...........................  I-25

          Section 7.01. Conditions to Each Party's            I-25
         Obligation To Effect the Merger....................
          Section 7.02. Additional Conditions to Obligations  I-26
         of Depot and Sub...................................
          Section 7.03. Additional Conditions to Obligations  I-26
         of Viking..........................................

ARTICLE VIII. TERMINATION AND AMENDMENT.....................  I-27

          Section 8.01. Termination.........................  I-27
          Section 8.02. Effect of Termination...............  I-28
          Section 8.03. Fees and Expenses...................  I-28
          Section 8.04. Amendment...........................  I-29
          Section 8.05. Extension; Waiver...................  I-29

                                                              PAGE
                                                              ----
ARTICLE IX. MISCELLANEOUS...................................  I-30

          Section 9.01. Nonsurvival of Representations,       I-30
         Warranties and Agreements..........................
          Section 9.02. Notices.............................  I-30
          Section 9.03. Interpretation......................  I-30
          Section 9.04. Counterparts........................  I-30
          Section 9.05. Entire Agreement; No Third Party      I-31
         Beneficiaries......................................
          Section 9.06. Governing Law.......................  I-31
          Section 9.07. Assignment..........................  I-31

Exhibit A  -- Viking Stock Option Agreement
Exhibit B  -- Depot Stock Option Agreement
Schedule I -- List of Directors, Corporate Executive Officers and Operating Officers

                             TABLE OF DEFINED TERMS

                                                               CROSS REFERENCE
                           TERMS                                IN AGREEMENT
                           -----                              -----------------
Acquisition Proposal........................................  Section 6.01(a)
Affiliate...................................................  Section 6.10
Affiliate Agreement.........................................  Section 6.10
Agreement...................................................  Preamble
Agreement of Merger.........................................  Section 1.01
Alternative Transaction.....................................  Section 8.03(g)
Antitrust Laws..............................................  Section 6.06(b)
Bankruptcy and Equity Exception.............................  Section 3.03(a)
Certificates................................................  Section 2.02(b)
Closing.....................................................  Section 1.02
Closing Date................................................  Section 1.02
Code........................................................  Preamble
Confidentiality Agreement...................................  Section 6.01(a)
Constituent Corporations....................................  Section 1.03
Costs.......................................................  Section 6.14(a)
Current Premium.............................................  Section 6.14(b)
Depot.......................................................  Preamble
Depot Balance Sheet.........................................  Section 4.04(b)
Depot Common Stock..........................................  Section 2.01(b)
Depot Disclosure Schedule...................................  Article IV
Depot Employee Plans........................................  Section 4.13(a)
Depot Material Adverse Effect...............................  Section 4.01
Depot Material Contracts....................................  Section 4.10
Depot Preferred Stock.......................................  Section 4.02(a)
Depot Right.................................................  Section 2.01(c)
Depot Rights Plan...........................................  Section 2.01(c)
Depot SEC Reports...........................................  Section 4.04(a)
Depot Stock Option Agreement................................  Preamble
Depot Stock Plans...........................................  Section 4.02(a)
Depot Stockholders' Meeting.................................  Section 3.16
Depot Voting Proposal.......................................  Section 6.05(a)
Exchange Ratio..............................................  Section 2.01(c)
Effective Time..............................................  Section 1.01
Environmental Law...........................................  Section 3.12(b)
ERISA.......................................................  Section 3.13(a)
ERISA Affiliate.............................................  Section 3.13(a)
Exchange Act................................................  Section 3.03(c)
Exchange Agent..............................................  Section 2.02(a)
Exchange Fund...............................................  Section 2.02(a)
Exchange Ratio..............................................  Section 2.01(c)
Governmental Entity.........................................  Section 3.03(c)
Hazardous Substance.........................................  Section 3.12(c)
HSR Act.....................................................  Section 3.03(c)
Indemnified Parties.........................................  Section 6.14(a)
IRS.........................................................  Section 3.07(b)
Joint Proxy Statement.......................................  Section 3.16
Material Adverse Change.....................................  Section 3.06
Material Leases.............................................  Section 3.08
Merger......................................................  Preamble

                                                               CROSS REFERENCE
                           TERMS                                IN AGREEMENT
                           -----                              -----------------
NYSE........................................................  Section 2.02(e)
Order.......................................................  Section 6.06(b)
Outside Date................................................  Section 8.01(b)
Registration Statement......................................  Section 3.16
Rule 145....................................................  Section 6.10
SEC.........................................................  Section 3.03(c)
Securities Act..............................................  Section 3.04(a)
Stock Option Agreements.....................................  Preamble
Sub.........................................................  Preamble
Subsidiary..................................................  Section 3.01
Superior Proposal...........................................  Section 6.01(a)
Surviving Corporation.......................................  Section 1.03
Tax.........................................................  Section 3.07(a)
Taxes.......................................................  Section 3.07(a)
Third Party.................................................  Section 8.03(g)
Viking......................................................  Preamble
Viking Balance Sheet........................................  Section 3.04(b)
Viking Common Stock.........................................  Section 2.01(b)
Viking Disclosure Schedule..................................  Article III
Viking Employee Plans.......................................  Section 3.13(a)
Viking Material Adverse Effect..............................  Section 3.01
Viking Material Contracts...................................  Section 3.10
Viking Rights...............................................  Section 3.02(b)
Viking Rights Plan..........................................  Section 3.02(b)
Viking Preferred Stock......................................  Section 3.02(a)
Viking SEC Reports..........................................  Section 3.04(a)
Viking Stock Option.........................................  Section 6.12(a)
Viking Stock Option Agreement...............................  Preamble
Viking Stock Plans..........................................  Section 3.02(a)
Viking Stockholders' Meeting................................  Section 3.16

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER (the "Agreement"), dated as of May 18, 1998, by and among Office Depot, Inc., a Delaware corporation ("Depot"), VK Acquisition Corp., a California corporation and a direct, wholly-owned subsidiary of Depot ("Sub"), and Viking Office Products, Inc., a California corporation ("Viking").

     WHEREAS, the Boards of Directors of Depot and Viking deem it advisable and in the best interests of each corporation and its respective stockholders that Depot and Viking combine in order to advance the long-term business interests of Depot and Viking;

     WHEREAS, the combination of Depot and Viking shall be effected by the terms of this Agreement through a merger in which the stockholders of Viking will become stockholders of Depot (the "Merger");

     WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to each of Depot's and Viking's willingness to enter into this Agreement, Depot and Viking have entered into (i) a Stock Option Agreement dated as of the date of this Agreement and attached hereto as Exhibit A (the "Viking Stock Option Agreement"), pursuant to which Viking granted Depot an option to purchase shares of common stock of Viking under certain circumstances and (ii) a Stock Option Agreement dated as of the date of this Agreement and attached hereto as Exhibit B (the "Depot Stock Option Agreement" and together with the Viking Stock Option Agreement, the "Stock Option Agreements") pursuant to which Depot granted Viking an option to purchase shares of common stock of Depot under certain circumstances;

     WHEREAS, for Federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and

     WHEREAS, for accounting purposes, it is intended that the Merger shall be accounted for as a pooling of interests.

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the parties agree as follows:

                                   ARTICLE I.

                                   THE MERGER

     SECTION 1.01. Effective Time of the Merger. Subject to the provisions of this Agreement, a merger agreement in such form as is required by Sections 1101, 1102 and 1103 of the General Corporation Law of California (the "Agreement of Merger") shall be duly executed by the Surviving Corporation (as defined in
Section 1.03) and Sub and thereafter delivered to the Secretary of State of the State of California for filing, as early as practicable on the Closing Date (as defined in Section 1.02). The Merger shall become effective upon the filing of the Agreement of Merger with the Secretary of State of the State of California (the "Effective Time").

     SECTION 1.02. Closing. The closing of the Merger (the "Closing") will take place at 10:00 a.m., E.S.T., on a date to be specified by Depot and Viking, which shall be no later than the second business day after satisfaction of the latest to occur of the conditions set forth in Sections 7.01, 7.02(b) (other than the delivery of the officers' certificate referred to therein) and 7.03(b) (other than the delivery of the officers' certificate referred to therein) (provided that the other closing conditions set forth in Article VII have been met or waived as provided in Article VII at or prior to the Closing) (the "Closing Date"), at the offices of Simpson Thacher & Bartlett at the address indicated in Section 9.02 unless another date, place or time is agreed to in writing by Depot and Viking.

     SECTION 1.03. Effects of the Merger. At the Effective Time (i) the separate existence of Sub shall cease and Sub shall be merged with and into Viking (Sub and Viking are sometimes referred to below as the "Constituent Corporations" and Viking following the Merger is sometimes referred to below as the "Surviving

Corporation"), (ii) the Articles of Incorporation of Viking shall be amended so that Article Third of such Articles of Incorporation reads in its entirety as follows: "The total number of shares of all classes of stock which the Corporation shall have authority to issue is 1,000, all of which shall consist of Common Stock," and, as so amended, such Articles of Incorporation shall be the Articles of Incorporation of the Surviving Corporation, and (iii) the Bylaws of Sub as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation.

     SECTION 1.04. Directors and Officers. (a) Prior to the Effective Time, Depot shall (i) increase the number of the members of the Board of Directors of Depot to twelve and (ii) take such action as may be necessary such that the four individuals named on Schedule I attached hereto are elected to the Board of Directors of Depot as of the Effective Time.

     (b) The individuals named on Schedule I as executive officers of Viking shall be corporate executive officers or operating officers of Depot as indicated on Schedule I as long as they are employed by Depot or Viking.

                                  ARTICLE II.

                            CONVERSION OF SECURITIES

     SECTION 2.01. Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Viking Common Stock (as defined in Section 2.01(b)) or capital stock of Sub:

          (a) Capital Stock of Sub. Each issued and outstanding share of the capital stock of Sub shall be converted into and become one fully paid and nonassessable share of Common Stock of the Surviving Corporation.

          (b) Cancellation of Treasury Stock and Depot-Owned Stock. All shares of Common Stock of Viking ("Viking Common Stock") that are owned by Viking as treasury stock and any shares of Viking Common Stock owned by Depot, Sub or any other wholly-owned Subsidiary (as defined in Section 3.01) of Depot shall be canceled and retired and shall cease to exist and no stock of Depot or other consideration shall be delivered in exchange therefor. All shares of Common Stock, par value $.01 per share, of Depot ("Depot Common Stock") owned by Viking shall be unaffected by the Merger.

          (c) Exchange Ratio for Viking Common Stock. Subject to Section 2.02, each issued and outstanding share of Viking Common Stock (other than shares, if any, as to which dissenters' rights, if any, are perfected and shares to be canceled in accordance with Section 2.01(b)), together with the Viking Rights (as defined below) attached thereto or associated therewith, shall be converted into the right to receive one share (the "Exchange Ratio") of Depot Common Stock. Pursuant to the Rights Agreement dated as of September 4, 1996 between Depot and ChaseMellon Shareholder Services, L.L.C. (the "Depot Rights Plan"), one right issued under the Depot Rights Plan (a "Depot Right") will be attached to each share of Depot Common Stock issued upon conversion of Viking Common Stock in accordance with this Section 2.01(c), and all references in the Agreement to Depot Common Stock shall be deemed to include the Depot Rights. All such shares of Viking Common Stock and all Viking Rights, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the shares of Depot Common Stock and any cash in lieu of fractional shares of Depot Common Stock to be issued or paid in consideration therefor upon the surrender of such certificate in accordance with Section 2.02, without interest. Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time the outstanding shares of Depot Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, then the Exchange Ratio contemplated shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares.

          (d) Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Viking Common Stock which are dissenting shares (as defined in Section 1300(b) of the General Corporation Law of California), if any, shall not be converted into or represent a right to receive any shares of Depot Common Stock, but the holders thereof shall be entitled only to such rights as are granted by the General Corporation Law of California. Each holder of dissenting shares who becomes entitled to payment therefor pursuant to the General Corporation Law of California shall receive payment from the Surviving Corporation in accordance with the General Corporation Law of California; provided, however, that (i) if any such holder of dissenting shares shall have failed to establish his entitlement to appraisal rights as provided in the General Corporation Law of California, (ii) if any such holder of dissenting shares shall have effectively withdrawn his demand for appraisal thereof or lost his right to appraisal and payment therefor under the General Corporation Law of California or (iii) if neither any holder of dissenting shares nor the Surviving Corporation shall have filed a petition demanding a determination of the value of all dissenting shares within the time provided in the General Corporation Law of California, such holder or holders (as the case may be) shall forfeit the right to appraisal of such shares of Viking Common Stock and such shares of Viking Common Stock shall thereupon be deemed to have been converted, as of the Effective Time, into and represent shares of Depot Common Stock, without interest thereon, as provided in
     Section 2.01(c) hereof.

     SECTION 2.02. Exchange of Certificates. The procedures for exchanging outstanding shares of Viking Common Stock for Depot Common Stock pursuant to the Merger are as follows:

          (a) Exchange Agent. As of the Effective Time, Depot shall deposit with a bank or trust company designated by Depot and Viking (the "Exchange Agent"), for the benefit of the holders of shares of Viking Common Stock, for exchange in accordance with this Section 2.02, through the Exchange Agent, certificates representing the shares of Depot Common Stock (such shares of Depot Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund") issuable pursuant to Section 2.01 in exchange for outstanding shares of Viking Common Stock.

          (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Viking Common Stock (the "Certificates") whose shares were converted pursuant to Section 2.01 into the right to receive shares of Depot Common Stock (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Depot and Viking may reasonably specify) and (ii) instructions for effecting the surrender of the Certificates in exchange for certificates representing shares of Depot Common Stock (plus cash in lieu of fractional shares, if any, of Depot Common Stock as provided below). Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Depot, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Depot Common Stock which such holder has the right to receive pursuant to the provisions of this Article II, and the Certificate so surrendered shall immediately be canceled. In the event of a transfer of ownership of Viking Common Stock which is not registered in the transfer records of Viking, a certificate representing the proper number of shares of Depot Common Stock may be issued to a transferee if the Certificate representing such Viking Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing shares of Depot Common Stock and cash in lieu of any fractional shares of Depot Common Stock as contemplated by this Section 2.02.

          (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Depot Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Depot Common Stock represented thereby and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to subsection
     (e) below until the holder of record of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Depot Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Depot Common Stock to which such holder is entitled pursuant to subsection (e) below and the amount of dividends or other distributions with a record date after the Effective Time previously paid with respect to such whole shares of Depot Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Depot Common Stock.

          (d) No Further Ownership Rights in Viking Common Stock. All shares of Depot Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms hereof (including any cash paid pursuant to subsection (c) or (e) of this Section 2.02) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Viking Common Stock, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by Viking on such shares of Viking Common Stock in accordance with the terms of this Agreement (to the extent permitted under Section 5.01) prior to the date hereof and which remain unpaid at the Effective Time, and from and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Viking Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section 2.02.

          (e) No Fractional Shares. No certificate or scrip representing fractional shares of Depot Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any other rights of a stockholder of Depot. Notwithstanding any other provision of this Agreement, each holder of shares of Viking Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Depot Common Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Depot Common Stock multiplied by the average of the last reported sales prices of Depot Common Stock, as reported on the New York Stock Exchange ("NYSE"), on each of the ten trading days immediately preceding the date of the Effective Time.

          (f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the stockholders of Viking for 180 days after the Effective Time shall be delivered to Depot, upon demand, and any stockholders of Viking who have not previously complied with this Section
     2.02 shall thereafter look only to Depot for payment of their claim for Depot Common Stock, any cash in lieu of fractional shares of Depot Common Stock and any dividends or distributions with respect to Depot Common Stock.

          (g) No Liability. Neither Depot nor Viking shall be liable to any holder of shares of Viking Common Stock or Depot Common Stock, as the case may be, for such shares (or dividends or distributions with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

          (h) Withholding Rights. Each of Depot and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Viking Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Surviving Corporation or Depot, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Viking Common Stock in respect of which such deduction and withholding was made by Surviving Corporation or Depot, as the case may be.

          (i) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Depot Common Stock and any cash in lieu of fractional shares, and unpaid dividends and distributions on shares of Depot Common Stock deliverable in respect thereof pursuant to this Agreement.

          (j) Affiliates. Notwithstanding anything herein to the contrary, Certificates surrendered for exchange by any Affiliate (as defined in Section 6.10) of Viking shall not be exchanged until Depot has received an Affiliate Agreement (as defined in Section 6.10) from such Affiliate.

                                  ARTICLE III.

                    REPRESENTATIONS AND WARRANTIES OF VIKING

     Viking represents and warrants to Depot and Sub that the statements contained in this Article III are true and correct except as set forth herein and in the disclosure schedule delivered by Viking to Depot on or before the date of this Agreement (the "Viking Disclosure Schedule"). The Viking Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article III and the disclosure in any paragraph shall qualify other paragraphs in this Article III only to the extent that it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other paragraphs.

     SECTION 3.01. Organization of Viking. Each of Viking and its Subsidiaries (as defined below) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power to own, lease and operate its property and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a material adverse effect on the business, properties, financial condition, or results of operations of Viking and its Subsidiaries, taken as a whole (a "Viking Material Adverse Effect"). Except as set forth in the Viking SEC Reports (as defined in
Section 3.04) filed prior to the date hereof, neither Viking nor any of its Subsidiaries directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any corporation, partnership, joint venture or other business association or entity, excluding securities in any publicly traded company held for investment by Viking or its Subsidiaries and comprising less than five percent (5%) of the outstanding stock of such company. As used in this Agreement, the word "Subsidiary" means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interest in such partnership) or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

     SECTION 3.02. Viking Capital Structure. (a) The authorized capital stock of Viking consists of 120,000,000 shares of Common Stock and 10,000,000 shares of Preferred Stock ("Viking Preferred Stock"). As of May 7, 1998, (i) 85,073,091 shares of Viking Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable and (ii) no shares of Viking Common Stock were held in the treasury of Viking or by Subsidiaries of Viking. The Viking Disclosure Schedule shows the number of shares of Viking Common Stock reserved for future issuance pursuant to stock options and restricted stock awards granted and outstanding as of May 12, 1998 and the plans under which such options or shares of restricted stock were granted or issued (collectively, the "Viking Stock Plans"). No material change in such capitalization has occurred between March 31, 1998 and the date of this Agreement. As of the date of this Agreement, none of the shares of Viking Preferred Stock is issued and outstanding. All shares of Viking Common Stock subject to issuance as specified above are duly authorized and, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be validly issued, fully paid and nonassessable. There are no obligations, contingent or otherwise, of Viking or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Viking Common Stock or the capital stock of any Subsidiary or to provide funds to or make any material investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other entity other than guarantees of obligations of Subsidiaries entered into in the ordinary course of business. All of the outstanding shares of capital stock of each of Viking's Subsidiaries are duly authorized, validly issued, fully paid and nonassessable and all such shares (other than directors' qualifying shares in the case of foreign Subsidiaries) are owned by Viking or another Subsidiary free and clear of all security interests, liens, claims, pledges, agreements, limitations in Viking's voting rights, charges or other encumbrances of any nature.

     (b) Except as set forth in this Section 3.02 or as reserved for future grants of options under the Viking Stock Plans or the Viking Stock Option Agreement, and except for the rights (the "Viking Rights") issued and issuable under the Rights Agreement dated January 20, 1997 between Viking and American Stock Transfer and Trust Company (the "Viking Rights Plan"), there are no equity securities of any class of Viking or any of its Subsidiaries, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding. There are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which Viking or any of its Subsidiaries is a party or by which it is bound obligating Viking or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of Viking or any of its Subsidiaries or obligating Viking or any of its Subsidiaries to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, call, right, commitment or agreement. To the best knowledge of Viking, there are no voting trusts, proxies or other voting agreements or understandings with respect to the shares of capital stock of Viking.

     SECTION 3.03. Authority; No Conflict; Required Filings and Consents. (a) Viking has all requisite corporate power and authority to enter into this Agreement and the Viking Stock Option Agreement and to consummate the transactions contemplated by this Agreement and the Viking Stock Option Agreement. The execution and delivery of this Agreement and the Viking Stock Option Agreement and the consummation of the transactions contemplated by this Agreement and the Viking Stock Option Agreement by Viking have been duly authorized by all necessary corporate action on the part of Viking, subject only to the approval of the Merger by Viking's stockholders under the General Corporation Law of California. This Agreement and the Viking Stock Option Agreement have been duly executed and delivered by Viking and constitute the valid and binding obligations of Viking, enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles (the "Bankruptcy and Equity Exception").

     (b) The execution and delivery of this Agreement and the Viking Stock Option Agreement by Viking does not, and the consummation of the transactions contemplated by this Agreement and the Viking Stock Option Agreement will not,
(i) conflict with, or result in any violation or breach of, any provision of the Articles of Incorporation or Bylaws of Viking, (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, contract or other agreement, instrument or obligation to which Viking or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, or (iii) conflict with or violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Viking or any of its Subsidiaries or any of its or their properties or assets, except in the case of (ii) and (iii) for any such conflicts, violations, defaults, terminations, cancellations or accelerations which are not, individually or in the aggregate, reasonably likely to have a Viking Material Adverse Effect.

     (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality ("Governmental Entity") is required by or with respect to Viking or any of its Subsidiaries in connection with the execution and delivery of this Agreement and the Viking Stock Option Agreement or the consummation of the transactions contemplated hereby or thereby, except for (i) the filing of the pre-merger notification report under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR Act"), (ii) the filing of the Agreement of Merger with the California Secretary of State, (iii) the filing of the Joint Proxy Statement (as defined in Section
3.16 below) with the Securities and Exchange Commission (the "SEC") in accordance with the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (iv) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the laws of any foreign country and the European Union, and (v) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not be reasonably likely to have a Viking Material Adverse Effect.

     SECTION 3.04. SEC Filings; Financial Statements. (a) Viking has filed and made available to Depot all forms, reports and documents required to be filed by Viking with the SEC since January 1, 1995 other than registration statements on Form S-8 (collectively, the "Viking SEC Reports"). The Viking SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), and the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Viking SEC Reports or necessary in order to make the statements in such Viking SEC Reports, in the light of the circumstances under which they were made, not misleading. None of Viking's Subsidiaries is required to file any forms, reports or other documents with the SEC.

     (b) Each of the consolidated financial statements (including, in each case, any related notes) contained in the Viking SEC Reports complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and fairly presented the consolidated financial position of Viking and its Subsidiaries as of the dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount. The audited balance sheet of Viking as of June 27, 1997 is referred to herein as the "Viking Balance Sheet."

     SECTION 3.05. No Undisclosed Liabilities. Except as disclosed in the Viking SEC Reports filed prior to the date hereof, and except for normal or recurring liabilities incurred since June 27, 1997 in the ordinary course of business consistent with past practices, Viking and its Subsidiaries do not have any liabilities, either accrued, contingent or otherwise (whether or not required to be reflected in financial statements in accordance with generally accepted accounting principles), and whether due or to become due, which individually or in the aggregate are reasonably likely to have a Viking Material Adverse Effect.

     SECTION 3.06. Absence of Certain Changes or Events. Except as disclosed in the Viking SEC Reports filed prior to the date hereof, since the date of the Viking Balance Sheet, Viking and its Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been (i) any material adverse change in the financial condition, results of operations, business or properties (a "Material Adverse Change") of Viking and its Subsidiaries, taken as a whole (other than changes that are the effect or result of economic factors affecting the economy as a whole) or any development or combination of developments of which the management of Viking is aware that, individually or in the aggregate, has had, or is reasonably likely to have, a Viking Material Adverse Effect (other than developments that are the effect or result of actions to be taken by Depot or economic factors affecting the economy as a whole); (ii) any damage, destruction or loss (whether or not covered by insurance) with respect to Viking or any of its Subsidiaries having a Viking Material Adverse Effect; (iii) any material change by Viking in its accounting methods, principles or practices to which Depot has not previously consented in writing; (iv) any revaluation by Viking of any of its assets having a Viking Material Adverse Effect; or (v) any other action or event that would have required the consent of Depot pursuant to Section 5.01 of this Agreement had such action or event occurred after the date of this Agreement and that, individually or in the aggregate, has had or is reasonably likely to have a Viking Material Adverse Effect.

     SECTION 3.07. Taxes. (a) For the purposes of this Agreement, a "Tax" or, collectively, "Taxes," means any and all material federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, gains, franchise, withholding, payroll, recapture, employment, excise, unemployment insurance, social security, business license, occupation, business organization, stamp, environmental and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

     (b) Viking and each of its Subsidiaries have (i) filed all federal, state, local and foreign tax returns and reports required to be filed by them prior to the date of this Agreement (taking into account extensions), (ii) paid or accrued all Taxes due and payable, and (iii) paid or accrued all Taxes for which a notice of assessment or collection has been received (other than amounts being contested in good faith by appropriate proceedings), except in the case of clause (i), (ii) or (iii) for any such filings, payments or accruals which are not reasonably likely, individually or in the aggregate, to have a Viking Material Adverse Effect. Neither the Internal Revenue Service (the "IRS") nor any other taxing authority has asserted any claim for Taxes, or to the actual knowledge of the executive officers of Viking, is threatening to assert any claims for Taxes, which claims, individually or in the aggregate, are reasonably likely to have a Viking Material Adverse Effect. Viking and each of its Subsidiaries have withheld or collected and paid over to the appropriate governmental authorities (or are properly holding for such payment) all Taxes required by law to be withheld or collected, except for amounts which are not reasonably likely, individually or in the aggregate, to have a Viking Material Adverse Effect. Neither Viking nor any of its Subsidiaries has made an election under Section 341(f) of the Code, except for any such election which shall not have a Viking Material Adverse Effect. There are no liens for Taxes upon the assets of Viking or any of its Subsidiaries (other than liens for Taxes that are not yet due or that are being contested in good faith by appropriate proceedings), except for liens which are not reasonably likely, individually or in the aggregate, to have a Viking Material Adverse Effect.

     SECTION 3.08. Properties. (a) Viking has provided to Depot a true and complete list of all real property leased by Viking or its Subsidiaries pursuant to leases providing for the occupancy of facilities in excess of 20,000 square feet (collectively "Material Leases"). Viking is not in default under any of such leases, except where the existence of such defaults, individually or in the aggregate, is not reasonably likely to have a Viking Material Adverse Effect.

     (b) Viking has provided to Depot a true and complete list of all real property that Viking or any of its Subsidiaries owns. With respect to each such item of real property, except for such matters that, individually or in the aggregate, are not reasonably likely to have a Viking Material Adverse Effect:
(a) Viking or the identified Subsidiary has good and clear record and marketable title to such property, insurable by a recognized national title insurance company at standard rates, free and clear of any security interest, easement, covenant or other restriction, except for recorded easements, covenants and other restrictions which do not materially impair the current uses or occupancy of such property; and (b) the improvements constructed on such property are in good condition, and all mechanical and utility systems servicing such improvements are in good condition, free in each case of material defects.

     SECTION 3.09. Intellectual Property. Viking owns, or is licensed or otherwise possesses legally enforceable rights to use, all trademarks, trade names, service marks, copyrights, and any applications for such trademarks, trade names, service marks and copyrights, know-how, computer software programs or applications and tangible or intangible proprietary information or material that are necessary to conduct the business of Viking as currently conducted, subject to such exceptions that would not be reasonably likely to have a Viking Material Adverse Effect.

     SECTION 3.10. Agreements, Contracts and Commitments. Viking has not breached, or received in writing any claim or notice that it has breached, any of the terms or conditions of any material agreement, contract or commitment filed as an exhibit to the Viking SEC Reports ("Viking Material Contracts") in such a manner as, individually or in the aggregate, are reasonably likely to have a Viking Material Adverse Effect. Each Viking Material Contract that has not expired by its terms is in full force and effect.

     SECTION 3.11. Litigation. Except as described in the Viking SEC Reports filed prior to the date hereof, there is no action, suit or proceeding, claim, arbitration or investigation against Viking pending or as to which Viking has received any written notice of assertion, which, individually or in the aggregate, is reasonably likely to have a Viking Material Adverse Effect or a material adverse effect on the ability of Viking to consummate the transactions contemplated by this Agreement.

     SECTION 3.12. Environmental Matters. (a) Except as disclosed in the Viking SEC Reports filed prior to the date hereof and except for such matters that, individually or in the aggregate, are not reasonably likely to have a Viking Material Adverse Effect: (i) Viking and its Subsidiaries comply and within all applicable statutes of limitations periods have complied with all applicable Environmental Laws (as defined in Section 3.12(b)); (ii) Hazardous Substances (as defined in Section 3.12(c)) are not present at any of the properties currently or formerly owned or operated by Viking or any of its Subsidiaries (including soils, groundwater, surface water, buildings or other structures); (iii) neither Viking nor its Subsidiaries are subject to liability for any Hazardous Substance disposal or contamination on any third party property; (iv) neither Viking nor any of its Subsidiaries has been associated with any release or threat of release of any Hazardous Substance; (v) neither Viking nor any of its Subsidiaries has received any notice, demand, letter, claim or request for information alleging that Viking or any of its Subsidiaries may be in violation of or liable under any Environmental Law; (vi) neither Viking nor any of its Subsidiaries is subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or is subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances; and (vii) there are no circumstances or conditions involving Viking or any of its Subsidiaries that could reasonably be expected to result in any claims, liability, investigations, costs or restrictions on the ownership, use or transfer of any property of Viking or any of its Subsidiaries pursuant to any Environmental Law.

     (b) As used herein, the term "Environmental Law" means any federal, state, local or foreign law, regulation, order, decree, permit, authorization, opinion, common law or agency requirement relating to: (A) the protection, investigation or restoration of the environment, health and safety, or natural resources, or
(B) noise, odor, wetlands, pollution, contamination or any injury or threat of injury to persons or property.

     (c) As used herein, the term "Hazardous Substance" means: (A) any substance that is listed, classified or regulated pursuant to or that could result in liability under any Environmental Law; (B) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon; or (C) any other substance which is the subject of regulatory action by any Governmental Entity pursuant to any Environmental Law.

     SECTION 3.13.  Employee Benefit Plans.  (a) Viking has listed in Section
3.13 of the Viking Disclosure Schedule all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and all bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar employee benefit plans, and all unexpired severance agreements, written or otherwise, for the benefit of, or relating to, any current or former employee of Viking or any trade or business (whether or not incorporated) which is a member or which is under common control with Viking (an "ERISA Affiliate") within the meaning of
Section 414 of the Code, or any Subsidiary of Viking (together, the "Viking Employee Plans").

     (b) With respect to each Viking Employee Plan, Viking has made available to Depot, a true and correct copy of (i) the most recent annual report (Form 5500) filed with the IRS, (ii) such Viking Employee Plan, (iii) each trust agreement and group annuity contract, if any, relating to such Viking Employee Plan and
(iv) the most recent actuarial report or valuation relating to a Viking Employee Plan subject to Title IV of ERISA.
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

     (c) With respect to the Viking Employee Plans, individually and in the aggregate, no event has occurred, and to the knowledge of Viking, there exists no condition or set of circumstances in connection with which Viking could be subject to any liability that is reasonably likely to have a Viking Material Adverse Effect under ERISA, the Code or any other applicable law.

     (d) With respect to the Viking Employee Plans, individually and in the aggregate, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with generally accepted accounting principles, on the financial statements of Viking, which obligations are reasonably likely to have a Viking Material Adverse Effect.

     (e) Except as disclosed in Viking SEC Reports filed prior to the date of this Agreement, and except as provided for in this Agreement, neither Viking nor any of its Subsidiaries is a party to any oral or written (i) agreement with any officer or other key employee of Viking or any of its Subsidiaries, the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Viking of the nature contemplated by this Agreement, (ii) agreement with any officer of Viking providing any term of employment or compensation guarantee extending for a period longer than one year from the date hereof and for the payment of compensation in excess of $100,000 per annum, or (iii) agreement or plan, including any stock option plan, stock appreciation right plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

     SECTION 3.14. Compliance With Laws. Viking has complied with, is not in violation of, and has not received any notices of violation with respect to, any federal, state or local statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Viking Material Adverse Effect.

     SECTION 3.15. Accounting and Tax Matters. To its knowledge, after consulting with its independent auditors, neither Viking nor any of its Affiliates (as defined in Section 6.10) has taken or agreed to take any action which would (i) prevent Depot from accounting for the business combination to be effected by the Merger as a pooling of interests or (ii) prevent the Merger from constituting a transaction qualifying as a reorganization under 368(a) of the Code.

     SECTION 3.16. Registration Statement; Proxy Statement/Prospectus. The information to be supplied by Viking for inclusion in the registration statement on Form S-4 pursuant to which shares of Depot Common Stock issued in the Merger will be registered under the Securities Act (the "Registration Statement"), shall not at the time the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Registration Statement or necessary in order to make the statements in the Registration Statement, in light of the circumstances under which they were made, not misleading. The information supplied by Viking for inclusion in the joint proxy statement/prospectus to be sent to the stockholders of Depot and Viking in connection with the meeting of Viking's stockholders to consider this Agreement and the Merger (the "Viking Stockholders' Meeting") and in connection with the meeting of Depot's stockholders (the "Depot Stockholders' Meeting") to consider the issuance of shares of Depot Common Stock pursuant to the Merger (the "Joint Proxy Statement") shall not, on the date the Joint Proxy Statement is first mailed to stockholders of Viking or Depot, at the time of the Viking Stockholders' Meeting and the Depot Stockholders' Meeting and at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Joint Proxy Statement not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Viking Stockholders' Meeting or the Depot Stockholders' Meeting which has become false or misleading. If at any time prior to the Effective Time any event relating to Viking or any of its Affiliates, officers or

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

directors should be discovered by Viking which should be set forth in an amendment to the Registration Statement or a supplement to the Joint Proxy Statement, Viking shall promptly inform Depot.

     SECTION 3.17. Labor Matters. Neither Viking nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is any such contract or agreement presently being negotiated, nor is there, nor has there been in the last five years, a representation question respecting any of the employees of Viking or its Subsidiaries, and, to the best knowledge of the executive officers of Viking, there are no campaigns being conducted to solicit cards from employees of Viking or its Subsidiaries to authorize representation by any labor organization, nor is Viking or its Subsidiaries a party to, or bound by, any consent decree with, or citation by, any governmental agency relating to employees or employment practices. Nor, as of the date hereof, is Viking or any of its Subsidiaries the subject of any material proceeding asserting that Viking or any of its Subsidiaries has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization nor, as of the date of this Agreement, is there pending or, to the knowledge of the executive officers of Viking, threatened, any material labor strike, dispute, walkout, work stoppage, slow-down or lockout involving Viking or any of its Subsidiaries.

     SECTION 3.18. Insurance. All material fire and casualty, general liability, business interruption, product liability, and sprinkler and water damage insurance policies maintained by Viking or any of its Subsidiaries are with reputable insurance carriers, provide full and adequate coverage for all normal risks incidental to the business of Viking and its Subsidiaries and their respective properties and assets, and are in character and amount at least equivalent to that carried by persons engaged in similar businesses and subject to the same or similar perils or hazards, except for any such failures to maintain insurance policies that, individually or in the aggregate, are not reasonably likely to have a Viking Material Adverse Effect.

     SECTION 3.19. No Existing Discussions. As of the date hereof, Viking is not engaged, directly or indirectly, in any discussions or negotiations with any other party with respect to an Acquisition Proposal (as defined in Section 6.01(a)).

     SECTION 3.20. Opinions of Financial Advisors. The financial advisors of Viking, Merrill Lynch, Pierce, Fenner & Smith Incorporated and SBC Warburg Dillon Read Inc., have delivered to Viking opinions dated the date of this Agreement to the effect that the Exchange Ratio is fair to the holders of Viking Common Stock from a financial point of view.

     SECTION 3.21. Anti-Takeover Laws. No "fair price," "moratorium," "control share acquisition" or other similar anti-takeover statute or regulation is applicable to Viking or (by reason of Viking's participation therein) the Merger or the other transactions contemplated by this Agreement.

     SECTION 3.22. Rights Plan. The entering into of this Agreement and the Viking Stock Option Agreement and the consummation of the transactions contemplated hereby and thereby do not and will not result in the grant of any rights to any person under the Viking Rights Plan or enable or require the Viking Rights to be exercised, distributed or triggered.

                                  ARTICLE IV.

                REPRESENTATIONS AND WARRANTIES OF DEPOT AND SUB

     Depot and Sub represent and warrant to Viking that the statements contained in this Article IV are true and correct, except as set forth herein and in the disclosure schedule delivered by Depot to Viking on or before the date of this Agreement (the "Depot Disclosure Schedule"). The Depot Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article IV and the disclosure in any paragraph shall qualify other paragraphs in this Article IV only to the extent that it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other paragraphs.

     SECTION 4.01. Organization of Depot and Sub. Each of Depot and Sub and Depot's other Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power to own, lease and operate its property and to carry on its
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

business as now being conducted and as proposed to be conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a material adverse effect on the business, properties, financial condition, or results of operations of Depot and its Subsidiaries, taken as a whole (a "Depot Material Adverse Effect"). Except as set forth in the Depot SEC Reports (as defined in
Section 4.04) filed prior to the date hereof, neither Depot nor any of its Subsidiaries directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any corporation, partnership, joint venture or other business association or entity, excluding securities in any publicly traded company held for investment by Depot or its Subsidiaries and comprising less than five percent (5%) of the outstanding stock of such company.

     SECTION 4.02. Depot Capital Structure. (a) The authorized capital stock of Depot consists of 400,000,000 shares of Common Stock, $.01 par value, and 1,000 shares of Preferred Stock, $.01 par value ("Depot Preferred Stock"). As of May 7, 1998, (i) 159,142,921 shares of Depot Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable, and
(ii) 2,163,447 shares of Depot Common Stock were held in the treasury of Depot or by Subsidiaries of Depot. The Depot Disclosure Schedule shows the number of shares of Depot Common Stock reserved for future issuance pursuant to stock options granted and outstanding as of December 27, 1997 and the plans under which such options were granted (collectively, the "Depot Stock Plans"). No material change in such capitalization has occurred between March 31, 1998 and the date of this Agreement. As of the date of this Agreement, none of the shares of Depot Preferred Stock is issued and outstanding. All shares of Depot Common Stock subject to issuance as specified above are duly authorized and, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be validly issued, fully paid and nonassessable. There are no obligations, contingent or otherwise, of Depot or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Depot Common Stock or the capital stock of any Subsidiary or to provide funds to or make any material investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other entity other than guarantees of obligations of Subsidiaries entered into in the ordinary course of business. All of the outstanding shares of capital stock of each of Depot's Subsidiaries are duly authorized, validly issued, fully paid and nonassessable and all such shares (other than directors' qualifying shares in the case of foreign Subsidiaries) are owned by Depot or another Subsidiary free and clear of all security interests, liens, claims, pledges, agreements, limitations in Depot's voting rights, charges or other encumbrances of any nature.

     (b) Except as set forth in this Section 4.02 or as reserved for future grants of options under the Depot Stock Plans or the Depot Stock Option Agreement, and except for the Depot Rights issued and issuable under the Depot Rights Plan, there are no equity securities of any class of Depot or any of its Subsidiaries, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding. There are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which Depot or any of its Subsidiaries is a party or by which it is bound obligating Depot or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of Depot or any of its Subsidiaries or obligating Depot or any of its Subsidiaries to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, call, right, commitment or agreement. To the best knowledge of Depot, there are no voting trusts, proxies or other voting agreements or understandings with respect to the shares of capital stock of Depot.

     SECTION 4.03.  Authority; No Conflict; Required Filings and
Consents. (a) Each of Depot and Sub has all requisite corporate power and authority to enter into this Agreement and (in the case of Depot) the Depot Stock Option Agreement and to consummate the transactions contemplated by this Agreement and (in the case of Depot) the Depot Stock Option Agreement. The execution and delivery of this Agreement and (in the case of Depot) the Depot Stock Option Agreement and the consummation of the transactions contemplated by this Agreement and (in the case of Depot) the Depot Stock Option Agreement by Depot and Sub have been duly authorized by all necessary corporate action on the part of each of Depot and Sub (including the approval of the Merger by Depot as the sole stockholder of Sub), subject only to the approval of the Depot Voting Proposal (as defined in Section 6.05) by Depot's stockholders. This Agreement and (in the case of Depot) the Depot Stock Option Agreement have been duly executed and delivered by each of

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

Depot and Sub, as the case may be, and constitute the valid and binding obligations of each of Depot and Sub, enforceable in accordance with their terms, subject to the Bankruptcy and Equity Exception.

     (b) The execution and delivery of this Agreement and (in the case of Depot) the Depot Stock Option Agreement by each of Depot and Sub does not, and the consummation of the transactions contemplated by this Agreement and (in the case of Depot) the Depot Stock Option Agreement will not, (i) conflict with, or result in any violation or breach of, any provision of the Certificate of Incorporation or Bylaws of Depot or Sub, (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, contract or other agreement, instrument or obligation to which Depot or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, or (iii) conflict with or violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Depot or any of its Subsidiaries or any of its or their properties or assets, except in the case of (ii) and (iii) for any such conflicts, violations, defaults, terminations, cancellations or accelerations which are not, individually or in the aggregate, reasonably likely to have a Depot Material Adverse Effect.

     (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Depot or any of its Subsidiaries in connection with the execution and delivery of this Agreement and (in the case of Depot) the Depot Stock Option Agreement or the consummation of the transactions contemplated hereby or thereby, except for (i) the filing of the pre-merger notification report under the HSR Act, (ii) the filing of the Registration Statement with the SEC in accordance with the Securities Act, (iii) the filing of the Agreement of Merger with the California Secretary of State, (iv) the filing of the Joint Proxy Statement with the SEC in accordance with the Exchange Act, (v) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the laws of any foreign country and the European Union, and (vi) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not be reasonably likely to have a Depot Material Adverse Effect.

     SECTION 4.04. SEC Filings; Financial Statements. (a) Depot has filed and made available to Viking all forms, reports and documents required to be filed by Depot with the SEC since January 1, 1995 other than registration statements on Form S-8 (collectively, the "Depot SEC Reports"). The Depot SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and
(ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Depot SEC Reports or necessary in order to make the statements in such Depot SEC Reports, in the light of the circumstances under which they were made, not misleading. None of Depot's Subsidiaries is required to file any forms, reports or other documents with the SEC.

     (b) Each of the consolidated financial statements (including, in each case, any related notes) contained in the Depot SEC Reports complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and fairly presented the consolidated financial position of Depot and its Subsidiaries as of the dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount. The audited balance sheet of Depot as of December 27, 1997 is referred to herein as the "Depot Balance Sheet."

     SECTION 4.05. No Undisclosed Liabilities. Except as disclosed in the Depot SEC Reports filed prior to the date hereof, and except for normal or recurring liabilities incurred since December 27, 1997 in the ordinary course of business consistent with past practices, Depot and its Subsidiaries do not have any

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

liabilities, either accrued, contingent or otherwise (whether or not required to be reflected in financial statements in accordance with generally accepted accounting principles), and whether due or to become due, which individually or in the aggregate are reasonably likely to have a Depot Material Adverse Effect.

     SECTION 4.06. Absence of Certain Changes or Events. Except as disclosed in the Depot SEC Reports filed prior to the date hereof, since the date of the Depot Balance Sheet, Depot and its Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been (i) any Material Adverse Change in Depot and its Subsidiaries, taken as a whole (other than changes that are the effect or result of economic factors affecting the economy as a whole) or any development or combination of developments of which the management of Depot is aware that, individually or in the aggregate, has had, or is reasonably likely to have, a Depot Material Adverse Effect (other than developments that are the effect or result of actions to be taken by Viking or economic factors affecting the economy as a whole); (ii) any damage, destruction or loss (whether or not covered by insurance) with respect to Depot or any of its Subsidiaries having a Depot Material Adverse Effect; (iii) any material change by Depot in its accounting methods, principles or practices to which Viking has not previously consented in writing; (iv) any revaluation by Depot of any of its assets having a Depot Material Adverse Effect; or (v) any other action or event that would have required the consent of Viking pursuant to Section 5.02 of this Agreement had such action or event occurred after the date of this Agreement and that, individually or in the aggregate, has had or is reasonably likely to have a Depot Material Adverse Effect.

     SECTION 4.07. Taxes. Depot and each of its Subsidiaries have (i) filed all federal, state, local and foreign tax returns and reports required to be filed by them prior to the date of this Agreement (taking into account extensions), (ii) paid or accrued all Taxes due and payable, and (iii) paid or accrued all Taxes for which a notice of assessment or collection has been received (other than amounts being contested in good faith by appropriate proceedings), except in the case of clause (i), (ii) or (iii) for any such filings, payments or accruals which are not reasonably likely, individually or in the aggregate, to have a Depot Material Adverse Effect. Neither the IRS nor any other taxing authority has asserted any claim for Taxes, or to the actual knowledge of the executive officers of Depot, is threatening to assert any claims for Taxes, which claims, individually or in the aggregate, are reasonably likely to have a Depot Material Adverse Effect. Depot and each of its Subsidiaries have withheld or collected and paid over to the appropriate governmental authorities (or are properly holding for such payment) all Taxes required by law to be withheld or collected, except for amounts which are not reasonably likely, individually or in the aggregate, to have a Depot Material Adverse Effect. Neither Depot nor any of its Subsidiaries has made an election under Section 341(f) of the Code, except for any such election which shall not have a Depot Material Adverse Effect. There are no liens for Taxes upon the assets of Depot or any of its Subsidiaries (other than liens for Taxes that are not yet due or that are being contested in good faith by appropriate proceedings), except for liens which are not reasonably likely, individually or in the aggregate, to have a Depot Material Adverse Effect.

     SECTION 4.08. Properties. (a) Depot is not in default under any Material Leases, except where the existence of such defaults, individually or in the aggregate, is not reasonably likely to have a Depot Material Adverse Effect.

     (b) Depot has provided to Viking a true and complete list of all real property that Depot or any of its Subsidiaries owns. With respect to each such item of real property, except for such matters that, individually or in the aggregate, are not reasonably likely to have a Depot Material Adverse Effect:
(a) Depot or the identified Subsidiary has good and clear record and marketable title to such property, insurable by a recognized national title insurance company at standard rates, free and clear of any security interest, easement, covenant or other restriction, except for recorded easements, covenants and other restrictions which do not materially impair the current uses or occupancy of such property; and (b) the improvements constructed on such property are in good condition, and all mechanical and utility systems servicing such improvements are in good condition, free in each case of material defects.

     SECTION 4.09. Intellectual Property. Depot owns, or is licensed or otherwise possesses legally enforceable rights to use, all trademarks, trade names, service marks, copyrights, and any applications for such trademarks, trade names, service marks and copyrights, know-how, computer software programs or applica-tions, and tangible or intangible proprietary information or material that are necessary to conduct the business of Depot as currently conducted, subject to such exceptions that would not be reasonably likely to have a Depot Material Adverse Effect.

     SECTION 4.10. Agreements, Contracts and Commitments. Depot has not breached, or received in writing any claim or notice that it has breached, any of the terms or conditions of any material agreement, contract or commitment filed as an exhibit to the Depot SEC Reports ("Depot Material Contracts") in such a manner as, individually or in the aggregate, are reasonably likely to have a Depot Material Adverse Effect. Each Depot Material Contract that has not expired by its terms is in full force and effect.

     SECTION 4.11. Litigation. Except as described in the Depot SEC Reports filed prior to the date hereof, there is no action, suit or proceeding, claim, arbitration or investigation against Depot pending or as to which Depot has received any written notice of assertion, which, individually or in the aggregate, is reasonably likely to have a Depot Material Adverse Effect or a material adverse effect on the ability of Depot to consummate the transactions contemplated by this Agreement.

     SECTION 4.12. Environmental Matters. Except as disclosed in the Depot SEC Reports filed prior to the date hereof and except for such matters that, individually or in the aggregate, are not reasonably likely to have a Depot Material Adverse Effect: (i) Depot and its Subsidiaries have complied with all applicable Environmental Laws; (ii) Hazardous Substances are not present at any of the properties currently or formerly owned or operated by Depot or any of its Subsidiaries (including soils, groundwater, surface water, buildings or other structures); (iii) neither Depot nor its Subsidiaries are subject to liability for any Hazardous Substance disposal or contamination on any third party property; (iv) neither Depot nor any of its Subsidiaries has been associated with any release or threat of release of any Hazardous Substance; (v) neither Depot nor any of its Subsidiaries has received any notice, demand, letter, claim or request for information alleging that Depot or any of its Subsidiaries may be in violation of or liable under any Environmental Law; (vi) neither Depot nor any of its Subsidiaries is subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or is subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances; and (vii) there are no circumstances or conditions involving Depot or any of its Subsidiaries that could reasonably be expected to result in any claims, liability, investigations, costs or restrictions on the ownership, use or transfer of any property of Depot or any of its Subsidiaries pursuant to any Environmental Law.

     SECTION 4.13.  Employee Benefit Plans.  (a) Depot has listed in Section
4.13 of the Depot Disclosure Schedule all employee benefit plans (as defined in Section 3(3) of ERISA) and all bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar employee benefit plans, and all unexpired severance agreements, written or otherwise, for the benefit of, or relating to, any current or former employee of Depot or any ERISA Affiliate of Depot, or any Subsidiary of Depot (together, the "Depot Employee Plans").

     (b) With respect to each Depot Employee Plan, Depot has made available to Viking, a true and correct copy of (i) the most recent annual report (Form 5500) filed with the IRS, (ii) such Depot Employee Plan, (iii) each trust agreement and group annuity contract, if any, relating to such Depot Employee Plan and
(iv) the most recent actuarial report or valuation relating to a Depot Employee Plan subject to Title IV of ERISA.

     (c) With respect to the Depot Employee Plans, individually and in the aggregate, no event has occurred, and to the knowledge of Depot, there exists no condition or set of circumstances in connection with which Depot could be subject to any liability that is reasonably likely to have a Depot Material Adverse Effect under ERISA, the Code or any other applicable law.

     (d) With respect to the Depot Employee Plans, individually and in the aggregate, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with generally accepted accounting principles, on the financial statements of Depot, which obligations are reasonably likely to have a Depot Material Adverse Effect.

     (e) Except as disclosed in Depot SEC Reports filed prior to the date of this Agreement, and except as provided for in this Agreement, neither Depot nor any of its Subsidiaries is a party to any oral or written (i) agreement with any officer or other key employee of Depot or any of its Subsidiaries, the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Depot of the nature contemplated by this Agreement, (ii) agreement with any officer of Depot providing any term of employment or compensation guarantee extending for a period longer than one year from the date hereof or for the payment of compensation in excess of $100,000 per annum, or (iii) agreement or plan, including any stock option plan, stock appreciation right plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

     SECTION 4.14. Compliance With Laws. Depot has complied with, is not in violation of, and has not received any notices of violation with respect to, any federal, state or local statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Depot Material Adverse Effect.

     SECTION 4.15. Accounting and Tax Matters. To its knowledge, after consulting with its independent auditors, neither Depot nor any of its Affiliates has taken or agreed to take any action which would (i) prevent Depot from accounting for the business combination to be effected by the Merger as a pooling of interests, or (ii) prevent the Merger from constituting a transaction qualifying as a reorganization under Section 368(a) of the Code.

     SECTION 4.16. Registration Statement; Proxy Statement/Prospectus. The information in the Registration Statement (except for information supplied by Viking for inclusion in the Registration Statement, as to which Depot makes no representation) shall not at the time the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Registration Statement or necessary in order to make the statements in the Registration Statement, in light of the circumstances under which they were made, not misleading. The information (except for information supplied by Viking for inclusion in the Joint Proxy Statement, as to which Depot makes no representation) in the Joint Proxy Statement shall not, on the date the Joint Proxy Statement is first mailed to stockholders of Depot or Viking, at the time of the Depot Stockholders' Meeting and the Viking Stockholder's Meeting and at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Joint Proxy Statement not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Depot Stockholders' Meeting or the Viking Stockholders' Meeting which has become false or misleading. If at any time prior to the Effective Time any event relating to Depot or any of its Affiliates, officers or directors should be discovered by Depot which should be set forth in an amendment to the Registration Statement or a supplement to the Joint Proxy Statement, Depot shall promptly inform Viking.

     SECTION 4.17. Labor Matters. Neither Depot nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is any such contract or agreement presently being negotiated, nor is there, nor has there been in the last five years, a representation question respecting any of the employees of Depot or its Subsidiaries, and, to the best knowledge of the executive officers of Depot, there are no campaigns being conducted to solicit cards from employees of Depot or its Subsidiaries to authorize representation by any labor organization, nor is Depot or its Subsidiaries a party to, or bound by, any consent decree with, or citation by, any governmental agency relating to employees or employment practices. Nor, as of the date hereof, is Depot or any of its Subsidiaries the subject of any material proceeding asserting that Depot or any of its Subsidiaries has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization nor, as of the date of this Agreement, is there pending or, to the knowledge of the executive officers of Depot, threatened, any material labor strike, dispute, walkout, work stoppage, slow-down or lockout involving Depot or any of its Subsidiaries.

     SECTION 4.18. Insurance. All material fire and casualty, general liability, business interruption, product liability, and sprinkler and water damage insurance policies maintained by Depot or any of its Subsidiaries are with reputable insurance carriers, provide full and adequate coverage for all normal risks incident to the business of Depot and its Subsidiaries and their respective properties and assets, and are in character and amount at least equivalent to that carried by persons engaged in similar businesses and subject to the same or similar perils or hazards, except for any such failures to maintain insurance policies that, individually or in the aggregate, are not reasonably likely to have a Depot Material Adverse Effect.

     SECTION 4.19. Opinion of Financial Advisor. The financial advisor of Depot, Peter J. Solomon Company Limited, has delivered to Depot an opinion, dated the date of this Agreement, to the effect that the Exchange Ratio is fair to Depot from a financial point of view.

     SECTION 4.20. Rights Plan. The entering into of this Agreement and the Depot Stock Option Agreement and the consummation of the transactions contemplated hereby and thereby do not and will not result in the grant of any rights to any person under the Depot Rights Plan or enable or require the Depot Rights to be exercised, distributed or triggered.

     SECTION 4.21. Interim Operations of Sub. Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

                                   ARTICLE V.

                              CONDUCT OF BUSINESS

     SECTION 5.01. Covenants of Viking. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Viking agrees as to itself and its respective Subsidiaries (except to the extent that Depot shall otherwise consent in writing), to carry on its business in the usual, regular and ordinary course in substantially the same manner as previously conducted, to pay its debts and Taxes when due subject to good faith disputes over such debts or Taxes, to pay or perform its other obligations when due, and, to the extent consistent with such business, use all reasonable efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, and others having business dealings with it. Viking shall promptly notify the other party of any material event or occurrence not in the ordinary course of business of Viking. Except as expressly contemplated by this Agreement, Viking shall not (and shall not permit any of its respective Subsidiaries to), without the written consent of Depot:

          (a) Accelerate, amend or change the period of exercisability or vesting of options or restricted stock granted under any employee stock plan of such party or authorize cash payments in exchange for any options granted under any of such plans except as required by the terms of such plans or any related agreements in effect as of the date of this Agreement;

          (b) Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or purchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service to such party;

          (c) Issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or securities convertible into shares of its capital stock, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than (i) the grant of options consistent with past practices to employees, which options represent in the aggregate the right to acquire no more than 1,600,000 shares (net of cancellations) of Viking Common Stock, or (ii) the issuance of shares of Viking Common Stock pursuant to the exercise of options outstanding on the date of this Agreement and the 1994 Viking Employee Stock Purchase Plan;

          (d) Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or substantial portion of the assets of, or by any other manner, any business or any corporation, partnership or other business organization or division, or otherwise acquire or agree to acquire any assets (other than inventory and other items in the ordinary course of business), except for all such acquisitions involving aggregate consideration of not more than $7,500,000;

          (e) Sell, lease, license or otherwise dispose of any of its material properties or assets, except for transactions in the ordinary course of business;

          (f) (i) Increase or agree to increase the compensation payable or to become payable to its officers or employees, except for increases in salary or wages of employees in accordance with past practices (including bonuses), (ii) grant any additional severance or termination pay to, or enter into any employment or severance agreements with, any employees or officers, other than payments or agreements paid to or entered into with employees (other than officers) in the ordinary course of business in accordance with past practices or the performance of agreements in effect on the date of this Agreement, (iii) enter into any collective bargaining agreement (other than as required by law or extensions to existing agreements in the ordinary course of business), (iv) establish, adopt, enter into or amend any bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, trust, fund, policy or arrangement for the benefit of any directors, officers or employees;

          (g) Amend or propose to amend its charter or bylaws, except as contemplated by this Agreement;

          (h) Incur any indebtedness for borrowed money other than pursuant to credit agreements in effect as of the date hereof or up to $50 million (which may be denominated in foreign currency) in borrowings under loan agreements entered into hereafter;

          (i) Initiate, compromise, or settle any material litigation or arbitration proceeding;

          (j) Except in the ordinary course of business, modify, amend or terminate any Viking Material Contract or waive, release or assign any material rights or claims;

          (k) Make or commit to make any capital expenditures that would cause the aggregate capital budget furnished by Viking to Depot to be exceeded; or

          (l) Take, or agree in writing or otherwise to take, any of the actions described in Sections (a) through (k) above.

     SECTION 5.02. Covenants of Depot. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Depot agrees as to itself and its respective Subsidiaries (except to the extent that Viking shall otherwise consent in writing), to carry on its business in the usual, regular and ordinary course in substantially the same manner as previously conducted, to pay its debts and Taxes when due subject to good faith disputes over such debts or Taxes, to pay or perform its other obligations when due, and, to the extent consistent with such business, use all reasonable efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, and others having business dealings with it. Depot shall promptly notify the other party of any material event or occurrence not in the ordinary course of business of Depot. Except as expressly contemplated by this Agreement, Depot shall not (and shall not permit any of its respective Subsidiaries to), without the written consent of Viking:

          (a) Accelerate, amend or change the period of exercisability or vesting of options or restricted stock granted under any employee stock plan of such party or authorize cash payments in exchange for any options granted under any of such plans except as required by the terms of such plans or any related agreements in effect as of the date of this Agreement;

          (b) Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock (other than a stock dividend or stock split as a result of which the Exchange Ratio is adjusted pursuant to Section 2.01(c)) or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or purchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service to such party;

          (c) Issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or securities convertible into shares of its capital stock, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than (i) the grant of options pursuant to Depot's Long Term Equity Incentive Plan as proposed to be amended in Depot's Proxy Statement dated April 23, 1998, (ii) the issuance of shares of Depot Common Stock pursuant to the exercise of options or convertible securities outstanding on the date of this Agreement; or (iii) issuances of shares of capital stock having a market value upon issuance of not more than $750,000,000 in the aggregate (other than in mergers, consolidations or other acquisitions of a substantial equity interest in or substantial portion of the assets of, or by any business or any corporation, partnership or other business organization or division, as to which this limitation shall not apply);

          (d) Sell, lease, license or otherwise dispose of any of its material properties or assets, except for transactions in the ordinary course of business and except for sales or dispositions to Subsidiaries or in connection with sale-leaseback transactions;

          (e) (i) Increase or agree to increase the compensation payable or to become payable to its officers, (ii) grant any additional severance or termination pay to, or enter into any employment or severance agreements with, any officers, (iii) establish, adopt, enter into or amend any bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, trust, fund, policy or arrangement for the benefit of any directors or officers except as referred to in Section 5.02(c) or as disclosed prior to the date of this Agreement;

          (f) Amend or propose to amend its charter or bylaws, except as contemplated by this Agreement; or

          (g) Take, or agree in writing or otherwise to take, any of the actions described in Sections (a) through (f) above.

     SECTION 5.03. Cooperation. Subject to compliance with applicable law, from the date hereof until the Effective Time, each of Depot and Viking shall confer on a regular and frequent basis with one or more representatives of the other party to report on the general status of ongoing operations and shall promptly provide the other party or its counsel with copies of all filings made by such party with any Governmental Entity in connection with this Agreement, the Merger and the transactions contemplated hereby and thereby.

                                  ARTICLE VI.

                             ADDITIONAL AGREEMENTS

     SECTION 6.01. No Solicitation. (a) Depot and Viking each shall not, directly or indirectly, through any officer, director, employee, financial advisor, representative or agent of such party (i) solicit, initiate, or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for an Alternative Transaction (as defined below) involving such party or any of its Subsidiaries (any of the foregoing inquiries or proposals being referred to in this Agreement as an "Acquisition Proposal"), (ii) engage in negotiations or discussions concerning, or provide any non-public information to any person or entity relating to, any Acquisition Proposal, or (iii) agree to or recommend any Acquisition Proposal;

provided, however, that nothing contained in this Agreement shall prevent Depot or Viking, or their respective Board of Directors, from (A) furnishing non-public information to, or entering into discussions or negotiations with, any person or entity in connection with an unsolicited bona fide written Acquisition Proposal by such person or entity or recommending an unsolicited bona fide written Acquisition Proposal to the stockholders of such party, if and only to the extent that (1) the Board of Directors of such party believes in good faith (after consultation with its financial advisor) that such Acquisition Proposal is reasonably capable of being completed on the terms proposed and, after taking into account the strategic benefits anticipated to be derived from the Merger and the long-term prospects of Viking and Depot as a combined company, would, if consummated, result in a transaction more favorable than the transaction contemplated by this Agreement (any such more favorable Acquisition Proposal being referred to in this Agreement as a "Superior Proposal") and the Board of Directors of such party determines in good faith after consultation with outside legal counsel that failure to take such action would be reasonably likely to constitute a breach of the fiduciary duties of such Board of Directors to stockholders under applicable law, (2) prior to furnishing such non-public information to, or entering into discussions or negotiations with, such person or entity, such Board of Directors receives from such person or entity an executed confidentiality agreement with terms no less favorable to such party than those contained in the Agreement dated March 9, 1998 between Depot and Viking (the "Confidentiality Agreement"), and (3) prior to furnishing such non-public information or providing access to the properties, books or records of such party, such party has complied with the provisions of Section 6.01(b); or (B) complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal.

     (b) Depot and Viking shall each notify the other party immediately after receipt by Depot or Viking (or their advisors) of any Acquisition Proposal or any request for nonpublic information in connection with an Acquisition Proposal or for access to the properties, books or records of such party by any person or entity that informs such party that it is considering making, or has made, an Acquisition Proposal. Such notice shall be made orally and in writing and shall indicate in reasonable detail the identity of the offeror and the terms and Conditions of such proposal, inquiry or contact. Such party shall, to the extent permitted by law, continue to keep the other party hereto informed, on a current basis, of the status of any such discussions or negotiations and the terms being discussed or negotiated.

     SECTION 6.02. Proxy Statement/Prospectus; Registration Statement. (a) As promptly as practicable after the execution of this Agreement, Depot and Viking shall prepare and file with the SEC the Joint Proxy Statement, and Depot shall prepare and file with the SEC the Registration Statement, in which the Joint Proxy Statement will be included as a prospectus, provided that Depot may delay the filing of the Registration Statement until approval of the Joint Proxy Statement by the SEC. Depot and Viking shall use all reasonable efforts to cause the Registration Statement to become effective as soon after such filing as practicable. The Joint Proxy Statement, and any amendment or supplement thereto, shall include the recommendation of the Board of Directors of Viking in favor of this Agreement and the Merger and the recommendation of the Board of Directors of Depot in favor of the issuance of shares of Depot Common Stock pursuant to the Merger; provided that the Board of Directors of Viking may withdraw such recommendation if (but only if) (i) the Board of Directors of Viking has received a Superior Proposal, and (ii) such Board of Directors upon advice of its outside legal counsel determines that it is reasonably likely that a failure to recommend such Superior Proposal would constitute a breach of its fiduciary duties under applicable law, and the Board of Directors of Depot may withdraw such recommendation if (but only if) (i) the Board of Directors of Depot has received a Superior Proposal, and (ii) such Board of Directors upon advice of its outside legal counsel determines that it is reasonably likely that a failure to recommend such Superior Proposal would constitute a breach of its fiduciary duties under applicable law.

     (b) Depot and Viking shall make all necessary filings with respect to the Merger under the Securities Act, the Exchange Act, applicable state blue sky laws and the rules and regulations thereunder.

     SECTION 6.03. NYSE Listing and Nasdaq Quotation. Viking agrees to continue the quotation of Viking Common Stock on the Nasdaq National Market during the term of this Agreement. Depot agrees to continue the listing of Depot Common Stock on the NYSE during the term of this Agreement.

     SECTION 6.04. Access to Information. Upon reasonable notice, Viking and Depot shall each (and shall cause each of their respective Subsidiaries to) afford to the officers, employees, accountants, counsel and other representatives of the other, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, each of Viking and Depot shall (and shall cause each of their respective Subsidiaries to) furnish promptly to the other (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws and (b) all other information concerning its business, properties and personnel as such other party may reasonably request. Unless otherwise required by law, the parties will hold any such information which is nonpublic in confidence in accordance with the Confidentiality Agreement. No information or knowledge obtained in any investigation pursuant to this Section 6.04 shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the parties to consummate the Merger.

     SECTION 6.05. Stockholders Meetings. (a) Viking and Depot each shall call a meeting of its respective stockholders to be held as promptly as practicable for the purpose of voting, in the case of Viking, upon this Agreement and the Merger and, in the case of Depot, upon the issuance of shares of Depot Common Stock pursuant to the Merger (the "Depot Voting Proposal"). Subject to Section 6.02(a), Depot and Viking shall use all reasonable efforts to solicit proxies in favor of such matters. Depot and Viking shall coordinate and cooperate with respect to the timing of such meetings and shall use their best efforts to hold such meetings on the same day and as soon as practicable after the date hereof. The Viking stockholder vote required for the approval of the Agreement and Merger shall be a majority of the shares of Viking Common Stock outstanding on the record date for the meeting. The Depot stockholder vote required for approval of the Depot Voting Proposal shall be a majority of the shares of Depot Common Stock present or represented at a meeting of stockholders at which a quorum is present.

     (b) Depot may also submit additional routine proposals to its stockholders at the Depot Stockholders' Meeting, separate from the proposal referred to in
Section 6.05(a), provided that Depot shall consult with Viking as to the submission of such proposals. The approval by Depot's stockholders of such additional proposals shall not be a condition to the closing of the Merger under this Agreement.

     SECTION 6.06. Legal Conditions to Merger. (a) Viking and Depot shall each use their best efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary and proper under applicable law to consummate and make effective the transactions contemplated hereby as promptly as practicable, (ii) obtain from any Governmental Entity or any other third party any consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained or made by Viking or Depot or any of their Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby including, without limitation, the Merger, and (iii) as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Securities Act and the Exchange Act, and any other applicable federal or state securities laws, (B) the HSR Act and any related governmental request thereunder, and (C) any other applicable law. Viking and Depot shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith. Viking and Depot shall use their best efforts to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable law (including all information required to be included in the Joint Proxy Statement and the Registration Statement) in connection with the transactions contemplated by this Agreement.

     (b) Depot and Viking agree, and shall cause each of their respective Subsidiaries, to cooperate and to use their respective best efforts to obtain any government clearances or approvals required for Closing under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other Federal, state or foreign law or, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade (collectively, "Antitrust Laws"), to respond to any government requests for information under any Antitrust Law, and to contest and resist any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) (an "Order") that restricts, prevents or prohibits the consummation of the Merger or any other transactions contemplated by this Agreement under any Antitrust Law. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any Antitrust Law. Notwithstanding anything to the contrary in this Section 6.06, neither Depot nor any of its Subsidiaries shall be required to divest any of their respective businesses, product lines or assets, or to take or agree to take any other action or agree to any limitation, that could reasonably be expected to have a material adverse effect on Depot or on Depot combined with Viking after the Effective Time.

     (c) Each of Viking and Depot shall give (or shall cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, their best efforts to obtain any third party consents related to or required in connection with the Merger that are (A) necessary to consummate the transactions contemplated hereby, (B) disclosed or required to be disclosed in the Viking Disclosure Schedule or the Depot Disclosure Schedule, as the case may be, or (C) required to prevent a Viking Material Adverse Effect or a Depot Material Adverse Effect from occurring prior to or after the Effective Time.

     SECTION 6.07. Public Disclosure. Depot and Viking shall agree on the form and content of the initial joint press release regarding the transactions contemplated hereby, and thereafter shall consult with each other before issuing any press release or otherwise making any public statement with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law.

     SECTION 6.08. Tax-Free Reorganization. Depot and Viking shall each use its best efforts to cause the Merger to be treated as a reorganization within the meaning of Section 368(a) of the Code, such that a holder of Viking Common Stock will not recognize gain for income tax purposes as a result of the Merger unless and to the extent such holder receives consideration other than Depot Common Stock and Depot Rights pursuant to the Merger.

     SECTION 6.09. Pooling Accounting. From and after the date hereof and until the Effective Time, neither Viking nor Depot, nor any of their respective Subsidiaries or other Affiliates shall knowingly take any action, or knowingly fail to take any action, that is reasonably likely to jeopardize the treatment of the Merger as a pooling of interests for accounting purposes.

     SECTION 6.10. Affiliate Agreements. Upon the execution of this Agreement, Depot and Viking will provide each other with a list of those persons who are, in Depot's or Viking's respective reasonable judgment, "affiliates" of Depot or Viking, respectively, within the meaning of Rule 145 (each such person who is an "affiliate" of Depot or Viking within the meaning of Rule 145 is referred to as an "Affiliate") promulgated under the Securities Act ("Rule 145"). Depot and Viking shall provide each other such information and documents as Viking or Depot shall reasonably request for purposes of reviewing such list and shall notify the other party in writing regarding any change in the identity of its Affiliates prior to the Closing Date. Viking and Depot shall each use its best efforts to deliver or cause to be delivered to each other by June 15, 1998 (and in any case prior to the Effective Time) from each of its Affiliates, an executed Affiliate Agreement, in form and substance satisfactory to Depot and Viking, by which each Affiliate of Viking agrees to comply with the applicable requirements of Rule 145 and such requirements as may be necessary for the Merger to be treated as a pooling of interests for accounting purposes and each Affiliate of Depot agrees to comply with such requirements as may be necessary for the Merger to be treated as a pooling of interests for accounting purposes (an "Affiliate Agreement"). Depot shall be entitled to place appropriate legends on the certificates evidencing any Depot Common Stock to be received by such Affiliates of Viking pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the Depot Common Stock, consistent with the terms of the Affiliate Agreements (provided that such legends or stop transfer instructions shall be removed, two years after the Effective Date, upon the request of any stockholder that is not then an Affiliate of Depot).

     SECTION 6.11. NYSE Listing. Depot shall use its best efforts to cause the shares of Depot Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date.

     SECTION 6.12. Stock Plans. (a) At the Effective Time, each outstanding option to purchase shares of Viking Common Stock (a "Viking Stock Option") under the Viking Stock Plans, whether vested or unvested, shall constitute an option to acquire, on the same terms and conditions as were applicable under such Viking Stock Option, the same number of shares of Depot Common Stock as the holder of such Viking Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Time (rounded downward to the nearest whole number), at a price per share (rounded upward to the nearest whole cent) equal to (y) the aggregate exercise price for the shares of Viking Common Stock purchasable pursuant to such Viking Stock Option immediately prior to the Effective Time divided by (z) the number of full shares of Depot Common Stock deemed purchasable pursuant to such Viking Stock Option in accordance with the foregoing.

     (b) As soon as practicable after the Effective Time, Depot shall deliver to the participants in Viking Stock Plans appropriate notice setting forth such participants' rights pursuant thereto and the grants pursuant to Viking Stock Plans shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 6.12 after giving effect to the Merger).

     (c) Depot shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Depot Common Stock for delivery under Viking Stock Plans assumed in accordance with this Section 6.12. As soon as practicable after the Effective Time, Depot shall file a registration statement on Form S-8 (or any successor or other appropriate forms), or another appropriate form with respect to the shares of Depot Common Stock subject to such options and shall use its best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.

     (d) The Board of Directors of Viking shall, prior to or as of the Effective Time, take all necessary actions, if any, pursuant to and in accordance with the terms of the Viking Stock Plans and the instruments evidencing the Viking Stock Options, to provide for the conversion of the Viking Stock Options into options to acquire Depot Common Stock in accordance with this Section 6.12, and that no consent of the holders of the Viking Stock Options is required in connection with such conversion.

     (e) The shares of Viking Common Stock awarded, issued and outstanding under the Viking Long Term Stock Incentive Plan shall be converted into Depot Common Stock on the Effective Date as provided in Article II of this Agreement and shall remain subject to restriction and forfeiture and to the lapse or expiration of such restrictions and risk of forfeiture on the terms and conditions provided in the agreements under which such shares were awarded and issued. Such agreements shall remain in full force and effect in accordance with these terms after the Effective Date

     SECTION 6.13. Brokers or Finders. Each of Depot and Viking represents, as to itself, its Subsidiaries and its Affiliates, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement except Merrill Lynch, Pierce, Fenner & Smith Incorporated and SBC Warburg Dillon Read Inc. whose fees and expenses will be paid by Viking in accordance with Viking's agreements with such firms, and Peter J. Solomon Company Limited, whose fees and expenses will be paid by Depot in accordance with Depot's agreement with such firm. Each of Depot and Viking agrees to indemnify and hold the other harmless from and against any and all claims, liabilities or obligations with respect to any such fees, commissions or expenses asserted by any person on the basis of any act or statement alleged to have been made by such party or any of its Affiliates.

     SECTION 6.14. Indemnification. (a) From and after the Effective Time, Depot agrees that it will, and will cause the Surviving Corporation to, indemnify and hold harmless each present and former director and officer of Viking (the "Indemnified Parties"), against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities or amounts paid in settlement (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that Viking would have been permitted under California law and its articles of incorporation or bylaws in effect on the date hereof to indemnify such Indemnified Party (and Depot and the Surviving Corporation shall also advance expenses as incurred to the fullest extent permitted under applicable law, provided the Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Indemnified Party is not entitled to indemnification).

     (b) For a period of six years after the Effective Time, Depot shall cause the Surviving Corporation to maintain (to the extent available in the market) in effect a directors' and officers' liability insurance policy covering those persons who are currently covered by Viking's directors' and officers' liability insurance policy (a copy of which has been heretofore delivered to Depot) with coverage in amount and scope at least as favorable as Viking's existing coverage; provided, that in no event shall Depot or the Surviving Corporation be required to expend in excess of 250% of the annual premium currently paid by Viking for such coverage (the "Current Premium") (which Current Premium does not exceed $135,000); and if such premium would at any time exceed 250% of the Current Premium, then the Surviving Corporation shall maintain insurance policies which provide the maximum and best coverage available at an annual premium equal to 250% of the Current Premium.

     (c) The provisions of this Section 6.14 are intended to be an addition to the rights otherwise available to the current and former officers and directors of Viking by law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

     SECTION 6.15. Letter of Depot's Accountants. Depot shall use reasonable best efforts to cause to be delivered to Viking and Depot a letter of Deloitte & Touche LLP, Depot's independent auditors, dated a date within two business days before the date on which the Registration Statement shall become effective and addressed to Viking, in form reasonably satisfactory to Viking and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement. In connection with Viking's efforts to obtain such letter, if requested by Deloitte & Touche, Depot shall provide a representation letter to Deloitte & Touche LLP complying with SAS 72, if then required.

     SECTION 6.16. Letter of Viking's Accountants. Viking shall use reasonable best efforts to cause to be delivered to Depot and Viking a letter of Deloitte & Touche LLP, Viking's independent auditors, dated a date within two business days before the date on which the Registration Statement shall become effective and addressed to Depot, in form reasonably satisfactory to Depot and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement. In connection with Depot's efforts to obtain such letter, if requested by Deloitte & Touche, Viking shall provide a representation letter to Deloitte & Touche complying with the SAS 72, if then required.

     SECTION 6.17. Stock Option Agreements. Viking and Depot each agrees to fully perform their respective obligations under the Stock Option Agreements.

     SECTION 6.18. Benefit Plans. Depot agrees that, during the period commencing at the Effective Time and ending December 31, 1999, the employees of Viking and its Subsidiaries will continue to be provided with benefits under health insurance, vision care, life insurance, employee assistance programs, flexible spending accounts, disability, vacation, holiday, profit-sharing, section 401(k), dental and sick pay plans and stock option plans which are no less favorable than those currently provided by Viking and its Subsidiaries to such employees.

     SECTION 6.19. Rights Plan. The Board of Directors of Viking has amended the Viking Rights Plan, and shall take all further action (in addition to that referred to in Section 3.22) reasonably requested in writing by Depot, in order to render the Viking Rights Plan inapplicable to the Merger and the other transactions contemplated by this Agreement and the Stock Option Agreements to the extent provided herein. Except as provided above with respect to the Merger and other transactions contemplated by this Agreement and the Stock Option Agreements, the Board of Directors of Viking shall not, without the consent of Depot (a) amend the Viking Rights Plan or (b) take any action with respect to, or make any determination under, the Viking Rights Plan, including a redemption of the Viking Rights or any action to facilitate an Acquisition Proposal (except as otherwise permitted by this Agreement).

                                  ARTICLE VII.

                              CONDITIONS TO MERGER

     SECTION 7.01. Conditions to Each Party's Obligation To Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction or waiver prior to the Closing Date of the following conditions:

          (a) Stockholder Approval. This Agreement and the Merger shall have been approved and adopted by the affirmative vote of the holders of a majority of the outstanding shares of Viking Common Stock and the Depot Voting Proposal shall have been approved by the affirmative vote of the holders of a majority of the shares of Depot Common Stock present or represented at the Depot Stockholders' Meeting at which a quorum is present.

          (b) Regulatory Approvals. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated, and approvals and/or clearances shall have been obtained from (or decisions indicating no objections to the Merger or other indications to that effect satisfactory to Depot shall have been made by) the European Commission (if applicable) and under any other antitrust or competition law applicable to any significant operations.

          (c) Approvals. Other than the filing provided for by Section 1.02, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity the failure of which to file, obtain or occur is reasonably likely to have a Depot Material Adverse Effect or Viking Material Adverse Effect shall have been filed, been obtained or occurred.

          (d) Registration Statement. The Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

          (e) No Injunctions. No Governmental Entity or federal, state or foreign court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Order or statute, rule, regulation which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

          (f) Pooling Letters. Depot and Viking shall have received a letter from Deloitte & Touche LLP, addressed to Depot regarding its concurrence with Depot's management conclusions, as to the appropriateness of the pooling of interests accounting, under Accounting Principles Board Opinion No. 16 for the Merger, as contemplated to be effected as of the date of the letter, it being agreed that Depot and Viking shall each provide reasonable best cooperation to Deloitte & Touche LLP to enable them to issue such a letter.

          (g) NYSE. The shares of Depot Common Stock to be issued in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

          (h) Dissenting Shares. Effective demands for payment under Chapter 13 of the General Corporation Law of California shall not have been received by Viking with respect to more than 7.5% of the outstanding shares of Viking Common Stock.

     SECTION 7.02. Additional Conditions to Obligations of Depot and Sub. The obligations of Depot and Sub to effect the Merger are subject to the satisfaction of each of the following conditions, any of which may be waived in writing exclusively by Depot and Sub:

          (a) Representations and Warranties. The representations and warranties of Viking set forth in this Agreement shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except for, (i) changes contemplated by this Agreement and (ii) where the failures to be true and correct, individually or in the aggregate, have not had and are not reasonably likely to have a Viking Material Adverse Effect or a material adverse effect upon the consummation of the transactions contemplated hereby; and Depot shall have received a certificate signed on behalf of Viking by the chief executive officer and the chief financial officer of Viking to such effect.

          (b) Performance of Obligations of Viking. Viking shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date; and Depot shall have received a certificate signed on behalf of Viking by the chief executive officer and the chief financial officer of Viking to such effect.

          (c) Tax Opinion. Depot shall have received a written opinion from Simpson Thacher & Bartlett, counsel to Depot, to the effect that the Merger will be treated for Federal income tax purposes as a tax-free reorganization within the meaning of Section 368(a) of the Code; provided that if Simpson Thacher & Bartlett does not render such opinion, this condition shall nonetheless be deemed satisfied if Latham & Watkins renders such opinion to Depot (it being agreed that Depot and Viking shall each provide reasonable cooperation to Latham & Watkins or Simpson Thacher & Bartlett, as the case may be, to enable them to render such opinion).

     SECTION 7.03. Additional Conditions to Obligations of Viking. The obligation of Viking to effect the Merger is subject to the satisfaction of each of the following conditions, any of which may be waived, in writing, exclusively by Viking:

          (a) Representations and Warranties. The representations and warranties of Depot and Sub set forth in this Agreement shall be true and correct as of the date of this Agreement and (except to the extent such representations speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except for, (i) changes contemplated by this Agreement and (ii) where the failures to be true and correct, individually or in the aggregate, have not had and are not reasonably likely to have a Depot Material Adverse Effect or a material adverse effect upon the consummation of the transactions contemplated hereby; and Viking shall have received a certificate signed on behalf of Depot by the chief executive officer and the chief financial officer of Depot to such effect.

          (b) Performance of Obligations of Depot and Sub. Depot and Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date; and Viking shall have received a certificate signed on behalf of Depot by the chief executive officer and the chief financial officer of Depot to such effect.

          (c) Tax Opinion. Viking shall have received the opinion of Latham & Watkins, counsel to Viking, to the effect that the Merger will be treated for Federal income tax purposes as a tax-free reorganization within the meaning of Section 368(a) of the Code; provided that if Latham & Watkins does not render such opinion, this condition shall nonetheless be deemed satisfied if Simpson Thacher & Bartlett renders such opinion to Viking (it being agreed that Depot and Viking shall each provide reasonable cooperation to Latham & Watkins or Simpson Thacher & Bartlett, as the case may be, to enable them to render such opinion).

                                 ARTICLE VIII.

                           TERMINATION AND AMENDMENT

     SECTION 8.01. Termination. This Agreement may be terminated at any time prior to the Effective Time (with respect to Sections 8.01(b) through 8.01(g), by written notice by the terminating party to the other party), whether before or after approval of the matters presented in connection with the Merger by the stockholders of Viking or Depot:

          (a) by mutual written consent of Depot and Viking; or

          (b) by either Depot or Viking if the Merger shall not have been consummated by November 30, 1998 (provided that either Depot or Viking may extend such date to February 28, 1999 by providing written notice thereof to the other party on or prior to November 30, 1998). November 30, 1998, as it may be so extended, shall be referred to herein as the "Outside Date" (provided that the right to terminate this Agreement under this Section 8.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date); or

          (c) by either Depot or Viking if a court of competent jurisdiction or other Governmental Entity shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; or

          (d) by Depot, if, at the Viking Stockholders' Meeting (including any adjournment or postponement), the requisite vote of the stockholders of Viking in favor of this Agreement and the Merger shall not have been obtained; or by Viking if, at the Depot Stockholders' Meeting (including any adjournment or postponement), the requisite vote of the stockholders of Depot in favor of the Depot Voting Proposal shall not have been obtained; or

          (e) by Depot, if (i) the Board of Directors of Viking shall have withdrawn or modified its recommendation of this Agreement or the Merger or such Board shall have resolved to do so; (ii) after the receipt by Viking of an Acquisition Proposal, Depot requests in writing that the Board of Directors of Viking reconfirm its recommendation of this Agreement or the Merger and the Board of Directors of Viking fails to do so within 10 business days after its receipt of Depot's request; (iii) the Board of Directors of Viking shall have recommended to the stockholders of Viking an Alternative Transaction (as defined in Section 8.03(g)) or such Board shall have resolved to do so; (iv) a tender offer or exchange offer for 25% or more of the outstanding shares of Viking Common Stock is commenced (other than by Depot or an Affiliate of Depot) and the Board of Directors of Viking recommends that the stockholders of Viking tender their shares in such tender or exchange offer or the Board of Directors fails to recommend that stockholders reject such tender or exchange offer within 10 business days after receipt of Depot's request to do so; or (v) for any reason Viking fails to call and hold the Viking Stockholders' Meeting by the Outside Date (provided that Depot's right to terminate this Agreement under such clause (v) shall not be available if at such time Viking would be entitled to terminate this Agreement under Section 8.01(g)); or

          (f) by Viking, if (i) the Board of Directors of Depot shall have withdrawn or modified its recommendation of the Depot Voting Proposal or such Board shall have resolved to do so; (ii) after the receipt by Depot of an Acquisition Proposal, Viking requests in writing that the Board of Directors of Depot reconfirm its recommendation of the Depot Voting Proposal and the Board of Directors of Depot fails to do so within 10 business days after its receipt of Viking's request; (iii) the Board of Directors of Depot shall have recommended to the stockholders of Depot an Alternative Transaction (as defined in Section 8.03(g)) or such Board shall have resolved to do so; (iv) a tender offer or exchange offer for 25% or more of the outstanding shares of Depot Common Stock is commenced (other than by Viking or an Affiliate of Viking) and the Board of Directors of Depot recommends that the stockholders of Depot tender their shares in such tender or exchange offer or the Board of Directors fails to recommend that stockholders reject such tender or exchange offer within 10 business days after receipt of Viking's request to do so; or (v) for any reason Depot fails to call and hold the Depot Stockholders' Meeting by the Outside Date (provided that Viking's right to terminate this Agreement under such clause (v) shall not be available if at such time Depot would be entitled to terminate this Agreement under Section 8.01(g)); or

          (g) by Depot or Viking, if there has been a breach of any representation, warranty, covenant or agreement on the part of the other party set forth in this Agreement, which breach (i) causes the conditions set forth in Section 7.02(a) or (b) (in the case of termination by Depot) or 7.03(a) or (b) (in the case of termination by Viking) not to be satisfied, and (ii) shall not have been cured within 20 business days following receipt by the breaching party of written notice of such breach from the other party.

     SECTION 8.02. Effect of Termination. In the event of termination of this Agreement as provided in Section 8.01, this Agreement shall immediately become void and there shall be no liability or obligation on the part of Depot, Viking, Sub or their respective officers, directors, stockholders or Affiliates, except as set forth in Sections 6.13 and 8.03; provided that any such termination shall not limit liability for any willful breach of this Agreement; and provided further that, the provisions of Sections 6.13 and 8.03, of this Agreement, the Stock Option Agreements and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement.

     SECTION 8.03. Fees and Expenses. (a) Except as set forth in this Section 8.03, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated, except that each of Depot and Viking will bear and pay one-half of the costs and expenses incurred in connection with the filing, printing and mailing of the Joint Proxy Statement (including SEC filing fees).

     (b) Viking shall pay Depot up to $5,000,000 as reimbursement for expenses of Depot actually incurred relating to the transactions contemplated by this Agreement prior to termination (including, but not limited to, fees and expenses of Depot's counsel, accountants and financial advisors, but excluding any discretionary fees paid to such financial advisors), upon the termination of this Agreement by Depot pursuant to (i) Section 8.01(d) as a result of the failure to receive the requisite vote for approval of this Agreement and the Merger by the stockholders of Viking at the Viking Stockholders' Meeting (other than in the circumstances set forth in Section 8.03(c)(i)) or (ii) Section 8.01(b) or Section 8.01(g) as a result of the failure to satisfy the condition set forth in Section 7.02(a).

     (c) Upon the earliest to occur of the following events:

          (i) the termination of this Agreement by Depot pursuant to Section 8.01(d), if prior to the Viking Stockholders' Meeting a proposal for an Alternative Transaction (as defined below) reasonably capable of being performed involving Viking or which is a Superior Proposal shall have been made; or

          (ii) the termination of this Agreement by Depot pursuant to Section 8.01(e), Viking shall pay to Depot a termination fee of $30,000,000 and, in the event an Alternative Transaction involving Viking is consummated within 12 months after such termination, Viking shall pay to Depot an additional fee of $50,000,000.

     Viking's payment of a termination fee pursuant to this subsection shall be the sole and exclusive remedy of Depot against Viking and any of its Subsidiaries and their respective directors, officers, employees, agents, advisors or other representatives with respect to the occurrences giving rise to such payment (other than as set forth in the Viking Stock Option Agreement); provided such limit shall not limit liability for a willful breach of this Agreement.

     (d) Depot shall pay Viking up to $5,000,000 as reimbursement for expenses of Viking actually incurred relating to the transactions contemplated by this Agreement prior to termination (including, but not limited to, fees and expenses of Viking's counsel, accountants and financial advisors, but excluding any discretionary fees paid to such financial advisors), upon the termination of this Agreement by Viking pursuant to (i) Section 8.01(d) as a result of the failure to receive the requisite vote for approval of the Depot Voting

Proposal by the stockholders of Depot at the Depot Stockholders' Meeting (other than in the circumstances set forth in Section 8.03(e)(i)) or (ii) Section 8.01(b) or Section 8.01(g) as a result of the failure to satisfy the condition set forth in Section 7.03(a).

     (e) Upon the earliest to occur of the following events:

          (i) the termination of this Agreement by Viking pursuant to Section 8.01(d), if prior to the Depot Stockholders' Meeting a proposal for an Alternative Transaction (as defined below) reasonably capable of being performed involving Depot or which is a Superior Proposal shall have been made; or

          (ii) the termination of this Agreement by Viking pursuant to Section 8.01(f),

Depot shall pay to Viking a termination fee of $30,000,000 and, in the event an Alternative Transaction involving Depot is consummated within 12 months after such termination, Depot shall pay to Viking an additional fee of $50,000,000.

     Depot's payment of a termination fee pursuant to this subsection shall be the sole and exclusive remedy of Viking against Depot and any of its Subsidiaries and their respective directors, officers, employees, agents, advisors or other representatives with respect to the occurrences giving rise to such payment (other than as set forth in the Depot Stock Option Agreement); provided such limit shall not limit liability for a willful breach of this Agreement.

     (f) The expenses and fees, if applicable, payable pursuant to Section 8.03(b), 8.03(c), 8.03(d) or 8.03(e) shall be paid within one business day after the first to occur of the events described in Section 8.03(b), 8.03(c)(i) or
(ii), 8.03(d) or 8.03(e)(i) or (ii).

     (g) As used in this Agreement, "Alternative Transaction" means either (i) a transaction pursuant to which any person (or group of persons) other than Depot or Viking or their respective affiliates (a "Third Party"), acquires more than 25% of the outstanding shares of Viking Common Stock or Depot Common Stock, as the case may be, pursuant to a tender offer or exchange offer or otherwise, (ii) a merger or other business combination involving Depot or Viking pursuant to which any Third Party acquires more than 25% of the outstanding shares of Viking Common Stock or Depot Common Stock, as the case may be, or the entity surviving such merger or business combination, (iii) any other transaction pursuant to which any Third Party acquires control of assets (including for this purpose the outstanding equity securities of Subsidiaries of Depot or Viking, and the entity surviving any merger or business combination including any of them) of Depot or Viking having a fair market value (as determined by the Board of Directors of Depot or Viking, as the case may be, in good faith) equal to more than 25% of the fair market value of all the assets of Depot or Viking, as the case may be, and its Subsidiaries, taken as a whole, immediately prior to such transaction, or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

     SECTION 8.04. Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of Viking or of Depot, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     SECTION 8.05. Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

                                  ARTICLE IX.

                                 MISCELLANEOUS

     SECTION 9.01.  Nonsurvival of Representations, Warranties and
Agreements. None of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for the agreements contained in Sections 1.04, 2.01, 2.02, 6.08, 6.14, 6.17, 6.18 and Article IX, and the agreements of the Affiliates delivered pursuant to Section 6.10. The Confidentiality Agreement shall survive the execution and delivery of this Agreement.

     SECTION 9.02. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a) if to Depot or Sub, to

          Office Depot, Inc.
          2200 Old Germantown Road
          Delray Beach, Florida 33445
          Attn: Barry Goldstein, Executive Vice President
          Telecopy: (561) 266-1850

          with a copy to:

          Simpson Thacher & Bartlett
          425 Lexington Avenue
          New York, NY 10017
          Attn: John W. Carr, Esq.
          Telecopy: (212) 455-2502

        (b) if to Viking, to

           Viking Office Products, Inc.
           950 West 190th Street
           Torrance, California 90502
           Attn: Bruce Nelson, President
           Telecopy: (310) 324-2396

           with a copy to:

           Latham & Watkins
           701 B Street, Suite 2100
           San Diego, CA 92101-8197
           Attn: Hugh Steven Wilson, Esq.
           Telecopy: (619) 696-7419

     SECTION 9.03. Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation." The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases "the date of this Agreement," "the date hereof," and terms of similar import, unless the context otherwise requires, shall be deemed to refer to May 18, 1998.

     SECTION 9.04. Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     SECTION 9.05. Entire Agreement; No Third Party Beneficiaries. This Agreement (including the documents and the instruments referred to herein) (a) constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) except as provided in Section 6.14 are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder; provided that the Confidentiality Agreement shall remain in full force and effect until the Effective Time. Each party hereto agrees that, except for the representations and warranties contained in this Agreement, neither Viking nor Depot makes any other representations or warranties, and each hereby disclaims any other representations and warranties made by itself or any of its officers, directors, employees, agents, financial and legal advisors or other representatives, with respect to the execution and delivery of this Agreement, the documents and the instruments referred to herein, or the transactions contemplated hereby or thereby, notwithstanding the delivery or disclosure to the other or the other's representatives of any documentation or other information with respect to any one or more of the foregoing.

     SECTION 9.06. Governing Law. Except to the extent that the General Corporation Law of California shall govern the Merger, this Agreement shall be governed and construed in accordance with the laws of the State of Delaware without regard to any applicable conflicts of law.

     SECTION 9.07. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     IN WITNESS WHEREOF, Depot, Sub and Viking have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                          Office Depot, Inc.

                                          By: /s/ David I. Fuente
                                            ------------------------------------
                                          Title: Chairman of the Board

                                          By: /s/ Barry J. Goldstein
                                            ------------------------------------
                                          Title: Secretary

                                          VK Acquisition Corp.

                                          By: /s/ David I. Fuente
                                            ------------------------------------
                                          Title: President

                                          By: /s/ Barry J. Goldstein
                                            ------------------------------------
                                          Title: Secretary

                                          Viking Office Products, Inc.

                                          By: /s/ Irwin Helford
                                            ------------------------------------
                                          Title: Chairman of the Board

                                          By: /s/ Charlotte Wiethoff
                                            ------------------------------------
                                          Title: Secretary

                                   SCHEDULE I

                                   DIRECTORS

                                 Irwin Helford
                                M. Bruce Nelson
                                Lee A. Ault III
                                Neil R. Austrian
                             ---------------------

                          CORPORATE EXECUTIVE OFFICERS

                                 Irwin Helford
                                M. Bruce Nelson
                             ---------------------

                               OPERATING OFFICERS

                                   Mark Brown
                                   Mark Muir
                                 Graham Cundick
                                  Ron Weissman
                               Charlotte Wiethoff
                                 Doug Ramsdale
                                    Fred Abt

                                                                        ANNEX II

                  OPINION OF PETER J. SOLOMON COMPANY LIMITED

                                                                    May 18, 1998

Board of Directors
Office Depot, Inc.
2200 Old Germantown Road
Delray Beach, Florida 33445

Lady and Gentlemen:

     We understand that Office Depot, Inc. ("Office Depot") has entered into an Agreement and Plan of Merger (the "Agreement"), dated as of May 18, 1998, by and among Office Depot, VK Acquisition Corp., a wholly owned direct subsidiary of Office Depot ("Merger Sub"), and Viking Office Products, Inc. ("Viking") pursuant to which Merger Sub will be merged with and into Viking (the "Merger") and Viking will continue as the surviving corporation and a wholly owned subsidiary of Office Depot. Subject to the terms and conditions of the Agreement, each issued and outstanding share of Viking's common stock, no par value ("Viking Common Stock") will be converted into and represent the right to receive 1.00 shares (the "Exchange Ratio") of common stock, par value $0.01 per share, of Office Depot ("Office Depot Common Stock").

     You have asked us to advise you with respect to the fairness of the Exchange Ratio to Office Depot from a financial point of view.

     For purposes of the opinion set forth herein, we have:

          (i) reviewed certain publicly available financial statements and other information of Office Depot and Viking, respectively;

          (ii) reviewed certain internal financial statements and other financial and operating data concerning Office Depot and Viking prepared by the management of Office Depot and Viking, respectively;

          (iii) reviewed certain financial projections for Office Depot and Viking, including estimates of certain potential benefits of the proposed Merger, prepared by the management of Office Depot and Viking, respectively;

          (iv) discussed the past and current operations, financial condition and prospects of Office Depot and Viking, including the strategic rationale for the Merger, with management of Office Depot and Viking, respectively;

          (v) reviewed the reported prices and trading activity of Office Depot Common Stock and Viking Common Stock;

          (vi) compared the financial performance and condition of Office Depot and Viking and the reported prices and trading activity of Office Depot Common Stock and Viking Common Stock with that of certain other companies the equity securities of which are publicly traded;

          (vii) reviewed publicly available information regarding the financial terms of certain recent transactions in the office supply industry and in other industries generally;

          (viii) participated in certain discussions among representatives of each of Office Depot and Viking;

          (ix) reviewed the Agreement; and

          (x) performed such other analyses as we have deemed appropriate.

     We have assumed and relied upon the accuracy and completeness of the information reviewed by us for the purposes of this opinion and we have not assumed any responsibility for independent verification of such information. With respect to the financial projections, including the estimates made by Office Depot's and Viking's management of certain potential benefits of the proposed Merger, we have assumed that the financial projections were reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of Office Depot and Viking, respectively. We have not made an independent valuation or appraisal of the assets or liabilities of Office Depot or Viking, nor have we been furnished with any such valuation or appraisal. We have assumed that the Merger will be accounted for as a pooling of interests for accounting purposes. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of May 15, 1998.

     We have acted as financial advisor to Office Depot in connection with this transaction and will receive a fee for our services, portions of which are contingent upon closing of the Merger and the delivery of this opinion. In the past, we have provided financial advisory services to Office Depot and have received fees for rendering these services.

     Our advisory services and the opinion expressed herein are provided solely for the information and assistance of the Board of Directors of Office Depot and are not on behalf of and are not intended to confer rights or remedies upon any other entity or persons, and may not be used for any other purpose without our prior written consent. This letter does not constitute a recommendation to any holder of Office Depot Common Stock as to how any such holder should vote on the issuance of Office Depot Common Stock in the Merger.

     Based on, and subject to, the foregoing, we are of the opinion that on the date hereof, the Exchange Ratio is fair to Office Depot from a financial point of view.

                                          Very truly yours,

                                          PETER J. SOLOMON COMPANY LIMITED

                                                                       ANNEX III

         OPINION OF MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

                                                                    May 17, 1998

Board of Directors
Viking Office Products, Inc.
950 West 190th Street
Torrance, California 90502

Ladies and Gentlemen:

     Viking Office Products, Inc. (the "Company"), Office Depot, Inc. (the "Issuer") and a wholly owned subsidiary of the Issuer (the "Merger Sub") propose to enter into an agreement (the "Agreement") pursuant to which Merger Sub will be merged with the Company in a transaction (the "Merger") in which each outstanding share of the Company's common stock, no par value (the "Shares"), will be converted into the right to receive 1.00 share (the "Exchange Ratio") of the common stock of the Issuer, par value $.01 per share (the "Issuer Shares"). In connection with the Merger, the parties also propose to enter into option agreements (each an "Option Agreement") pursuant to which each of the Company and the Issuer have granted the other an option to purchase up to 19.9% of the outstanding shares of its common stock under certain circumstances, all as set forth more fully in the Option Agreements.

     You have asked us whether, in our opinion, the Exchange Ratio is fair to the shareholders of the Company from a financial point of view.

     In arriving at the opinion set forth below, we have, among other things:

          1. Reviewed certain publicly available business and financial information relating to the Company and the Issuer that we deemed relevant;

          2. Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company and the Issuer as well as the amount and timing of the cost savings and related expenses and synergies expected to result from the Merger (the "Expected Synergies"), furnished to us by the Company and the Issuer;

          3. Conducted discussions with members of senior management of the Company and the Issuer concerning the matters described in clauses (1) and
     (2) as well as their respective business and prospects, before and after giving effect to the Merger and the Expected Synergies;

          4. Reviewed the market prices and valuation multiples for the Shares and the Issuer Shares and compared them with those of certain publicly traded companies that we deemed relevant;

          5. Compared the results of operations of the Company and the Issuer with that of certain companies that we deemed relevant;

          6. Compared the proposed financial terms of the transactions contemplated by the Agreement with the financial terms of certain other mergers and acquisitions that we deemed relevant;

          7. Reviewed the potential pro forma impact of the Merger;

          8. Reviewed the Agreement;

          9. Reviewed the Option Agreements; and

          10. Reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

     In preparing our opinion, we have relied on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with us or reviewed by us or for us, or publicly available, and we
                                      III-1
have not assumed any responsibility for independently verifying such information or undertaken an independent appraisal of the assets or liabilities of the Company or the Issuer nor have we been furnished with any such appraisals. In addition, we have not assumed any obligation to conduct, nor have we conducted, any physical inspection of the properties or facilities of the Company or the Issuer. With respect to the financial forecasts and Expected Synergies furnished to us or discussed with us by the Company and the Issuer, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of the Company's or the Issuer's management as to the expected future financial performance of the Company or the Issuer, as the case may be, and the Expected Synergies. We have further assumed that the merger will qualify as a tax-free reorganization for United States federal income tax purposes and will be accounted for as a pooling-of-interests under generally accepted accounting principals. We have also assumed that the final terms of the Agreement and the Option Agreements will be substantially similar to the last drafts reviewed by us.

     Our opinion is necessarily based upon market, economic and other considerations as they exist and can be evaluated on, and on the information made available to us as of, the date hereof.

     In connection with the preparation of this opinion, we have not been authorized by the Company or the Board of Directors to solicit, nor have we solicited, third-party indications of interest for the acquisition of all or any part of the Company.

     We have acted as financial advisor to the Company in connection with the Merger and will receive fees for such services, a significant portion of which is contingent upon consummation of the Merger. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. We have, in the past, provided financial advisory services to the Company and financial advisory and financing services to the Issuer and may continue to do so and have received, and may receive, fees for the rendering of such services. In the ordinary course of our securities business, we may actively trade debt or equity securities of the Issuer and the Company for our own account and the accounts of our customers, and we therefore may from time to time hold a long or short position in such securities.

     This opinion is for the use and benefit of the Board of Directors of the Company. Our opinion does not address the merits of the underlying decision by the Company to engage in the Merger and does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote on the proposed Merger or any matter related thereto.

     We are not expressing any opinion as to the price at which the Issuer Shares will trade following the announcement or consummation of the Merger.

     On the basis of, and subject to the foregoing, we are of the opinion that, as of the date hereof, the Exchange Ratio is fair from a financial point of view to the shareholders of the Company.

                                          Very truly yours,

                                             MERRILL LYNCH, PIERCE, FENNER &
                                                   SMITH INCORPORATED

                                      III-2

                                                                        ANNEX IV

                    OPINION OF SBC WARBURG DILLON READ INC.

                                                                    May 17, 1998

Board of Directors
Viking Office Products, Inc.
950 West 190th Street
Torrance, CA 90502

Madam and Gentlemen:

     We understand that Viking Office Products, Inc. ("Viking" or the "Company"), Office Depot, Inc. ("Office Depot") and VK Acquisition Corp. ("Acquisition Corp.") have entered into an Agreement and Plan of Merger, dated May 17, 1998 (the "Merger Agreement"), which provides, among other things, for the merger (the "Merger") of Acquisition Corp. with and into Viking, as a result of which Viking will become a wholly owned subsidiary of Office Depot. In the Merger, each outstanding share of common stock, no par value (the "Common Stock"), of Viking (other than treasury shares or any shares held by Office Depot or any direct or indirect wholly owned subsidiary of Office Depot or as to which dissenters' rights have been perfected) will be converted into 1.00 shares (the "Exchange Ratio") of common stock, par value $0.01 per share, of Office Depot ("Office Depot Common Stock"). In connection with the Merger, Viking and Office Depot also propose to enter into a stock option agreement (the "Office Depot Option Agreement") pursuant to which Viking will grant Office Depot an option to acquire, under certain circumstances, a number of Viking Common Stock representing approximately 19.9% of the total Viking Common Stock outstanding, and a stock option agreement (the "Viking Option Agreement") pursuant to which Office Depot will grant Viking an option to acquire, under certain circumstances, a number of Office Depot Common Stock representing approximately 19.9% of the total Office Depot Common Stock outstanding. The terms and conditions of the Merger and of the option grants are more fully set forth in the Merger Agreement, the Office Depot Option Agreement and the Viking Option Agreement.

     You have requested our opinion as to whether, as of the date hereof, the Exchange Ratio offered to the holders of shares of Common Stock pursuant to the Merger Agreement is fair, from a financial point of view, to such holders.

     In arriving at our opinion, we have, among other things:

          (i) reviewed certain publicly available financial statements and other information of the Company and of Office Depot;

          (ii) reviewed certain internal financial and operating data concerning the Company prepared by the management of the Company, which were not publicly available;

          (iii) reviewed certain financial projections prepared by the management of the Company, which were not publicly available;

          (iv) discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company;

          (v) reviewed certain financial projections prepared by the management of Office Depot, which were not publicly available;

          (vi) discussed the past and current operations and financial condition and the prospects of Office Depot with senior executives of Office Depot;

          (vii) reviewed the reported prices and trading activity for the Common Stock and the Office Depot Common Stock;

          (viii) reviewed the prices and trading activity of the securities of certain other publicly traded companies considered by us to be generally comparable;

          (ix) discussed with the senior managements of the Company and Office Depot their respective views of the strategic rationale for the Merger and the benefits of the Merger to the Company;

          (x) reviewed the amount and timing of the cost savings and related expenses and synergies expected to result from the Merger (the "Expected Synergies"), furnished to us by the Company and Office Depot;

          (xi) reviewed the financial terms, to the extent publicly available, of certain acquisition transactions considered by us to be generally comparable;

          (xii) participated in discussions and negotiations among representatives of the Company and Office Depot and reviewed the Merger Agreement, the Viking Option Agreement and the Office Depot Option Agreement; and

          (xiii) conducted such other financial studies, analyses, and other investigations, and considered information as we have deemed necessary or appropriate.

     In connection with our review, with your consent, we have not assumed any responsibility for independent verification of any of the information reviewed by us for the purposes of this opinion, and have, with your consent, relied on its being complete and accurate in all material requests. With your consent, we have relied upon the assumptions of the management of Viking and Office Depot regarding the Expected Synergies. With your consent, we have assumed that the Merger will be treated as tax-free to both the Company and its stockholders and will be accounted for as a pooling-of-interest. With your consent, we have not made any independent valuation or appraisal of the assets or liabilities (contingent or otherwise) of the Company, nor have we been furnished with any such appraisals. With respect to the financial projections, estimates, pro forma effects and calculations of Expected Synergies provided to or otherwise reviewed by or discussed with us, we have assumed, with your consent, they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of the Company and Office Depot as to the future financial performance of the Company and Office Depot, respectively, and the Expected Synergies. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

     In connection with the preparation of this opinion, we have not been authorized by the Company or the Board of Directors of Viking to solicit, nor have we solicited, third-party indications of interest for the acquisition of all or any part of the Company.

     We have acted as financial advisor to the Board of Directors of Viking in connection with this transaction and will receive a fee for our services. In the past, SBC Warburg Dillon Read Inc., a subsidiary of Swiss Bank Corporation ("SBCWDR") and Dillon, Read & Co. Inc., the predecessor firm to SBCWDR, and their affiliates have provided financial advisory and financing services for Viking and have received fees for the rendering of these services. In addition, an executive of SBCWDR serves on the Board of Viking. In the ordinary course of business, SBCWDR, its employees, its successors and its affiliates may hold or have traded securities of Office Depot and/or Viking for their own accounts and, accordingly, may at any time hold a long or short position in such securities.

     Our opinion does not address the Company's underlying business decision to effect the Merger or constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Merger. Further, our opinion does not imply any conclusions as to the likely trading range for Office Depot Common Stock following the consummation of the Merger, which may vary depending on numerous factors which generally influence the prices of securities.

     Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio offered to the holders of shares of Common Stock of Viking, pursuant to the Merger Agreement is fair, from a financial point of view, to such holders.

                                          Very truly yours,

                                          SBC WARBURG DILLON READ INC.

                                                                         ANNEX V

                       CALIFORNIA GENERAL CORPORATION LAW

                                   CHAPTER 13
                               DISSENTERS' RIGHTS

SECTION 1300. RIGHT TO REQUIRE PURCHASE -- "DISSENTING SHARES" AND "DISSENTING SHAREHOLDER" DEFINED.

     (a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter.

     (b) As used in this chapter, "dissenting shares" means shares which come within all of the following descriptions:

          (1) Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner or Corporations under subdivision (o) of
     Section 25100 or (B) listed on the list of OTC margin stocks issued by the Board of Governors of the Federal Reserve System, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payments are filed with respect to five percent or more of the outstanding shares of that class.

          (2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or
     (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph
     (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

          (3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

          (4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

     (c) As used in this chapter, "dissenting shareholder" means the recordholder of dissenting shares and includes a transferee of record.

SECTION 1301.  DEMAND FOR PURCHASE.

     (a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and
(4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within ten days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder's right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

     (b) Any shareholder who has a right to require the corporation to purchase the shareholder's shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders' meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

     (c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

SECTION 1302.  ENDORSEMENT OF SHARES.

     Within 30 days after the date on which notice of the approval by the outstanding shares of the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder's certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

SECTION 1303.  AGREED PRICE -- TIME FOR PAYMENT.

     (a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

     (b) Subject to the provisions of Section 1306, payment of the fair market value of the dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

SECTION 1304.  DISSENTER'S ACTION TO ENFORCE PAYMENT.

     (a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

     (b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

     (c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

SECTION 1305.  APPRAISERS' REPORT -- PAYMENT -- COSTS.

     (a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

     (b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

     (c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which the judgment was entered.

     (d) Any such judgment shall be payable forthwith with respect to the uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

     (e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys' fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section
1301).

SECTION 1306.  DISSENTING SHAREHOLDERS' STATUS AS CREDITOR.

     To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of the fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

SECTION 1307.  DIVIDENDS PAID AS CREDIT AGAINST PAYMENT.

     Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

SECTION 1308.  CONTINUING RIGHTS AND PRIVILEGES OF DISSENTING SHAREHOLDERS.

     Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

SECTION 1309.  TERMINATION OF DISSENTING SHAREHOLDER STATUS.

     Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

     (a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys' fees.

     (b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

     (c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of
Section 1110 was mailed to the shareholder.

     (d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholders' demand for purchase of the dissenting shares.

SECTION 1310.  SUSPENSION OF PROCEEDINGS FOR PAYMENT PENDING LITIGATION.

     If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

SECTION 1311.  EXEMPT SHARES

     This Chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

SECTION 1312.  ATTACKING VALIDITY OF REORGANIZATION OR MERGER.

     (a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

     (b) If one of the parties to a reorganization of short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder's shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder's shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon ten days' prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

     (c) If one or the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a persons who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

                                                                      APPENDIX A

                               OFFICE DEPOT, INC.
                    AMENDED LONG-TERM EQUITY INCENTIVE PLAN

1. PURPOSE.

     This plan shall be known as the Office Depot, Inc. Long-Term Equity Incentive Plan (the "Plan"). The purpose of the Plan shall be to promote the long-term growth and profitability of Office Depot, Inc. (the "Company") and its Subsidiaries by (i) providing certain directors, officers and key employees of, and certain other key individuals who perform services for, the Company and its Subsidiaries with incentives to maximize stockholder value and otherwise contribute to the success of the Company and (ii) enabling the Company to attract, retain and reward the best available persons for positions of substantial responsibility. Grants of incentive or nonqualified stock options, stock appreciation rights ("SARs"), either alone or in tandem with options, restricted stock, performance awards, or any combination of the foregoing may be made under the Plan.

2. DEFINITIONS.

     (a) "BOARD OF DIRECTORS" and "BOARD" mean the board of directors of Office Depot.

     (b) "CAUSE" means the occurrence of one of the following events:

          (i) Conviction of a felony or any crime or offense lesser than a felony involving the property of the Company or a Subsidiary; or

          (ii) Conduct that has caused demonstrable and serious injury to the Company or a Subsidiary, monetary or otherwise; or

          (iii) Willful refusal to perform or substantial disregard of duties properly assigned, as determined by the Company; or

          (iv) Breach of duty of loyalty to the Company or a Subsidiary or other act of fraud or dishonesty with respect to the Company or a Subsidiary.

     (c) "CHANGE IN CONTROL" means, except as may otherwise be provided by the Committee, the occurrence of one of the following events:

          (i) if any "person" or "group" as those terms are used in Sections 13(d) and 14(d) of the Exchange Act, other than an Exempt Person, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange
     Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company's then outstanding securities; or

          (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board and any new directors whose election by the Board or nomination for election by the Company's stockholders was approved by at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election was previously so approved, cease for any reason to constitute a majority thereof; or

          (iii) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation; provided, however, a Change of Control shall not be deemed to have occurred (A) if such merger or consolidation would result in all or a portion of the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) either directly or indirectly more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or (B) if the corporate existence of the Company is not affected and following the merger or consolidation the Company's chief executive officers retain their positions with the Company and the directors of the Company prior to such merger or consolidation constitute at least a majority of the board of the Company or the entity that directly or indirectly controls the Company after such merger or consolidation; or

          (iv) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all the Company's assets, other than a sale to an Exempt Person.

     (d) "CODE" means the Internal Revenue Code of 1986, as amended.

     (e) "COMMITTEE" means the Compensation Committee of the Board. The membership of the Committee shall be constituted so as to comply at all times with the applicable requirements of Rule 16b-3 under the Exchange Act and
Section 162(m) of the Code.

     (f) "COMMON STOCK" means the Common Stock, par value $.01 per share, of the Company, and any other shares into which such stock may be changed by reason of a recapitalization, reorganization, merger, consolidation or any other change in the corporate structure or capital stock of the Company.

     (g) "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

     (h) "EXEMPT PERSON" means any employee benefit plan of the Company or a trustee or other administrator or fiduciary holding securities under an employee benefit plan of the Company.

     (i) "FAIR MARKET VALUE" of a share of Common Stock of the Company means, as of the date in question, the officially-quoted closing selling price of the stock (or if no selling price is quoted, the bid price) on the principal securities exchange on which the Common Stock is then listed for trading (including for this purpose the Nasdaq National Market) (the "Market") for the immediately preceding trading day or, if the Common Stock is not then listed or quoted in the Market, the Fair Market Value shall be the fair value of the Common Stock determined in good faith by the Board; provided, however, that when shares received upon exercise of an option are immediately sold in the open market, the net sale price received may be used to determine the Fair Market Value of any shares used to pay the exercise price or withholding taxes and to compute the withholding taxes.

     (j) "INCENTIVE STOCK OPTION" means an option conforming to the requirements of Section 422 of the Code and any successor thereto.

     (k) "NON-EMPLOYEE DIRECTOR" has the meaning given to such term in Rule 16b-3 under the Exchange Act.

     (l) "NONQUALIFIED STOCK OPTION" means any stock option other than an Incentive Stock Option.

     (m) "OTHER COMPANY SECURITIES" mean securities of the Company other than Common Stock, which may include, without limitation, unbundled stock units or components thereof, debentures, preferred stock, warrants and securities convertible into or exchangeable for Common Stock or other property.

     (n) "PRIOR PLAN(S)" means the Office Depot, Inc. Omnibus Equity Plan, the Office Depot, Inc. Directors Stock Option Plan or any other plan which these plans subsumed or replaced.

     (o) "RETIREMENT" means retirement as defined under any Company pension plan or retirement program or termination of one's employment on retirement with the approval of the Committee.

     (p) "SUBSIDIARY" means a corporation or other entity of which outstanding shares or ownership interests representing 50% or more of the combined voting power of such corporation or other entity entitled to elect the management thereof, or such lesser percentage as may be approved by the Committee, are owned directly or indirectly by the Company.

3. ADMINISTRATION.

     The Plan shall be administered by the Committee; provided that the Board may, in its discretion, at any time and from time to time, resolve to administer the Plan, in which case the term "Committee" shall be deemed to mean the Board for all purposes herein. The Committee shall consist of at least two directors.

Subject to the provisions of the Plan, the Committee shall be authorized to (i) select persons to participate in the Plan, (ii) determine the form and substance of grants made under the Plan to each participant, and the conditions and restrictions, if any, subject to which such grants will be made, (iii) modify the terms of grants made under the Plan, (iv) interpret the Plan and grants made thereunder, (v) make any adjustments necessary or desirable in connection with grants made under the Plan to eligible participants located outside the United States and (vi) adopt, amend, or rescind such rules and regulations, and make such other determinations, for carrying out the Plan as it may deem appropriate. Decisions of the Committee on all matters relating to the Plan shall be in the Committee's sole discretion and shall be conclusive and binding on all parties. The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with applicable federal and state laws and rules and regulations promulgated pursuant thereto. No member of the Committee and no officer of the Company shall be liable for any action taken or omitted to be taken by such member, by any other member of the Committee or by any officer of the Company in connection with the performance of duties under the Plan, except for such person's own willful misconduct or as expressly provided by statute.

     The expenses of the Plan shall be borne by the Company. The Plan shall not be required to establish any special or separate fund or make any other segregation of assets to assume the payment of any award under the Plan, and rights to the payment of such awards shall be no greater than the rights of the Company's general creditors.

4. SHARES AVAILABLE FOR THE PLAN.

     Subject to adjustments as provided in Section 15, as of any date the total number of shares of Common Stock with respect to which awards may be granted under the Plan (the "Shares") shall equal the excess (if any) of 20,712,500, over (i) the number of shares of Common Stock subject to outstanding awards under the Plan or the Prior Plans, (ii) the number of shares of Common Stock in respect of which options and stock appreciation rights have been exercised under the Plan or the Prior Plans, and (iii) the number of shares of Common Stock issued pursuant to performance awards or issued subject to forfeiture restrictions which have lapsed under the Plan or the Prior Plans. Such Shares may be in whole or in part authorized and unissued, or shares which are held by the Company as treasury shares. If any grant under the Plan or any Prior Plan expires or terminates unexercised, becomes unexercisable or is forfeited as to any Shares, such unpurchased or forfeited Shares shall thereafter be available for further grants under the Plan unless, in the case of options granted under the Plan or any Prior Plan, related SARs are exercised.

     Without limiting the generality of the foregoing provisions of this Section 4 or the generality of the provisions of Sections 3, 6 or 17 or any other section of this Plan, the Committee may, at any time or from time to time, and on such terms and conditions (that are consistent with and not in contravention of the other provisions of this Plan) as the Committee may, in its sole discretion, determine, enter into agreements (or take other actions with respect to the options) for new options containing terms (including exercise prices) more (or less) favorable than the outstanding options.

5. PARTICIPATION.

     Participation in the Plan shall be limited to those directors (including Non-Employee Directors), officers (including non-employee officers) and key employees of, and other key individuals performing services for, the Company and its Subsidiaries selected by the Committee (including participants located outside the United States). Nothing in the Plan or in any grant thereunder shall confer any right on a participant to continue in the employ of or the performance of services for the Company or shall interfere in any way with the right of the Company to terminate the employment or performance of services of a participant at any time. By accepting any award under the Plan, each participant and each person claiming under or through him or her shall be conclusively deemed to have indicated his or her acceptance and ratification of, and consent to, any action taken under the Plan by the Company, the Board or the Committee.

     Incentive Stock Options or Nonqualified Stock Options, SARs, alone or in tandem with options, restricted stock awards, performance awards, or any combination thereof, may be granted to such persons and for such number of Shares as the Committee shall determine (such individuals to whom grants are made being sometimes herein called "optionees" or "grantees," as the case may be). Determinations made by the Committee under the Plan need not be uniform and may be made selectively among eligible individuals under the Plan, whether or not such individuals are similarly situated. A grant of any type made hereunder in any one year to an eligible participant shall neither guarantee nor preclude a further grant of that or any other type to such participant in that year or subsequent years.

6. INCENTIVE AND NONQUALIFIED OPTIONS.

     The Committee may from time to time grant to eligible participants Incentive Stock Options, Nonqualified Stock Options, or any combination thereof; provided that the Committee may grant Incentive Stock Options only to eligible employees of the Company or its subsidiaries (as defined for this purpose in Section 424(f) of the Code). In any one calendar year, the Committee shall not grant to any one participant, options or SARs to purchase a number of shares of Common Stock in excess of 1,000,000 shares. The options granted shall take such form as the Committee shall determine, subject to the following terms and conditions.

     It is the Company's intent that Nonqualified Stock Options granted under the Plan not be classified as Incentive Stock Options, that Incentive Stock Options be consistent with and contain or be deemed to contain all provisions required under Section 422 of the Code and any successor thereto, and that any ambiguities in construction be interpreted in order to effectuate such intent. If an Incentive Stock Option granted under the Plan does not qualify as such for any reason, then to the extent of such nonqualification, the stock option represented thereby shall be regarded as a Nonqualified Stock Option duly granted under the Plan, provided that such stock option otherwise meets the Plan's requirements for Nonqualified Stock Options.

     (a) Price. The price per Share deliverable upon the exercise of each option ("exercise price") shall be established by the Committee, except that in the case of the grant of any Incentive Stock Option, the exercise price may not be less than 100% of the Fair Market Value of a share of Common Stock as of the date of grant of the option, and in the case of the grant of any Incentive Stock Option to an employee who, at the time of the grant, owns more than 10% of the total combined voting power of all classes of stock of the Company or any of its Subsidiaries, the exercise price may not be less than 110% of the Fair Market Value of a share of Common Stock as of the date of grant of the option, in each case unless otherwise permitted by Section 422 of the Code.

     (b) Payment. Options may be exercised, in whole or in part, upon payment of the exercise price of the Shares to be acquired. Unless otherwise determined by the Committee, payment shall be made (i) in cash (including check, bank draft or money order), (ii) by delivery of outstanding shares of Common Stock with a Fair Market Value on the date of exercise equal to the aggregate exercise price payable with respect to the options' exercise, (iii) by simultaneous sale through a broker reasonably acceptable to the Committee of Shares acquired on exercise, as permitted under Regulation T of the Federal Reserve Board, (iv) by authorizing the Company to withhold from issuance a number of Shares issuable upon exercise of the options which, when multiplied by the Fair Market Value of a share of Common Stock on the date of exercise is equal to the aggregate exercise price payable with respect to the options so exercised or (v) by any combination of the foregoing. Options may also be exercised upon payment of the exercise price of the Shares to be acquired by delivery of the optionee's promissory note, but only to the extent specifically approved by and in accordance with the policies of the Committee.

     In the event a grantee elects to pay the exercise price payable with respect to an option pursuant to clause (ii) above, (A) only a whole number of share(s) of Common Stock (and not fractional shares of Common Stock) may be tendered in payment, (B) such grantee must present evidence acceptable to the Company that he or she has owned any such shares of Common Stock tendered in payment of the exercise price (and that such tendered shares of Common Stock have not been subject to any substantial risk of forfeiture) for at least six months prior to the date of exercise, and (C) Common Stock must be delivered to the Company. Delivery for this purpose may, at the election of the grantee, be made either by (A) physical delivery of the certificate(s) for all such shares of Common Stock tendered in payment of the price, accompanied by duly executed instruments of transfer in a form acceptable to the Company, or (B) direction to the grantee's broker to transfer, by book entry, such shares of Common Stock from a brokerage account of the grantee to a brokerage account specified by the Company. When payment of the exercise price is made by delivery of Common Stock, the difference, if any, between the aggregate exercise price payable with respect to the option being exercised and the Fair Market Value of the share(s) of Common Stock tendered in payment (plus any applicable taxes) shall be paid in cash. No grantee may tender shares of Common Stock having a Fair Market Value exceeding the aggregate exercise price payable with respect to the option being exercised (plus any applicable taxes).

     In the event a grantee elects to pay the exercise price payable with respect to an option pursuant to clause (iv) above, (A) only a whole number of Share(s) (and not fractional Shares) may be withheld in payment and (B) such grantee must present evidence acceptable to the Company that he or she has owned a number of shares of Common Stock at least equal to the number of Shares to be withheld in payment of the exercise price (and that such owned shares of Common Stock have not been subject to any substantial risk of forfeiture) for at least six months prior to the date of exercise. When payment of the exercise price is made by withholding of Shares, the difference, if any, between the aggregate exercise price payable with respect to the option being exercised and the Fair Market Value of the Share(s) withheld in payment (plus any applicable taxes) shall be paid in cash. No grantee may authorize the withholding of Shares having a Fair Market Value exceeding the aggregate exercise price payable with respect to the option being exercised (plus any applicable taxes). Any withheld Shares shall no longer be issuable under such option.

     (c) Terms of Options. The term during which each option may be exercised shall be determined by the Committee, but, except as otherwise provided herein, in no event shall an option be exercisable in whole or in part, in the case of a Nonqualified Stock Option or an Incentive Stock Option (other than as described below), more than ten years from the date it is granted or, in the case of an Incentive Stock Option granted to an employee who at the time of the grant owns more than 10% of the total combined voting power of all classes of stock of the Company or any of its Subsidiaries, if required by the Code, more than five years from the date it is granted. All rights to purchase Shares pursuant to an option shall, unless sooner terminated, expire at the date designated by the Committee. The Committee shall determine the date on which each option shall become exercisable and may provide that an option shall become exercisable in installments. The Shares constituting each installment may be purchased in whole or in part at any time after such installment becomes exercisable, subject to such minimum exercise requirements as may be designated by the Committee. Unless otherwise provided herein or in the terms of the related grant, an optionee may exercise an option only if he or she is, and has continuously since the date the option was granted, been a director, officer or employee of or performed other services for the Company or a Subsidiary. Prior to the exercise of an option and delivery of the Shares represented thereby, the optionee shall have no rights as a stockholder with respect to any Shares covered by such outstanding option (including any dividend or voting rights).

     (d) Limitations on Grants. If required by the Code, the aggregate Fair Market Value (determined as of the grant date) of Shares for which an Incentive Stock Option is exercisable for the first time during any calendar year under all equity incentive plans of the Company and its Subsidiary Corporations (as defined in Section 424 of the Code) may not exceed $100,000.

     (e) Termination; Change in Control. Except as may otherwise be provided by the Committee:

          (i) If a participant ceases to be a director, officer or employee of, or to perform other services for, the Company and any Subsidiary due to the death of the participant, all of the participant's options and SARs shall become fully vested and exercisable and shall remain so for a period of 24 months from the date of such death but in no event after the expiration date of the options or SARs.

          (ii) If a participant ceases to be a director, officer or employee of, or to perform other services for, the Company and any Subsidiary upon the occurrence of his or her Retirement, (A) all of the participant's options and SARs that were exercisable on the date of Retirement shall remain exercisable for, and shall otherwise terminate at the end of, a period of up to 90 days after the date of Retirement, but in no event after the expiration date of the options or SARs and (B) all of the participant's options and SARs that were not exercisable on the date of Retirement shall be forfeited immediately upon such Retirement.

          (iii) If a participant ceases to be a director, officer or employee of, or to perform other services for, the Company or a Subsidiary due to Cause, all of the participant's options and SARs shall be forfeited immediately upon such cessation, whether or not then exercisable.

          (iv) If a participant ceases to be a director, officer or employee of, or to otherwise perform services for, the Company or a Subsidiary for any reason other than death, Retirement or Cause, (A) all of the participant's options and SARs that were exercisable on the date of such cessation shall remain exercisable for, and shall otherwise terminate at the end of, a period of 90 days after the date of such cessation, but in no event after the expiration date of the options or SARs and (B) all of the participant's options and SARs that were not exercisable on the date of such cessation shall be forfeited immediately upon such cessation. The Committee may, at its sole discretion, determine (i) whether any leave of absence (including short-term or long-term disability or medical leave) shall constitute a termination of employment for purposes of this Plan and (ii) the impact, if any, of any such leave on outstanding awards under the Plan.

          (v) If there is a Change in Control, all of the participant's options and SARs shall become fully vested and exercisable immediately prior to such Change in Control and shall remain so until the expiration date of the options and SARs.

     (f) Grant of Reload Options. The Committee may provide (either at the time of grant or exercise of an option), in its discretion, for the grant to a grantee who exercises all or any portion of an option ("Exercised Options") and who pays all or part of such exercise price with shares of Common Stock, of an additional option (a "Reload Option") for a number of shares of Common Stock equal to the sum (the "Reload Number") of the number of shares of Common Stock tendered or withheld in payment of such exercise price for the Exercised Options plus, if so provided by the Committee, the number of shares of Common Stock, if any, tendered or withheld by the grantee or withheld by the Company in connection with the exercise of the Exercised Options to satisfy any federal, state or local tax withholding requirements. The terms of each Reload Option, including the date of its expiration and the terms and conditions of its exercisability and transferability, shall be the same as the terms of the Exercised Option to which it relates, except that (i) the grant date for each Reload Option shall be the date of exercise of the Exercised Option to which it relates and (ii) the exercise price for each Reload Option shall be the Fair Market Value of the Common Stock on the grant date of the Reload Option.

7. STOCK APPRECIATION RIGHTS.

     The Committee shall have the authority to grant SARs under this Plan, either alone or to any optionee in tandem with options (either at the time of grant of the related option or thereafter by amendment to an outstanding option). SARs shall be subject to such terms and conditions as the Committee may specify.

     No SAR may be exercised unless the Fair Market Value of a share of Common Stock of the Company on the date of exercise exceeds the exercise price of the SAR or, in the case of SARs granted in tandem with options, any options to which the SARs correspond. Prior to the exercise of the SAR and delivery of the cash and/or Shares represented thereby, the participant shall have no rights as a stockholder with respect to Shares covered by such outstanding SAR (including any dividend or voting rights).

     SARs granted in tandem with options shall be exercisable only when, to the extent and on the conditions that any related option is exercisable. The exercise of an option shall result in an immediate forfeiture of any related SAR to the extent the option is exercised, and the exercise of an SAR shall cause an immediate forfeiture of any related option to the extent the SAR is exercised.

     Upon the exercise of an SAR, the participant shall be entitled to a distribution in an amount equal to the difference between the Fair Market Value of a share of Common Stock on the date of exercise and the exercise price of the SAR or, in the case of SARs granted in tandem with options, any option to which the SAR is related, multiplied by the number of Shares as to which the SAR is exercised (less any applicable taxes). The Committee shall decide whether such distribution shall be in cash, in Shares having a Fair Market

Value equal to such amount, in Other Company Securities having a Fair Market Value equal to such amount or in a combination thereof.

     All SARs will be exercised automatically on the last day prior to the expiration date of the SAR or, in the case of SARs granted in tandem with options, any related option, so long as the Fair Market Value of a share of Common Stock on that date exceeds the exercise price of the SAR or any related option, as applicable. An SAR granted in tandem with options shall expire at the same time as any related option expires and shall be transferable only when, and under the same conditions as, any related option is transferable.

8. RESTRICTED STOCK.

     The Committee may at any time and from time to time grant Shares of restricted stock under the Plan to such participants and in such amounts as it determines. Each grant of restricted stock shall specify the applicable restrictions on such Shares, the duration of such restrictions (which shall be at least 1 year except as otherwise provided in the third paragraph of this
Section 8), and the time or times at which such restrictions shall lapse with respect to all or a specified number of Shares that are part of the grant.

     The participant will be required to pay the Company the aggregate par value of any Shares of restricted stock (or such larger amount as the Board may determine to constitute capital under Section 154 of the Delaware General Corporation Law, as amended) within ten days of the date of grant, unless such Shares of restricted stock are treasury shares. Unless otherwise determined by the Committee, certificates representing Shares of restricted stock granted under the Plan will be held in escrow by the Company on the participant's behalf during any period of restriction thereon and will bear an appropriate legend specifying the applicable restrictions thereon, and the participant will be required to execute a blank stock power therefor. Except as otherwise provided by the Committee, during such period of restriction the participant shall have all of the rights of a holder of Common Stock, including but not limited to the rights to receive dividends and to vote, and any stock or other securities received as a distribution with respect to such participant's restricted stock shall be subject to the same restrictions as then in effect for the restricted stock.

     Except as may otherwise be provided by the Committee, (a) immediately prior to a Change in Control or at such time as a participant ceases to be a director, officer or employee of, or to otherwise perform services for, the Company and its Subsidiaries due to death or Retirement during any period of restriction, all restrictions on Shares granted to such participant shall lapse, and (b) at such time as a participant ceases to be a director, officer or employee of, or to otherwise perform services for, the Company or its Subsidiaries for any other reason, all Shares of restricted stock granted to such participant on which the restrictions have not lapsed shall be immediately forfeited to the Company.

9. PERFORMANCE AWARDS.

     Performance awards may be granted to participants at any time and from time to time as determined by the Committee. The Committee shall have complete discretion in determining the size and composition of performance awards so granted to a participant and the appropriate period over which performance is to be measured (a "performance cycle"). Performance awards may include (i) specific dollar-value target awards (ii) performance units, the value of each such unit being determined by the Committee at the time of issuance, and/or (iii) performance Shares, the value of each such Share being equal to the Fair Market Value of a share of Common Stock.

     The value of each performance award may be fixed or it may be permitted to fluctuate based on a performance factor (e.g., return on equity) selected by the Committee. In any one calendar year, the Committee shall not grant to any one participant more than 100,000 performance Shares.

     The Committee shall establish performance goals and objectives for each performance cycle on the basis of one or more of the following five measurements of the Company's performance for the relevant period, as such measurements may be adjusted for merger costs as presented on the Company's audited financial statements: pre-tax earnings, net earnings, earnings per share, return on assets and return on equity. During any performance cycle, the Committee shall have the authority to adjust the performance goals and objectives for such cycle for such reasons as it deems equitable to the extent permitted under Section 162(m) of the Code.

     The Committee shall determine the portion of each performance award that is earned by a participant on the basis of the Company's performance over the performance cycle in relation to the performance goals for such cycle. The earned portion of a performance award may be paid out in Shares, cash, Other Company Securities, or any combination thereof, as the Committee may determine.

     A participant must be a director, officer or employee of, or otherwise perform services for, the Company or its Subsidiaries at the end of the performance cycle in order to be entitled to payment of a performance award issued in respect of such cycle; provided, however, that, except as otherwise provided by the Committee, (a) if a participant ceases to be a director, officer or employee of, or to otherwise perform services for, the Company and its Subsidiaries upon his or her death or Retirement prior to the end of the performance cycle, the participant shall earn a proportionate portion of the performance award based upon the elapsed portion of the performance cycle and the Company's performance over that portion of such cycle and (b) in the event of a Change in Control, a participant shall earn no less than the portion of the performance award that the participant would have earned if the performance cycle(s) had terminated as of the date of the Change in Control.

10. WITHHOLDING TAXES.

     (a) Participant Election. The Committee may provide that a participant may be permitted to elect to deliver shares of Common Stock (or have the Company withhold shares acquired upon exercise of an option or SAR or deliverable upon grant or vesting of restricted stock, as the case may be) to satisfy, in whole or in part, the amount the Company is required to withhold for taxes in connection with the exercise of an option or SAR or the delivery of restricted stock upon grant or vesting, as the case may be. Such election must be made on or before the date the amount of tax to be withheld is determined. Once made, the election shall be irrevocable. The fair market value of the shares to be withheld or delivered will be the Fair Market Value as of the date the amount of tax to be withheld is determined. In the event a participant elects to deliver shares of Common Stock pursuant to this Section 10(a), such delivery must be made subject to the conditions and pursuant to the procedures set forth in
Section 6(b) with respect to the delivery of Common Stock in payment of the exercise price of options.

     (b) Company Requirement. The Company may require, as a condition to any grant or exercise under the Plan, to the payment of any SAR or to the delivery of certificates for Shares issued hereunder, that the grantee make provision for the payment to the Company, either pursuant to Section 10(a) or this Section 10(b), of any federal, state or local taxes of any kind required by law to be withheld with respect to any grant or payment or any delivery of Shares. The Company, to the extent permitted or required by law, shall have the right to deduct from any payment of any kind (including salary or bonus) otherwise due to a grantee, an amount equal to any federal, state or local taxes of any kind required by law to be withheld with respect to any grant or payment or to the delivery of Shares under the Plan, or to retain or sell without notice a sufficient number of the Shares to be issued to such grantee to cover any such taxes, the payment of which has not otherwise been provided for in accordance with the terms of the Plan, provided that the Company shall not sell any such Shares if such sale would be considered a sale by such grantee for purposes of
Section 16 of the Exchange Act that is not exempt from matching thereunder.

11. WRITTEN AGREEMENT; VESTING.

     Each employee to whom a grant is made under the Plan shall enter into a written agreement with the Company that shall contain such provisions, including without limitation vesting requirements, consistent with the provisions of the Plan, as may be approved by the Committee. Unless the Committee may otherwise provide and except as otherwise provided in Sections 6, 7, 8 and 9 in connection with a Change of Control or certain occurrences of termination, no grant under this Plan may be exercised, and no restrictions relating thereto may lapse, within six months of the date such grant is made.

12. TRANSFERABILITY.

     Unless the Committee determines otherwise, no option, SAR, performance award, or restricted stock granted under the Plan shall be transferable by a participant otherwise than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code. Unless the Committee determines otherwise, an option, SAR, or performance award may be exercised only by the optionee or grantee thereof or his guardian or legal representative; provided that Incentive Stock Options may be exercised by such guardian or legal representative only if permitted by the Code and any regulations promulgated thereunder.

13. LISTING, REGISTRATION AND QUALIFICATION.

     If the Committee determines that the listing, registration or qualification upon any securities exchange or under any law of Shares subject to any option, SAR, performance award or restricted stock grant is necessary or desirable as a condition of, or in connection with, the granting of same or the issue or purchase of Shares thereunder, no such option or SAR may be exercised in whole or in part, no such performance award may be paid out and no Shares may be issued unless such listing, registration or qualification is effected free of any conditions not acceptable to the Committee.

     It is the intent of the Company that the Plan comply in all respects with
Section 162(m) of the Code, that awards made hereunder comply in all respects with Rule 16b-3 under the Exchange Act, that any ambiguities or inconsistencies in construction of the Plan be interpreted to give effect to such intention and that if any provision of the Plan is found not to be in compliance with Section 162(m), such provision shall be deemed null and void to the extent required to permit the Plan to comply with Section 162(m), as the case may be.

14. TRANSFER OF EMPLOYEE.

     The transfer of an employee from the Company to a Subsidiary, from a Subsidiary to the Company, or from one Subsidiary to another shall not be considered a termination of employment; nor shall it be considered a termination of employment if an employee is placed on military, disability or sick leave or such other leave of absence which is considered by the Committee as continuing intact the employment relationship.

15. ADJUSTMENTS.

     In the event of a reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation, distribution of assets, or any other change in the corporate structure or shares of the Company, the Committee shall make such adjustment as it deems appropriate in the number and kind of Shares or other property reserved for issuance under the Plan, in the number and kind of Shares or other property covered by grants previously made under the Plan, and in the exercise price of outstanding options and SARs. Any such adjustment shall be final, conclusive and binding for all purposes of the Plan. In the event of any merger, consolidation or other reorganization in which the Company is not the surviving or continuing corporation or in which a Change in Control is to occur, all of the Company's obligations regarding options, SARs performance awards, and restricted stock that were granted hereunder and that are outstanding on the date of such event shall, on such terms as may be approved by the Committee prior to such event, be assumed by the surviving or continuing corporation or canceled in exchange for property (including cash).

     Without limitation of the foregoing, in connection with any transaction of the type specified by clause (iii) of the definition of a Change in Control in
Section 2(c), the Committee may, in its discretion, (i) cancel any or all outstanding options under the Plan in consideration for payment to the holders thereof of an amount equal to the portion of the consideration that would have been payable to such holders pursuant to such transaction if their options had been fully exercised immediately prior to such transaction, less the aggregate exercise price that would have been payable therefor, or (ii) if the amount that would have been payable to the option holders pursuant to such transaction if their options had been fully exercised immediately prior thereto would be less than the aggregate exercise price that would have been payable therefor, cancel any or all such options for no consideration or payment of any kind. Payment of any amount payable pursuant to the preceding sentence may be made in cash or, in the event that the consideration to be received in such transaction includes securities or other property, in cash and/or securities or other property in the Committee's discretion.

16. TERMINATION AND MODIFICATION OF THE PLAN.

     The Board of Directors or the Committee, without approval of the stockholders, may modify or terminate the Plan, except that no modification shall become effective without prior approval of the stockholders of the Company if stockholder approval would be required for continued compliance with the performance-based compensation exception of Section 162(m) of the Code or any listing requirement of the principal stock exchange on which the Common Stock is then listed.

17. AMENDMENT OR SUBSTITUTION OF AWARDS UNDER THE PLAN.

     The terms of any outstanding award under the Plan may be amended from time to time by the Committee in its discretion in any manner that it deems appropriate (including, but not limited to, acceleration of the date of exercise of any award and/or payments thereunder or of the date of lapse of restrictions on Shares); provided that, except as otherwise provided in Section 15, no such amendment shall adversely affect in a material manner any right of a participant under the award without his or her written consent. The Committee may, with the grantee's consent, cancel any award under the Plan and issue a new award in substitution therefor upon such terms as the Committee may in its sole discretion determine, provided that the substituted award shall satisfy all applicable Plan requirements as of the date such new award is made; and further provided, notwithstanding the foregoing or any other provision of this Plan, that in no event shall an option or stock appreciation right be granted in substitution for a previously granted option or stock appreciation right, with the old award being canceled or surrendered as a condition of receiving the new award, if the new award would have a lower option exercise price or stock appreciation right appreciation base than the award it replaces. The foregoing is not intended to prevent equitable adjustment of awards upon the occurrence of certain events as herein provided, for example, without limitation, adjustments pursuant to Section 15.

18. COMMENCEMENT DATE; TERMINATION DATE.

     The date of commencement of the Plan shall be October 1, 1997, subject to approval by the stockholders of the Company. Unless previously terminated upon the adoption of a resolution of the Board terminating the Plan, no Incentive Stock Options shall be issued under this plan after the close of business on September 30, 2007. No termination of the Plan shall materially and adversely affect any of the rights or obligations of any person, without his consent, under any grant of options or other incentives theretofore granted under the Plan.

19. GOVERNING LAW.

     The Plan shall be governed by the corporate laws of the State of Delaware, without giving effect to any choice of law provisions.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Under Delaware law, the directors and officers of Office Depot are entitled, under certain circumstances, to be indemnified by Office Depot against all expenses and liabilities incurred or imposed upon them as a result of suits brought against them as such directors or officers, if they act in good faith and in a manner they reasonably believe to be in or not opposed to the best interests of Office Depot, and, with respect to any criminal action or proceeding, have no reasonable cause to believe their conduct was unlawful, except that no indemnification shall be made against expenses in respect of any claim, issue or matter as to which they shall have been adjudged to be liable to Office Depot, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, they are fairly and reasonably entitled to be indemnified for such expenses which such court shall deem proper. Any such indemnification may be made by Office Depot only as authorized in each specified case upon a determination by the stockholders or disinterested directors or a committee or a committee of such directors designated by a majority of such directors that indemnification is proper in the circumstances because the indemnitee has met the applicable statutory standard of conduct. Expenses incurred by a director or an officer of Office Depot in a suit or proceeding may be paid by Office Depot in advance of the final disposition of such suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by Office Depot.

     Article Eight of the Office Depot Charter provides that to the fullest extent permitted by Delaware law, a director shall not be liable to Office Depot or its stockholders for monetary damages for a breach of fiduciary duty by such a director as a director.

     The Bylaws of Office Depot provide that the officers and directors of Office Depot and certain others shall be indemnified substantially to the same extent permitted by Delaware law.

     Office Depot maintains a standard policy of officers' and directors' liability insurance.

ITEM 21(a).  EXHIBITS

     See Exhibit Index

ITEM 21(b).  FINANCIAL STATEMENT SCHEDULES

     All financial statement schedules of Office Depot and Viking which are required to be included herein are included in the Annual Report of Office Depot on Form 10-K for the fiscal year ended December 27, 1997 or the Annual Report on Form 10-K of Viking for the fiscal year ended June 27, 1997, respectively, which are incorporated herein by reference.

ITEM 22.  UNDERTAKINGS

     The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high sales price and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) That, for the purpose of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
     1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (5) That, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters in addition to the information called for by the other items of the applicable form.

          (6) That every prospectus: (i) that is filed pursuant to paragraph (5) immediately preceding, or (ii) that purports to meet the requirements of
     Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such an amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (7) That, insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

          (8) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

          (9) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Delray Beach, State of Florida, on July 20, 1998.

                                          OFFICE DEPOT, INC.

                                          By: /s/ DAVID I. FUENTE

                                            ------------------------------------
                                            David I. Fuente
                                            Chairman of the Board and
                                            Chief Executive Officer

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David I. Fuente and Barry J. Goldstein, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including pre-effective and post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, and each of them, and agents or their substitutes may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                SIGNATURES                                     TITLE                         DATE
                ----------                                     -----                         ----
PRINCIPAL EXECUTIVE OFFICER:

           /s/ DAVID I. FUENTE                Chairman of the Board and Chief            July 17, 1998
------------------------------------------    Executive Officer
             David I. Fuente

PRINCIPAL FINANCIAL AND ACCOUNTING OFFICER:

          /s/ BARRY J. GOLDSTEIN              Executive Vice President -- Finance,       July 17, 1998
------------------------------------------    Chief Financial Officer, Secretary and
            Barry J. Goldstein                Treasurer

DIRECTORS:

           /s/ JOHN C. MACATEE                Director, President and Chief Operating    July 17, 1998
------------------------------------------    Officer
             John C. Macatee

           /s/ CYNTHIA R. COHEN               Director                                   July 17, 1998
------------------------------------------
             Cynthia R. Cohen

           /s/ W. SCOTT HEDRICK               Director                                   July 17, 1998
------------------------------------------
             W. Scott Hedrick

                SIGNATURES                                     TITLE                         DATE
                ----------                                     -----                         ----

           /s/ JAMES L. HESKETT               Director                                   July 17, 1998
------------------------------------------
             James L. Heskett

           /s/ MICHAEL J. MYERS               Director                                   July 17, 1998
------------------------------------------
             Michael J. Myers

        /s/ FRANK P. SCRUGGS, JR.             Director                                   July 17, 1998
------------------------------------------
          Frank P. Scruggs, Jr.

           /s/ PETER J. SOLOMON               Director                                   July 17, 1998
------------------------------------------
             Peter J. Solomon

                                 EXHIBIT INDEX

 2.1 Agreement and Plan of Merger, dated as of May 18, 1998, by and among the Company, VK Acquisition Corp. and Viking
       Office Products, Inc., attached as Annex I to the Joint
       Proxy Statement/Prospectus contained in this Registration
       Statement.
 2.2   Office Depot Stock Option Agreement, dated as of May 18,
       1998, between Viking Office Products,Inc., as Grantee and
       Office Depot, Inc., as Grantor.(1)
 2.3 Viking Stock Option Agreement, dated as of May 18, 1998, between Office Depot, Inc., as Grantee and Viking Office
       Products, Inc., as Grantor.(1)
 3.1 Restated Certificate of Incorporation, as amended to date.(2)
 3.2   Bylaws.(3)
 4.4   Rights Agreement dated as of September 4, 1996 between
       Office Depot, Inc. and ChaseMellon Shareholder Services,
       L.L.C., as Rights Agent, including the form of Certificate of Designation, Preferences and Rights of Junior
       Participating Preferred Stock, Series A attached thereto as
       Exhibit A, the form of Rights Certificate attached thereto as Exhibit B and the Summary of Rights attached thereto as Exhibit C.(4)
 5.1 Validity Opinion of Simpson Thacher & Bartlett, regarding the legality of the shares of Office Depot Common Stock being exchanged for shares of Viking Common Stock and listed on the New York Stock Exchange.
 8.1   Form of Tax Opinion of Simpson Thacher & Bartlett.
 8.2   Form of Tax Opinion of Latham & Watkins.
10.13 Form of Employment Agreement by and between Office Depot and each of M. Bruce Nelson, Ron Weissman, Graham Cundick, Doug
       Ramsdale and Mark Brown.
23.1   Independent Auditors' Consent in connection with Office
       Depot, Inc.
23.2   Independent Auditors' Consent in connection with Viking
       Office Products, Inc.
23.3   Consent of Simpson Thacher & Bartlett (included in Exhibits
       5.1 and 8.1).
23.4   Consent of Latham & Watkins (included in Exhibit 8.2).
23.5   Consent of Peter J. Solomon Company Limited.
23.6   Consent of Merrill Lynch, Pierce, Fenner & Smith
       Incorporated.
23.7   Consent of SBC Warburg Dillon Read Inc.
24.1   Power of Attorney (included in Signature Page).
99.1   Form of Office Depot Proxy Card.
99.2   Form of Viking Proxy Card.
99.3   Opinion of The Peter J. Solomon Company Limited, attached as
       Annex II to the Joint Proxy Statement/Prospectus contained in this Registration Statement.
99.4   Opinion of Merrill Lynch, Pierce Fenner & Smith
       Incorporated, attached as Annex III to the Joint Proxy
       Statement/Prospectus contained in this Registration
       Statement.

99.5   Opinion of SBC Warburg Dillon Read Inc., attached as Annex
       IV to the Joint Proxy Statement/Prospectus contained in this Registration Statement.
99.6   Consents of persons named to become directors of Office
       Depot, Inc. who have not signed this Registration Statement.

---------------
* Management contract or compensatory plan or arrangement.

(1) Incorporated by reference to Office Depot, Inc.'s Current Report on Form 8-K, dated as of May 18, 1998.

(2) Incorporated by reference to the respective exhibit to the Company's Proxy Statement for its 1995 Annual Meeting of Stockholders.

(3) Incorporated by reference to the Company's Quarterly Report on Form 10-Q, filed with the Commission on August 12, 1996.

(4) Incorporated by reference to the Company's Current Report on Form 8-K, dated as of September 4, 1996.

     Upon request, the Company will furnish a copy of any exhibit to this report upon the payment of reasonable copying and mailing expenses.